UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

THE ORCHARD ENTERPRISES, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share, of The Orchard Enterprises, Inc. (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

3,645,888 shares of Common Stock(1)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value of the transaction was determined by multiplying 3,645,882 shares of Common Stock by $2.05 per share, the per share cash merger consideration.(2) In accordance with Exchange Act Rule 0-11(c), the filing fee was determined by multiplying 0.00007130 by the amount of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$7,474,070

(5)	Total fee paid:

$532.90

☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

(1)	Includes 5,963 shares of Common Stock that are issuable upon conversion of 1,789 shares of The Orchard Enterprises, Inc.'s Series A convertible preferred stock held by non-affiliates of Dimensional Associates, LLC.
(2)	Each outstanding and unexercised stock option and stock appreciation right has an exercise price per share greater than $2.05 and, consequently, holders thereof will not receive any cash merger consideration at the effective time of the merger. Nonetheless, pre-merger option and stock appreciation rights holders will receive a contingent right to their portion, if any, of any additional consideration in the event of a resale transaction, as described more fully herein. Because the amount of such additional consideration, if any, is not determinable at this time, it has not been included in the calculation of the maximum aggregate value of the transaction.

THE ORCHARD ENTERPRISES, INC.
23 East 4th Street, 3rd Floor
New York, New York 10003

To Our Stockholders:

On July 29, 2010, The Orchard Enterprises, Inc. will hold its 2010 Annual Meeting of Stockholders at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112. The meeting will begin at 10:00 a.m., Eastern Daylight Time. The Board of Directors has fixed the close of business on June 11, 2010 as the record date for the purpose of determining the stockholders entitled to receive notice of and vote at the annual meeting and any adjournment or postponement of the annual meeting.

At the annual meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of March 15, 2010, as amended, among The Orchard Enterprises, Inc., a Delaware corporation, Dimensional Associates, LLC, a New York limited liability company, and Orchard Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Dimensional Associates, and the transactions contemplated thereby. Dimensional Associates is The Orchard’s majority stockholder and held, along with its affiliates, approximately 54% of the voting power of The Orchard’s voting stock as of the record date for the annual meeting.

If the merger is completed, our stockholders, other than Dimensional Associates and its affiliates and stockholders who properly exercise and perfect their appraisal rights under Delaware law, will have the right to receive, for each share of our common stock they hold at the time of the merger, $2.05 in cash. In addition, each stockholder, other than Dimensional Associates and its affiliates and stockholders who properly exercise and perfect their appraisal rights under Delaware law, will receive a contingent right to receive additional consideration, under certain circumstances if Dimensional Associates or The Orchard or any of their affiliates enters into a commitment to sell at least 80% of The Orchard’s voting securities or assets within six months of the consummation of the merger.

Upon completion of the proposed merger, we will cease to be a publicly traded company and Dimensional Associates will own more than 99% of our outstanding securities, assuming that none of the current Series A convertible preferred stock holders convert their shares into common stock. As a result, you will no longer have any direct or indirect equity interest in The Orchard or any interest in The Orchard’s future earnings or growth, if any. Following completion of the merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934 are expected to be terminated. In addition, upon completion of the merger, shares of our common stock will no longer be listed on the Nasdaq Stock Market.

After careful consideration, our Board of Directors has determined that the merger is advisable and that the terms of the merger are fair to, and in the best interest of, The Orchard and its stockholders and, therefore, has approved the merger agreement and the transactions contemplated thereby, including the merger, and recommends that you vote “FOR” approval of the merger agreement and the transactions contemplated thereby. This recommendation is based upon the unanimous recommendation of a special committee of the Board of Directors consisting of five independent and disinterested directors.

In addition, you are being asked at the annual meeting (1) to approve an amendment to the Certificate of Designations of our Series A convertible preferred stock, necessary to permit the transactions contemplated by the merger agreement to be effected, (2) to elect seven (7) directors, each for a one (1) year term, until his successor is duly elected and qualified, (3) to ratify the appointment of Marcum LLP as our independent registered public accounting firm for fiscal year 2010 and (4) to approve the adjournment of the annual meeting, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes at the time of the annual meeting to approve the merger and to approve and adopt the merger agreement. The proposal to amend our Certificate of Designations is conditioned upon and subject to the approval of the merger agreement and the transactions contemplated thereby. If the merger agreement proposal is not approved, the Certificate of Designations proposal will not be presented at the meeting. Our Board of Directors unanimously recommends that you vote (1) “FOR” the amendment to our Certificate of Designations, (2) “FOR” the election of each nominee for director as proposed, (3) “FOR” the ratification of our independent registered public accounting firm for fiscal year 2010 and (4) “FOR” the adjournment of the annual meeting, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes at the time of the annual meeting to approve the merger and to approve and adopt the merger agreement. The accompanying notice of annual meeting and proxy statement provide information regarding the matters to be acted on at the annual meeting, including any adjournment or postponement of the annual meeting. Please read these materials carefully.

YOUR VOTE IS VERY IMPORTANT, regardless of the number of shares you own. We cannot complete the merger unless the holders of a majority of all the outstanding shares of our voting securities entitled to vote on the matter, other than voting securities held by Dimensional Associates and its affiliates, vote to approve the merger and to approve and adopt the merger agreement. Once you have read the accompanying materials, please take the time to vote on the matters submitted to stockholders at the annual meeting, whether or not you plan to attend the annual meeting. I urge you to vote your shares promptly by using the telephone or Internet or by signing and returning the enclosed proxy card. Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the annual meeting in person. Your vote in person will revoke any proxy previously submitted.

If your shares are held in “street name” by your broker, bank or other nominee, your broker, bank or other nominee will be unable to vote your shares on the merger proposal or any of the other proposals, other than the ratification of the appointment of our independent registered public accounting firm, without instructions from you. You should instruct your broker, bank or other nominee to vote your shares by following the procedures provided by your broker, bank or other nominee.

Our Board of Directors and management urge you to vote “FOR” all of the proposals.

Sincerely, Michael J. Donahue Chair of the Special Committee and Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated June 18, 2010, and is first being mailed to stockholders on or about June 21, 2010.

THE ORCHARD ENTERPRISES, INC.

23 East 4th Street, 3rd Floor
New York, New York 10003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held July 29, 2010

To Our Stockholders:

On July 29, 2010, The Orchard Enterprises, Inc., a Delaware corporation (the “Company” or “The Orchard”), will hold its 2010 Annual Meeting of Stockholders at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112. The meeting will begin at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of March 15, 2010, as amended, among The Orchard Enterprises, Inc., a Delaware corporation, Dimensional Associates, LLC, a New York limited liability company, and Orchard Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Dimensional Associates, and to approve the merger and the other transactions contemplated thereby (the “Merger Proposal”).
2.	To approve an amendment to the Certificate of Designations of the Series A convertible preferred stock (the “Certificate Amendment Proposal”) that would permit The Orchard to consummate the merger as contemplated by the merger agreement, without which amendment the merger consideration that our common stockholders would otherwise receive in the merger would be required to be allocated first to holders of our Series A convertible preferred stock, primarily Dimensional Associates, to satisfy their right to a liquidation preference. The Certificate Amendment Proposal is conditioned upon and subject to the approval of the Merger Proposal. If the Merger Proposal is not adopted, the Certificate Amendment Proposal will not be presented at the meeting.
3.	To elect the seven (7) nominees named in the attached proxy statement to our Board of Directors to serve a one (1) year term.
4.	To ratify the appointment of our independent registered public accounting firm for fiscal year 2010.
5.	To approve the adjournment of the annual meeting, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes at the time of the annual meeting to approve the merger and to approve and adopt the merger agreement (the “Adjournment Proposal”).
6.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only stockholders who owned shares of our common stock or our Series A convertible preferred stock at the close of business on June 11, 2010 will be entitled to notice of, and to vote at, this meeting or any adjournments or postponements of the meeting. A complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 23 East 4th Street, 3rd Floor, New York, New York 10003, at least ten days before the meeting.

We urge you to read the accompanying proxy statement carefully as it sets forth details of each proposal to be voted on, including the proposed merger and other important information related to the merger.

Under Delaware law, if the merger is completed, holders of our common stock who do not vote in favor of approval and adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery. In order to exercise your appraisal rights, you must (i) submit a written demand for an appraisal prior to the stockholder vote on the merger agreement, (ii) not vote in favor of approval and adoption of the merger agreement and (iii) comply with other Delaware law procedures explained in the proxy statement.

Your vote is important and we urge you to submit your proxy for voting at the annual meeting on the Internet, by telephone or by completing, signing, dating and returning your proxy card as promptly as possible by mail, whether or not you expect to attend the annual meeting. If you are unable to attend in person and you return your properly executed proxy card in time for the annual meeting, your shares will be voted at the annual meeting in accordance with your instructions as reflected on your proxy. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval of the Merger Proposal, “FOR” the approval of the Certificate Amendment Proposal, “FOR” each director nominee, “FOR” the ratification of our independent registered public accounting firm and “FOR” approval of the Adjournment Proposal. If your shares are held in “street name” by your broker, bank or other nominee, only that holder can vote your shares unless you obtain a valid legal proxy from such broker, bank or nominee. You should follow the directions provided by your broker, bank or nominee regarding how to instruct such broker, bank or nominee to vote your shares.

The merger is described in the accompanying proxy statement, which we urge you to read carefully. A copy of the merger agreement and the amendments to the merger agreement are attached as Appendices A, A-1 and A-2 to the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on July 29, 2010. Our proxy statement is attached. Financial and other information concerning The Orchard is contained in (1) our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission (SEC) on March 25, 2010, as amended on April 30, 2010, a copy of which is enclosed with this proxy statement as part of our 2009 Annual Report to Stockholders and (2) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on May 14, 2010, a copy of which is enclosed with this proxy statement. This proxy statement, our fiscal 2009 Annual Report and our Quarterly Report on Form 10-Q are available on our website at www.theorchard.com/about/investor-relations. Additionally, and in accordance with SEC rules, registered stockholders may access our proxy materials at www.envisionreports.com/ORCD and beneficial stockholders may access our proxy materials at www.edocumentview.com/ORCD.

Your Board of Directors recommends that you vote in favor of the five proposals outlined in the proxy statement. Please refer to the proxy statement for detailed information on each of the proposals.

By Order of the Board of Directors, Alexis H. Shapiro Senior Vice President, General Counsel and Secretary

New York, New York
June 18, 2010

THE ORCHARD ENTERPRISES, INC.

i

Page
CERTAIN TRANSACTIONS	110
TRANSACTIONS WITH RELATED PERSONS	110
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING	111
TRANSACTION OF OTHER BUSINESS	112
WHERE YOU CAN FIND MORE INFORMATION	112
APPENDIX A — AGREEMENT AND PLAN OF MERGER DATED AS OF MARCH 15, 2010 AMONG THE ORCHARD ENTERPRISES, INC., DIMENSIONAL ASSOCIATES, LLC AND ORCHARD MERGER SUB, INC.	A-1
APPENDIX A-1 — AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AMONG THE ORCHARD ENTERPRISES, INC., DIMENSIONAL ASSOCIATES, LLC AND ORCHARD MERGER SUB, INC., DATED AS OF MARCH 16, 2010	A-1-1
APPENDIX A-2 — AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER AMONG THE ORCHARD ENTERPRISES, INC., DIMENSIONAL ASSOCIATES, LLC AND ORCHARD MERGER SUB, INC., DATED AS OF APRIL 14, 2010	A-2-1
APPENDIX B — AMENDMENT TO CERTIFICATE OF DESIGNATIONS	B-1
APPENDIX C — OPINION OF FESNAK AND ASSOCIATES, LLP	C-1
APPENDIX D — SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE	D-1

Summary Term Sheet

References to “The Orchard”, the “Company”, “we”, “our” or “us” in this proxy statement refer to The Orchard Enterprises, Inc. and its subsidiaries unless otherwise indicated by context. The following summary, together with “Questions and Answers About the Merger and the Annual Meeting of Stockholders” highlights selected information contained in this proxy statement. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the annual meeting. In addition, this proxy statement incorporates by reference important business and financial information about The Orchard. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under “Where You Can Find More Information”.

The Parties to the Merger (Page 62)

•	The Orchard Enterprises, Inc., a Delaware corporation, controls and distributes more than 2.1 million music and audio recordings and approximately 5,000 titles of video programming through digital stores, such as Amazon, eMusic, Hulu, iTunes, Rhapsody and YouTube, and mobile carriers, such as Orange, Telefonica, Verizon and 3, worldwide.
•	Dimensional Associates, LLC, a New York limited liability company, is a private equity investment fund sponsored by JDS Capital, L.P.
•	Orchard Merger Sub, Inc., a Delaware corporation, which we refer to as “Merger Sub”, is a wholly owned subsidiary of Dimensional Associates. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business except for activities incident to its incorporation and in connection with the transactions contemplated by the merger agreement.

The Merger and its Effects (Page 64)

•	You are being asked to vote to approve and adopt the agreement and plan of merger dated as of March 15, 2010, as amended, among The Orchard, Dimensional Associates and Merger Sub, and to approve the merger and the other transactions contemplated by the merger agreement, which proposal we refer to as the “Merger Proposal”. Pursuant to the merger agreement, Merger Sub will merge with and into The Orchard. The Orchard will be the surviving corporation in the merger, and will continue to do business as “The Orchard Enterprises, Inc.” following the merger.
•	Upon completion of the proposed merger, The Orchard will cease to be a publicly traded company and Dimensional Associates will own more than 99% of the outstanding securities of the Company, assuming that none of the current Series A convertible preferred stock holders convert their shares into common stock. As a result, you will no longer have any direct or indirect equity interest in The Orchard or any interest in our future earnings or growth, if any. Following completion of the merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended, are expected to be terminated. In addition, upon completion of the proposed merger, our shares of common stock will no longer be listed on the Nasdaq Stock Market.

Merger Consideration (Page 64)

•	Each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of common stock held by Dimensional Associates, its affiliates or Merger Sub) will be automatically cancelled and converted at the effective time of the merger into the right to receive the following merger consideration: (1) $2.05 in cash, which we refer to as the “cash merger consideration”, and (2) a contingent right to receive a share of additional merger consideration, which we refer to as the “additional consideration”.
•	The additional consideration will be paid, if on or prior to the six-month anniversary of the consummation of the merger, we, Dimensional Associates or any of our respective affiliates enter into a commitment, which we refer to as a “resale transaction”, to sell at least 80% of our outstanding voting securities or at least 80% of our assets. The additional consideration will be an amount equal to 15% of the difference between our enterprise value in the resale transaction and our enterprise value immediately prior to the consummation of the merger, as calculated in accordance with the terms of the merger agreement. The portion of any additional consideration payable to a holder of our shares and, if applicable, our stock options, restricted stock and stock appreciation rights, will be calculated in accordance with the terms of the merger agreement.

Treatment of Options, Restricted Stock, Stock Appreciation Rights and Warrants (Page 66)

•	Immediately prior to the effective time of the merger and in accordance with the Amended and Restated Orchard Enterprises, Inc. 2008 Stock Plan, which we refer to as the Company Stock Plan, we will provide that each share that is subject to a restricted share award that is outstanding immediately prior to the effective time of the merger will vest and become free of all restrictions at the effective time of the merger, and the holder of the restricted stock award will be entitled to receive the per share cash merger consideration and the per share additional consideration, if any, from us in exchange for each restricted share, less any required withholding taxes.
•	Each outstanding and unexercised stock option and stock appreciation right under the Company Stock Plan has an exercise price greater than $2.05 and, consequently, holders thereof will not receive any cash merger consideration at the effective time of the merger.
•	Each warrant that is outstanding and unexercised at the effective time of the merger will remain outstanding, subject to its terms.

Interests of Certain Persons in the Merger (Page 50)

•	In considering the recommendation of the special committee and our board of directors with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests include, among others:
•	Mr. Stein’s employment with Dimensional Associates and its affiliates and his continued ownership of an equity interest in The Orchard after the consummation of the merger;
•	the acceleration of and payment for outstanding restricted stock awards held by our officers and directors as a result of the merger, which have a pre-tax value of:
•	$12,532 for Bradley Navin;
•	$17,091 for Nathan Fong;
•	$10,826 for Steve Haase;
•	$37,103 for Michael Donahue; and
•	$26,502 for each of David Altschul, Viet Dinh, Nathan Peck, Daniel Stein and Joel Straka;
•	the continued indemnification and directors’ and officers’ liability insurance coverage to be provided by the surviving corporation to The Orchard’s current and former officers and directors;
•	compensation in the amount of $80,000 paid to Michael Donahue for his service as chairman for both the special committee and the search committee of the board of directors and compensation in the amount of $15,000 paid to each of Messrs. Altschul, Dinh, Peck and Straka for their service on the special committee; and
•	a retention arrangement for our senior vice president, general counsel and secretary providing for continued employment at her current annual salary until December 31, 2010.
•	The special committee and our board of directors were aware of these interests and considered them, among other matters, in reaching their decision to approve the merger agreement and recommend that The Orchard’s stockholders vote in favor of approving and adopting the merger agreement.

Required Vote for Merger Proposal (Page 62)

•	The approval of the Merger Proposal will require the affirmative vote of:

(i)	the holders of a majority of all of The Orchard’s outstanding shares of voting stock as of the record date for the meeting, which vote we refer to as the “Company Stockholder Approval”; and
(ii)	the holders of a majority of The Orchard’s outstanding shares of voting stock as of the record date for the annual meeting, other than shares of voting stock held by Dimensional Associates and its affiliates, which vote we refer to as the “Minority Stockholder Approval”.
•	Pursuant to the terms of the merger agreement, Dimensional Associates and its affiliates have agreed to vote their shares in favor of the Merger Proposal. Because Dimensional Associates and its affiliates held approximately 54% of the voting power of our voting stock as of the record date for the annual meeting, we expect that the Company Stockholder Approval will be obtained.
•	Abstentions and broker non-votes in the case of both the Company Stockholder Approval and the Minority Stockholder Approval will have the same effect as votes against the Merger Proposal.

Recommendation of the Special Committee and the Board of Directors (Page 23)

•	The special committee is a committee of our board of directors that was formed on October 19, 2009. The special committee has authority to establish, monitor and direct the process and procedures related to the review and evaluation of one or more proposals made to The Orchard by Dimensional Associates and any alternative transaction. The special committee unanimously determined that the merger, the consideration to be paid in the merger, and the other terms and provisions of the merger agreement are fair to, advisable and in the best interests of The Orchard and its unaffiliated stockholders.
•	Our board of directors, acting upon the unanimous recommendation of the special committee and without the participation (either in the deliberations or voting) of Daniel Stein, a director of ours who is also an executive officer and a director of Dimensional Associates, recommends that our stockholders vote “FOR” the Merger Proposal.

Opinion of Fesnak and Associates, LLP (Page 29 and Appendix C)

•	Fesnak and Associates, LLP, the special committee’s financial advisors, delivered a written opinion, dated March 15, 2010, to the special committee that, as of March 15, 2010 and based upon the assumptions and limitations set forth therein, the merger consideration to be offered in the merger to the holders of our common stock (other than shares held by Dimensional Associates and its affiliates) was fair from a financial point of view to such holders.
•	The full text of the written opinion of Fesnak, dated March 15, 2010, is attached as Appendix C to this proxy statement. The written opinion of Fesnak sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken in connection with rendering the opinion. Fesnak provided its opinion for the information and assistance of the special committee in connection with its consideration of the merger agreement. The Fesnak opinion is not a recommendation as to how any holder of our common stock should vote with respect to the merger or any other matter.

Restrictions on Solicitation of Other Offers (Page 72)

•	Until 12:01 a.m., Eastern Daylight Time, on April 22, 2010, we and our subsidiaries and representatives were permitted to:
•	initiate, solicit and encourage any Acquisition Proposals (as defined under “The Merger Agreement — Restrictions on Solicitations of Other Offers”), including providing access to non-public information pursuant to confidentiality agreements; and
•	enter into or otherwise participate in any discussions or negotiations with respect to Acquisition Proposals.
•	From April 22, 2010 until the earlier of the effective time of the merger and the termination of the merger agreement, we and our subsidiaries and representatives are required not to, directly or indirectly:
•	solicit, initiate, induce or take any action for the purpose of encouraging any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal;

•	engage in negotiations or discussions with any person with respect to an Acquisition Proposal;
•	furnish any non-public information to any person or afford access to our business, properties, assets, books and records in connection with any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal;
•	approve, endorse or recommend any Acquisition Proposal;
•	approve or enter into any contract or arrangement contemplating or otherwise relating to an Acquisition Proposal, or which would require us to terminate the merger agreement or any further discussions or negotiations between us and Dimensional Associates; or
•	terminate, amend, release or waive any rights under any “standstill” or other similar agreement between us or any of our subsidiaries and any person, other than Dimensional Associates.
•	Notwithstanding the restrictions described above, we may:
•	engage or participate in discussions or negotiations with any person that has made a bona fide Acquisition Proposal that the special committee reasonably determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal (as defined under “The Merger Agreement — Restrictions on Solicitations of Other Offers”); and
•	furnish to any person that has made a bona fide Acquisition Proposal that the special committee reasonably determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal any non-public information relating to us or any of our subsidiaries pursuant to a confidentiality agreement with terms which are no less favorable to us than those contained in the confidentiality agreement with Dimensional Associates;

provided that, among other things, (1) we have not breached or violated certain provisions in the merger agreement regarding the restrictions on our ability to solicit proposals or offers and the ability of our board of directors to change its recommendation, (2) our board of directors or the special committee determines in good faith that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law and (3) we have not entered into any agreement restricting our ability to negotiate, enter into and consummate a transaction with a third party other than such person.

Conditions to the Completion of the Merger (Page 77)

•	The obligations of The Orchard, Dimensional Associates and Merger Sub to complete the merger depend on a number of conditions being met. These conditions include:
•	receipt of the Company Stockholder Approval;
•	receipt of the Minority Stockholder Approval;
•	the approval of the holders of a majority of all of The Orchard’s outstanding shares of voting stock as of the record date for the annual meeting with respect to the proposal to amend the Certificate of Designations of the Series A convertible preferred stock, which we refer to as the “Certificate Amendment Proposal”;
•	the approval of the holders of a majority of all of The Orchard’s outstanding shares of Series A convertible preferred stock as of the record date for the annual meeting with respect to the Certificate Amendment Proposal;
•	the absence of any governmental orders that have the effect of making the merger illegal or otherwise preventing the consummation of the merger;
•	each party’s respective representations and warranties in the merger agreement being true and correct as of the closing date of the merger in the manner described in “The Merger Agreement — Conditions to the Completion of the Merger”;
•	each party’s performance in all material respects of its obligations required to be performed under the merger agreement on or prior to the closing date of the merger;

•	the absence of a “Company Material Adverse Change” (as defined under “The Merger Agreement — Definition of Company Material Adverse Change”) since the date of the merger agreement; and
•	holders of 4% or more of our shares of common stock outstanding as of the record date not having properly exercised their dissenter’s rights under Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the “DGCL”.
•	Where the law permits, the parties to the merger agreement could choose to waive a condition to its obligation to complete the merger (other than the stockholder approval conditions in the first and second bullets above), although that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (Page 78)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of The Orchard (at the direction of the special committee) and Dimensional Associates;
•	by either us (at the direction of the special committee) or Dimensional Associates, unless the failure of the merger to be consummated by such date was due to the party seeking to terminate breaching in any material respect its obligations under the merger agreement in any manner that causes or results in the failure of the condition to the consummation of the merger:
(1)	if the merger has not been consummated by the termination date of September 15, 2010 (or, under certain circumstances, by October 15, 2010);
(2)	if the approval of the Merger Proposal by the requisite votes of the stockholders has not been obtained at the stockholders’ meeting or at any adjournment or postponement thereof; or
(3)	if a governmental entity issues a final, non-appealable order or takes action that permanently restrains, enjoins or otherwise prohibits consummation of the merger;
•	by us (at the direction the special committee), if:
(1)	Dimensional Associates or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements made in the merger agreement, or any such representation and warranty has become untrue after the date of the merger agreement, which breach or failure would cause certain conditions to our obligation to effect the merger not to be satisfied and which cannot be cured by the earlier of September 15, 2010 or within 30 calendar days after receipt of our written notice to Dimensional Associates of such breach;
(2)	the special committee approves The Orchard entering into an agreement constituting a superior proposal provided such approval is in accordance with the terms of the merger agreement; or
(3)	Dimensional Associates and Merger Sub fail to consummate the merger under certain circumstances; or
•	by Dimensional Associates, if:
(1)	we have breached or failed to perform any of our representations, warranties, covenants or agreements made in the merger agreement, or any such representation and warranty has become untrue after the date of the merger agreement, which breach or failure would cause certain conditions to Dimensional Associates’ obligation to effect the merger not to be satisfied and which cannot be cured by the earlier of September 15, 2010 or within 30 calendar days after receipt of Dimensional Associates’ written notice to us of such breach;
(2)	our board of directors (or special committee) withdraws, modifies or changes its recommendation to our stockholders that they approve the merger and approve and adopt the merger agreement;

(3)	we have failed to comply in any material respect with the restrictions on solicitations of other offers contained in the merger agreement;
(4)	we have failed to include in this proxy statement our board of directors’ recommendation to our stockholders that they approve the merger and approve and adopt the merger agreement; or
(5)	we fail to consummate the merger under certain circumstances.

Expense Reimbursement (Page 79)

Upon termination of the merger agreement under specified circumstances, including failure to obtain the requisite stockholder votes in favor of the Merger Proposal, we may be required to reimburse Dimensional Associates for their documented out-of-pocket expenses in connection with the proposed merger up to $350,000.

Share Ownership of Directors and Executive Officers (Page 59)

As of June 11, 2010, the record date for the annual meeting, our directors (other than Mr. Stein) and executive officers had the right to vote, in the aggregate, 271,554 shares of our common stock, which represented approximately 3.5% of the voting power of our voting stock on the record date for the meeting. These directors and executive officers have informed us that they intend to vote all of their shares of common stock “FOR” the approval of the Merger Proposal, “FOR” the Certificate Amendment Proposal and “FOR” the Adjournment Proposal.

Rights of Appraisal (Page 66)

•	Holders of our common stock who object to the merger may elect to pursue their appraisal rights to receive the judicially determined “fair value” of their shares, which could be more or less than, or the same as, the per share merger consideration for the common stock, but only if they comply with the procedures required under Delaware law.
•	In order to qualify for these rights, you must (1) not vote in favor of approval and adoption of the merger agreement, nor consent thereto in writing, (2) make a written demand for appraisal prior to the taking of the vote on the approval and adoption of the merger agreement at the annual meeting, (3) continue to hold your shares until the consummation of the merger and (4) otherwise comply with the Delaware law procedures for exercising appraisal rights. For a summary of these Delaware law procedures, see “Appraisal Rights”. A copy of Section 262 of the DGCL is also attached as Appendix D to this proxy statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.
•	An executed proxy that is not marked “AGAINST” or “ABSTAIN” will be voted for approval of the Merger Proposal and will disqualify the stockholder submitting that proxy from demanding appraisal rights.

Market Price of Our Common Stock (Page 83)

On October 14, 2009, the last trading day before Dimensional Associates first presented its acquisition proposal to The Orchard’s board of directors, the high and low sales prices of our common stock were $1.50 and $1.35, respectively. The cash merger consideration of $2.05 per share represents a premium of approximately 52% over the closing trading price of $1.35 per share on October 14, 2009. On March 15, 2010, the last trading day before we announced the execution of the merger agreement, the high and low reported sales price of our common stock was $1.66. The cash merger consideration of $2.05 per share represents a premium of approximately 23% over the closing trading price of $1.66 per share on March 15, 2010, and approximately 19% over the average closing prices of our common stock for the 30-trading day period ending on March 15, 2010. On June 15, 2010, the most recent practicable date that our common stock traded before the printing of this proxy statement, the high and low reported sales prices of our common stock were $2.04 and $2.04, respectively. You are urged to obtain a current market price quotation for our common stock.

Material United States Federal Income Tax Consequences (Page 52)

The receipt of the per share merger consideration and the per share additional consideration, as applicable, by a U.S. holder of shares of our common stock will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. holder recognizes, and the timing and potentially the character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the right to receive the per share additional consideration, with respect to which there is substantial uncertainty. Any gain realized by a non-U.S. holder as a result of the receipt of the per share merger consideration and the per share additional consideration will generally not be subject to U.S. federal income tax, except in certain situations. The merger is not expected to have any material U.S. federal income tax consequences to The Orchard, Dimensional Associates, Merger Sub, JDS Capital, L.P., JDS Capital Management, LLC, Joseph D. Samberg or Daniel C. Stein. Please see the section entitled “Material United States Federal Income Tax Consequences of the Merger” below for a more detailed discussion. Stockholders should consult their tax advisors regarding the U.S. federal income tax considerations relevant to the merger, as well as the effects of state, local, and foreign tax laws.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND
THE ANNUAL MEETING OF STOCKHOLDERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the 2010 annual meeting. These questions and answers may not address all questions that may be important to you as an Orchard stockholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully.

Q: When and where is the annual meeting?

A: The annual meeting of stockholders will be held on July 29, 2010, 10:00 a.m., Eastern Daylight Time, at Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112. The approximate date on which this proxy statement and the accompanying proxy card will first be sent or given to stockholders is June 21, 2010.

Q: What matters will be voted on at the annual meeting?

A: At the annual meeting of stockholders, and any postponements or adjournments thereof, you will be asked to consider and vote on the following proposals:

•	To approve the Merger Proposal;
•	To approve the Certificate Amendment Proposal. The Certificate Amendment Proposal is conditioned upon and subject to the approval of the Merger Proposal. If the Merger Proposal is not adopted, the Certificate Amendment Proposal will not be presented at the meeting.
•	To elect the seven (7) nominees named in the attached proxy statement to our board of directors to serve a one (1) year term;
•	To ratify the appointment of our independent registered public accounting firm for fiscal year 2010;
•	To approve the adjournment of the annual meeting, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes at the time of the annual meeting to approve the Merger Proposal, which we refer to as the “Adjournment Proposal”; and
•	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Our board of directors recommends that you vote “FOR” each of the proposals.

Q: Who is entitled to attend and vote at the annual meeting?

A: Stockholders of record holding The Orchard’s voting securities as of the close of business on June 11, 2010, the record date for the annual meeting, are entitled to vote at the annual meeting. As of the record date, there were 6,378,252 shares of The Orchard’s common stock outstanding and 448,707 shares of Series A convertible preferred stock outstanding. Every holder of The Orchard’s common stock is entitled to one vote for each such share the stockholder held as of the record date and every holder of The Orchard’s Series A convertible preferred stock outstanding is entitled to three and one-third (3 1/3) votes per share of our Series A convertible preferred stock held as of the record date.

If you want to attend the annual meeting and your shares are held in “street name” by your broker, bank or other nominee, you must bring to the annual meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the annual meeting.

Q: What constitutes a quorum for the annual meeting?

A: The required quorum for the transaction of business at the annual meeting is a majority of the votes eligible to be cast by holders of shares of our common stock and Series A convertible preferred stock issued and outstanding on the record date voting together as a single class. Shares that are voted “FOR”, “WITHHOLD”, “ABSTAIN” or “AGAINST” a matter are treated as being present at the annual meeting for purposes of establishing a quorum. In the event that there are not sufficient votes for a quorum, the annual meeting may be adjourned in order to permit further solicitation of proxies. However, the presence in person or by proxy of Dimensional Associates, our majority stockholder, will assure that a quorum is present at the meeting.

Q: What vote is required to approve the Certificate Amendment Proposal?

A: The affirmative vote of the holders of a majority of our voting stock and the affirmative vote of the holders of a majority of our Series A convertible preferred stock, voting as a separate class, is required for the approval of the Certificate Amendment Proposal. The Certificate Amendment Proposal is conditioned upon and subject to the approval of the Merger Proposal. If the Merger Proposal is not adopted, the Certificate Amendment Proposal will not be presented at the meeting. Management of the Company anticipates that Dimensional Associates will vote all of its shares of common stock and Series A convertible preferred stock in favor of this proposal, and in such an event, the approval of the Certificate Amendment Proposal will be assured.

Q: What vote is required for the election of directors?

A: The seven (7) nominees for director receiving the highest number of affirmative votes cast at the annual meeting will be elected as a director.

Q: What vote is required to ratify the appointment of the Company’s independent registered public accounting firm for the year ending December 31, 2010?

A: The affirmative vote of a majority of the votes cast on the proposal at the annual meeting is necessary for the ratification of our independent registered public accounting firm for the year ending December 31, 2010.

Q: What vote is required to approve the Adjournment Proposal?

A: Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of The Orchard’s shares of voting stock voting on the matter.

Q: Who is soliciting my vote?

A: The enclosed proxy is being solicited on behalf of our board of directors for use in voting at the annual meeting, including any postponements or adjournments thereof. We are paying for this proxy solicitation. In addition, we have retained Georgeson, Inc. to assist in the solicitation. We will pay Georgeson (i) an initial fee of $8,000, (ii) $5.00 per phone call and per telephonic vote and (iii) $1.00 for each vote confirmation, plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of electronic communication. These persons will not be paid additional compensation for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock and the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q: What do I need to do now?

A: After you carefully read this proxy statement in its entirety, consider how the merger affects you and then vote or provide voting instructions as described in this proxy statement. Even if you plan to attend the annual meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on the enclosed proxy card; or using the Internet voting instructions printed on the enclosed proxy card. You can also attend the annual meeting and vote, or change your prior vote, in person. Do NOT enclose or return your stock certificate(s) with your proxy. If you hold your shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s instruction card which includes voting instructions and instructions on how to change your vote.

Q: How do I vote? How can I revoke my vote?

A: You may vote by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope or as described below if you hold your shares in “street name”, or you may vote by telephone or electronically through the Internet as described below. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the Merger Proposal, “FOR” the Certificate Amendment Proposal, “FOR” each of the director nominees, “FOR” the proposal ratifying the appointment of our independent registered public accounting firm and “FOR” the Adjournment Proposal. You have the right to revoke your proxy at any time before the vote taken at the annual meeting by:

•	delivering to our corporate secretary at our corporate offices at 23 East 4th Street, 3rd Floor, New York, New York 10003, or by fax to the attention of Alexis H. Shapiro, Secretary, at 866-625-7384, on or before the business day prior to the annual meeting, a written revocation of the proxy or a later dated, signed proxy card;
•	submitting a valid, later-dated proxy by telephone, via the Internet or by mail until immediately prior to the annual meeting; or
•	attending the annual meeting and voting in person (attendance at the meeting will not in itself constitute the revocation of a proxy; you must vote in person at the annual meeting).

If you have instructed a broker, bank or other nominee to vote your shares, you may revoke your proxy only by following the directions received from your broker, bank or other nominee to change those instructions.

Q: Can I vote by telephone or through the Internet?

A: If you hold your shares in your name as a stockholder of record, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. If your shares are held by your broker, bank or other nominee, often referred to as held in “street name”, please check your instruction card or contact your broker, bank or nominee to determine whether you will be able to vote by telephone or electronically.

Q: If my shares are held by my broker, bank or other nominee, how do I vote my shares?

A: If your shares are held in a stock brokerage account, by a bank or by another nominee, then the broker, bank or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares, with your shares being held in “street name”. Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank or other nominee how to vote their shares. Your broker, bank or other nominee will be permitted to vote your shares for you only if you instruct them how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct them to vote your shares.

In addition, because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, shares held in street name will not be combined for voting purposes with shares you hold of record. To be sure your shares are voted, you should instruct your broker, bank or other nominee to vote your shares. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity.

Q: What if I fail to instruct my broker, bank or other nominee how to vote?

A: Without instructions, your broker, bank or other nominee will not vote any of your shares held in “street name” on any of the proposals, other than the ratification of the appointment of the independent registered public accounting firm. For your shares to be voted on these matters, you must instruct your broker, bank or other nominee to vote your shares. When a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received instructions from the beneficial owner, this is called a “broker non-vote”.

Q: What do I do if I receive more than one proxy or set of voting instructions?

A: If you receive more than one proxy, it means that you hold shares that are registered in more than one account. To ensure that all of your shares are voted, you will need to submit each proxy you receive.

Q: What happens if I do not vote or abstain from voting?

A: Abstentions and broker non-votes will have the same legal effect as a vote against the Merger Proposal and Certificate Amendment Proposal. Abstentions and broker non-votes are not counted as votes cast with respect to the election of directors, the ratification of our independent registered public accounting firm or the approval of the Adjournment Proposal. Accordingly, abstentions and broker non-votes will not have an effect on whether a director is elected, the ratification of our independent registered public accounting firm or the approval of the Adjournment Proposal.

Q: What happens if the merger is not completed?

A: If the Merger Proposal is not approved by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares pursuant to the merger agreement. Instead, The Orchard will remain as a public company and our common stock will continue to be registered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”, and listed and traded on the Nasdaq Stock Market. Under specified circumstances, we may be required to reimburse Dimensional Associates for up to $350,000 of its documented out of pocket expenses, as described in “The Merger Agreement — Expense Reimbursement”. In addition, the directors elected at the annual meeting would continue to serve as directors of The Orchard.

Q: When is the merger expected to be completed?

A: We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the third quarter of 2010 or as soon as practicable thereafter. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived (as permitted by law and the merger agreement). See “The Merger Agreement — Conditions to Completion of the Merger”.

Q: Should I send my stock certificate now?

A: No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of The Orchard’s common stock for the merger consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates now.

Q: How can I obtain additional information about The Orchard?

A: We will provide a copy of our 2009 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2009, as filed on March 25, 2010 and amended on April 30, 2010, excluding certain of its exhibits, Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and other filings with the SEC, without charge to any stockholder who makes a written or oral request to the Secretary, The Orchard Enterprises, Inc., 23 East 4th Street, New York, New York 10003; telephone (212) 201-9280. Our Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other SEC filings also may be accessed on the Internet at www.sec.gov or on the Investor Relations page of the Company’s website at www.theorchard.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement and, therefore, is not incorporated by reference. For a more detailed description of the information available, please refer to “Where You Can Find More Information”.

Q: Who can help answer my questions?

A: If you have additional questions about the merger or the other proposals to be voted on at the annual meeting after reading this proxy statement or need assistance voting your shares, please call our proxy solicitor, Georgeson, toll-free at (800) 509-0957. Banks and brokers should contact Georgeson at (212) 440-9800.

SPECIAL FACTORS

Background of the Merger

Our board of directors and senior management continually review our long-term strategic plan with the goal of maximizing stockholder value. As part of this ongoing process, the board of directors has also periodically reviewed strategic alternatives.

On November 12, 2008, Daniel Stein, a director of ours and an executive officer and a director of Dimensional Associates, contacted Michael Donahue, our Chairman of the Board, and informed him that Dimensional Associates wanted to solicit parties interested in either acquiring The Orchard or participating in the acquisition by Dimensional Associates of all of our outstanding common stock not then owned by Dimensional Associates. As of June 11, 2010, Dimensional Associates and its affiliates (which includes Mr. Stein) collectively held 2,738,327 shares of our common stock and 446,918 shares of our Series A convertible preferred stock, representing approximately 54% of the voting power of our outstanding voting stock. As of June 11, 2010, Mr. Stein individually held 29,051 shares of our common stock, representing approximately 0.4% of the voting power of our outstanding voting stock. Mr. Stein requested that the board of directors (i) permit management to cooperate with Dimensional Associates, (ii) enter into a non-disclosure agreement to permit Dimensional Associates to share confidential information with interested parties and (iii) authorize management to meet with interested parties. Dimensional Associates retained Canaccord Adams, Inc. as its investment advisor, and Dimensional Associates asked the board of directors for its approval to approach potential interested parties. In connection with its formation of the special committee on November 14, 2008 (described below), the board of directors determined that it was advisable and in the best interest of The Orchard to approve and authorize each of the foregoing matters. Mr. Stein further requested that we provide a waiver permitting Dimensional Associates to retain Reed Smith LLP, the Company’s regular outside legal counsel at that time, as its legal advisor in this matter. The Company did not act on a waiver permitting Dimensional Associates to retain Reed Smith LLP because discussions with potential buyers never progressed to a point where a waiver would have been required, as described more fully below. Upon conferring with our general counsel and reviewing our Security Trading Policy and Special Policy on Securities Trading for Directors, a special blackout period was imposed prohibiting the board of directors and certain management employees from trading in our securities until such time that a potential transaction was announced or no longer a possibility.

On November 14, 2008, the board of directors determined that it was advisable and in the best interests of The Orchard and our stockholders to form a special committee to consider the unsolicited request of Dimensional Associates, to manage the solicitation process on behalf of The Orchard and to negotiate with Dimensional Associates and any prospective party that becomes interested in a transaction with The Orchard. In appointing members to the special committee, the board of directors considered (a) whether a director has a financial interest in the transaction different from the other stockholders (for example, a director appearing on both sides of a transaction or a director receiving a personal benefit from a transaction not received by the stockholders generally); (b) whether the transaction would entrench management or directors; (c) whether the decisions at issue would have a detrimental impact on the director, but not on The Orchard or our stockholders; (d) whether there is an “indirect” interest (including being beholden to an individual or entity interested in the transaction) and (e) whether the “interest” identified is material.

The board of directors determined that none of Messrs. Michael Donahue, Viet Dinh, Nathan Peck or Joel Straka had a financial interest in the transaction different from the other stockholders or an “indirect” interest in the transaction. The board of directors also determined that the transaction would not entrench management or directors and that none of the decisions at issue would have a detrimental impact on any of Messrs. Donahue, Dinh, Peck or Straka. Consequently, the board of directors determined that each of Messrs. Donahue, Dinh, Peck and Straka was an independent member of the board of directors and each qualified as “independent” under Nasdaq rules. Each such director confirmed that he had no financial or other relationship with Dimensional Associates.

In evaluating the independence of Messrs. Donahue and Dinh, the board of directors discussed Dimensional Associates’ designation of Messrs. Donahue and Dinh as members of the board of directors in connection with the merger of The Orchard’s wholly owned acquisition subsidiary with and into the former

“The Orchard Enterprises Inc.” (a New York corporation now named Orchard Enterprises NY, Inc.). See “Historical Relationship Between Dimensional Associates and The Orchard”. The board of directors also considered that Dimensional Associates’ ability to designate Messrs. Donahue and Dinh as directors was a one-time right and that each of Messrs. Donahue and Dinh had twice been re-elected to the board of directors subsequent to the original designation by Dimensional Associates, including by a majority of the stockholders other than Dimensional Associates and its affiliates in 2008. The board of directors also considered that neither Mr. Donahue nor Mr. Dinh had any prior or other relationships with Dimensional Associates and neither holds an ownership interest in or management position with Dimensional Associates nor received any compensation by Dimensional for their service. The board of directors then appointed these four directors to serve on a special committee of the board of directors, which we refer to as the “First Special Committee”. Upon the formation of the First Special Committee, representatives of Reed Smith discussed the Delaware standards and law applicable to the proposed transactions with Dimensional Associates and explained the directors’ fiduciary duties under Delaware law.

At a meeting held on November 25, 2008, the First Special Committee resolved to engage Patterson Belknap Webb & Tyler LLP as its legal adviser and to appoint Mr. Donahue to serve as its Chairman. Patterson Belknap confirmed that it had not previously been engaged to provide services to The Orchard or Dimensional Associates. At the first meeting of the First Special Committee, representatives from Patterson Belknap reviewed the applicable Delaware legal standards, the First Special Committee’s fiduciary duties under Delaware law and the authority of the First Special Committee under the resolutions adopted by the board of directors.

At this meeting, the First Special Committee reviewed The Orchard’s strategic alternatives and recent discussions between The Orchard and companies that had expressed interest in a transaction with The Orchard. One strategic buyer, which we refer to as “Bidder A”, and The Orchard had been engaged in on-and-off discussions about a potential transaction many times over the years, but nothing concrete had emerged from such discussions. The Orchard and Bidder A had entered into a non-disclosure agreement on November 5, 2008, but the discussions had not produced a term sheet or even an outline of a transaction.

The First Special Committee determined to move forward with potential interested parties on a case-by-case basis. Further, the First Special Committee determined that depending on the type of proposed transaction, the First Special Committee would need to engage its own financial advisor and may need to conduct a formal independent solicitation of interested parties.

On November 19, 2008, we entered into an a non-disclosure agreement with Dimensional Associates pursuant to which Dimensional Associates was permitted (1) to review The Orchard’s confidential information and (2) to provide The Orchard’s confidential information to interested parties pursuant to a non-disclosure agreement with restrictions substantially identical to the one entered into between us and Dimensional Associates. The First Special Committee further established a process whereby no confidential information of The Orchard would be released to Dimensional Associates without it first having been reviewed and vetted by the First Special Committee.

At the request of Dimensional Associates, The Orchard and the First Special Committee compiled and reviewed financial and operational information about The Orchard to facilitate discussions by Dimensional Associates with Bidder A and other third parties. Our management developed a set of documents describing the core business, ancillary business, organization, infrastructure, competitive marketplace and financial projections, which were provided to Canaccord Adams for use in preparing an Information Memorandum distributed to interested parties. Our management also prepared, and the First Special Committee reviewed, a detailed response to a list of questions submitted by Bidder A on November 20, 2008. This response was provided to Bidder A on December 3, 2008.

Between November 2008 and March 2009, with the assistance of Canaccord Adams, Dimensional Associates contacted 53 potential strategic and financial buyers in addition to Bidder A, and distributed 34 Information Memoranda about The Orchard. We entered into non-disclosure agreements with eleven of these potential buyers, and our management conducted eight face-to-face business diligence meetings. None of these discussions, however, produced any credible offers and, after nearly five months of actively marketing The Orchard, Dimensional Associates and Canaccord Adams terminated the solicitation activities in March 2009.

Through March 2009, The Orchard continued its discussions with Bidder A and provided Bidder A with additional diligence materials. Ultimately, discussions with Bidder A did not produce any proposal. The First Special Committee held five meetings, on November 25, 2008, December 17, 2008, February 18, 2009, March 13, 2009 and April 17, 2009. The First Special Committee was never presented with any offers for its consideration, and after a period of inactivity, the First Special Committee was dissolved by the board of directors on April 17, 2009.

In September 2009, a representative of Craig-Hallum Capital Group LLC, informed our board that it had identified a party interested in a potential transaction with The Orchard. Craig-Hallum had been introduced to us by Greg Scholl, then our Chief Executive Officer and a director, and had periodically contacted The Orchard about providing investment banking services, but we never engaged Craig-Hallum. On September 15, 2009, we entered into a non-disclosure agreement with Craig-Hallum to permit it to conduct due diligence and to prepare materials in connection with the interested party it had identified. Our management conducted face-to-face business diligence meetings with the interested party, but none of these discussions produced an offer and the interested party terminated discussions in early October 2009.

Going Private Transaction

On October 9, 2009, Mr. Stein contacted each of the independent directors (Messrs. Donahue, David Altschul, Dinh, Peck and Straka) individually to inform them that, as part of its regular, ongoing review of its investments, Dimensional Associates was considering making a proposal to buy the outstanding shares of capital stock of The Orchard not already owned by Dimensional Associates. He further informed each of them that, while no decisions had been made by Dimensional Associates as to any specific proposal, he wanted to raise the prospect for discussion with the board of directors at the next meeting of the board of directors. On October 13, 2009, the board of directors held a meeting at which, after the transaction of certain regular board business, Mr. Stein, acting in his capacity as a representative of Dimensional Associates, informed the board of directors that, as part of its regular, ongoing review of its investments, Dimensional Associates was considering making a proposal to buy the outstanding shares of capital stock of The Orchard not already owned by Dimensional Associates, but provided no specific details as to any proposed structure, price or other terms.

On October 15, 2009, Dimensional Associates delivered to our board of directors a letter in which Dimensional Associates proposed entering into non-binding discussions regarding a potential transaction whereby Dimensional Associates would acquire all of the outstanding shares of our common stock not then owned by Dimensional Associates at a price of $1.68 per share. We refer to the Dimensional Associates proposal as the “Dimensional Proposal”. Dimensional Associates also presented the board of directors with a form of exclusivity agreement, requiring us to cease, and refrain from initiating, discussions and activities that may lead to a third party proposal to consummate an alternative transaction.

On October 19, 2009, the board of directors (Messrs. Dinh and Peck being unable to attend) determined that it was advisable and in the best interests of The Orchard and our stockholders to form a special committee to review and evaluate the Dimensional Proposal. Following this determination, Mr. Stein and Greg Scholl withdrew from the meeting and did not participate in any further deliberations or voting at this meeting. In appointing members to the special committee, the board of directors considered (a) whether a director has a financial interest in a transaction with Dimensional Associates different from the other stockholders (for example, a director appearing on both sides of a transaction or a director receiving a personal benefit from a transaction not received by the stockholders generally); (b) whether a transaction with Dimensional Associates would entrench management or directors; (c) whether the decisions at issue would have a detrimental impact on the director, but not on The Orchard or our stockholders; (d) whether there is an “indirect” interest (including being beholden to an individual or entity interested in the transaction) and (e) whether the “interest” identified is material.

The board of directors determined, and each such director who was present confirmed, that each of Messrs. Donahue, Altschul and Straka is an independent member of the board of directors, and the board of directors appointed each of them to serve on the special committee of the board of directors, which we refer to as the “special committee”. Representatives of Chadbourne & Parke LLP, our outside legal counsel, then discussed the Delaware standards and law applicable to the proposed transaction with Dimensional Associates and explained the directors’ fiduciary duties under Delaware law. At a subsequent meeting of the board held on October 20, 2009 (which included Messrs. Dinh and Peck, but not Mr. Stein), the board of directors determined, and each such director confirmed, that each of Messrs. Dinh and Peck is an independent member of the board of directors, and the board of directors appointed each of them to serve on the special committee.

The special committee held its first meeting on October 22, 2009 and resolved to engage Patterson Belknap as its legal adviser and to appoint Mr. Donahue to serve as its Chairman. Patterson Belknap had served as legal counsel to the First Special Committee until it was dissolved in April 2009 and confirmed that it had not provided services to The Orchard or Dimensional Associates since that date. Representatives from Patterson Belknap reviewed the applicable Delaware legal standards, the special committee’s fiduciary duties under Delaware law and the authority of the special committee under the resolutions adopted by the board of directors, including the power of the special committee to reject the Dimensional Proposal in its entirety. At this meeting, the special committee reviewed the basic terms of the Dimensional Proposal, the process and timeline pursuant to which the special committee would evaluate the Dimensional Proposal and whether we should disclose publicly its receipt of the Dimensional Proposal.

On October 22, 2009, legal counsel for The Orchard, including representatives of each of Patterson Belknap and Chadbourne, as well as The Orchard’s general counsel, and legal counsel for Dimensional Associates, Sonnenschein Nath & Rosenthal LLP, participated in a conference call to discuss the process and timing for consideration of and response by the special committee with respect to the Dimensional Proposal.

On October 22, 2009, Mr. Donahue and Mr. Stein discussed by telephone Mr. Stein’s continued management role at The Orchard in light of the Dimensional Proposal and our consideration of whether and when to disclose publicly receipt of the Dimensional Proposal. Mr. Stein had been appointed Interim Chief Executive Officer in September 2009 effective October 1, 2009 to provide for an orderly management transition as a result of the announced resignation of Mr. Scholl as President, Chief Executive Officer and director effective November 1, 2009. In connection with the resignation of Mr. Scholl, in September 2009 our board of directors established a committee of the board, designated as the “search committee”, to identify a permanent replacement for Mr. Scholl as Chief Executive Officer. Mr. Stein was initially appointed a member of the search committee but was removed on October 20, 2009 in light of the Dimensional Proposal.

On October 24, 2009, the special committee held a meeting to discuss the Dimensional Proposal and Mr. Stein’s continued management role at The Orchard and determined that due to Mr. Stein’s conflicting interests as an executive of both Dimensional Associates and The Orchard, it was not desirable for Mr. Stein to continue to hold the position of Interim Chief Executive Officer of The Orchard while the special committee was negotiating a potential transaction with Dimensional Associates.

Following this meeting of the special committee, all of the members of the special committee held a meeting with Mr. Stein, acting in his capacity as an executive of Dimensional Associates, by telephone to discuss the Dimensional Proposal. Mr. Donahue informed Mr. Stein that the price offered by Dimensional Associates was too low and encouraged Dimensional Associates to increase its offer. Mr. Donahue further informed Mr. Stein that the special committee would be engaging an independent financial advisor to assist it in its review and evaluation. Finally, Mr. Donahue informed Mr. Stein of the special committee’s determination regarding his continued role as Interim Chief Executive Officer if Dimensional Associates were interested in pursuing the Dimensional Proposal.

After this discussion with Mr. Stein, the special committee reconvened to continue its discussion of the Dimensional Proposal. The special committee authorized and directed Mr. Donahue to continue his search for firms to serve as the special committee’s independent financial advisor.

Later in the day on October 24, 2009, Mr. Stein called Mr. Donahue to inform him that Dimensional Associates would be willing to increase its initial proposed price from $1.68 to $1.84 per share.

On October 27, 2009, in light of the parties’ desire to continue substantive discussions regarding the Dimensional Proposal and the special committee’s determination, Mr. Stein resigned from his position as Interim Chief Executive Officer, and the board of directors appointed Mr. Bradley Navin, then our Executive

Vice President and General Manager, as Interim Chief Executive Officer. After his resignation, Mr. Stein remained on the board as a director and chairman of the board’s executive, nominating and corporate governance committee.

On October 28, 2009, the special committee engaged Fesnak and Associates, LLP, to be the financial advisor to the special committee. Fesnak had been recommended to the special committee by Patterson Belknap. Mr. Donahue interviewed three firms to be the special committee’s financial advisor. Mr. Donahue recommended Fesnak to the special committee because of its competitive fee structure, reputation as a respected valuation firm and its independence from The Orchard and Dimensional Associates. Fesnak confirmed that it had not previously been engaged to provide services to The Orchard or Dimensional Associates and that it had no financial interest in the transaction other than its engagement by the special committee.

On October 30, 2009, we filed a Current Report on Form 8-K with the SEC to report the resignation of Mr. Stein as Interim Chief Executive Officer and the appointment of Mr. Navin as Interim Chief Executive Officer. In connection with the disclosure of the management change, we disclosed receipt of the Dimensional Proposal and the increase in the proposed price offered by Dimensional Associates from $1.68 to $1.84 per share. On November 2, 2009, Dimensional Associates filed an amendment to its Schedule 13D with the SEC to report the Dimensional Proposal and the change in its intent with respect to The Orchard.

From October 22, 2009 through November 7, 2009, the special committee and Dimensional Associates negotiated the terms of an exclusivity agreement and non-disclosure agreement. On October 26, 2009, at the direction of the special committee, Patterson Belknap informed Sonnenschein that the special committee would not agree to the exclusivity and non-solicitation restrictions in the exclusivity agreement because it wanted to facilitate potential third party interest in The Orchard. Dimensional Associates agreed, and the proposed exclusivity agreement was not entered into. On November 7, 2009, the parties entered into a non-disclosure agreement which permitted access by Dimensional Associates to our electronic data room and also prohibited Dimensional Associates from communicating with our management without the prior consent of the special committee (except for communications by Mr. Stein with other directors and with management during duly called meetings of the board or any of its committees).

On November 3, 2009, the special committee received the first of five communications from stockholders expressing interest in or concern about the Dimensional Proposal. These stockholder communications included requests for additional information about the special committee's evaluation process, suggestions that the special committee hire an independent financial advisor to value The Orchard and an investment bank to shop The Orchard, and recommendations that The Orchard reject the Dimensional Proposal and remain an independent public company. At a meeting held on November 3, 2009, the special committee established a procedure for communicating with such stockholders so that it could consider their input in its evaluation of the Dimensional Proposal. The special committee responded to four of the stockholders in writing and solicited such holders’ views of the value of The Orchard. The fifth stockholder communication was rendered moot by our public disclosure announcing the merger agreement. The special committee considered the views of these stockholders as it evaluated the Dimensional Proposal.

Also on November 3, 2009, the special committee was contacted by a minority stockholder, who we refer to as “Bidder B”, requesting information about the special committee’s process and seeking direction about how to propose an alternative transaction.

On November 4, 2009, Mr. Donahue had a telephone meeting with Bidder B during which he explained the special committee’s process and encouraged Bidder B to submit a proposal in writing for the special committee’s consideration.

Also on November 4, 2009, Mr. Donahue contacted a potential strategic buyer that had previously expressed interested in a potential transaction with The Orchard. We refer to this potential buyer as “Bidder C”. Mr. Donahue held a further telephone conversation with Bidder C on November 11, during which Bidder C informed Mr. Donahue that it was not interested in pursuing a transaction with The Orchard at that time.

On November 7, 2009, the special committee received a letter from Bidder B, in which he requested to be considered for our Chief Executive Officer position and also stated his desire to propose an alternative transaction. Bidder B was included in a list of candidates to be considered for our Chief Executive Officer position and was vetted by the search committee of the board of directors. Bidder B was ultimately informed on February 22, 2010 that he would not be hired as our Chief Executive Officer.

On November 12, 2009, the special committee held a meeting to discuss the Dimensional Proposal. Representatives of Patterson Belknap and Fesnak attended the meeting. Representatives of Fesnak discussed its valuation methodologies and its analysis of The Orchard, and then answered questions posed by the special committee. Representatives of Patterson Belknap reviewed the fiduciary duties of the directors under applicable Delaware law and confirmed the right of the special committee under its authorizing resolutions to reject the Dimensional Proposal.

On November 18, 2009, Bidder B submitted to the special committee a written indication of interest to lead a group of investors in (1) the acquisition of all of the outstanding shares of our common stock (including those held by Dimensional Associates and its affiliates) for cash consideration in the range of $2.36 to $2.84 per share, (2) the acquisition of all of the outstanding shares of our Series A convertible preferred stock (including those held by Dimensional Associates and its affiliates) for a combination of cash and equity in the surviving entity, and (3) a possible concurrent combination with one or more third party entities in our industry. Bidder B stated that the transaction would be financed by a concurrent capital raise, and it submitted to the special committee letters of support from two investment banks. These investment bank letters were not financing commitment letters, but rather one-page acknowledgements that the investment firms named therein had engaged, and would continue to engage, in discussions with Bidder B about the proposed transaction. Bidder B requested time to undertake a diligence review of The Orchard.

On November 23, 2009, Mr. Donahue and Mr. Stein discussed the status of the Dimensional Proposal and the special committee’s timeline for finishing its evaluation. Mr. Donahue pressed Mr. Stein to increase the price offered by Dimensional Associates. Mr. Donahue also informed Mr. Stein that the special committee had received an alternative proposal that offered a higher price per share for our common stock than Dimensional Associates had offered and included the acquisition of all of the outstanding shares of Series A convertible preferred stock. Mr. Stein indicated that Dimensional Associates would consider an alternative transaction as long as it provided the holders of the Series A convertible preferred stock with the full value of the “liquidation preference” of the Series A convertible preferred stock. The Orchard has a contractual obligation to holders of its Series A convertible preferred stock that requires it under certain circumstances including a transaction resulting in a change of control of The Orchard to pay such holders prior to any amounts being paid to the holders of our common stock a liquidation preference in cash equal to the greater of (1) $55.70 per share of Series A convertible preferred stock and (2) such amount per share as would have been payable had each share of Series A preferred stock been converted into common stock immediately prior to such transaction. Prior to this discussion, Dimensional Associates had not indicated that it would consider being a seller of its ownership position in The Orchard. Any third party proposing to acquire all of our outstanding shares of capital stock, including our shares of Series A convertible preferred stock, must satisfy the contractual obligation to pay to the holders of the Series A convertible preferred stock an aggregate amount equal to approximately $24.99 million in cash before any consideration is paid to the holders of our common stock.

At a meeting on November 24, 2009, the special committee reviewed the then current Dimensional Proposal and recent developments in The Orchard’s business. Representatives of Patterson Belknap and Fesnak attended this meeting. Representatives of Fesnak discussed its analysis of The Orchard. Representatives of Patterson Belknap reviewed the fiduciary duties of the directors under applicable Delaware law in light of Bidder B’s proposal.

The special committee also reviewed the proposal by Bidder B. The cash consideration offered by Bidder B for the shares of the common stock was higher than the Dimensional Proposal, but the special committee noted that the proposed acquisition of the outstanding shares of our Series A convertible preferred stock would require a direct negotiation between Bidder B and Dimensional Associates, as holder of 99% of such stock. Given the necessity of Dimensional Associates’ agreement to the success of Bidder B’s proposed transaction, the special committee requested that Bidder B contact Dimensional Associates directly to determine whether it would sell its position in the Series A convertible preferred stock as proposed. The special committee also directed Mr. Donahue and Patterson Belknap to arrange giving Bidder B access to our electronic data room upon execution of a non-disclosure agreement. We entered into the special committee’s standard non-disclosure agreement with Bidder B on November 30, 2009.

Also on November 30, 2009, at the direction of the special committee, Mr. Donahue again contacted Bidder C as well as another potential strategic buyer that had previously expressed interested in a potential transaction with The Orchard. Bidder C informed Mr. Donahue that it was now interested in a potential transaction with The Orchard and would further consider the matter internally. The other potential buyer informed Mr. Donahue that it was not interested in pursuing a transaction at this time.

On December 8, 2009, Mr. Donahue and Mr. Stein further negotiated the material terms of the proposed transaction and discussed the alternative proposal by Bidder B. Mr. Donahue pressed Mr. Stein to increase the price offered by Dimensional Associates.

The special committee was advised by Mr. Stein as follows: On December 10, 2009, Mr. Stein received from Bidder B a preliminary summary of the terms of a proposed transaction involving the acquisition by an investor group led by Bidder B of all of the shares of Series A convertible preferred stock owned by Dimensional Associates. Later that day, Mr. Stein received a call from Bidder B, during which the terms of the proposed transaction for the acquisition of Dimensional Associates’ shares of The Orchard’s Series A convertible preferred stock were discussed. After an extensive discussion of Bidder B’s proposal, Mr. Stein informed Bidder B that Bidder B’s proposal was not acceptable to Dimensional Associates due to the fact that (1) it did not contemplate a purchase by Bidder B of Dimensional Associates’ shares of The Orchard’s Series A convertible preferred stock at their full liquidation value and (2) the consideration offered by Bidder B was a combination of cash, a promissory note and equity interests in the surviving entity, which, given the fact that Bidder B’s proposal was conditioned upon Bidder B’s obtaining third party financing for which commitments had not been secured by Bidder B, acceptance by Dimensional Associates of Bidder B’s proposal would involve the assumption by Dimensional Associates of unacceptable additional completion and investment risk.

On December 11, 2009, the special committee received a letter from Bidder B withdrawing its proposal to acquire The Orchard. According to the letter, on December 10, 2009, Bidder B contacted Dimensional Associates and proposed acquiring all of the outstanding shares of our Series A convertible preferred stock for a combination of cash, a promissory note and equity in the surviving entity. Bidder B would lead an investor group in taking The Orchard private and simultaneously combining it with another entity in our industry. The transaction would be financed in part by a capital raise held concurrently with the acquisition. Dimensional Associates rejected Bidder B’s bid and made a counteroffer. According to the letter, Bidder B rejected the counteroffer by Dimensional Associates because it was “neither economically viable nor with solid financial justification”.

The special committee held a meeting on December 11, 2009. Representatives of Patterson Belknap attended, and at the invitation of the special committee, Mr. Stein attended a portion of the meeting to describe the discussions between Dimensional Associates and Bidder B. Mr. Stein informed the special committee that Bidder B had proposed to purchase all of the outstanding shares of our Series A convertible preferred stock, but that Bidder B had not provided for the full cash payment of the Series A liquidation preference. Instead, Bidder B offered a combination of cash, debt obligations and equity in the surviving entity. Dimensional Associates made a counteroffer to Bidder B, asking that Bidder B purchase the outstanding Series A convertible preferred stock for an amount in cash equal to its liquidation preference. Bidder B rejected this counteroffer as economically infeasible. Though Dimensional Associates deemed Bidder B’s proposal to be economically inadequate, Mr. Stein confirmed that Dimensional Associates would consider selling its position in The Orchard in a transaction that provided for the full cash payment of the liquidation preference as required by the terms of the Series A convertible preferred stock.

After Mr. Stein left the meeting, the special committee directed Mr. Donahue to contact Mr. Stein and inform Dimensional Associates that the special committee would consider a transaction with Dimensional Associates only if it met three conditions: (1) the price offered for the outstanding common stock must be at least in the range of $2.05 to $2.15 per share, subject to Fesnak’s confirmation that such price would be fair; (2) the consummation of the merger must be subject to the affirmative vote of a majority of the minority stockholders; and (3) the merger agreement must provide for a “go-shop” period during which we could continue to solicit third party interest in an alternative transaction. The special committee determined the range of $2.05 to $2.15 based on its knowledge of The Orchard and its discussions with Fesnak, its financial advisor. Fesnak had made two detailed presentations about its valuation analysis of The Orchard, and the special committee had been in active, detailed negotiations with Dimensional Associates regarding the value of The Orchard for six weeks.

On December 14, 2009, Mr. Donahue contacted Mr. Stein to inform him of the special committee’s conditions. Mr. Stein told Mr. Donahue that Dimensional Associates was not prepared to proceed with the transaction on such terms.

On December 15, 2009, Mr. Stein contacted Mr. Donahue and informed him that Dimensional Associates would agree to increase its offer price from $1.84 to $2.00 per share and that it would accept and support a “go-shop” period, but that it would not agree to the majority of the minority vote condition. Mr. Stein further confirmed that Dimensional Associates would be a willing seller pursuant to a “credible bid” that included the purchase of its holdings of our Series A convertible preferred stock at not less than its full liquidation preference.

On December 16, 2009, the special committee held a meeting to discuss the status of negotiations with Dimensional Associates. Mr. Donahue described his discussions with Mr. Stein and outlined the counteroffer made by Dimensional Associates on the previous day. The special committee determined it to be in the best interests of the minority stockholders to require a majority of the minority vote condition in approving the transaction with Dimensional Associates. In addition, the special committee discussed the increased price offered by Dimensional Associates and decided that it must continue to negotiate with Dimensional Associates to increase the price.

Also on December 16, 2009, Mr. Donahue received a call from Bidder C informing him that Bidder C had received corporate clearance to pursue a transaction with The Orchard. Patterson Belknap sent Bidder C the form of non-disclosure agreement on December 18, 2009.

During the weeks of December 14 and 21, 2009, Mr. Donahue and Mr. Stein continued to discuss the special committee’s price and majority of the minority vote conditions. On December 18, 2009, Mr. Stein contacted Mr. Donahue to inform him that the final offer from Dimensional Associates would be $2.10 per share with the “go-shop” provision but with a simple majority vote, not a majority of the minority vote condition.

On December 23, 2009, the special committee held a meeting to discuss the latest offer by Dimensional Associates. Representatives from Patterson Belknap and Fesnak participated in this meeting. Representatives of Patterson Belknap reviewed the majority of the minority vote condition and recent developments under Delaware law regarding such conditions. Representatives of Fesnak discussed its analysis of the valuation of The Orchard. The special committee discussed the revised Dimensional Proposal, including the increased price offered by Dimensional Associates and the legal and practical aspects of the majority of the minority vote condition. The special committee directed Mr. Donahue to push Dimensional Associates to accept the majority of the minority vote condition.

On December 28, 2009, another third party strategic buyer contacted us with an indication of interest in pursuing a transaction and, at the direction of the special committee, we sent the potential buyer the form of non-disclosure agreement approved by the special committee. Following a period of discussion regarding an appropriate form of non-disclosure agreement, including the potential buyer’s form of non-disclosure agreement and a revised form of the special committee’s form, the potential buyer withdrew its interest without further discussion on January 28, 2010, citing differences in approach.

In a letter to the special committee dated January 7, 2010, Dimensional Associates (a) reaffirmed its interest in acquiring the outstanding shares of our common stock other than those held by it and (b) described certain circumstances under which it would be willing to enter into a transaction with The Orchard, including (1) a price of $2.00 per share for each outstanding share of our common stock not held by it; (2) the consummation of the transaction would be subject to the affirmative vote of a majority of the minority shares; and (3) Dimensional Associates would be reimbursed for its expenses under certain standard termination events, including the failure to receive the majority of the minority vote. The letter stated that if Dimensional Associates did not receive a countersigned copy of the letter on or before January 21, 2010, then it would consider the letter and the revised Dimensional Proposal set forth in the letter to have been fully and finally rejected by the special committee.

On January 8, 2010, Mr. Stein contacted Mr. Donahue to discuss the Dimensional Proposal and the conditions for moving forward with a transaction. Mr. Stein explained that Dimensional Associates was willing to condition the consummation of the transaction on the approval of a majority of the minority holders only if The Orchard would reimburse Dimensional Associates for its documented out-of-pocket expenses if the transaction was not consummated as a result of the failure to obtain the requisite stockholder vote, as well as certain other standard termination events.

On January 12, 2010, the special committee held a meeting to consider the Dimensional Proposal and the letter sent to the special committee. Representatives of Patterson Belknap and Fesnak attended this meeting. The special committee discussed the latest terms of the Dimensional Proposal and the value of The Orchard. Representatives of Patterson Belknap reviewed the conditions of the letter sent by Dimensional Associates. Representatives of Fesnak reviewed its analysis of the valuation of The Orchard in light of the price offered by Dimensional Associates in its letter. The special committee authorized and directed Mr. Donahue to contact Mr. Stein and ask Dimensional Associates to increase its price to $2.10 per share, while keeping Dimensional Associates engaged in the negotiations.

Also on January 12, 2010, Dimensional Associates filed an amendment to its Schedule 13D with the SEC to report that it had delivered the January 7, 2010 letter to the special committee in which it “(a) reaffirmed its interest regarding its proposal that was the subject of the October 15, 2009 letter and (b) described the circumstances under which it would be willing to increase its proposed price in any such proposed transaction to $2.00 per share”.

On January 13, 2010, Mr. Donahue contacted Mr. Stein and asked him to raise his price to $2.10 per share. Mr. Stein acknowledged that Dimensional Associates had offered $2.10 per share in his conversation with Mr. Donahue on December 18, 2009, but he stated that the offer at the time was contingent on, among other things, having a simple majority vote condition, and Dimensional Associates had since withdrawn that offer. Mr. Donahue and Mr. Stein generally discussed the value of The Orchard. Mr. Stein said that Dimensional Associates would consider the special committee’s request. Mr. Stein called Mr. Donahue later that day to state that Dimensional Associates would be willing to raise its offer to $2.05 per share, with a majority of the minority vote condition and the “go-shop” provision, and that it represented Dimensional Associates’ best and final offer.

On January 14, 2010, the special committee held a meeting to discuss the terms and conditions proposed by Dimensional Associates. Representatives of Patterson Belknap and Fesnak attended this meeting. Representatives of Patterson Belknap reviewed the material terms of the latest Dimensional Proposal and the protections provided to our minority stockholders. Representatives of Fesnak reviewed its analysis of the valuation of The Orchard and the $2.05 per share offer by Dimensional Associates. The special committee determined that Dimensional Associates had agreed to three of the key requirements of the special committee: (1) a price within the desired range; (2) a majority of the minority vote condition; and (3) a “go-shop” provision. The special committee then authorized and directed Patterson Belknap to negotiate the terms and conditions of a merger agreement with Dimensional Associates based on the material terms agreed to in principle by the parties.

From that day until the merger agreement was executed on March 15, 2010, the parties and their respective representatives negotiated the terms of a definitive merger agreement. Representatives of Sonnenschein had sent representatives of Patterson Belknap and the special committee a proposed draft merger agreement on November 20, 2009. At the time, the special committee determined that it was not in the best interests of The Orchard and our stockholders to begin review and negotiation of the agreement until the parties were in agreement in principle on the key material terms of an agreement. Once those terms had been agreed upon, negotiation of the merger agreement followed.

On January 22, 2010, Patterson Belknap provided a revised draft of the merger agreement to Sonnenschein, and on January 29, 2010, legal representatives from The Orchard, Patterson Belknap, Sonnenschein and Chadbourne discussed open items in the merger agreement. On February 12, 2010, Sonnenschein provided a revised merger agreement to Patterson Belknap, and on February 18, 2010, Mr. Donahue, Mr. Stein and legal representatives of The Orchard, Patterson Belknap, Sonnenschein and Chadbourne held a conference call to discuss open items in the merger agreement. Significant issues discussed during this call included the scope of the representations and warranties of both parties, our right to entertain higher offers after the end of the “go-shop” period, the nature and amount of expenses to be reimbursed by The Orchard if the transaction is not consummated and the circumstances under which such amounts are reimbursable, and the conditions under which the parties may elect not to consummate the transaction.

On February 19, 2010, Patterson Belknap provided a revised draft of the merger agreement to Sonnenschein, including revisions the parties had agreed to during the call the previous day. The parties then engaged in a series of telephone discussions and written communications from February 26, 2010 to March 15, 2010, during which the parties negotiated a number of issues, including:

•	Definition of Material Adverse Change;
•	The status and treatment of outstanding warrants;
•	Representations and warranties relating to material contracts, tax and intellectual property matters;
•	The length of the “go-shop” period, which the special committee had initially requested be 45 days;
•	The termination events giving rise to a right of reimbursement of expenses for Dimensional Associates;
•	The amount of the cap on the reimbursement of expenses, which Dimensional Associates had initially requested be set at $650,000; and
•	The appropriate time frame for the “drop-dead” termination date.

On March 4, 2010, the special committee held negotiations with Mr. Stein at our headquarters. The parties resolved open issues regarding the representations and warranties, the amount of the cap on the reimbursement of expenses, the length of the “go-shop” period and other open items relating to the parties’ termination rights. During these discussions, at the request of the special committee, Dimensional Associates agreed to include a provision that would require the payment of additional consideration to the current minority stockholders under certain circumstances if Dimensional Associates, The Orchard or any of their affiliates enters into a subsequent transaction to sell 80% of The Orchard or its assets within six months of the consummation of the merger.

After these conversations with Mr. Stein on March 4, 2010, the special committee held a meeting to review the negotiation of the merger agreement. Representatives from Patterson Belknap participated in this meeting and described the status of its negotiations with Sonnenschein on the merger agreement. At this meeting, the special committee also determined to engage Craig-Hallum as its investment banker to solicit third party interest in an alternative transaction and otherwise manage the activities of the special committee in connection with the “go-shop” provision in the proposed merger agreement. In September 2009, prior to our receipt of the Dimensional Proposal, Craig-Hallum had introduced a potential buyer to us, but we never engaged Craig-Hallum for this or any other purpose. The discussions in September 2009 did not progress, but Craig-Hallum had undertaken certain diligence activities in connection with those discussions.

Mr. Donahue interviewed three firms to be the special committee’s investment banker with respect to its “go-shop” activities. Mr. Donahue recommended Craig-Hallum to the special committee because of its competitive fee structure, perspective on the digital distribution industry and because its knowledge of The Orchard would permit it to begin solicitation activities immediately upon its engagement so that the special committee could fully utilize the “go-shop” period. Craig-Hallum had confirmed that it had never been engaged to provide services to The Orchard or Dimensional Associates, and that it had no financial interest in the transaction other than its engagement by the special committee.

On February 18, 2010, the board of directors elected Mr. Navin as Chief Executive Officer and a director of The Orchard. Mr. Navin’s election was unanimously recommended by the search committee.

On March 15, 2010, the special committee held a special meeting to continue its consideration of the Dimensional Proposal and the draft merger agreement. Representatives of Patterson Belknap and Fesnak participated in the meeting. Representatives of Patterson Belknap reviewed with the special committee the fiduciary duties of the directors under applicable Delaware law, the history of the negotiations with Dimensional Associates and other parties, and the terms of the draft merger agreement. Representatives of Fesnak reviewed with the special committee its financial analyses of The Orchard and the Dimensional Proposal. Fesnak then delivered its oral opinion to the special committee that, as of March 15, 2010, and based upon and subject to the various assumptions and qualifications described in such opinion, the per share merger consideration to be received by holders, other than Dimensional Associates and its affiliates, of the common stock in the merger is fair, from a financial point of view, to such holders.

Then following discussion, the special committee unanimously determined that the merger agreement is fair to and in the best interests of The Orchard and our stockholders, declared advisable the merger, the merger agreement and the transactions contemplated thereby, and recommended that the board of directors approve the merger, the merger agreement and the transactions contemplated thereby, that the board of directors recommend to our stockholders that they vote to approve and adopt the merger agreement, and that our stockholders vote to approve and adopt the merger agreement.

The board of directors thereafter convened and unanimously determined (other than Mr. Stein, who abstained from deliberations and voting on the matter) to adopt the recommendation of the special committee, that the merger is fair to and in the best interests of The Orchard and our stockholders, approved and declared advisable the merger agreement, the merger and the transactions contemplated thereby, resolved that the merger agreement be submitted for consideration by our stockholders at a meeting of stockholders, and recommended that our stockholders vote to approve and adopt the merger agreement.

On the afternoon of March 15, 2010, The Orchard, Dimensional Associates and The Orchard Merger Sub, Inc., a wholly owned subsidiary of Dimensional Associates, executed the merger agreement, and on the morning of March 16, 2010, we issued a press release and filed a Current Report on Form 8-K with the SEC announcing the execution of the merger agreement. On the afternoon of March 16, 2010, Dimensional Associates filed an amendment to its Schedule 13D with the Securities and Exchange Commission announcing the execution of the merger agreement.

On March 16, 2010, The Orchard, Dimensional Associates and The Orchard Merger Sub executed Amendment No. 1 to the merger agreement, and on March 18, 2010, we filed a Current Report on Form 8-K with the SEC reporting the execution of the amendment to the merger agreement. The amendment clarifies the intention of the parties that the condition to the completion of the merger requiring the merger agreement and the merger to be approved and adopted by holders of a majority of our outstanding voting securities not owned by Dimensional Associates, its affiliates or Merger Sub, is not waivable. On March 18, 2010, Dimensional Associates filed an amendment to its Schedule 13D with the SEC reporting the execution of the amendment to the merger agreement.

On April 14, 2010, the special committee held a meeting at which Patterson Belknap was present. Representatives of Patterson Belknap updated the special committee on the status of a civil action challenging the merger that had been filed in the Delaware Court of Chancery on March 25, 2010. The special committee resolved to engage the Delaware law firm of Morris, Nichols, Arsht & Tunnell LLP as its Delaware legal counsel with respect to the litigation and any action challenging the merger that may be filed in the future in the Delaware Court of Chancery. Patterson Belknap had recommended Morris Nichols to the special committee. Mr. Donahue interviewed two firms to be the special committee’s legal counsel in Delaware with respect to the litigation. Mr. Donahue recommended Morris Nichols to the special committee because of its reputation and familiarity with the type of litigation filed in Delaware. Morris Nichols confirmed that it had never been engaged to provide services to The Orchard or Dimensional Associates, and that it had no financial interest in the transaction other than its engagement by the special committee.

The Delaware action, Rapfogel Partners Ltd. v. Donahue et al., CA No. 53571-VCS, alleges breach of fiduciary duty by the members of The Orchard board of directors who serve on the special committee by failing to engage in an honest and fair sale process and by agreeing to a transaction pursuant to which the minority stockholders may receive inadequate and unfair consideration for their shares of common stock of The Orchard. The plaintiff, who purports to represent the class of all owners of The Orchard’s common stock (except for the litigation defendants and their affiliates), also asserts breach of fiduciary duty claims against the members of The Orchard board of directors who do not serve on the special committee, Dimensional Associates and Merger Sub and names The Orchard as an additional defendant. We have been informed that Bidder B is a nephew of the plaintiff. The action has been assigned to Vice Chancellor Strine of the Delaware Chancery Court. On May 5, 2010, the plaintiff filed an amended complaint and on May 6, 2010, the plaintiff filed two motions seeking expedited proceedings and a preliminary injunction with the Delaware Chancery Court. On May 21, 2010, Vice Chancellor Strine held a scheduling hearing at which he declined to schedule a hearing on a preliminary injunction, and ordered the parties to engage in expedited pre-trial document discovery. On May 28, 2010, the defendants filed answers with the court denying all substantive allegations in the plaintiff’s complaint. The parties began delivery of pre-trial discovery on June 4, 2010.

Also on April 14, 2010, The Orchard, Dimensional Associates and The Orchard Merger Sub executed Amendment No. 2 to the merger agreement, and on April 15, 2010, we filed a Current Report on Form 8-K with the SEC reporting the execution of the amendment to the merger agreement. The amendment extended the “go-shop” period in the merger agreement by one week, to 37 days from 30 days, giving us the right to solicit and engage in discussions and negotiations with respect to an alternative transaction through April 21, 2010. The parties agreed to extend the “go-shop” period to permit Craig-Hallum to complete discussions with two parties that remained interested in a transaction with The Orchard as of the end of the original “go-shop” period. On April 19, 2010, Dimensional Associates filed an amendment to its Schedule 13D with the SEC reporting the execution of the amendment to the merger agreement.

The merger agreement, as amended, provides that, until 12:01 a.m., New York time, on April 22, 2010, we were allowed to initiate, solicit and encourage any alternative acquisition proposals from third parties, provide non-public information and participate in discussions and negotiate with third parties with respect to acquisition proposals. Upon execution of the merger agreement, we engaged Craig-Hallum to conduct this “go-shop” process. From March 16th through April 21, 2010, Craig-Hallum contacted 35 potential interested parties, consisting of 23 strategic parties that operate in our industry, including Bidder C, and 12 potential financial buyers that invest in companies in our industry. Four of these potential interested parties entered into non-disclosure agreements with us and were provided access to our electronic data room. In addition, one financial buyer held face-to-face business diligence meetings with our management. None of these discussions, however, produced any offers for an alternative transaction to acquire The Orchard. On April 22, 2010, the “go-shop” period expired, and we ceased our solicitation activities. The merger agreement permits us to engage or participate in discussions or negotiations with any person that makes a bona fide acquisition proposal in writing that the special committee reasonably determines in good faith (after consultation with its financial advisor) constitutes or is reasonably likely to lead to a superior proposal, and the special committee will consider each such proposal that is submitted. See “The Merger Agreement — Restrictions on Solicitations of Other Offers”.

Fairness of the Merger, Recommendation of the Special Committee and the Board of Directors

On March 15, 2010, the special committee determined that the proposed merger and the terms and provisions of the merger agreement were substantively and procedurally fair to and in the best interests of our unaffiliated stockholders and that the merger was advisable. Based on such determinations, the special committee unanimously recommended to the board of directors that the board of directors approve and authorize the merger agreement and the transactions contemplated thereby.

At a meeting of the board of directors held immediately following the special committee’s determination, at which all of the directors were present, the board of directors considered the recommendation of the special committee. The board of directors adopted the special committee’s analysis and determined that the terms and provisions of the merger agreement and the proposed merger were substantively and procedurally fair to and in the best interests of our unaffiliated stockholders and that the merger was advisable, approved and authorized the merger agreement and recommended that our stockholders adopt the merger agreement. This approval and authorization by the board of directors was unanimous, except that Mr. Stein abstained from deliberations and voting on the matter.

The special committee determined that the proposed merger was advisable at this time because changes in the digital content distribution industry described below under “ — Nature of Challenges” have increased the risk of The Orchard’s continuing as a standalone public company. The special committee believes that addressing these challenges involves increased risk to the ability of The Orchard to maintain and increase stockholder value in the long term, and the opportunity to provide unaffiliated stockholders with concrete value at this time is in the best interests of the stockholders.

In evaluating the fairness and advisability of the merger agreement and the merger, the special committee considered the following factors, each of which the special committee believes supports its determination as to fairness and advisability:

•	Nature of Challenges.
•	The special committee considered our historical and current financial performance and results of operations, our lack of historical profitability, our prospects and long-term strategy, and our competitive position in our industry. The special committee determined that continuing as an independent company in light of these factors would increase the risk that The Orchard would be unable to maintain and increase stockholder value in the future. Given this risk, the special committee determined that providing the stockholders with certain return in the near term was the best option for maximizing stockholder value.
•	The special committee considered the outlook for, and conditions facing, the digital content distribution industry, including declining growth rates, contracting gross margins and fundamental consolidation and realignment in the industry. The ability of companies in the digital content distribution industry to increase or even maintain pricing is weakening and prices are declining. The special committee determined that these changes in the industry could erode the financial prospects of The Orchard and render uncertain the ability of The Orchard to maintain and increase stockholder value in the long term.
•	The special committee considered the projected ongoing capital investment necessary to upgrade and maintain our technological infrastructure, and to develop new products and services in order to maintain and increase our market share, and the lack of available sources for such investment. Companies in the digital content distribution industry have rapidly increasing capital needs to fund advanced technology to capture and distribute content and provide data analytics to support marketing efforts. Smaller digital distributors like The Orchard must increasingly identify sources of significant capital investment in order to maintain and increase their position in the industry. The special committee determined that the difficulties of identifying ongoing sources of capital increased the risk of remaining an independent company and would hinder The Orchard’s ability to maintain and increase stockholder value in the long term.
•	The special committee considered our prospects for increasing our size in order to maximize our branding, operating economies and ability to make acquisitions and fund other corporate purposes with equity and debt. As a standalone entity, The Orchard would need to increase its size to create improved operating margins and to generate additional funding to be competitively advantaged going forward. The special committee determined that our lack of profitability and difficulties in increasing our profitability significantly limit the opportunities for The Orchard to increase its size, and, as a result, increase the risk of maintaining and increasing stockholder value in the long term.

•	Strategic Alternatives. The special committee believes that the merger is more favorable to our unaffiliated stockholders than the alternatives, including:
•	remaining as a stand-alone, independent company pursuing the current strategic plan because of the uncertain returns to our stockholders if we remained independent in light of our business, operations, financial condition, strategy and prospects; as well as the risks involved in achieving those returns, the nature of the industry in which The Orchard competes, and general industry and market conditions, both on an historical and on a prospective basis; and
•	remaining an independent company and pursuing a significant acquisition, seeking strategic partnership arrangements or pursuing a sale to or merger with a company in the same markets, given the potential rewards, risks and uncertainties associated with those alternatives.
•	Merger Consideration. The special committee concluded that the merger consideration was likely the highest price reasonably attainable for our stockholders in a merger or other acquisition transaction. Though Bidder B offered a higher price per share for our common stock as part of its proposal, it did not offer to cash out the Series A convertible preferred stock at the full value of its liquidation preference as required by the contractual terms of our Series A convertible preferred stock. In addition, Bidder B did not have sufficient cash to consummate the transaction as proposed and would have required third party financing. Though Bidder B submitted letters of support from two investment banks, the special committee determined that these letters were not firm commitments and that Bidder B’s financing was uncertain. Therefore, the special committee concluded that the higher price for the common stock offered by Bidder B was not reasonably attainable. There will be no liquidation payment to the holders of Series A convertible preferred stock under the merger agreement. The merger consideration to be paid by Dimensional Associates will be all cash, and Dimensional Associates will not require financing to complete the transaction. The special committee believes that the absence of another merger or acquisition transaction that would result in a higher price for our unaffiliated stockholders supports its conclusion that the proposed merger is fair to our unaffiliated stockholders because it indicates that there are no other parties willing to pay a premium for the shares held by our unaffiliated stockholders. In addition, the fact that Dimensional will not need to finance the merger consideration means that the unaffiliated stockholders will receive a cash payment with a premium to market for their shares in the near term with relatively little risk other than the risk of the transaction not being consummated.
•	Fesnak Opinion. The special committee considered the financial presentation of Fesnak and Fesnak’s oral opinion delivered to the special committee (which opinion was subsequently confirmed in writing) to the effect that, as of March 15, 2010 and based upon and subject to the various assumptions, qualifications and limitations set forth in its opinion, the $2.05 per share price was fair to our common stockholders, other than Dimensional Associates and its affiliates, from a financial point of view to such holders, as more fully described under “— Opinion of the Special Committee’s Financial Advisor”. The full text of Fesnak’s written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken by Fesnak in rendering its opinion, is attached as Appendix C to this proxy statement and is incorporated herein by reference. You are urged to, and should, read the Fesnak opinion carefully and in its entirety. The opinion was directed to the special committee and addresses only the fairness, from a financial point of view, of the merger consideration to be received by our common stockholders, other than Dimensional Associates and its affiliates. The opinion does not address any other aspect of the proposed merger nor does it constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger agreement.
•	Market Price and Premium. The special committee considered the historical market prices of the common stock and noted that the proposed consideration of $2.05 per share represented a premium of approximately 80% over the $1.14 per share closing price on October 29, 2009, the last trading day prior to the announcement of the Dimensional Proposal, and a premium of approximately 21% over the $1.69 per share average closing price for the ninety trading days immediately prior to the announcement of the Dimensional Proposal. The special committee believes that historical market prices of our common stock for periods in excess of ninety days prior to the announcement of the proposal by Dimensional Associates are less relevant indicators of fairness than current prices. In 2008 and 2009, the economy experienced a significant recession, and the stock market saw unprecedented volatility. In addition, the digital content distribution industry experienced and continues to experience rapid evolution. Instead of focusing on historical market prices, the special committee considered the price of our common stock at the time of the announcement of the Dimensional Proposal. Because our common stock is thinly traded and its price is volatile, the special committee decided to confirm its consideration of the premium by referring to a 90-day average immediately prior to the announcement for the purpose of smoothing out market volatility.
•	Lack of Alternative Acquisition Proposals. Based on the discussions between The Orchard and various strategic and financial entities and the views of management, the special committee concluded that it was unlikely that a credible competing offer for The Orchard could be obtained at a price higher than $2.05 per share for the common stock. This conclusion was also supported by the fact that Dimensional Associates and its affiliates own a significant portion of our outstanding capital stock, including 99% of our Series A convertible preferred stock, and therefore any sale of The Orchard to a third party would effectively require the approval of Dimensional Associates. The special committee had been informed that Dimensional Associates would be a willing seller only if it received the full liquidation preference of its Series A convertible preferred stock, approximately $24.89 million, in cash. See “— Background of the Merger”. This conclusion was further supported by the response received by Dimensional Associates in its solicitation activities in 2009 as well as the response received by Craig-Hallum during the “go-shop” period following the execution of the merger agreement, during which Craig-Hallum contacted 35 prospective strategic and financial buyers, but received interest from only four, and offers from none. Dimensional Associates supported the special committee’s go-shop activities, and Craig-Hallum informed potential interested parties that Dimensional Associates would be a willing seller of its Series A convertible preferred stock if it received its liquidation preference for such stock. The special committee believes that this active solicitation process, which included a three-month period in 2008 and early 2009 when Dimensional Associates itself solicited potential purchasers of its position, a four-month period in 2009 and early 2010 after we announced publicly that we were considering a proposal from Dimensional Associates while not being bound by any exclusivity obligations, and a 37-day go-shop period when the special committee, with the support of Dimensional Associates, solicited parties interested in buying The Orchard, resulted in a comprehensive search for alternatives to maximize stockholder value.
•	Negotiations Conducted by Special Committee. The special committee considered the fact that the merger agreement and the transactions contemplated thereby were the product of extensive negotiations between Dimensional Associates and the special committee and that no member of the special committee was employed by or affiliated with The Orchard (except in his capacity as a director) or had any economic interest in Dimensional Associates or its affiliates.
•	Terms of the Merger Agreement. The special committee also considered the following key terms of the proposed merger agreement:
•	“Go-Shop” Provision: The special committee considered that Dimensional Associates had conducted a broad canvass of potential interested parties at the beginning of 2009 but had received no credible offers. The special committee had also contacted and discussed a transaction with potential interested parties throughout the negotiation process. Nonetheless, the special committee and the board of directors considered the post-signing “go-shop” period to be an important confirmation that the merger consideration to be paid by Dimensional Associates was likely the highest price reasonably attainable for our stockholders in a merger or other acquisition transaction.
•	Additional Consideration. The merger agreement provides that additional consideration will be paid to the stockholders who are unaffiliated with Dimensional Associates, if, on or prior to the six-month anniversary of the consummation of the merger, Dimensional Associates, The

Orchard or any of their affiliates enters into a commitment to sell at least 80% of the outstanding voting securities of The Orchard or at least 80% of the assets of The Orchard. The additional consideration would be an amount equal to 15% of the difference between the enterprise value of The Orchard in such resale transaction and the enterprise value of The Orchard immediately prior to the consummation of the merger as calculated in accordance with the terms of the merger agreement.
•	Ability to Change Recommendation and to Terminate the Merger Agreement. The merger agreement permits (1) the board of directors, after compliance with certain procedural requirements, to change its recommendation in response to a superior proposal or intervening event; and (2) us to terminate the merger agreement if the board of directors changes its recommendation. See “The Merger Agreement — Restrictions on Change of Recommendation to Stockholders”.
•	Closing Conditions. The completion of the proposed merger is not subject to a financing condition, and there are relatively few closing conditions to the merger and no regulatory approval is necessary to consummate the merger. Accordingly, the special committee believed that there is a high likelihood that the merger will be consummated.
•	Absence of a Termination or “Break up” Fee. The merger agreement does not require us to pay a termination or “break up” fee if the board of directors terminates the merger agreement to enter into an acquisition agreement with respect to a superior proposal, but instead requires us to pay only documented out-of-pocket expenses of Dimensional Associates up to $350,000.
•	Availability of Appraisal Rights. The special committee also considered the fact that rights of appraisal would be available to our stockholders under Delaware law. See “Appraisal Rights”.
•	Required Majority of Minority Vote. The consummation of the merger is conditioned upon a majority of the outstanding shares of common stock not held by Dimensional Associates or its affiliates that are eligible to vote at the stockholders’ meeting, voting in favor of the approval and adoption of the merger agreement.

The special committee also considered the following potentially negative factors:

•	Risk of Non-Completion. The special committee considered the risk that the proposed merger might not be completed due to the failure of a condition, such as the condition with respect to a limitation on percentage of dissenting shares, and the effect of the resulting public announcement of termination of the merger agreement on:
•	the market price of our common stock;
•	our operating results, particularly in light of the costs incurred in connection with the transaction; and
•	our ability to attract and retain key personnel.
•	Transaction Costs. If the merger is not completed, we will be required to pay our fees and expenses associated with the transaction, including the fees and expenses of the special committee’s outside legal and financial advisors, as well as, under certain circumstances, reimburse Dimensional Associates for its documented out-of-pocket expenses associated with the transaction up to $350,000.
•	Possible Disruption of Business. The special committee considered the possible disruption to our business that may result from the announcement of the transaction and the resulting distraction of our management. The special committee also considered the fact that the merger agreement contains certain limitations regarding the operation of our business during the period between the signing of the merger agreement and the consummation of the proposed merger.
•	Future Growth. The special committee considered the fact that if the proposed merger is adopted, our unaffiliated common stockholders would not participate in any future growth of The Orchard.

In considering the fairness of the merger to our stockholders, other than Dimensional Associates and its affiliates, the special committee considered whether the $2.05 per share price represented fair value in relation to the following:

•	implied equity value of our common stock based on multiples of last-twelve-month revenues of selected comparable companies with the addition of a control premium;
•	implied equity value of our common stock based on multiples of earnings before interest, taxes, depreciation and amortization of selected comparable companies with the addition of a control premium applied to The Orchard’s forecasted earnings before interest, taxes, depreciation and amortization, which we refer to as “EBITDA”;
•	implied equity value of our common stock relative to valuation multiples paid in selected precedent transactions;
•	current and historical market prices for our common stock both with and without the addition of a control premium;
•	implied equity value of our common stock based on a discounted cash flows analysis of management forecasts of net cash flow assuming The Orchard remains an independent, public company; and
•	implied equity value of our common stock based on a discounted cash flows analysis of management forecasts of net cash flow assuming an equal sharing between Dimensional Associates and the holders of the common stock of the savings and synergies as a result of the merger.

The cash consideration offered to the holders of our common stock in the merger exceeded the range indicated in each of these analyses other than the implied equity value based on multiples of last-twelve-month revenues of selected comparable companies, which resulted in an implied value of the our common stock equal to $3.90 per share. The special committee considered this valuation to be an outlier because it was not supported by any of the other valuation methodologies and because it was based on revenue calculations, which do not take cost structure into account.

The special committee did not separately consider net book value, pre-merger going concern value or bankruptcy liquidation value in determining the fairness of the merger to our stockholders. The special committee noted that The Orchard continues to be viable as a going concern and that liquidation was not considered a viable alternative to The Orchard remaining an independent business, or the sale of The Orchard as a going concern. Our book value at September 30, 2009 was $12.8 million, and tangible net book value, book value excluding goodwill of $12.35 million and intangible assets of $5.65 million, was negative at September 30, 2009. As a result, it is unlikely that our assets could be sold individually for a significant amount of value. In addition, liquidation was not considered to be a viable alternative because a liquidation event would trigger our contractual obligation to pay the holders of our Series A convertible preferred stock a liquidation preference of approximately $24.99 million. This payment would have been in excess of any reasonable amount received in consideration for our assets. The special committee believes that The Orchard as a going concern has a higher value than its liquidation value.

Although the foregoing discussion sets forth all of the material factors considered by the special committee in reaching their recommendations, it may not include all of the factors considered by the special committee. Each director may have weighed these factors differently and considered additional factors. In view of the variety of factors and the amount of information considered, the special committee did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching their recommendations. The recommendations were made after consideration of all of the factors as a whole.

The special committee believes that the proposed merger is procedurally fair to our unaffiliated stockholders because, among other things: (1) the special committee consisted of independent directors with no economic interest or expectation of an economic interest in Dimensional Associates or its affiliates and was appointed by the board of directors to represent solely the interests of our unaffiliated stockholders; (2) the terms and conditions of the merger agreement resulted from extensive bargaining between the special committee (and its counsel) and Dimensional Associates (and its counsel), with the participation of management of

The Orchard (and its counsel); and (3) the terms and conditions of the merger agreement include significant procedural protections for the unaffiliated stockholders, including the non-waivable condition that the merger agreement and merger be approved by holders of a majority of our outstanding voting stock other than Dimensional Associates and its affiliates.

The board of directors, after receiving the recommendation of the special committee, adopted the special committee’s analysis, and (1) approved, declared advisable and authorized the merger agreement and the transactions contemplated by the merger agreement, including the proposed merger; (2) determined that the proposed merger and the transactions contemplated by the merger agreement are substantively and procedurally fair to and in the best interests of our unaffiliated stockholders; and (3) recommends that our stockholders vote FOR the approval of the merger and the approval and adoption of the merger agreement.

Opinion of the Special Committee’s Financial Advisor

The special committee retained Fesnak and Associates, LLP, which we refer to as “Fesnak”, as its financial advisor in connection with the offer by Dimensional Associates. Fesnak is an accounting, valuation and consulting firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions and for corporate and other purposes. Fesnak orally rendered its opinion, which we refer to as the “Fesnak Opinion”, to the special committee and subsequently confirmed in writing, that as of March 15, 2010, and based upon and subject to the factors and assumptions set forth in the written opinion, the merger consideration to be paid by Dimensional Associates to the holders of our common stock (other than Dimensional Associates and its affiliates), taken in the aggregate, pursuant to the offer was fair from a financial point of view to such holders.

The full text of the Fesnak Opinion, dated March 15, 2010, is attached as Appendix C to this proxy statement. You are urged to, and should, read the Fesnak Opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations of the review undertaken by Fesnak in rendering such opinion. Fesnak provided its opinion for the information of and assistance to the special committee in connection with its consideration of the offer by Dimensional Associates and addresses only the fairness from a financial point of view as of the date of the opinion of the merger consideration to be received by the holders of our capital stock (other than Dimensional Associates and its affiliates) pursuant to the merger agreement. The Fesnak Opinion does not in any manner address any other aspects of the merger or the merger agreement. Fesnak expressed no opinion or recommendation to the stockholders as to how to vote at the annual meeting to be held in connection with the merger or what particular course of action should be taken with respect to the contemplated transaction or any other matter.

In connection with rendering its opinion, Fesnak, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of The Orchard;
•	reviewed certain audited historical financial statements of The Orchard for the three fiscal years ended December 31, 2008, and the unaudited financial statements for the three quarters ended September 30, 2009;
•	reviewed certain other financial operating data;
•	reviewed certain financial forecasts prepared by our management;
•	discussed the past and current operations and financial condition and the prospects of The Orchard with our management;
•	reviewed the reported prices and trading activity for our common stock;
•	compared our financial performance and the prices and trading activity of our common stock with that of certain other publicly traded companies comparable with The Orchard;
•	reviewed the financial terms, to the extent publicly available, of certain relevant acquisition transactions, known as “guideline” transactions; and
•	reviewed such other information and considered such other factors as Fesnak deemed appropriate.

In arriving at its opinion, Fesnak assumed and relied on, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Fesnak by us. With respect to the financial forecasts Fesnak assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management of the future financial performance of The Orchard. In addition, Fesnak assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions.

Fesnak was not engaged as a legal, tax or regulatory advisor to the special committee. Fesnak was engaged to be financial advisor only and has relied on, without independent verification, the assessment of The Orchard and its legal, tax, and regulatory advisors with respect to legal, tax, and regulatory matters. Fesnak did not make any independent valuation or appraisal of the assets or liabilities of The Orchard, nor was Fesnak furnished with any such appraisals. The Fesnak Opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Fesnak as of, the date of the opinion. Events occurring after the date of the opinion may affect the opinion and the assumptions used in preparing it, and Fesnak did not undertake any obligation to update, revise or reaffirm the opinion.

The Fesnak Opinion does not address the relative merits of the merger as compared with any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved. In arriving at its opinion, Fesnak was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving The Orchard, nor did Fesnak negotiate with any party with respect to the possible acquisition, business combination or other extraordinary transaction involving The Orchard.

The following is a summary of the material financial analyses used by Fesnak in connection with providing its opinion to the special committee.

Comparable Public Company Analysis

Fesnak compared certain financial information for The Orchard to corresponding financial information, ratios and public market multiples for a sample of publicly traded companies selected based on their involvement in the digital media services industry, size, profitability, leverage, growth prospects, market position and risk. Fesnak initially focused its search on public companies providing digital music services. However, because of the limited number of comparable public companies in this industry, Fesnak expanded its search to include public companies providing various forms of digital media services. In addition to the general characteristics described above, Fesnak focused on companies with similar financial characteristics, including revenues that were no more than ten times The Orchard’s reported results. After discussions with The Orchard’s management and its own analysis, Fesnak selected the following nine publicly traded companies to serve as comparables:

Glu Mobile Inc.
EDGAR Online, Inc.
Limelight Networks, Inc.
Salary.Com, Inc.
WebMediaBrands Inc.
Image Entertainment, Inc.
RealNetworks Inc.
Internap Network Services Corporation
LiveWire Mobile, Inc.

Fesnak originally included a tenth company, Fluid Music Canada, Inc., which was excluded from this analysis because the company had undertaken a significant corporate acquisition in late 2009. This one-time, non-operating event significantly influenced the stock price, and Fesnak determined that it created an artificial bias in the valuation. No other comparable companies fit the criteria established by Fesnak.

Fesnak analyzed publicly available information for the comparable companies, including market and financial data from such companies’ public filings with the SEC. Fesnak used this information to formulate valuation multiples which were applied to the appropriate revenue and earnings streams for The Orchard.

None of the comparable companies is identical to The Orchard. As a result, in evaluating the comparable companies, Fesnak made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters.

Fesnak calculated and compared various financial multiples and ratios using closing market share prices and other publicly available historical financial data for the selected companies, based on results as of September 30, 2009 (and December 31, 2009 when available) and stock prices as of March 10, 2010. For each company, Fesnak calculated a “market value of invested capital”, which we refer to as MVIC. MVIC was calculated by first multiplying the aggregate number of common shares outstanding for each company by the closing price per share of its common stock on March 10, 2010. To this aggregate number, Fesnak added interest bearing debt and subtracted cash and marketable securities, to reach a MVIC for each company. Fesnak then compared the MVIC calculations for each company to its revenue and EBITDA in order to establish multiples of MVIC to Revenue and MVIC to EBITDA for the comparable companies.

Because we had a loss from operations and negative EBITDA for the twelve months ended September 30, 2009, MVIC to EBITDA calculations would not have produced a meaningful indication of value for The Orchard. As an alternative, Fesnak applied MVIC multiples for the last twelve months to The Orchard’s revenues, rather than more commonly used income multiples, such as MVIC to EBITDA. However, MVIC to Revenue multiples are instructive but less reliable indicators of value than MVIC to EBITDA multiples because they do not take into account a company’s cost structure. Because the MVIC to EBITDA multiple is instructive and more typical, Fesnak also applied the comparable companies’ MVIC to EBITDA multiples to The Orchard’s forecasted EBITDA for 2010 (which is projected to be positive). The multiples calculated by Fesnak for the comparable companies are as follows:

	Industry Multiples
Selected Pricing Multiple	Low	High	Mean	Median	Selected
MVIC/Revenues	0.31	1.83	0.82	0.64	0.60
MVIC/EBITDA	3.41	41.35	18.61	11.08	10.00

Fesnak selected a multiple of 0.60 for the MVIC to Revenue calculation, which approximates the median, because our financial results are in line with the comparable companies except for the liquidity ratios, which were below most of the public comparables. Fesnak selected a multiple of 10.00 for the MVIC to EBITDA calculation, which is slightly below the median, because these multiples represent the historical performance of the comparable companies but they are being applied to forecasted performance for The Orchard since we had negative EBITDA during the period of analysis.

In order to calculate a residual value available to the holders of our common stock, Fesnak made several adjustments to the analysis, including (i) adding back $4.5 million of cash that was on the balance sheet of The Orchard but had been excluded from the calculation because cash was excluded from the MVIC multiples calculated for the comparable companies, (ii) the application of a 20% control premium in order to determine equity value on a controlling interest basis, and (iii) the subtraction of approximately $24.99 million from the overall value, representing the liquidation preference of our outstanding Series A convertible preferred stock.

Fesnak reduced The Orchard’s equity value indications by the aggregate value of the Series A convertible preferred stock liquidation preference in its Comparable Public Company Analysis and in its Selected Relevant Transactions Analysis described below in order to reflect all economic ownership rights and contractual obligations of The Orchard. In certain standard corporate events, The Orchard has a contractual obligation to pay the holders of its Series A convertible preferred stock its liquidation preference prior to any payments to the holders of our common stock. Although this payment will be made inapplicable in connection with the proposed merger, The Orchard’s contractual obligation to pay this liquidation preference is ongoing and will remain a liability after the consummation of the proposed merger. When calculating the value of the common equity of The Orchard by comparison to other public companies, this ongoing liability must be accounted for.

In order to convert the indicated values calculated under the Comparable Public Company Analysis for The Orchard to a controlling value, Fesnak added a 20% control premium, based on data provided by Mergerstat BVR Control Premium Studies.

Based on the multiples and adjustments described above, Fesnak calculated an equity value ranging from $1.58 per share of common stock, using the MVIC to EBITDA multiple, to $3.90 per share, using the MVIC to Revenue multiple. Fesnak considered the MVIC to Revenue calculation of $3.90 to be an outlier because of its significant difference from each of the other valuation metrics utilized and because MVIC to Revenue calculations do not take into account The Orchard’s cost structure.

Selected Relevant Transactions Analysis

Fesnak also analyzed certain information relating to the following transactions, which were selected because the target companies operate in the digital media services industry, as well as the size of the target companies and the availability of information about the transactions. In addition to the general characteristics described above, Fesnak focused on transactions that were consummated within the last five years by companies with revenues that were no more than ten times the reported results for The Orchard. Fesnak included in its analysis all transactions that met the search criteria described above.

Fesnak derived valuation multiples from the acquisition prices of these target companies and then applied such multiples to The Orchard.

Target	Acquirer	Acquisition Date	Consideration
Visual Connection, a.s.	KIT Digital, Inc.	October 2008	$4.3 million
Audible, Inc.	Amazon.com, Inc.	March 2008	$277.4 million
Vyvx Ads Business (Level 3 Communications Inc.)	DG Fast Channel Inc.	June 2008	$129 million
Applied Graphics Technologies Inc.	Digital Generation Systems, Inc.	June 2004	$14.1 million
Good Times Entertainment	GAIAM, Inc.	September 2005	$34.4 million
Movielink, LLC	Blockbuster, Inc.	August 2007	$7 million
Creatas, LLC	Jupitermedia Corp.	March 2005	$60.4 million
Trusonic Inc.	Fluid Media Networks, Inc.	October 2007	$6 million
Ringtone.com, LLC	New Motion, Inc.	June 2008	$8.6 million
AMV Holding Limited	Mandalay Media, Inc.	October 2008	$22.5 million

Fesnak calculated multiples of MVIC to last-twelve-month revenue for the ten guideline transactions and applied a selected multiple based on these transactions to the revenues reported by the Company for the twelve-month period ended September 30, 2009. The multiples for the guideline transactions are as follows:

	Industry Multiples
Selected Pricing Multiple	Low	High	Mean	Median	Selected
MVIC/Revenues	0.24	3.54	1.44	1.12	0.60

Fesnak selected a multiple of 0.60 for this MVIC to Revenue calculation, which was between the low and the median. The lower than median revenue multiple was selected because (i) several of the guideline companies had positive EBITDA, which The Orchard did not, (ii) most of the selected transactions occurred prior to the economic recession, when valuation multiples for such transactions were higher, (iii) transactions for the guideline companies that had negative EBITDA had a 0.85 median multiple and transactions with negative EBITDA and greater than $10 million in revenues had a 0.42 median multiple, and (iv) The Orchard had negative working capital.

In order to calculate a residual value available to the holders of our common stock, Fesnak made several adjustments to the analysis, including the subtraction of approximately $24.99 million from the overall value, representing the liquidation preference of our outstanding Series A convertible preferred stock.

Based on the multiples and modifications described above, Fesnak calculated an equity value of $1.89 per share of common stock.

Historical Trading and Selected Price Analysis

Fesnak reviewed the recent stock price performance of our common stock. The closing stock price of our common stock on March 12, 2010, prior to the announcement of the signing of the merger agreement but after the announcement of the $2.00 per share offer by Dimensional Associates for the outstanding shares of common stock not held by it, was $1.70 per share. Adding a control premium of 20% to such price resulted in an approximate price of $2.04 per common share.

Fesnak believes that historical market prices of our common stock prior to the announcement of the proposal by Dimensional Associates are less relevant indicators of fairness than current prices. In 2008 and 2009, the economy experienced a significant recession, and the stock market saw unprecedented volatility. Instead of focusing on historical market prices, for this portion of its analysis, Fesnak considered the price of our common stock at the time of the announcement of the proposed merger in relation to a standard control premium in our industry.

Discounted Cash Flows Analysis

Based on cash flow forecasts provided by our management in November 2009, Fesnak performed a discounted cash flows analysis of The Orchard using the present value of forecasted cash flows to be generated for fiscal years ending December 31, 2010 through 2014 and the value of The Orchard at the end of such period, or the terminal value.

Our management provided Fesnak with “base case”, “worst case” and “aggressive case” forecasts of net cash flows for each of these years as described under “Certain Financial Projections — Additional Cash Flow Projections”, which were updated by Fesnak with management input. Fesnak considered two scenarios using the discounted cash flow method. The first scenario assumes The Orchard would remain an independent public company and that it would continue to take advantage of its net operating tax loss carryforwards. The second scenario assumes that Dimensional Associates would (i) acquire the remaining common shares, integrate the operations of The Orchard with its other digital media assets, thereby creating synergies and cost savings, (ii) share these post-merger savings equally with our pre-merger holders of common stock other than Dimensional Associates and its affiliates, and (iii) be unable to take full advantage of our net operating tax loss carryforwards because of limitations as a result of certain changes in ownership.

For each scenario, a sensitivity analysis was also performed using management’s base case, worst case and aggressive case scenarios. However, in calculating the per share value, Fesnak utilized only the aggressive case scenario because it represents the highest potential value that The Orchard would be expected to achieve in the forecast period.

The discounted cash flow technique has two value components. The first equals the sum of the present value of the cash flows over the forecast period. The second — the residual value, or terminal value — equals the present value of the forecasted cash flow in the terminal year, capitalized into perpetuity using a capitalization rate derived from the discount rate. The residual value reflects the ongoing potential of the business.

Available cash flows are typically equal to the sum of net income plus non-cash charges such as depreciation and amortization, less capital expenditures and working capital requirements. A company’s cost of capital, or discount rate, is equal to the weighted average of its after-tax cost of debt and equity. This rate represents a rate of return that could be expected by an investor given the risk associated with the investment. Fesnak concluded that the appropriate discount rate, based on the weighted average cost of capital of The Orchard was 20% as of the fairness opinion date.

The discounted cash flows analysis completed by Fesnak under the first scenario, which assumes The Orchard would remain a public company and that it would continue to take advantage of its net operating tax loss carryforwards, resulted in an implied value of $1.05 per share of our common stock. The discounted cash flows analysis completed by Fesnak under the second scenario, which assumes a sharing of the savings and synergies resulting from integration of the operations of The Orchard with the other digital media assets of Dimensional Associates, resulted in an implied value of $1.37 per share of our common stock.

General

In connection with the review of the merger by the special committee, Fesnak performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Fesnak considered the results of all of its analyses and believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Fesnak may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Fesnak of the actual value of The Orchard.

Fesnak conducted the analyses described above solely as part of its analysis of the fairness of the merger consideration to be received by holders of shares of our common stock, other than Dimensional Associates and its affiliates, pursuant to the merger agreement from a financial point of view to such holders and in connection with the delivery of its opinion to the special committee. These analyses do not purport to be appraisals or to reflect the prices at which shares of our common stock might actually trade on an open market.

The merger consideration to be paid pursuant to the merger agreement was determined through extensive negotiations between the special committee and Dimensional Associates and was recommended by the special committee for approval by the board of directors of The Orchard and was approved by our board of directors and Dimensional Associates. Fesnak provided advice to the special committee during these negotiations. Fesnak did not, however, recommend any specific merger consideration to the special committee or that any specific merger consideration constituted the only appropriate merger consideration for the merger.

The Fesnak Opinion and its presentation to the special committee was one of many factors taken into consideration by the special committee in deciding to recommend that the board of directors approve, adopt and authorize the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the opinion of the special committee with respect to the consideration to be received by our stockholders pursuant to the merger agreement or of whether the special committee would have been willing to agree to a different merger consideration. The foregoing summary describes the material analyses performed by Fesnak but does not purport to be a complete description of the analyses performed by Fesnak.

The special committee retained Fesnak as its financial advisor because of its reputation in accounting, valuation and consulting and because of its independence from The Orchard and Dimensional Associates. Fesnak provided the special committee with financial advisory services and a fairness opinion in connection with the merger, and as compensation for its services in connection with the merger, we agreed to pay Fesnak a fee of approximately $150,000, $96,000 of which was paid upon delivery of the Fesnak Opinion. We also agreed to reimburse Fesnak for certain expenses incurred by Fesnak and to indemnify Fesnak and related parties against certain liabilities and expenses arising out of the special committee’s engagement of Fesnak.

Preliminary Presentations and Discussions by the Special Committee’s Financial Advisor

Fesnak was engaged to be the financial advisor to the special committee on October 28, 2009. Prior to delivering the Fesnak Opinion on March 15, 2010 described above, Fesnak made preliminary presentations to and held discussions with the special committee regarding its valuation analysis on November 12, 2009, November 24, 2009, December 23, 2009 and January 12, 2010. The following provides a summary of the material financial analyses and procedures presented by Fesnak to the special committee during each of these presentations.

November 12, 2009 Presentation

At a meeting of the special committee on November 12, 2009, Fesnak presented its first valuation analysis of The Orchard. This valuation analysis included a Comparable Public Company Analysis, a Selected Relevant Transactions Analysis and a Discounted Cash Flows Analysis. The methodology of each of these analyses during this presentation was the same as described above for Fesnak’s final presentation. Fesnak provided the special committee with draft materials for each of the analyses described below.

The meeting was called by the special committee and was attended by Messrs. Donahue, Altschul, Dinh, Straka and Peck of the special committee, Messrs. John P. Schmitt and Edward H. Smoot of Patterson Belknap and Messrs. Robert W. Fesnak and Kevin P. Henry of Fesnak.

Comparable Public Company Analysis

Fesnak presented its Comparable Public Company Analysis and used the same nine public companies used in its final analysis. In addition, for this presentation Fesnak included a tenth company, Fluid Music Canada, Inc., which was excluded from its final analysis because the company had undertaken a significant corporate acquisition in late 2009. This one-time, non-operating event significantly influenced the stock price, and Fesnak determined that it created an artificial bias in the valuation. No other comparable companies fit the criteria established by Fesnak. Fesnak provided the special committee with descriptions of each of these companies and their businesses taken from the companies’ public filings and other publicly available sources.

In calculating and comparing various financial multiples and ratios under this method, Fesnak used results for the public comparables as of June 30, 2009 and stock prices as of October 27, 2009. Because The Orchard had a loss from operations and negative EBITDA for the twelve months ended September 30, 2009, Fesnak applied MVIC multiples for the last twelve months to The Orchard’s revenues, rather than its EBITDA. The multiples calculated by Fesnak for the comparable companies are as follows:

	Industry Multiples
Selected Pricing Multiple	Low	High	Mean	Median	Selected
MVIC/Revenues	0.21	15.36	2.18	0.53	0.53

Fesnak selected the median multiple of 0.53 for the MVIC to Revenue calculation because our financial results during the analysis period were in line with the comparable companies except for the liquidity ratios, which were below the public comparables.

In order to calculate a residual value available to the holders of our common stock, Fesnak made several adjustments to the analysis, including (i) adding back $4.695 million of cash that was on the balance sheet of The Orchard but had been excluded from the calculation because cash was excluded from the MVIC multiples calculated for the comparable companies and (ii) the application of a 25% control premium in order to determine equity value on a controlling interest basis.

In order to convert the indicated values calculated under the Comparable Public Company Analysis for The Orchard to a controlling value, Fesnak added a 25% control premium based on data provided by Mergerstat BVR Control Premium Studies for the “information retrieval services” industry in which The Orchard operates. The average control premium for this industry is 26.8% with a median of 24.6% according to Mergerstat. Fesnak subsequently reduced the control premium in its final analysis to 20% because it determined that The Orchard’s business did not align exactly with the information retrieval services industry. Fesnak also considered the “miscellaneous publishing” industry control premiums, which average 20.4% with a median of 7.5%. Ultimately, Fesnak selected a blended rate of 20% for its final analysis.

Based on the multiples and adjustments described above, Fesnak calculated an aggregate controlling, marketable equity value for The Orchard of $46.76 million. For this presentation, Fesnak did not calculate the implied per share value of the common stock under this method, but instead used this aggregate equity value to determine a blended aggregate equity value from which it calculated a per share value as described below.

Selected Relevant Transactions Analysis

Fesnak presented its Selected Relevant Transactions Analysis using the same methodology described above for its final presentation and the same ten transactions as it used in its final presentation. The MVIC to revenue multiples calculated by Fesnak for this presentation are as follows:

	Industry Multiples
Selected Pricing Multiple	Low	High	Mean	Median	Selected
MVIC/Revenues	0.24	3.54	1.44	1.12	0.60

As with its final presentation, Fesnak selected a multiple of 0.60 for this MVIC to Revenue calculation, which was between the low and the median. Based on these multiples, Fesnak calculated an aggregate equity value for The Orchard of $37.04 million. For this presentation, Fesnak did not calculate the implied per share value of the common stock under this method, but instead used this aggregate equity value to determine a blended aggregate equity value from which it calculated a per share value as described below.

Discounted Cash Flows Analysis

Fesnak presented its Discounted Cash Flows Analysis using the same methodology described above for its final presentation and used cash flow forecasts provided by our management in November 2009. A sensitivity analysis was also performed using management’s neutral case, worst case and aggressive case scenarios. Fesnak assigned the following weighted probability values to each scenario — neutral case, 60%, aggressive case, 20%, and worst case, 20%. Management’s neutral case received the greatest weighting because Fesnak considered it to be the most likely outcome. The aggressive and worst case scenario received less but equal weighting because each was considered to have the same likelihood of occurring.

The Discounted Cash Flows Analysis completed by Fesnak for this preliminary analysis assumed The Orchard would remain a public company and that it would continue to take advantage of its net operating tax loss carryforwards, which are referred to as “NOLs”. The aggressive case scenario produced an enterprise value of $37.10 million, from which Fesnak calculated an implied value of $1.89 per share of our common stock. The neutral case scenario produced an enterprise value of $31.63 million, from which Fesnak calculated an implied value of $1.04 per share of our common stock. The worst case scenario produced an enterprise value of $19.74 million, from which Fesnak calculated an implied value of $0.00 per share of our common stock. Fesnak then applied a weighted average analysis to these values using the percentages described above, which resulted in an implied value of $1.00 per share for our common stock.

Preliminary Indication of Value

Fesnak then applied a weighted average calculation to the aggregate indicated equity values that it calculated using these three valuation methods. Fesnak applied a 20% weight to the value calculated using the Comparable Public Company Analysis, and 40% weight to each of the values calculated using the Selected Relevant Transactions Analysis and the Discounted Cash Flows Analysis. Fesnak applied greater weight to the Selected Relevant Transactions Analysis and the Discounted Cash Flows Analysis because the Discounted Cash Flows Analysis is based on forecasts and data from The Orchard itself and the Selected Relevant Transactions Analysis is based on the value of similar companies experiencing similar corporate transactions. This weighted average calculation resulted in an aggregate indicated equity value of The Orchard of $36.31 million. Fesnak then subtracted approximately $24.99 million from this overall value, representing the contractual liquidation preference of our outstanding Series A convertible preferred stock, resulting in a residual value of $11.31 million available to the holders of our common stock. Fesnak then divided this residual value by 6,396,000, the approximate number of shares of our common stock outstanding at the time of the presentation, which resulted in a per share value of our common stock of $1.77.

The special committee discussed the presentation with Fesnak and requested that Fesnak provide the special committee with more information about the financial metrics of the companies selected for the Comparable Public Company Analysis. The special committee also asked Fesnak to consider several factors in its next presentation to the special committee. First, the special committee asked Fesnak to assume that the transaction will result in cost savings to Dimensional as a result of the company being private. Second, the special committee asked Fesnak to assume that the transaction would produce synergies when Dimensional combined the assets of The Orchard with Dimensional’s other portfolio companies. Third, the special committee asked Fesnak to consider whether Dimensional would be in a position to utilize The Orchard’s NOLs. For each of these factors, the special committee asked Fesnak to assume that Dimensional would share some portion of the value of these factors with the unaffiliated stockholders. The special committee also asked Fesnak to conduct its Discounted Cash Flows Analysis using a 17% discount rate and a 20% discount rate.

November 24, 2009 Presentation

At a meeting of the special committee on November 24, 2009, Fesnak made its second presentation regarding its valuation analysis of The Orchard. This valuation analysis included a Comparable Public Company Analysis, a Selected Relevant Transactions Analysis and a Discounted Cash Flows Analysis. The methodology of each of these analyses during this presentation was the same as described above for Fesnak’s final presentation. Fesnak provided the special committee with draft materials for each of the analyses described below.

The meeting was called by the special committee and was attended by Messrs. Donahue, Altschul, Dinh, Straka and Peck of the special committee, Messrs. Schmitt and Smoot of Patterson Belknap and Ms. Lisa McLemore and Messrs. Fesnak, Henry and W. Michael Wolfe of Fesnak.

Comparable Public Company Analysis

Fesnak presented its Comparable Public Company Analysis and used the same ten public companies used in its first presentation. As had been requested at the first presentation, Fesnak provided the special committee with more detailed information about the financial metrics of the companies selected for this analysis and a comparison with those of The Orchard.

In calculating and comparing various financial multiples and ratios under this method, Fesnak used results as of September 30, 2009 and stock prices as of November 13, 2009. Because The Orchard had a loss from operations and negative EBITDA for the twelve months ended September 30, 2009, Fesnak applied MVIC multiples for the last twelve months to The Orchard’s revenues, rather than its EBITDA. The multiples calculated by Fesnak for the comparable companies are as follows:

	Industry Multiples
Selected Pricing Multiple	Low	High	Mean	Median	Selected
MVIC/Revenues	0.21	14.54	2.08	0.50	0.50

Fesnak selected the median multiple of 0.50 for the MVIC to Revenue calculation because our financial results during the analysis period were in line with the comparable companies except for the liquidity ratios, which were below most of the public comparables.

In order to calculate a residual value available to the holders of our common stock, Fesnak made the same adjustments to the analysis as it had in its first presentation, including (i) adding back $4.695 million of cash that was on the balance sheet of The Orchard but had been excluded from the calculation because cash was excluded from the MVIC multiples calculated for the comparable companies and (ii) the application of a 25% control premium in order to determine equity value on a controlling interest basis.

Based on the multiples and adjustments described above, Fesnak calculated an aggregate controlling, marketable equity value for The Orchard of $44.45 million. The aggregate equity value of The Orchard under this method decreased by approximately $2.32 million from the value calculated in Fesnak’s first presentation because the median multiple from the comparable companies decreased as a result of a decrease in market values of the comparable companies. For this presentation, Fesnak did not calculate the implied per share value of the common stock under this method, but instead used this aggregate equity value to determine a blended aggregate equity value from which it calculated a per share value as described below.

Selected Relevant Transactions Analysis

Fesnak presented its Selected Relevant Transactions Analysis using the same methodology described above for its final presentation and the same ten transactions as it used in its final presentation. The MVIC to revenue multiples calculated by Fesnak for this presentation are as follows:

	Industry Multiples
Selected Pricing Multiple	Low	High	Mean	Median	Selected
MVIC/Revenues	0.24	3.54	1.44	1.12	0.60

As with its first presentation, Fesnak selected a multiple of 0.60 for this MVIC to Revenue calculation, which was between the low and the median. Based on these multiples, Fesnak calculated an aggregate equity value for The Orchard of $37.04 million. For this presentation, Fesnak did not calculate the implied per share value of the common stock under this method, but instead used this aggregate equity value to determine a blended aggregate equity value from which it calculated a per share value as described below.

Discounted Cash Flows Analysis

Fesnak presented its Discounted Cash Flows Analysis using the same methodology described above for its final presentation and using updated cash flow forecasts provided by our management on November 23, 2009. Management had revised its forecasts downward in light of additional sales data that it had received. A sensitivity analysis was also performed using management’s neutral case (also called base case), worst case and aggressive case scenarios. Fesnak assigned the following weighted probability values to each scenario — neutral case, 50%, aggressive case, 50%, and worst case, 0%. Management’s worst case scenario received a weighting of 0% because under such a scenario, the holders of common stock would receive no value, and the special committee would not consider a transaction pursuant to which the unaffiliated shareholders received no consideration. For this presentation, the aggressive and neutral case scenarios received equal weighting because each was considered to have the same likelihood of occurring.

Fesnak also considered the private company cost savings that Dimensional Associates would achieve by taking The Orchard private and the synergies that Dimensional Associates would achieve by combining The Orchard with other digital media assets it held. It assumed that as a private company The Orchard would save approximately $780,000 per year and that the synergies of combining The Orchard with other assets of Dimensional would result in savings of approximately $1.04 million. These amounts were added directly as debt free cash flow.

When Fesnak included the aggregate amount of these private company costs savings and synergies in its Discounted Cash Flows Analysis, it calculated the following values for The Orchard. The aggressive case scenario produced an enterprise value of $45.21 million, from which Fesnak calculated an implied value of $3.16 per share of our common stock. The neutral case scenario produced an enterprise value of $38.55 million, from which Fesnak calculated an implied value of $2.12 per share of our common stock. Fesnak then applied a weighted average analysis to these values using the percentages described above, which resulted in an implied value of $2.64 per share for our common stock.

Without these private company costs savings and synergies, Fesnak calculated the following values for The Orchard. The aggressive case scenario produced an enterprise value of $32.60 million, from which Fesnak calculated an implied value of $1.19 per share of our common stock. The neutral case scenario produced an enterprise value of $25.94 million, from which Fesnak calculated an implied value of $0.15 per share of our common stock. Fesnak then applied a weighted average analysis to these values using the percentages described above, which resulted in an implied value of $0.67 per share for our common stock.

At the request of the special committee, Fesnak also ran its Discounted Cash Flows Analysis without these private company costs savings and synergies at a discount rate of 17%. The aggressive case scenario produced an enterprise value of $39.46 million, from which Fesnak calculated an implied value of $2.26 per share of our common stock. The neutral case scenario produced an enterprise value of $31.41 million, from which Fesnak calculated an implied value of $1.00 per share of our common stock. Fesnak then applied a weighted average analysis to these values using the percentages described above, which resulted in an implied value of $1.63 per share for our common stock.

Preliminary Indication of Value

Fesnak then applied a weighted average calculation to the aggregate indicated equity values that it calculated under these three valuation methods. In order to demonstrate the effect of the weighting, Fesnak applied three different weightings to its calculations and conducted its Discounted Cash Flows Analyses at a 20% discount rate and a 17% discount rate.

First, Fesnak applied a 20% weight to the value calculated using the Comparable Public Company Analysis, and 40% weight to each of the values calculated using the Selected Relevant Transactions Analysis and the Discounted Cash Flows Analysis, which was the same weighting used in Fesnak’s first presentation to the special committee. This weighted average calculation resulted in an aggregate indicated equity value of The Orchard of $35.41 million at the 20% discount rate, and $37.88 million at the 17% discount rate. Fesnak then subtracted approximately $24.99 million from these values, representing the contractual liquidation preference of our outstanding Series A convertible preferred stock, resulting in residual values of $10.42 million and $12.89 million available to the holders of our common stock at 20% and 17% discount rates, respectively. Fesnak then divided these residual values by 6,395,000, the approximate number of shares of our common stock outstanding at the time of the presentation, which resulted in a per share value of our common stock of $1.63 at the 20% discount rate and $2.02 at the 17% discount rate.

Second, Fesnak weighted the three methods equally, applying a 34% weight to the value calculated using the Comparable Public Company Analysis, and 33% weight to each of the values calculated using the Selected Relevant Transactions Analysis and the Discounted Cash Flows Analysis. This weighted average calculation resulted in an aggregate indicated equity value of The Orchard of $36.99 million at the 20% discount rate, and $39.03 million at the 17% discount rate. Fesnak then subtracted approximately $24.99 million from these values, representing the contractual liquidation preference of our outstanding Series A convertible preferred stock, resulting in residual values of $12.0 million and $14.04 million available to the holders of our common stock at 20% and 17% discount rates, respectively. Fesnak then divided these residual values by 6,395,000, the approximate number of shares of our common stock outstanding at the time of the presentation, which resulted in a per share value of our common stock of $1.88 at the 20% discount rate and $2.19 at the 17% discount rate.

Third, Fesnak applied a 50% weight to the value calculated using the Comparable Public Company Analysis, and 25% weight to each of the values calculated using the Selected Relevant Transactions Analysis and the Discounted Cash Flows Analysis. This weighted average calculation resulted in an aggregate indicated equity value of The Orchard of $38.80 million at the 20% discount rate, and $40.34 million at the 17% discount rate. Fesnak then subtracted approximately $24.99 million from these values, representing the contractual liquidation preference of our outstanding Series A convertible preferred stock, resulting in residual values of $13.81 million and $15.35 million available to the holders of our common stock at 20% and 17% discount rates, respectively. Fesnak then divided these residual values by 6,395,000, the approximate number of shares of our common stock outstanding at the time of the presentation, which resulted in a per share value of our common stock of $2.16 at the 20% discount rate and $2.40 at the 17% discount rate.

Finally, Fesnak applied a 100% weight to its Discounted Cash Flows Analysis and included the aggregate value of the private company costs savings and synergies that Dimensional Associates may acquire. This calculation resulted in an aggregate indicated equity value of The Orchard of $41.88 million. Fesnak then subtracted approximately $24.99 million from this overall value, representing the contractual liquidation preference of our outstanding Series A convertible preferred stock, resulting in a residual value of $16.89 million available to the holders of our common stock. Fesnak then divided this residual value by 6,395,000, the approximate number of shares of our common stock outstanding at the time of the presentation, which resulted in a per share value of our common stock of $2.64.

The special committee reviewed the valuation analysis with Fesnak. Fesnak explained to the special committee that based on its review of The Orchard’s weighted average after tax cost of debt and equity, a 20% discount rate is more appropriate than a 17% discount rate.

December 23, 2009 Presentation

At a meeting of the special committee on December 23, 2009, Fesnak made its third presentation regarding its valuation analysis of The Orchard. This valuation analysis included a Comparable Public Company Analysis, a Selected Relevant Transactions Analysis and a Discounted Cash Flows Analysis. The methodology of each of these analyses during this presentation was the same as described above for Fesnak’s final presentation. Fesnak provided the special committee with draft materials for each of the analyses described below.

The meeting was called by the special committee and was attended by Messrs. Donahue, Altschul, Dinh, Straka and Peck of the special committee, Messrs. Schmitt and Smoot of Patterson Belknap and Mr. Fesnak of Fesnak.

Comparable Public Company Analysis

Fesnak presented its Comparable Public Company Analysis and used the same ten public companies used in its first two presentations. In calculating and comparing various financial multiples and ratios under this method, Fesnak used results as of September 30, 2009 and stock prices as of December 21, 2009. Because The Orchard had a loss from operations and negative EBITDA for the twelve months ended September 30, 2009, Fesnak applied MVIC multiples for the last twelve months to The Orchard’s revenues, rather than its EBITDA. The multiples calculated by Fesnak for the comparable companies are as follows:

	Industry Multiples
Selected Pricing Multiple	Low	High	Mean	Median	Selected
MVIC/Revenues	0.23	13.97	1.99	0.54	0.54

Fesnak selected the median multiple of 0.54 for the MVIC to Revenue calculation because our financial results during the analysis period were in line with the comparable companies except for the liquidity ratios, which were below most of the public comparables.

In order to calculate a residual value available to the holders of our common stock, Fesnak made several adjustments to the analysis, including (i) adding back $4.695 million of cash that was on the balance sheet of The Orchard but had been excluded from the calculation because cash was excluded from the MVIC multiples calculated for the comparable companies and (ii) the application of a 25% control premium in order to determine equity value on a controlling interest basis.

Based on the multiples and adjustments described above, Fesnak calculated an aggregate controlling, marketable equity value for The Orchard of $47.54 million. The aggregate equity value of The Orchard under this method increased by approximately $3.09 million from the value calculated in Fesnak’s prior presentation because the median multiple from the comparable companies increased as a result of an increase in market values of the comparable companies. For this presentation, Fesnak did not calculate the implied per share value of the common stock under this method, but instead used this aggregate equity value to determine a blended aggregate equity value from which it calculated a per share value as described below.

Selected Relevant Transactions Analysis

Fesnak presented its Selected Relevant Transactions Analysis using the same methodology described above for its final presentation and the same ten transactions as it used in its final presentation. The MVIC to revenue multiples calculated by Fesnak for this presentation are as follows:

	Industry Multiples
Selected Pricing Multiple	Low	High	Mean	Median	Selected
MVIC/Revenues	0.24	3.54	1.44	1.12	0.60

As with its previous presentations, Fesnak selected a multiple of 0.60 for this MVIC to Revenue calculation, which was between the low and the median. Based on these multiples, Fesnak calculated an aggregate equity value for The Orchard of $37.04 million. For this presentation, Fesnak did not calculate the implied per share value of the common stock under this method, but instead used this aggregate equity value to determine a blended aggregate equity value from which it calculated a per share value as described below.

Discounted Cash Flows Analysis

Fesnak presented its Discounted Cash Flows Analysis using the same methodology described above for its final presentation and using updated cash flow forecasts provided by our management on December 18, 2009. A sensitivity analysis was also performed using management’s neutral case (also called base case), worst case and aggressive case scenarios. Fesnak assigned the following weighted probability values to each scenario — neutral case, 50%, aggressive case, 50%, and worst case, 0%. Management’s worst case scenario received a weighting of 0% because under such a scenario, the holders of common stock would receive no value, and the special committee would not consider a transaction pursuant to which the unaffiliated shareholders received no consideration. For this presentation, the aggressive and neutral case scenarios received equal weighting because each was considered to have the same likelihood of occurring.

Fesnak also considered the private company cost savings that Dimensional Associates would achieve by taking The Orchard private and the synergies that Dimensional Associates would achieve by combining The Orchard with other digital media assets it held. It assumed that as a private company The Orchard would save approximately $780,000 per year and that the synergies of combining The Orchard with other assets of Dimensional would result in savings of approximately $1.04 million. These amounts were added directly as debt free cash flow.

Fesnak also considered the effect on the value if Dimensional Associates were able to utilize our NOLs. Fesnak provided the special committee with a Discounted Cash Flows Analysis of The Orchard incorporating private company costs savings, synergies and unlimited utilization of NOLs and another Discounted Cash Flows Analysis of The Orchard incorporating private company costs savings, synergies and an annual limitation of NOLs at $700,000.

When Fesnak incorporated the private company costs savings, synergies and unlimited NOLs in its Discounted Cash Flows Analysis, it calculated the following values for The Orchard. The aggressive case scenario produced an enterprise value of $42.49 million, from which Fesnak calculated an implied value of $2.74 per share of our common stock. The neutral case scenario produced an enterprise value of $36.33 million, from which Fesnak calculated an implied value of $1.77 per share of our common stock. Fesnak then applied a weighted average analysis to these values using the percentages described above, which resulted in an implied value of $2.25 per share for our common stock.

When Fesnak incorporated the private company costs savings and synergies but limited the utilization of the NOLs in its Discounted Cash Flows Analysis, it calculated the following values for The Orchard. The aggressive case scenario produced an enterprise value of $39.12 million, from which Fesnak calculated an implied value of $2.21 per share of our common stock. The neutral case scenario produced an enterprise value of $33.63 million, from which Fesnak calculated an implied value of $1.35 per share of our common stock. Fesnak then applied a weighted average analysis to these values using the percentages described above, which resulted in an implied value of $1.78 per share for our common stock.

Fesnak also provided its Discounted Cash Flows Analysis of The Orchard without the private company costs savings, synergies or utilization of NOLs at discount rates of 20% and 17%. The aggressive case scenario produced an enterprise value of $29.89 million at a 20% discount rate and $36.08 million at a 17% discount rate, from which Fesnak calculated implied values of $0.76 and $1.73 per share of our common stock at 20% and 17% discount rates, respectively. The neutral case scenario produced an enterprise value of $23.72 million at a 20% discount rate and $28.70 million at a 17% discount rate, from which Fesnak calculated implied values of $0.00 and $0.58 per share of our common stock at 20% and 17% discount rates, respectively. Fesnak then applied a weighted average analysis to these values using the percentages described above, which resulted in an implied value of $0.76 per share for our common stock using a 20% discount rate and $1.16 per share for our common stock using a 17% discount rate.

Preliminary Indication of Value

As it had done in its previous presentations, Fesnak applied a weighted average calculation to the aggregate indicated equity values that it calculated using these three valuation methods. As it had done in its presentation to the special committee on November 24, 2009, Fesnak applied three different weightings to its calculations.

First, Fesnak applied a 20% weight to the value calculated using the Comparable Public Company Analysis, and 40% weight to each of the values calculated using the Selected Relevant Transactions Analysis and the Discounted Cash Flows Analysis. This weighted average calculation resulted in an aggregate indicated equity value of The Orchard of $36.27 million at the 20% discount rate, and $37.28 million at the 17% discount rate. Fesnak then subtracted approximately $24.99 million from these values, representing the contractual liquidation preference of our outstanding Series A convertible preferred stock, resulting in residual values of $11.28 million and $12.29 million available to the holders of our common stock at 20% and 17% discount rates, respectively. Fesnak then divided these residual values by 6,395,000, the approximate number of shares of our common stock outstanding at the time of the presentation, which resulted in a per share value of our common stock of $1.76 at the 20% discount rate and $1.92 at the 17% discount rate.

Second, Fesnak weighted the three methods equally, applying a 34% weight to the value calculated using the Comparable Public Company Analysis, and 33% weight to each of the values calculated using the Selected Relevant Transactions Analysis and the Discounted Cash Flows Analysis. This weighted average calculation resulted in an aggregate indicated equity value of The Orchard of $38.24 million at the 20% discount rate, and $39.07 million at the 17% discount rate. Fesnak then subtracted approximately $24.99 million from these values, representing the contractual liquidation preference of our outstanding Series A convertible preferred stock, resulting in residual values of $13.25 million and $14.08 million available to the holders of our common stock at 20% and 17% discount rates, respectively. Fesnak then divided these residual values by 6,395,000, the approximate number of shares of our common stock outstanding at the time of the presentation, which resulted in a per share value of our common stock of $2.07 at the 20% discount rate and $2.20 at the 17% discount rate.

Third, Fesnak applied a 50% weight to the value calculated using the Comparable Public Company Analysis, and 25% weight to each of the values calculated using the Selected Relevant Transactions Analysis and the Discounted Cash Flows Analysis. This weighted average calculation resulted in an aggregate indicated equity value of The Orchard of $40.50 million at the 20% discount rate, and $41.13 million at the 17% discount rate. Fesnak then subtracted approximately $24.99 million from these values, representing the contractual liquidation preference of our outstanding Series A convertible preferred stock, resulting in residual values of $15.50 million and $16.13 million available to the holders of our common stock at 20% and 17% discount rates, respectively. Fesnak then divided these residual values by 6,395,000, the approximate number of shares of our common stock outstanding at the time of the presentation, which resulted in a per share value of our common stock of $2.42 at the 20% discount rate and $2.52 at the 17% discount rate.

Finally, to demonstrate the added value of the utilization of the NOLs, Fesnak applied a 100% weight to its Discounted Cash Flows Analysis and calculated values based on full utilization of The Orchard’s NOLs and limited utilization of The Orchard’s NOLs at $700,000 per year. This analysis did not include any private company costs savings or synergies. These calculations resulted in an aggregate indicated equity value of The Orchard of $39.41 million with unlimited use of NOLs and $36.38 million with limited use of the NOLs. Fesnak then subtracted approximately $24.99 million from these overall values, representing the contractual liquidation preference of our outstanding Series A convertible preferred stock, resulting in residual values of $14.42 million and $11.38 million available to the holders of our common stock. Fesnak then divided these residual values by 6,395,000, the approximate number of shares of our common stock outstanding at the time of the presentation, which resulted in a per share value of our common stock of $2.25 with unlimited use of our NOLs and $1.78 with limited use of our NOLs.

The special committee reviewed the valuation analysis with Fesnak.

January 12, 2010 Presentation

At a meeting of the special committee on January 12, 2010, Fesnak discussed its valuation analysis in light of recent negotiations with Dimensional Associates. Fesnak did not make a presentation or provide the special committee with any materials at this meeting.

The meeting was called by the special committee and was attended by Messrs. Donahue, Altschul, Straka and Peck of the special committee, Messrs. Schmitt and Smoot of Patterson Belknap and Mr. Fesnak of Fesnak.

Fesnak explained that it had received updated information from management regarding forecasted cash flows that it would consider and incorporate into its financial analysis. Fesnak stated that it believed that the most appropriate weighting among its three valuation techniques — Comparable Public Company Analysis, Selected Relevant Transactions Analysis and Discounted Cash Flows Analysis — would be to weight each equally. Fesnak then discussed with the special committee the magnitude of the synergies that Dimensional Associates could expect to realize upon the consummation of the transaction from both being a private company as well as combining The Orchard with its other assets. Fesnak estimated that Dimensional Associates could expect to realize up to $910,000 after taxes annually.

Finally, the special committee asked Fesnak whether based on its current analysis it could identify a range of comfort within which it would be able to say that a price is fair to The Orchard’s unaffiliated stockholders. Fesnak informed the special committee that its current valuation models suggested a fair price range for the unaffiliated shares was between $2.00 and $2.10 per share.

Purpose and Reasons for the Merger for Dimensional Associates, Merger Sub and Certain of Their Affiliates

Under applicable SEC rules, Dimensional Associates and Merger Sub are deemed to be engaged in a “going private” transaction with respect to the proposed merger. Therefore, Dimensional Associates, Merger Sub and certain of their affiliates, namely JDS Capital, L.P., JDS Capital Management, LLC, Joseph D. Samberg and Daniel C. Stein, which we refer to collectively as the “Dimensional Affiliates”, are required to express their reasons for the merger to our unaffiliated stockholders, as defined in Rule 13e-3 under the Exchange Act. Merger Sub, Dimensional Associates and the Dimensional Affiliates are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For Merger Sub, Dimensional Associates and the Dimensional Affiliates, the primary purpose for the merger is to increase Dimensional’s ownership of our common stock from its current position of approximately 42% to over 99% (with the remaining shares of our common stock being owned by Mr. Stein), so that we can be operated as a privately held, majority owned company by Dimensional Associates. Dimensional Associates and Merger Sub will achieve this purpose by way of the merger of Merger Sub with and into The Orchard, pursuant to which all of the shares of our common stock not already owned by Dimensional Associates and its affiliates will be cancelled in exchange for $2.05 per share in cash and a contingent right to receive additional consideration, under certain circumstances if Dimensional Associates or The Orchard or any of their affiliates enters into a commitment to sell at least 80% of our voting securities or assets within six months of the consummation of the merger. Dimensional Associates and the Dimensional Affiliates will benefit from any future earnings and growth of The Orchard after the merger, and Dimensional Associates and the Dimensional Affiliates will bear the risks of its investment in The Orchard. Our non-continuing stockholders will not benefit from any future earnings and growth of The Orchard after the merger, and they will not bear the risk of investment in The Orchard. Dimensional Associates, Merger Sub and the Dimensional Affiliates believe that structuring the transaction as a merger is preferable to other transaction structures because it will enable Dimensional Associates to acquire all of the outstanding shares of our common stock (other than those held by Dimensional Associates and its affiliates) at the same time and also provides an opportunity to the non-continuing stockholders to receive cash for their investment at a fair value for their shares. Dimensional Associates, Merger Sub and the Dimensional Affiliates also believe that the proposed merger will provide additional means to enhance stockholder value for the continuing stockholders after the merger, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance and increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of quarterly earnings comparisons.

Position of Dimensional Associates, Merger Sub and Certain of Their Affiliates as to the Fairness of the Merger

Under applicable SEC rules, Dimensional Associates and Merger Sub are deemed to be engaged in a “going private” transaction with respect to the proposed merger. Therefore, Dimensional Associates, Merger Sub and the Dimensional Affiliates are required to express their beliefs as to the fairness of the merger to our unaffiliated stockholders, as defined in Rule 13e-3 under the Exchange Act. Dimensional Associates, Merger Sub and the Dimensional Affiliates are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Dimensional Associates, Merger Sub and the Dimensional Affiliates have collectively engaged in the analysis and adopted the conclusions set forth below. Dimensional Associates’, Merger Sub’s and the Dimensional Affiliates’ views as to the fairness of the proposed merger should not be construed as a recommendation to any of our stockholders as to how that stockholder should vote on the proposal to approve the merger and to approve and adopt the merger agreement and the other transactions contemplated thereby. Dimensional Associates and its affiliates have interests in the proposed merger that are different from, and in addition to, those of our other stockholders. These interests are described under “— Interests of Certain Persons in the Merger”.

Our stockholders, other than Dimensional Associates and its affiliates, were represented by the special committee, which negotiated the terms and conditions of the merger agreement on their behalf, with the assistance of the special committee’s independent financial and legal advisors. Accordingly, none of Dimensional Associates, Merger Sub or the Dimensional Affiliates undertook any independent evaluation of the fairness of the proposed merger to our unaffiliated stockholders or engaged a financial advisor for such purposes. Dimensional Associates, Merger Sub and the Dimensional Affiliates did not participate in the deliberations of the special committee regarding, or receive advice from the special committee’s legal or financial advisors as to, the fairness of the proposed merger. Merger Sub, Dimensional Associates and the Dimensional Affiliates do, however, believe that the proposed merger and the merger agreement are substantively and procedurally fair to our unaffiliated stockholders, based on the following factors:

•	the merger consideration of $2.05 per share represents a premium of (1) approximately 80% over the $1.14 per share closing price on October 29, 2009, the last trading day prior to the announcement of the Dimensional Proposal, (2) approximately 21% over the $1.69 per share average closing price for the ninety trading days immediately prior to the announcement of the Dimensional Proposal, (3) approximately 23% over the $1.66 per share closing price on March 15, 2010, the last trading day before we announced the execution of the merger agreement, and (4) approximately 19% over the average closing prices of our common stock for the 30-trading day period ending on March 15, 2010;
•	the merger will provide consideration to our non-continuing stockholders for a defined minimum amount in cash, thus eliminating any uncertainty in valuing the minimum merger consideration to be received;

•	our board of directors established a special committee of independent and disinterested directors, consisting solely of directors who are not current officers, employees or controlling stockholders of The Orchard and are not affiliated with Dimensional Associates or Merger Sub, to negotiate with Dimensional Associates and Merger Sub, and to determine if and under what conditions we would enter into a merger agreement with Dimensional Associates;
•	the special committee had no obligation to recommend the approval of the Merger Proposal or any other transaction;
•	the special committee was deliberative in its process, analyzing, evaluating and negotiating the terms of the proposed merger, its members and their representatives took active and direct roles in the negotiations with respect to the merger, including considering the transaction at numerous special committee meetings;
•	the special committee retained independent financial and legal advisors, each of which is experienced in transactions similar to the proposed merger;
•	the members of the special committee unanimously determined that the merger agreement and the merger are fair to, advisable to and in the best interests of The Orchard and its unaffiliated stockholders;
•	our board of directors unanimously (other than Mr. Stein, who abstained from deliberations and voting on the matter) determined that the merger, the merger agreement and the other transactions contemplated thereby are fair to, advisable to and in the best interests of The Orchard and its unaffiliated stockholders;
•	the $2.05 per share cash merger consideration and the other terms and conditions of the merger agreement resulted from extensive negotiations between the special committee and its advisors and Dimensional Associates and Merger Sub and their advisors;
•	the merger agreement requires the approval not only by the holders of a majority of the outstanding shares of our voting stock but also by the holders of a majority of the outstanding shares of our voting stock that are held by persons other than Dimensional Associates and its affiliates;
•	prior to the go-shop period expiration on April 22, 2010, the merger agreement permitted the special committee to initiate, solicit, encourage and enter into and maintain discussions or negotiations with respect to alternative proposals;
•	after the go-shop period expiration on April 22, 2010, the merger agreement permits the special committee, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding other acquisition proposals;
•	the merger agreement permits (1) our board of directors (at the direction of the special committee), after compliance with certain procedural requirements, to change its recommendation in response to a superior proposal or certain other intervening events and (2) Dimensional Associates, to terminate the merger agreement if our board of directors changes its recommendation, as described further under “The Merger Agreement — Restrictions on Change of Recommendation to Stockholders”; and
•	the availability of dissenters’ rights under Section 262 of the DGCL to holders of shares of our common stock who exercise such rights of dissent from the merger and comply with all of the required procedures under Section 262 of the DGCL, entitling stockholders who dispute the fairness of the merger consideration to seek appraisal and payment of the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the merger agreement.

In arriving at the $2.05 per share cash merger consideration, Dimensional Associates, Merger Sub and the Dimensional Affiliates did not consider the liquidation value of The Orchard because they considered The Orchard to be a viable, going concern and therefore did not consider liquidation value to be a relevant valuation method. Further, Dimensional Associates, Merger Sub and the Dimensional Affiliates did not consider net book value, which is an accounting concept, as a factor because they believe that net book value is not a material indicator of the value of The Orchard as a going concern but rather is indicative of historical costs. In addition, Dimensional Associates, Merger Sub and the Dimensional Affiliates did not consider firm offers made by unaffiliated persons during the last two years, as, to their knowledge, no such offers were made during the last two years.

While Mr. Stein is currently one of our directors, because of his interest in the proposed merger he did not participate in our board of directors’ or the special committee’s evaluation, deliberation or approval of the proposed merger, or its approval and adoption of the merger agreement and the other transactions contemplated thereby. For these reasons, Dimensional Associates, Merger Sub and the Dimensional Affiliates do not believe that their interests in the proposed merger influenced the decision of the special committee or our board of directors with respect to the merger or the merger agreement and the transactions contemplated thereby.

The foregoing discussion of the information and factors considered and given weight by Dimensional Associates, Merger Sub and the Dimensional Affiliates in connection with the fairness of the proposed merger and the merger agreement is not intended to be exhaustive but is believed to include all material factors considered by Dimensional Associates, Merger Sub and the Dimensional Affiliates. Merger Sub, Dimensional Associates and the Dimensional Affiliates did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching its position as to the fairness of the proposed merger and the merger agreement. Rather, the fairness determinations were made after consideration of all of the foregoing factors as a whole. Dimensional Associates, Merger Sub and the Dimensional Affiliates believe that the foregoing factors provide a reasonable basis for their belief that the proposed merger is fair to our unaffiliated stockholders.

Plans for The Orchard After the Merger

It is expected that, upon consummation of the proposed merger, The Orchard’s business and other operations will be conducted in substantially the same manner as they are currently being conducted, except that the directors of Dimensional Associates will become the directors of the surviving corporation and our common stock will cease to be publicly traded. While Dimensional Associates does not have any current plans to effectuate any extraordinary transactions with respect to The Orchard, including by way of its merger or sale or other disposition of a material amount of its assets, following the consummation of the proposed merger, the management and/or board of directors of the surviving corporation will continue to assess the assets, capital structure, operations, business and personnel of The Orchard and, as a result, may implement changes they believe are appropriate to enhance the business and operations of the surviving corporation at any time following the merger. Following the consummation of the merger, the registration of our common stock and our reporting obligation under the Exchange Act with respect to our common stock will be terminated upon application to the SEC. In addition, upon consummation of the merger, our common stock will no longer be listed on any exchange or quotation system, including the Nasdaq Stock Market, and price quotations will no longer be available. The surviving corporation will not be subject to the obligations and constraints, and the related direct and indirect costs, associated with having publicly traded equity securities, but may experience positive effects on its profitability, due to elimination of the expenses associated with public company reporting, and increased flexibility in its operations.

Financing of the Merger

Dimensional Associates estimates that the total amount of funds required to purchase all of the outstanding shares of our common stock not currently owned by it or its affiliates, to pay the amounts owed to the holders of options and restricted stock awards under the Company Stock Plan, and to pay Dimensional’s and Merger Sub’s estimated fees and expenses of the merger, will be approximately $7.9 million. Dimensional Associates will fund the aggregate merger consideration and associated fees and expenses of Dimensional Associates and Merger Sub through the use of working capital on hand. In the event Dimensional Associates’ obligation to pay the additional consideration is triggered, Dimensional Associates will fund the additional consideration through the use of working capital on hand.

Certain Financial Projections

The Orchard does not, as a matter of course, publicly disclose financial projections as to future financial performance, earnings or other results and is especially cautious of making financial forecasts for extended periods because of unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving The Orchard, we provided Dimensional Associates (and other interested bidders), the board of directors, the special committee and their respective advisors certain non-public financial forecasts that were prepared by our management and not for public disclosure.

A summary of these financial projections is being included in this document not to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but because these financial forecasts were made available to Dimensional Associates (and other interested bidders), the board of directors, the special committee and their respective advisors. The inclusion of this information should not be regarded as an indication that our board of directors, the special committee, their respective advisors or any other person considered, or now considers, such financial projections to be material or to be a reliable prediction of actual future results. Our management’s internal financial forecasts, upon which the financial projections were based, are subjective in many respects. There can be no assurance that these financial projections will be realized or that actual results will not be significantly higher or lower than forecasted. The financial forecasts cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the financial projections in this proxy statement should not be relied on as necessarily predictive of actual future events.

In addition, the financial projections were prepared solely for internal use in assessing strategic direction and other management decisions and to provide performance targets for management (including for purposes of performance based compensation), and not with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial projections included below were prepared by, and are the responsibility of, our management. Neither our independent registered public accounting firm, nor any other independent registered public accounting firm, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm, which is incorporated by reference in this proxy statement, relates to The Orchard’s historical financial information. It does not extend to the financial projections and should not be read to do so.

These financial projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of The Orchard. Important factors that may affect actual results and cause these financial projections to not be achieved include, but are not limited to, risks and uncertainties relating to The Orchard’s business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, general business and economic conditions and other factors described under “Special Note Regarding Forward-Looking Statements”. In addition, the projections do not reflect revised prospects for The Orchard’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial projections were prepared in December 2009. Accordingly, there can be no assurance that these financial projections will be realized or that The Orchard’s future financial results will not materially vary from these financial projections.

No one has made or makes any representation to any stockholder or anyone else regarding the information included in the financial projections set forth below. Readers of this proxy statement are cautioned not to rely on the projected financial information. We have not updated and do not intend to update, or otherwise revise the financial projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. The Orchard has made no representation to Dimensional Associates, Merger Sub or any other person in the merger agreement or otherwise, concerning these financial projections.

The financial projections are forward-looking statements. For information on factors that may cause The Orchard’s future financial results to materially vary, see “Special Note Regarding Forward-Looking Statements”.

The following is a summary of the financial projections prepared by management of The Orchard and provided to Dimensional Associates (and other interested bidders), the board of directors, the special committee and their respective advisors. These financial projections are called the “base case scenario”:

Base Case Scenario

	2010	2011	2012
Revenue	$71,566,622	$82,558,045	$94,651,209
Cost of Goods	53,602,205	63,074,346	72,313,523
Gross Margin	17,964,417	19,483,699	22,337,685
Gross Margin %	25.1%	23.6%	23.6%
Operating Expenses	17,578,840	18,457,782	19,446,416
Operating Profit Excluding One-Time and Transition Costs	775,577	1,025,917	2,891,269
One-Time and Transition Costs	390,000	—	—
Operating Profit Including One-Time and Transition Costs	385,577	1,025,917	2,891,269
Net Profit	305,577	945,917	2,811,269
EBITDA	2,223,343	3,773,445	4,595,885

In addition to these financial projections, The Orchard provided Dimensional Associates (and other interested bidders), the board of directors, the special committee and their respective advisors with a set of financial projections called the “worst case scenario” (a sensitivity case that reflects a lower rate of growth of The Orchard’s core products and services in the fiscal years 2010, 2011 and 2012 and lower growth than the base case scenario financial projections summarized above in terms of revenue from planned new products and services and therefore lower Gross Margin, EBITDA and Operating Profit) and a set of financial projections called the “aggressive case scenario” (a sensitivity case which reflects faster growth of The Orchard’s core products and services in the fiscal years 2010, 2011 and 2012 and incremental growth above the base case scenario financial projections summarized above in terms of revenue from planned new products and services and therefore higher Gross Margin, EBITDA and Operating Profit).

The following are summaries of the worst case scenario and aggressive case scenario:

Worst Case Scenario

	2010	2011	2012
Revenue	$65,466,622	$75,548,481	$86,578,560
Cost of Goods	49,058,486	57,945,683	66,492,334
Gross Margin	16,408,136	17,602,798	20,086,226
Gross Margin %	25.1%	23.3%	23.2%
Operating Expenses	17,031,754	17,883,341	18,777,508
Operating Profit Excluding One-Time and Transition Costs	(233,618)	(280,543)	1,308,717
One-Time and Transition Costs	390,000	—	—
Operating Profit Including One-Time and Transition Costs	(623,618)	(280,543)	1,308,717
Net Profit	(703,618)	(360,543)	1,228,717
EBITDA	1,214,148	2,466,985	3,013,333

Aggressive Case Scenario

	2010	2011	2012
Revenue	$76,566,622	$88,319,598	$100,684,343
Cost of Goods	57,347,121	67,476,173	76,922,838
Gross Margin	19,219,501	20,843,425	23,761,505
Gross Margin %	25.1%	23.6%	23.6%
Operating Expenses	17,578,840	18,457,782	19,446,416
Operating Profit Excluding One-Time and Transition Costs	2,030,661	2,385,643	4,315,089
One-Time and Transition Costs	390,000	—	—
Operating Profit Including One-Time and Transition Costs	1,640,661	2,385,643	4,315,089
Net Profit	1,560,661	2,305,643	4,235,089
EBITDA	3,478,427	5,133,171	6,019,704

Additional Cash Flow Projections

In November 2009, management of The Orchard provided Fesnak with “base case”, “worst case” and “aggressive case” forecasts of cash flows for the fiscal years ending December 31, 2010 through 2014, which are summarized below. These forecasts were not provided to Dimensional Associates or other interested bidders. In connection with its Discounted Cash Flows Analysis, Fesnak updated these projections with management input. As a result, the cash flow projections summarized below may not be the same as the cash flow projections utilized by Fesnak and included in their materials presented to the special committee in connection with the Fesnak Opinion, which are filed as an exhibit to the Transaction Statement on Schedule 13E-3 filed with the SEC with respect to the proposed merger. These cash flow projections are forward-looking statements. For information on factors that may cause The Orchard's future financial results to materially vary, see “Special Note Regarding Forward-Looking Statements”.

Base Case Scenario

	2010	2011	2012	2013	2014
Revenue	$72,566,839	$83,711,878	$95,974,056	$105,571,462	$114,017,179
Cost of Sales	54,683,467	63,955,875	73,324,179	81,078,883	87,565,193
Gross Margin	17,883,372	19,756,003	22,649,877	24,492,579	26,451,985
Operating Expenses	17,786,027	18,202,828	19,177,807	19,944,919	20,742,716
Stock Based Compensation	(1,100,000)	(1,100,000)	(1,100,000)	(1,100,000)	(1,100,000)
Adjusted Operating Expenses	16,686,027	17,102,828	18,077,807	18,844,919	19,642,716
Pretax Income	1,197,345	2,653,175	4,572,070	5,647,660	6,809,269
Income Taxes @40%	—	—	—	572,540	2,563,708
Net Income	1,197,345	2,653,175	4,572,070	5,075,120	4,245,562
Less (Add):
Capital Expenditures	843,000	579,000	540,000	500,000	500,000
Depreciation	(769,000)	(758,000)	(682,000)	(668,360)	(654,993)
Amortization	(930,425)	(930,425)	(930,425)	(930,425)	(875,942)
Changes to Working Capital	110,668	111,450	122,622	95,974	84,457
Net Cash Flow	1,943,102	3,651,150	5,521,874	6,077,931	5,192,039
Years to Discount	0.50	1.50	2.50	3.50	4.50
Discount Factors 17%	0.92	0.79	0.68	0.58	0.49
Present Value of Cash Flows	$1,796,398	$2,885,034	$3,729,253	$3,508,369	$2,561,543

Net Operating Losses
As of December 31, 2009	$10,596,250
2010	797,345
As of December 31, 2010	9,946,455
2011	2,253,175
As of December 31, 2011	7,840,830
2012	4,172,070
As of December 31, 2012	3,816,310
2013	5,247,660
As of December 31, 2013	$(1,283,799)

Worst Case Scenario

	2010	2011	2012	2013	2014
Revenue	$65,966,839	$76,125,732	$87,240,088	$95,964,097	$103,641,225
Cost of Sales	49,346,494	58,388,436	67,000,388	73,700,426	79,596,460
Gross Margin	16,620,345	17,737,296	20,239,700	22,263,670	24,044,764
Operating Expenses	17,520,128	17,923,634	18,819,816	19,572,609	20,355,513
Stock Based Compensation	(1,100,000)	(1,100,000)	(1,100,000)	(1,100,000)	(1,100,000)
Adjusted Operating Expenses	16,420,128	16,823,634	17,719,816	18,472,609	19,255,513
Pretax Income	200,217	913,662	2,519,884	3,791,062	4,789,251
Income Taxes @40%	—	—	—	—	(388,950)
Net Income	200,217	913,662	2,519,884	3,791,062	5,178,201
Less (Add):
Capital Expenditures	843,000	579,000	540,000	500,000	500,000
Depreciation	(769,000)	(758,000)	(682,000)	(668,360)	(654,993)
Amortization	(930,425)	(930,425)	(930,425)	(930,425)	(875,942)
Changes to Working Capital	44,668	101,589	111,144	87,240	76,771
Net Cash Flow	1,011,974	1,921,498	3,481,166	4,802,607	6,132,364
Years to Discount	0.50	1.50	2.50	3.50	4.50
Discount Factors 17%	0.92	0.79	0.68	0.58	0.49
Present Value of Cash Flows	$935,570	$1,518,312	$2,351,040	$2,772,213	$3,025,461

Net Operating Losses
As of December 31, 2009	$10,596,250
2010	(199,783)
As of December 31, 2010	10,943,583
2011	513,662
As of December 31, 2011	10,577,472
2012	2,119,884
As of December 31, 2012	8,605,138
2013	3,391,062
As of December 31, 2013	5,361,626
2014	4,389,251
As of December 31, 2014	$1,174,408

Aggressive Case Scenario

	2010	2011	2012	2013	2014
Revenue	$77,566,839	$89,473,349	$101,999,618	$112,199,580	$121,175,546
Cost of Sales	58,330,263	68,357,639	77,927,708	86,169,277	93,062,819
Gross Margin	19,236,576	21,115,710	24,071,910	26,030,303	28,112,727
Operating Expenses	17,786,027	18,202,828	19,177,807	19,944,919	20,742,716
Stock Based Compensation	(1,100,000)	(1,100,000)	(1,100,000)	(1,100,000)	(1,100,000)
Adjusted Operating Expenses	16,686,027	17,102,828	18,077,807	18,844,919	19,642,716
Pretax Income	2,550,549	4,012,882	5,994,103	7,185,383	8,470,011
Income Taxes @40%	—	—	186,474	2,714,153	3,228,004
Net Income	2,550,549	4,012,882	5,807,629	4,471,230	5,242,006
Less (Add):
Capital Expenditures	843,000	579,000	540,000	500,000	500,000
Depreciation	(769,000)	(758,000)	(682,000)	(668,360)	(654,993)
Amortization	(930,425)	(930,425)	(930,425)	(930,425)	(875,942)
Changes to Working Capital	160,668	119,065	125,263	102,000	89,760
Net Cash Flow	3,246,306	5,003,243	6,754,792	5,468,016	6,183,181
Years to Discount	0.50	1.50	2.50	3.50	4.50
Discount Factors 17%	0.92	0.79	0.68	0.58	0.49
Present Value of Cash Flows	$3,001,211	$3,953,418	$4,561,916	$3,156,307	$3,050,532

Net Operating Losses
As of December 31, 2009	$10,596,250
2010	2,150,549
As of December 31, 2010	8,593,251
2011	3,612,882
As of December 31, 2011	5,127,919
2012	5,594,103
As of December 31, 2012	$(318,634)

In addition to these financial projections, on December 11, 2009 The Orchard provided the board of directors, the special committee and their respective advisors with an updated “base case” forecast of cash flow for 2010 as part of a regularly prepared statement of revenues prepared by management on a quarterly basis and provided to the board. This updated base case forecast of cash flow for 2010 was not in the same format as the financial forecasts previously provided to Fesnak described above, was not materially different than those previously provided to Fesnak, was not furnished to Dimensional Associates or other interested bidders and is accordingly not included herein.

Interests of Certain Persons in the Merger

In considering the recommendation of the special committee and our board of directors with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally, as more fully described below. The special committee and our board of directors were aware of these interests and considered them, among other matters, in reaching their decision to approve the merger agreement and recommend that The Orchard’s stockholders vote in favor of approving the merger and approving and adopting the merger agreement.

Daniel C. Stein

Daniel C. Stein, an executive officer and a director of Dimensional Associates and a director and the sole officer of Merger Sub, has been a member of The Orchard’s board of directors since 2007. Mr. Stein will continue to own an equity interest in the surviving corporation after consummation of the merger. See “Important Information Regarding Merger Sub”, “Important Information Regarding Dimensional Associates and Certain of its Affiliates” and “Historical Relationship Between Dimensional Associates and The Orchard”.

Treatment of Awards Under the Amended and Restated Orchard Enterprises, Inc. 2008 Stock Plan

As of May 31, 2010, there were approximately 109,401 outstanding restricted share awards subject to vesting criteria that were held by our directors and executive officers. The merger agreement provides that prior to the effective time of the merger and in accordance with the Company Stock Plan, we will provide that each share that is subject to a restricted share award that is outstanding immediately prior to the effective time of the merger will vest and become free of all restrictions at the effective time of the merger, and at the effective time of the merger the holder will be entitled to receive the per share cash merger consideration and the per share additional consideration, if any, in exchange for each restricted share, less any required withholding taxes.

The following table identifies, for each of our directors and executive officers holding restricted share awards, the aggregate number of shares of common stock of the Company underlying unvested restricted share awards as of May 31, 2010, and the pre-tax value of such restricted share awards that will become fully vested in connection with the merger as calculated by multiplying $2.05 by the number of shares of common stock underlying such restricted share awards. In the event of a resale transaction, the holders of the restricted share awards will also be entitled to receive a share of the additional consideration, if any.

Name	Aggregate Number of Shares Subject to Unvested Restricted Share Awards	Value of Unvested Restricted Share Awards
Executive Officers
Bradley Navin	6,113	$12,531.65
Nathan Fong	8,337	17,090.85
Steve Haase	5,281	10,826.05
Alexis Shapiro	—	—
Non-Employee Directors
David Altschul	12,928	$26,502.40
Viet Dinh	12,928	26,502.40
Michael Donahue	18,099	37,102.95
Nathan Peck	12,928	26,502.40
Daniel Stein	12,928	26,502.40
Joel Straka	12,928	26,502.40

In addition, certain of our directors and executive officers were granted stock option awards under the Company Stock Plan. The exercise price per share of each of the stock options granted by these awards is greater than $2.05, the per share cash merger consideration to be paid to stockholders pursuant to the merger agreement. These stock options will be cancelled immediately prior to the effective time of the merger in accordance with the merger agreement. In the event of a resale transaction, the holders of the stock options will be entitled to receive the portion of the per share additional consideration that is the excess, if any, of the per share cash merger consideration plus the per share additional consideration over the option exercise price per share, less any merger consideration amounts already received by the holder for such stock options, and less any required withholding taxes. See “The Merger Agreement — Treatment of Options, Restricted Stock, Stock Appreciation Rights and Warrants”.

Directors’ and Officers’ Insurance

The merger agreement provides that for six years from the effective time of the merger, the surviving corporation must maintain in effect The Orchard’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the effective time of the merger of those persons who are currently covered by our directors’ and officers’ liability insurance policy. Alternatively, the surviving corporation must maintain in effect for six years from the effective time of the merger directors’ and officers’ insurance with benefits and levels of coverage at least as favorable as provided in our existing policies, or use reasonable best efforts to purchase comparable insurance for such six year period. If the aggregate annual premium for such insurance exceeds 200% of the current annual premium, then the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding such amount. See “The Merger Agreement — Indemnification and Insurance”.

Compensation Paid to Members of the Special Committee

Mr. Donahue received $80,000 for his service as chairman of both the special committee and the search committee of the board of directors. Each of Messrs. Altschul, Dinh, Peck and Straka received $15,000 for their service on the special committee.

Retention Agreement with Alexis Shapiro

On April 26, 2010, The Orchard entered into a letter agreement with Alexis H. Shapiro, Executive Vice President, General Counsel and Secretary, which provides for Ms. Shapiro's continued employment in that position with The Orchard following the consummation of the merger until December 31, 2010, except in the event of a termination for “cause” (as defined in the letter agreement). Ms. Shapiro's employment will be on the same terms and conditions, at the same base salary and with the same employee benefits in effect immediately prior to the consummation of the merger, except that The Orchard may change (1) her employee benefits to the same extent that employee benefits are changed for other similarly-situated employees and (2) her duties and responsibilities to the extent it deems necessary to reflect the structure and operations of The Orchard.

Material United States Federal Income Tax Consequences of the Merger

Tax Consequences to our Stockholders

The following is a summary of the material U.S. federal income tax considerations relevant to holders of our common stock, which in this section we refer to as the “Shares”, whose Shares will be converted into the right to receive the per share merger consideration and the per share additional consideration in the merger and who will not own (actually or constructively) any Shares after the merger. This summary is based upon existing U.S. federal income tax law, which is subject to change or differing interpretations (possibly with retroactive effect). This summary does not address all aspects of U.S. federal income taxation which may be relevant to particular stockholders in light of their individual investment circumstances, such as stockholders subject to special tax rules (e.g., financial institutions, insurance companies, controlled foreign corporations, broker-dealers and tax-exempt organizations) or to stockholders who acquired Shares in connection with stock option, stock purchase or restricted stock plans or in other compensatory transactions, or as part of a straddle, hedge, conversion, constructive sale or other integrated security transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below.

This summary is limited to our stockholders who hold their Shares as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”. You are urged to consult your tax advisor regarding the U.S. federal income tax considerations relevant to the merger, as well as the effects of state, local, and foreign tax laws.

For purposes of this summary, a “U.S. holder” is a beneficial owner of Shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation that is created in, or organized under the law of, the United States or any state or political subdivision thereof; (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as U.S. person under the Code.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of Shares that is not a U.S. holder.

If a partnership holds Shares, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds Shares, you should consult your tax advisor regarding the tax considerations relevant to the merger.

This discussion is for general information only and should not be construed as tax advice. We urge you to consult your tax advisor regarding the U.S. federal income tax considerations relevant to the merger, as well as the effects of state, local, and foreign tax laws.

U.S. Holders

The receipt of the per share merger consideration and the per share additional consideration, as applicable, by a U.S. holder will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. holder recognizes, and the timing and potentially the character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the right to receive the per share additional consideration, with respect to which there is substantial uncertainty.

The right to receive the per share merger consideration and the per share additional consideration may be treated as either a “closed transaction” or an “open transaction” for U.S. federal income tax purposes. The installment method of reporting any gain attributable to the right to receive the per share additional consideration will not be available because the Shares are traded on an established securities market. The following sections discuss the U.S. federal income tax consequences if the receipt of the merger consideration is treated as an open transaction or as a closed transaction. There is no authority directly addressing whether contingent payment rights with characteristics similar to the right to receive per share additional consideration should be taxed as “open transactions” or “closed transactions”, and such question is inherently factual in nature. Accordingly, you are urged to consult your tax advisors regarding this issue. The right to receive per share additional consideration also may be treated as a debt instrument for U.S. federal income tax purposes. However, as such treatment is unlikely, the discussion below does not address the tax consequences of such a characterization. We urge you to consult your tax advisor with respect to the proper characterization of the right to receive the per share additional consideration.

Treatment as Open Transaction

Receipt of the merger consideration would generally be treated as an “open transaction” if the value of the right to receive the per share additional consideration cannot be “reasonably ascertained”. If the receipt of the merger consideration is treated as an “open transaction” for U.S. federal income tax purposes, a U.S. holder generally should recognize capital gain or loss for U.S. federal income tax purposes upon consummation of the merger in an amount equal to the difference, if any, between the amount of cash received and such U.S. holder’s adjusted tax basis in the Shares converted into the right to receive the merger consideration pursuant to the merger. Gain or loss recognized in the transaction must be determined separately for each identifiable block of Shares converted pursuant to the merger (i.e., Shares acquired at the same cost in a single transaction). Any such capital gain or loss should be long-term if the Shares were held for more than one year prior to such disposition. The deductibility of capital losses is subject to certain limitations.

If the transaction is treated as an “open transaction” for U.S. federal income tax purposes, the right to receive the per share additional consideration would not be taken into account in determining the holder’s taxable gain upon receipt of the merger consideration, and a U.S. holder would take no tax basis in the right to receive the per share additional consideration, but would be subject to tax as the per share additional consideration is paid or deemed paid in accordance with the U.S. holder’s regular method of accounting. A portion of such payments would be treated as interest income under Section 483 of the Code (as described below) and the balance, in general, as capital gain. It is the position of the Internal Revenue Service, as reflected in Treasury Regulations, that only in “rare and extraordinary cases” is the value of property so uncertain as to warrant open transaction treatment.

Treatment as Closed Transaction

If the value of the right to receive the per share additional consideration can be “reasonably ascertained”, the transaction generally should be treated as a “closed transaction” for U.S. federal income tax purposes, and gain or loss would be determined upon consummation of the merger in the same manner as if the transaction were an “open transaction”, except that a U.S. holder would take into account the fair market value of the right to receive the per share additional consideration, determined on the date of the consummation of the merger, as an additional amount realized for purposes of calculating gain or loss with respect to the disposition of Shares. It is possible that the trading value of the Shares would be considered along with other factors in determining whether the value of the right to receive the per share additional consideration is reasonably ascertainable.

If the transaction is treated as a “closed transaction” for U.S. federal income tax purposes, a U.S. holder’s initial tax basis in the right to receive the per share additional consideration will equal its fair market value on the date of the consummation of the merger. The holding period of the right to receive the per share additional consideration will begin on the day following the date of the consummation of the merger.

Future Contingent Cash Consideration Payments

Treatment as Open Transaction.  If the transaction is treated as an “open transaction”, a payment in the future to a U.S. holder of a right to receive the per share additional consideration should be treated as a payment under a contract for the sale or exchange of Shares to which Section 483 of the Code applies. Under Section 483, a portion of the payment made pursuant to a right to receive per share additional consideration will be treated as interest, which will be ordinary income to the U.S. holder of a right to receive per share additional consideration. The interest amount will equal the excess of the amount received over the present value of the right to receive per share additional consideration at the consummation of the merger, calculated using the applicable federal rate as the discount rate. The applicable federal rate is a rate reflecting an average of market yields on Treasury debt obligations for different ranges of maturities that is published monthly by the Internal Revenue Service. The U.S. holder of a right to receive per share additional consideration must include in its taxable income interest pursuant to Section 483 of the Code using such U.S. holder’s regular method of accounting (such amount being taken into account when paid, in the case of a cash method holder, and, when fixed, in the case of an accrual method holder). The portion of the payment pursuant to a right to receive per share additional consideration that is not treated as interest under Section 483 of the Code should be treated as gain from the sale of a capital asset, as discussed above.

Treatment as Closed Transaction.  If the transaction is treated as a “closed transaction”, there is no authority directly on point with respect to the treatment of contingent payment rights similar to the per share additional consideration. You should therefore consult your tax advisor as to the taxation of such payments. Under such a characterization, a portion of the per share additional consideration payment would likely be treated as a non-taxable return of a U.S. holder’s adjusted tax basis in the right to receive the per share additional consideration. To the extent that a payment is not treated as such, it may be treated as either (i) a payment with respect to a sale of a capital asset, (ii) income taxed at ordinary rates, or (iii) a dividend. Additionally, it is possible that, were a payment to be treated as being with respect to the sale of a capital asset, a portion of such payment would constitute imputed interest under Section 483 of the Code (as described above).

Due to the legal and factual uncertainty regarding the valuation and tax treatment of the right to receive per share additional consideration, you are urged to consult your tax advisors concerning the recognition of gain, if any, resulting from the right to receive the per share additional consideration in the merger.

Non-U.S. Holders

Any gain realized by a non-U.S. holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if an applicable tax treaty so provides, is also attributable to a permanent establishment or a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed on its net gain derived from the merger at regular graduated U.S. federal income tax rates, except that if the non-U.S. holder is a foreign corporation, an additional branch profits tax may apply to its earnings and profits which are effectively connected to the U.S. trade or business for the taxable year at the rate of 30% (or such lower rate as may be specified by an applicable tax treaty); or
•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder may be subject to a 30% tax on the non-U.S. holder’s net gain realized, which may be offset by U.S. source capital losses of the non-U.S. holder, if any.

Generally, if payments are made to a non-U.S. holder with respect to the per share additional consideration, we expect to cause the paying agent to withhold and pay over to the U.S. Treasury tax equal to 30% of the portion of any such payments treated as imputed interest (as discussed above). A non-U.S. holder that provides a properly completed Form W-8BEN may qualify for no withholding or a reduced rate of holding on such payments to the extent provided in an income tax treaty between the United States and the non-U.S. holder’s country of residence. In addition, because the portion of any payment with respect to per share additional consideration treated as imputed interest could possibly be treated as “portfolio interest” that is exempt from the U.S. withholding tax, non-U.S. holders with respect to whom withholding occurs should consult their own tax advisors about the advisability of applying for a refund of withheld amounts.

If payments are made to a non-U.S. holder with respect to the per share additional consideration, the payments are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States and the non-U.S. holder properly certifies this fact on Form W-8ECI or a successor form, then no tax withholding would be made and such effectively connected gain would be taxed as described in the first bullet above.

Information Reporting and Backup Withholding

Information reporting to the Internal Revenue Service generally will be required with respect to payments of the per share merger consideration and the per share additional consideration to stockholders other than corporations and other exempt recipients. In addition, under the “backup withholding” provisions of the U.S. federal income tax laws, the paying agent may be required to withhold a portion of the amount of payments made to certain holders pursuant to the merger, as applicable, and possibly a portion of the amount of any per share additional consideration. In order to prevent U.S. federal income tax backup withholding with respect to payments, a U.S. holder must provide the paying agent with such holder’s correct taxpayer identification number and certify that such holder is not subject to backup withholding by completing the Form W-9 in the letter of transmittal to be sent to our stockholders in connection with the merger. Certain holders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. If a holder does not provide its correct taxpayer identification number or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the holder, and payments to the holder pursuant to the merger, as well as payments pursuant to the right to receive per share additional consideration, may be subject to backup withholding. All U.S. holders should complete and sign the Form W-9 included in the letter of transmittal to provide the information necessary to avoid backup withholding. Foreign stockholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the paying agent) in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the Internal Revenue Service.

Tax Consequences to The Orchard, Dimensional Associates, Merger Sub, JDS Capital, L.P., JDS Capital Management, LLC, Joseph D. Samberg and Daniel C. Stein

The Merger is not expected to have any material U.S. federal income tax consequences to The Orchard, Dimensional Associates, Merger Sub, JDS Capital, L.P., JDS Capital Management, LLC, Joseph D. Samberg or Daniel C. Stein.

The discussion set forth above is included for general information only. Each beneficial owner of shares of our common stock should consult his, her or its own tax advisor with respect to the specific tax consequences of the merger to him, her or it, including the application and effect of state, local and foreign tax laws.

Fees and Expenses of the Merger

Except as described below, under the merger agreement, each of the parties will bear all fees and expenses that it incurs in connection with the merger and the merger agreement, whether or not the transaction is consummated.

We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial, legal, accounting and other advisory fees, SEC filing fees and other related charges for both the company and the special committee totaling approximately $990,000. This amount includes the following estimated fees and expenses:

Description	Amount to Be Paid
SEC filing fee	$550
Printing, proxy solicitation and mailing expenses	65,000
Financial, legal, accounting and other advisory fees	750,000
Directors’ and officers’ insurance deductible	150,000
Miscellaneous	24,450
Total	$990,000

In addition, it is expected that Dimensional Associates and Merger Sub will incur approximately $350,000 of legal and other advisory fees. If the merger agreement is terminated under certain circumstances, described under “The Merger Agreement — Expense Reimbursement”, we have agreed to pay Dimensional Associates for its reasonable documented out-of-pocket expenses incurred in connection with the merger agreement up to $350,000 in the aggregate.

Provisions for Non-Continuing Stockholders

No provision has been made to grant the non-continuing stockholders access to the corporate files of The Orchard, Merger Sub or Dimensional Associates or any of their respective affiliates, or to obtain counsel or appraisal services at the expense of The Orchard or any other such party.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the federal securities laws. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “likely”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue” or the negative of these terms or other comparable terminology. These forward-looking statements are subject to a number of risks that could cause them to differ from our expectations. These include, but are not limited to, risks relating to:

•	Our financial condition and results of operations, including expectations and projections relating to our future performance and ability to achieve profitability;
•	Satisfaction of the conditions of the pending merger with Dimensional Associates, including the approval by a majority vote of our stockholders who are unaffiliated with Dimensional Associates;
•	The costs and expenses associated with the pending merger;
•	Contractual restrictions on the conduct of our business included in the merger agreement, and the potential loss of key personnel, disruption of our sales and operations or any impact on our relationships with third parties as a result of the pending merger;
•	Any delay in consummating the proposed merger with Dimensional Associates or the failure to consummate the transaction;
•	The outcome of, or expenses associated with, any litigation which may arise in connection with the pending merger with Dimensional Associates, including the purported class action suit filed in Delaware Chancery Court;
•	Our ability to capitalize on our business strategy, including shifting our revenue to a more diversified revenue mix, including physical distribution;
•	Our ability to take advantage of opportunities for revenue expansion, including through acquisitions, delivery of video content, organic growth in distribution and revenue growth from higher margin owned and controlled content;
•	Ongoing growth in our industry, particularly gaining market share in the growing digital music and mobile distribution markets, as well as the developing market for digital delivery of video;
•	Our ability to continue to acquire digital rights and market our value-added services to content owners;
•	Complexities involved in the payment and collection of royalties for digital distribution of copyrighted material and risks associated with availability of indemnities to protect us from liability for copyright infringement;
•	Distribution of our music and video content;
•	Evolving digital entertainment services which offer variable or other forms of pricing which may reduce the cost per download per track;
•	Music and video piracy;
•	Rapidly evolving and changing competitive and industry conditions in the digital media industry, including potentially significant additional competition for digital distribution;
•	The impact of the general economic recession and other market and economic challenges on our business; and
•	Our ability to maintain the listing of our common stock on the Nasdaq Global Market.

You should not place undue reliance on these forward-looking statements, which are based on our current views and assumptions. In evaluating these statements, you should specifically consider various factors, including the foregoing risks and those outlined under “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and under “Part II, Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. Many of these factors are beyond our control. Our forward-looking statements represent estimates and assumptions only as of the date of this proxy statement. We undertake no obligation to update any forward-looking statement to reflect material events or circumstances occurring after the date hereof, except that as required by Rule 13e-3(d)(2) or otherwise by law, we will amend the proxy statement to reflect any material changes to the forward-looking information included in the proxy statement.

THE ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with the annual meeting of our stockholders.

Date, Time and Place of the Annual Meeting

We will hold the annual meeting at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112, at 10:00 a.m., local time, on July 29, 2010.

Purpose of the Annual Meeting

At the annual meeting, we will ask the holders of our common stock and Series A convertible preferred stock to (i) approve the Merger Proposal, (ii) approve the Certificate Amendment Proposal, (iii) elect seven (7) directors, (iv) ratify the appointment of Marcum LLP as our independent registered public accounting firm and (v) approve the Adjournment Proposal.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our common stock and Series A convertible preferred stock at the close of business on June 11, 2010, the record date, are entitled to notice of, and to vote at, the annual meeting. On the record date, there were 6,378,252 shares of our common stock and 448,707 shares of our Series A convertible preferred stock issued and outstanding, of which 2,709,276 shares of our common stock and 446,918 shares of our Series A convertible preferred stock were held by Dimensional Associates. Each holder of shares of common stock is entitled to one (1) vote per share and each holder of shares of our Series A convertible preferred stock is entitled to three and one-third (3 1/3) votes per share on each proposal presented in this proxy statement. There is no cumulative voting in the election of directors.

The required quorum for the transaction of business at the annual meeting is a majority of the votes eligible to be cast by holders of shares of our common stock and Series A convertible preferred stock issued and outstanding on the record date voting together as a single class. Shares that are voted “FOR”, “WITHHOLD”, “ABSTAIN” or “AGAINST” a matter are treated as being present at the annual meeting for purposes of establishing a quorum. In the event that there are not sufficient votes for a quorum, the Annual Meeting may be adjourned in order to permit further solicitation of proxies. However, the presence in person or by proxy of Dimensional Associates, our majority stockholder, will assure that a quorum is present at the meeting.

Vote Required

The approval of the Merger Proposal requires the affirmative vote of (i) the holders of a majority of all of The Orchard’s outstanding shares of voting stock as of the record date, which vote we refer to as the Company Stockholder Approval, and (ii) the holders of a majority of the outstanding shares of The Orchard’s outstanding shares of voting stock as of the record date, other than Dimensional Associates and its affiliates, which vote we refer to as the Minority Stockholder Approval. Approval of the Merger Proposal is a condition to the completion of the merger.

Abstentions and broker non-votes in the case of both the Company Stockholder Approval and the Minority Stockholder Approval will have the same effect as votes against the approval of the Merger Proposal.

Pursuant to the terms of the merger agreement, Dimensional Associates and its affiliates have agreed to vote their shares in favor of the Merger Proposal. Because Dimensional Associates and its affiliates held approximately 54% of the voting power of our voting stock as of the record date of the annual meeting, we expect that the Company Stockholder Approval will be obtained.

In addition, as of the record date, our directors and executive officers (other than Mr. Stein) had the right to vote, in the aggregate, 271,554 shares of our common stock, which represented approximately 3.5% of the voting power of our voting stock on the record date for the meeting. These directors and executive officers have informed us that they intend to vote all of their shares of common stock “FOR” the approval of the Merger Proposal.

The approval of the Certificate Amendment Proposal requires the affirmative vote of (i) the holders of a majority of all of The Orchard’s outstanding shares of voting stock and (ii) the holders of a majority of the outstanding shares of The Orchard’s Series A convertible preferred stock, voting as a separate class. Approval of the Certificate Amendment Proposal is a condition to the completion of the merger. The Certificate Amendment Proposal is conditioned upon and subject to the approval of the Merger Proposal. If the Merger Proposal is not adopted, the Certificate Amendment Proposal will not be presented at the meeting.

Because Dimensional Associates and its affiliates held approximately 54% of the voting power of The Orchard’s voting stock and 99% of the outstanding shares of The Orchard’s Series A convertible preferred stock as of the record date for the annual meeting, we expect that approval of the Certificate Amendment Proposal will be obtained if it is presented at the meeting.

The seven (7) nominees for directors receiving the highest number of affirmative votes cast will be elected as a director.

Ratification of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of The Orchard’s shares of voting stock voting on the matter.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of The Orchard’s shares of voting stock voting on the matter.

Voting of Proxies

If your shares are registered in your name, you may cause your shares to be voted by returning a signed proxy card or voting in person at the meeting. Additionally, you may submit a proxy authorizing the voting of your shares via the Internet at www.investorvote.com/orcd or by telephone by calling 1-800-652-8683.

You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy via the Internet or telephone.

If your shares are registered in your name and you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to submit a proxy even if you plan to attend the annual meeting in person.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the annual meeting will be voted at the annual meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval of the Merger Proposal, “FOR” the approval of the Certificate Amendment Proposal, “FOR” each director nominee, “FOR” the ratification of our independent registered public accounting firm and “FOR” approval of the Adjournment Proposal.

If your shares are held in “street name” through a broker, bank or other nominee, you may provide voting instructions by completing and returning the voting form provided by your broker, bank or nominee or via the Internet or by telephone through your broker, bank or nominee if such a service is provided. To provide voting instructions via the Internet or telephone, you should follow the instructions on the voting form provided by your broker, bank or nominee. If you plan to attend the annual meeting, you will need a proxy from your broker, bank or nominee in order to be given a ballot to vote the shares. If you do not return your broker’s, bank’s or nominee’s voting form, provide voting instructions via the Internet or telephone through your broker, bank or nominee, if possible, or attend the annual meeting and vote in person with a proxy from your broker, bank or nominee, it will have the same effect as if you voted “AGAINST” approval of the Merger Proposal and “AGAINST” the Certificate Amendment Proposal and “AGAINST” the Adjournment Proposal. Failure to return your broker’s, bank’s or nominee’s voting form, provide voting instructions via the Internet or telephone through your broker, bank or nominee, if possible, or attend the annual meeting and vote in person with a proxy from your broker, bank or nominee, will not affect the outcome of the other proposals.

Revocability of Proxies

Any proxy you give pursuant to this solicitation may be revoked by you at any time before it is voted. Proxies may be revoked as follows:

If you have sent a proxy directly to The Orchard you may revoke it by:

•	delivering to our corporate secretary at our corporate offices at 23 East 4th Street, 3rd Floor, New York, New York 10003, or by fax to the attention of Alexis H. Shapiro, Secretary, at 866-625-7384, on or before the business day prior to the annual meeting, a written revocation of the proxy or a later dated, signed proxy card;
•	submitting a valid, later-dated proxy by telephone, via the Internet or by mail until immediately prior to the annual meeting; or
•	attending the annual meeting and voting in person (attendance at the meeting will not in itself constitute the revocation of a proxy; you must vote in person at the annual meeting).

If you have instructed a broker, bank or nominee to vote your shares, you may revoke your proxy only by following the directions received from your broker, bank or nominee to change those instructions.

Attendance at the Annual Meeting

Admission to the meeting is limited to stockholders and their proxies and seating will be limited. Each stockholder may be asked to present valid picture identification such as a driver’s license or passport. Please note that if you hold your shares through a broker, bank or other nominee in “street name”, you will need to provide a copy of a brokerage or bank statement reflecting your stock ownership as of the record date to be admitted to the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Rights of Stockholders Who Object to the Merger

Our stockholders are entitled to appraisal rights under Section 262 of the DGCL in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to The Orchard before the vote is taken on the merger agreement, you must not vote in favor of the adoption of the merger agreement and you must continue to hold your shares until the consummation of the merger. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Appraisal Rights” and the text of the Delaware appraisal rights statute reproduced in its entirety as Appendix D.

Solicitation of Proxies

This proxy solicitation is being made and paid for by The Orchard on behalf of its board of directors. In addition, we have retained Georgeson to assist in the solicitation. We will pay Georgeson (i) an initial fee of $8,000, (ii) $5.00 per phone call and per telephonic vote and (iii) $1.00 for each vote confirmation, plus out-of-pocket expenses for its assistance. Our directors, executive officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional compensation for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify Georgeson against any losses arising out of that firm’s proxy soliciting services on our behalf.

Other Business

We are not currently aware of any business to be acted upon at the annual meeting other than the matters discussed in this proxy statement.

APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

Proposal

You are being asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of March 15, 2010, as amended, among The Orchard, Dimensional Associates and Merger Sub, and the transactions contemplated thereby. Dimensional Associates is the Company’s majority stockholder and held, along with its affiliates, approximately 54% of the voting power of the Company’s voting stock as of the record date for the annual meeting.

If the merger is completed, the Company’s stockholders, other than Dimensional Associates and its affiliates and stockholders who properly exercise and perfect their appraisal rights under the DGCL, will have the right to receive, for each share of our common stock they hold at the time of the merger, $2.05 in cash. In addition, each stockholder, other than Dimensional Associates and its affiliates and stockholders who properly exercise and perfect their appraisal rights under the DGCL, will receive a contingent right to receive additional consideration, under certain circumstances post-closing if Dimensional Associates or The Orchard or any of their affiliates enters into a commitment to sell at least 80% of The Orchard’s voting securities or assets within six months of the consummation of the merger.

Upon completion of the proposed merger, the Company will cease to be a publicly traded company and Dimensional Associates will own more than 99% of the outstanding securities of the Company, assuming that none of the current Series A convertible preferred stock holders convert their shares into common stock. As a result, you will no longer have any direct or indirect equity interest in the Company or any interest in the Company’s future earnings or growth, if any. Following completion of the merger, the registration of the Company’s common stock and the Company’s reporting obligations with respect to its common stock under the Exchange Act are expected to be terminated. In addition, upon completion of the proposed merger, shares of the Company’s common stock will no longer be listed on the Nasdaq Stock Market.

The Orchard Enterprises, Inc., a Delaware corporation, controls and distributes more than 2.1 million music and audio recordings and approximately 5,000 titles of video programming through digital stores, such as Amazon, eMusic, Hulu, iTunes, Rhapsody and YouTube, and mobile carriers, such as Orange, Telefonica, Verizon and 3, worldwide.

Dimensional Associates, LLC, a New York limited liability company, is a private equity investment fund sponsored by JDS Capital, L.P.

Orchard Merger Sub., Inc., a Delaware corporation, is a wholly owned subsidiary of Dimensional Associates. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business except for activities incident to its incorporation and in connection with the transactions contemplated by the merger agreement.

Vote Required

The approval of the Merger Proposal will require the affirmative vote of:

•	the holders of a majority of all of our outstanding shares of voting stock as of the record date which vote we refer to as the “Company Stockholder Approval”; and
•	the holders of a majority of our outstanding shares of voting stock as of the record date, other than Dimensional Associates and its affiliates, which vote we refer to as the “Minority Stockholder Approval”.

Pursuant to the terms of the merger agreement, Dimensional Associates and its affiliates have agreed to vote their shares in favor of the Merger Proposal. Because Dimensional Associates and its affiliates held approximately 54% of the voting power of our voting stock as of the record date of the annual meeting, we expect that the Company Stockholder Approval will be obtained.

Abstentions and broker non-votes in the case of both the Company Stockholder Approval and the Minority Stockholder Approval will have the same effect as votes against the approval of the Merger Proposal.

Recommendation of the Board

The special committee unanimously determined that the merger, the consideration to be paid in the merger, and the other terms and provisions of the merger agreement are fair to, advisable and in the best interests of The Orchard and its stockholders, other than Dimensional and its affiliates. The special committee recommended that the board of directors approve and adopt the merger agreement and determine that the terms and conditions of the merger and the merger agreement are fair to, advisable and in the best interests of The Orchard and its stockholders, other than Dimensional and its affiliates, and recommend adoption of the merger agreement by the holders of The Orchard’s common stock.

Our board of directors, acting upon the unanimous recommendation of the special committee, unanimously (other than Daniel Stein, a director of ours who is also an executive officer and a director of Dimensional Associates, who abstained from deliberations and voting on the matter) has approved and adopted the merger agreement and determined that the terms and conditions of the merger and the merger agreement are fair to, advisable and in the best interests of The Orchard and its stockholders, other than Dimensional Associates and its affiliates, and recommends that our stockholders vote “FOR” the Merger Proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL OF THE MERGER PROPOSAL.

THE MERGER AGREEMENT

The following is a summary of the material terms and provisions of the merger agreement, but does not purport to describe all of the terms and provisions of the merger agreement. The complete text of the merger agreement and the amendments to the merger agreement are attached as Appendices A, A-1 and A-2 to this proxy statement and incorporated into this proxy statement by reference. You are urged to, and should, read the full text of the merger agreement because it is the legal document that governs the merger.

The merger agreement and this summary of its terms and provisions have been included to provide you with information regarding the terms and provisions of the merger agreement. The representations and warranties made in the merger agreement may not accurately characterize the current actual state of facts with respect to us, Dimensional Associates or Merger Sub because they were made only for purposes of the merger agreement and as of the specific dates set forth therein. Factual disclosures about us, Dimensional Associates or Merger Sub contained in this proxy statement or in our public reports filed with the SEC may supplement, update or modify the factual disclosures about us, Dimensional Associates or Merger Sub contained in the merger agreement. In your review of the representations and warranties contained in the merger agreement and described in this summary it is important to bear in mind that the representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise. Moreover, some of those representations and warranties may have been used for the purposes of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to public filings made with the SEC and may be subject to important exceptions, qualifications, limitations and supplemental information agreed upon by the contracting parties, including being qualified by disclosures contained in certain of our public filings with the SEC and by disclosures made in confidential disclosure schedules delivered by us in connection with negotiating the merger agreement.

The Merger

Under the merger agreement, Merger Sub, a wholly owned subsidiary of Dimensional Associates, will merge with and into us. After the merger, we will continue as the surviving corporation.

Following the merger, the directors of Merger Sub will be the initial directors of the surviving corporation until their successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

At the effective time of the merger, our certificate of incorporation will be amended and restated as provided in the merger agreement and will be the certificate of incorporation of the surviving corporation, until amended as provided by the certificate of incorporation or applicable law. Our bylaws as in effect at the effective time of the merger will be the bylaws of the surviving corporation, until amended as provided by the bylaws or applicable law.

Effective Time

The merger will be effective at the time, which we refer to as the effective time of the merger, when the certificate of merger is filed with the Secretary of State of the State of Delaware (or at such later time as is agreed upon by the parties to the merger agreement and specified in the certificate of merger). Unless otherwise mutually agreed by the parties to the merger agreement, the closing of the merger will take place on the first business day after the satisfaction or waiver of the closing conditions stated in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of such conditions) or as otherwise agreed by the parties.

Merger Consideration

Other than the excluded shares described below, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be automatically cancelled and converted at the effective time of the merger into the right to receive the following merger consideration: (1) $2.05 in cash, which we refer to as the “cash merger consideration”; and (2) a contingent right to receive a share of additional merger consideration, which we refer to as the “additional consideration”.

The additional consideration will be paid, if, on or prior to the six-month anniversary of the consummation of the merger, we, Dimensional Associates or any of our respective affiliates enter into a commitment, which we refer to as a resale transaction, to sell at least 80% of our outstanding voting securities or at least 80% of our assets. The additional consideration will be an amount equal to 15% of the difference between our enterprise value in the resale transaction and our enterprise value, immediately prior to the consummation of the merger as calculated in accordance with the terms of the merger agreement. The portion of any additional consideration payable to a holder of our shares will be calculated in accordance with the terms of the merger agreement.

The following shares will be excluded shares and will receive the following treatment in the merger:

•	shares owned by Dimensional Associates and any of its affiliates will remain outstanding;
•	shares owned by Merger Sub and by us (including treasury shares) or any of our wholly owned subsidiaries will be cancelled without payment of any consideration;
•	shares subject to options, restricted stock awards, stock appreciation rights and warrants will have the treatments described under “— Treatment of Options, Restricted Stock, Stock Appreciation Rights and Warrants” below; and
•	shares held by any of our stockholders who are entitled to and who have properly exercised and not withdrawn a demand for, or lost their right to, appraisal rights under Delaware law will have the right to receive the payment described under “— Appraisal Rights” below.

In addition, following the merger, each share of our Series A convertible preferred stock will remain outstanding.

If we change the number of shares or securities convertible or exchangeable into or exercisable for shares issued and outstanding prior to the effective time of the merger as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the merger consideration will be equitably adjusted to reflect the change.

Payment Procedures

Dimensional Associates will select a paying agent (with the prior approval of the special committee of our board of directors) to receive the aggregate merger consideration for the benefit of the holders of shares of our common stock. At the effective time of the merger, Dimensional Associates will deposit with the paying agent an amount in cash equal to the aggregate cash merger consideration. If any cash amounts in respect of the additional consideration is to be paid, Dimensional Associates will pay to the paying agent, for the benefit of, and distribution to, our pre-merger stockholders and, if applicable, our pre-merger option and stock appreciation rights holders, an amount in cash equal to the aggregate cash amount payable in respect of the additional consideration.

Immediately after the effective time of the merger, Dimensional Associates or the surviving corporation will cause the paying agent to mail to each stockholder of record, other than holders of excluded shares, a letter of transmittal, instructions advising how to surrender or exchange certificates or book-entry shares for the merger consideration, and information describing the holder’s contingent rights to receive his, her or its share of the additional consideration.

Upon surrender of a certificate or book-entry shares to the paying agent in accordance with the terms of the letter of transmittal, together with a signed letter of transmittal, and any other documents specified in the letter of transmittal or required by the paying agent, the holder of the certificate or book-entry shares will receive in exchange a cash amount for each share surrendered equal to the merger consideration. The paying agent will reduce the amount of any merger consideration paid to the holder by any applicable withholding taxes and no interest will be paid or accrued with respect to the merger consideration. The certificate or book-entry shares so surrendered will be cancelled. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

In the event of a transfer of ownership of shares that is not registered in our transfer records, payment may be issued to the transferee upon surrender of the certificate formerly representing such shares to the paying agent, accompanied by all documents evidencing the transfer and evidencing that any applicable stock transfer taxes have been paid or are not applicable.

At the effective time of the merger, we will close our stock transfer books. After that time, there will be no further transfer of shares of our common stock that were outstanding immediately prior to the effective time of the merger, except for shares owned by Dimensional Associates or its affiliates.

Any cash deposited with the paying agent (including the proceeds of any investments thereof and any amount of additional consideration deposited) that remains unclaimed for one year after the effective time of the merger will be delivered to the surviving corporation. Subject to any applicable unclaimed property laws, after that time, any holder of shares will be entitled to look only to the surviving corporation for payment of the cash merger consideration and the additional consideration, if any, upon surrender of its certificates or book-entry shares.

If a certificate has been lost, stolen or destroyed, the paying agent will deliver the merger consideration in exchange for the lost, stolen or destroyed certificate only upon the making of an affidavit of loss and, if required by Dimensional Associates or the surviving corporation, the posting of a bond as indemnity against any claim that may be made against Dimensional Associates or the surviving corporation with respect to the lost certificate.

Appraisal Rights

Shares of our common stock issued and outstanding immediately prior to the effective time of the merger that are held by any holder who has perfected a demand for appraisal rights with respect to such shares, which requires, among other things, that the holder continue to hold its shares until the consummation of the merger, will not be converted into the right to receive the merger consideration. Instead such stockholder will only be entitled to payment of the appraised value of such shares in accordance with the DGCL. At the effective time of the merger, all such shares will automatically be cancelled and will cease to exist or be outstanding, and each holder will cease to have any rights with respect to the shares, except for rights granted under Section 262 of the DGCL. In the event a stockholder withdraws or loses (through failure to perfect or otherwise) the right to appraisal under the DGCL, then the rights of such holder will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration described above. Dimensional Associates has the right to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. We may not, without Dimensional Associates’ prior written consent, voluntarily make any payment with respect to, or settle or offer to settle, or approve any withdrawal of any demands for appraisal.

These rights in general are discussed more fully under “Appraisal Rights” below.

Treatment of Options, Restricted Stock, Stock Appreciation Rights and Warrants

Immediately prior to the effective time of the merger and in accordance with the Company Stock Plan, we will provide that:

•	each stock option granted under the Company Stock Plan that is outstanding and unexercised at the effective time of the merger will be cancelled, and the holder thereof will be entitled to receive (a) at the effective time of the merger from us, or as soon as practicable thereafter from the surviving corporation, in consideration for the cancellation, a cash payment for each share of our common stock subject to such option, equal to the excess, if any, of the per share cash merger consideration over the option exercise price, less any required withholding taxes, and (b) in the event of a resale transaction, as soon as practicable following receipt by the paying agent of the additional consideration, a cash payment for each share of our common stock subject to such option equal to the excess, if any, of the per share cash merger consideration plus the per share additional consideration over the option exercise price per share, less any merger consideration amounts already received by the holder for such stock options, and less any required withholding taxes;

•	each share that is subject to a restricted share award that is outstanding immediately prior to the effective time of the merger will vest and become free of all restrictions at the effective time of the merger, and at the effective time of the merger the holder will be entitled to receive the per share cash merger consideration and the per share additional consideration, if any, from us in exchange for each restricted share, less any required withholding taxes;
•	each stock appreciation right granted under the Company Stock Plan that is outstanding and unexercised at the effective time of the merger will be cancelled, and the holder will be entitled to receive (a) at the effective time of the merger from us, or as soon as practicable thereafter from the surviving corporation, in consideration for the cancellation, a cash payment for each share of our common stock subject to such stock appreciation right equal to the excess, if any, of the per share cash merger consideration over the stock appreciation right exercise price, less any required withholding taxes, and (b) in the event of a resale transaction, as soon as practicable following receipt by the paying agent of the additional consideration, a cash payment for each share of our common stock subject to such stock appreciation right equal to the excess, if any, of the per share cash merger consideration plus the per share additional consideration over the stock appreciation right exercise price per share, less any merger consideration amounts already received by the holder for such stock appreciation rights, and less any required withholding taxes; and
•	each warrant that is outstanding and unexercised at the effective time of the merger will remain outstanding, subject to its terms.

Each outstanding and unexercised stock option and stock appreciation right has an exercise price greater than $2.05 and, consequently, holders thereof will not receive any cash merger consideration at the effective time of the merger.

Representations and Warranties

The merger agreement contains representations and warranties made by The Orchard and by Dimensional Associates and Merger Sub to and solely for the benefit of each other party. The assertions embodied in those representations and warranties may be qualified by information contained in confidential disclosure schedules we provided in connection with signing the merger agreement that modify, qualify and create exceptions to the representations and warranties contained in the merger agreement.

We make various representations and warranties in the merger agreement that are subject, in some cases, to exceptions and qualifications (including exceptions that would not reasonably be expected to constitute a Company Material Adverse Change). See “— Definition of Company Material Adverse Change” below. Our representations and warranties relate to, among other things:

•	due organization, good standing and qualification, and corporate power with respect to us and our subsidiaries;
•	capitalization and certain related matters;
•	our corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;
•	board of directors and special committee approvals and actions taken by the special committee of our board of directors regarding the fairness of the merger transaction including consideration of the opinion of its financial advisor;
•	the absence of conflicts with, or defaults under, our organizational documents, other contracts and applicable laws as a result of the merger;
•	required regulatory filings and consents and governmental approvals;
•	our filings with the SEC and our financial statements;
•	the absence of certain undisclosed liabilities;

•	the conduct of our business (including of our subsidiaries) in the ordinary course of business consistent with past practice since September 30, 2009 and the absence of any change, event, condition, development or occurrence since September 30, 2009 that constitutes a Company Material Adverse Change;
•	the absence of certain events or changes, including any event or change constituting a Company Material Adverse Change and any changes to our capital stock, accounting principles or tax elections or tax accounting methods;
•	compliance with laws and compliance with, and adequacy of, permits;
•	tax matters;
•	material contracts and restrictive contracts;
•	real and personal property;
•	intellectual property matters;
•	litigation and other legal proceedings;
•	employee benefit and labor matters; and
•	absence of brokers’ and finders’ fees in connection with the merger agreement.

The merger agreement also contains various representations and warranties made by Dimensional Associates and Merger Sub that are subject, in some cases, to exceptions and qualifications. The representations and warranties of Dimensional Associates and Merger Sub relate to, among other things:

•	their due organization, good standing and qualification;
•	their limited liability company and corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;
•	the absence of conflicts with, or defaults under, their organizational documents, other contracts and applicable law as a result of the merger;
•	required regulatory filings and consents and governmental approvals;
•	litigation and other legal proceedings;
•	the sufficiency of funds to pay in cash the aggregate merger consideration, cash payments payable to holders of outstanding stock options, restricted stock and stock appreciation rights and other amounts required to be paid in accordance with the merger agreement;
•	the capitalization of Merger Sub and Dimensional Associates’ ownership of Merger Sub;
•	the absence of brokers’ and finders’ fees in connection with the merger agreement;
•	the solvency of Dimensional Associates and the surviving corporation following the merger;
•	the absence of certain agreements, arrangements or understandings (i) pursuant to which any of our stockholders would be entitled to receive consideration of a different amount or nature than the per share merger consideration to be received in the merger, (ii) pursuant to which any of our stockholders agrees to vote to approve the merger or the merger agreement or to vote against any superior proposal, and (iii) with respect to the compensation or equity arrangements for any of our current employees following the effective time;
•	acknowledgment of no representations and warranties by us other than our representations and warranties contained in the merger agreement; and
•	non-reliance on estimates, projections, forecasts, forward-looking statements and business plans provided by us.

The representations and warranties of the parties will not survive consummation of the merger.

Definition of Company Material Adverse Change

Many of the representations and warranties made by us in the merger agreement and certain conditions to performance by Dimensional Associates and Merger Sub of their obligations under the merger agreement are qualified by reference to whether the item in question would constitute a “Company Material Adverse Change”. The merger agreement provides that a “Company Material Adverse Change” means any fact, circumstance, change, occurrence or effect that, individually or in the aggregate with all other facts, circumstances, changes, occurrences or effects, is or would reasonably be expected to be materially adverse to the condition (financial or otherwise), assets, liabilities, business or results of operations of The Orchard and our subsidiaries, taken as a whole.

However, any fact, circumstance, change, occurrence or effect arising or resulting from any of the following, in and of itself or themselves, will not constitute, and will not be taken into account in determining whether a Company Material Adverse Change has occurred or may occur:

•	any fact, circumstance, change, occurrence or effect generally affecting (a) any industry in which we and our subsidiaries operate or in which our products or services are used or distributed, or (b) the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates;
•	any fact, circumstance, change, occurrence or effect resulting from the public disclosure or performance of the merger agreement, any action taken by us, Dimensional Associates or Merger Sub pursuant to and in accordance with the merger agreement or any action or omission of ours or our subsidiaries taken with the prior consent of Dimensional Associates, or the consummation of the transactions contemplated by the merger agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the merger agreement or the transactions contemplated by the merger agreement;
•	any change in the market price or trading volume of our securities;
•	a material worsening of current conditions caused by an act of terrorism or war (whether or not declared) occurring after the date of the merger agreement, or any material escalation or worsening of any such acts of terrorism or war (whether or not declared); or
•	any changes, events, occurrences or effects, arising out of, resulting from or attributable to (a) the adoption, implementation, repeal, modification, interpretation or change of law, in applicable regulations of any governmental entity, in generally accepted accounting principles or in accounting standards, or (b) any changes in general legal, regulatory or political conditions, or, in the case of (a) or (b), the intention to do any of the foregoing that is publicly announced by any governmental entity;

provided that, with respect to the first, fourth and fifth bullets above, if such fact, circumstance, change, occurrence or effect results in the termination of our business relationship with either (a) iTunes, or (b) any of our 2009 top five digital revenue generating content providers, such fact, circumstance, change, occurrence or effect will constitute a Company Material Adverse Change for all purposes under the merger agreement.

Covenants Relating to the Conduct of Our Business

We have agreed in the merger agreement that, from the date of the merger agreement until the effective time of the merger, except as expressly contemplated by the merger agreement or required by law, we will, and will cause our subsidiaries to:

•	conduct our respective businesses in all material respects in the ordinary course of business consistent with past practice;
•	use commercially reasonable efforts to preserve intact our respective present business organizations, maintain our respective rights and franchises and preserve our respective existing significant business relationships; and

•	take no action that would adversely affect or delay in any material respect the ability of Dimensional Associates, Merger Sub or us to obtain any necessary consents or approvals for the transactions contemplated in the merger agreement.

We have also agreed in the merger agreement that, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, subject to certain agreed upon exceptions and except as expressly contemplated by the merger agreement or required by law or consented to in writing by Dimensional Associates (which consent will not be unreasonably withheld or delayed), we will not, and will cause our subsidiaries not to:

•	enter into, renew or amend any material real property lease or material operating lease for personal property;
•	sell, lease, license, mortgage, pledge, encumber or otherwise dispose of any properties or assets except for property or assets that are not material, individually or in the aggregate, to our business, or in the ordinary course of business consistent with past practice;
•	sell, transfer or lease any properties or assets to, or enter into any contract, arrangement or understanding with or on behalf of, any officer, director or employee of ours, any of our subsidiaries, any affiliate of any of them, or any business entity in which we, any subsidiary or any affiliate of any of them, or any relative of any such person, has any material direct or indirect interest;
•	grant any exclusive rights with respect to any material intellectual property owned by or licensed to us or divest any material intellectual property owned by or licensed to us;
•	incur, assume, prepay, guarantee, endorse or otherwise become liable for any indebtedness, other than in connection with the financing of trade payables in the ordinary course of business consistent with past practice;
•	make or change any material tax election, make any material changes in tax accounting methods, or settle or compromise any material tax liability;
•	file any material tax return (other than tax returns filed in the ordinary course of business consistent with past practice) or extend the period for assessment or collection of any material taxes without first consulting with Dimensional Associates;
•	make any changes in financial accounting methods, principles or practices, except as may be required under generally accepted accounting principles or by law;
•	revalue in any material respect any of its assets except as may be required under generally accepted accounting principles or by law;
•	terminate, amend or modify in any material respect, or waive or release any material provision of, or assign any material rights under, certain of our material contracts (other than in the ordinary course of business consistent with past practice);
•	enter into any contract that contains any non-competition, exclusivity or “most favored nations” or similar terms or restrictions on us or our business, except for such terms or restrictions that would not restrict our business or assets and our subsidiaries in any material respect following completion of the merger and are entered into in the ordinary course of business consistent with past practice;
•	enter into any agreement limiting in any material respect our rights or the rights of any of our subsidiaries to (a) sell any products or services, (b) engage in any line of business, or (c) compete with or obtain products or services from any person or limiting the rights of any person to provide products or services to us or any of our subsidiaries (other than in the ordinary course of business consistent with past practice);
•	engage in the conduct of any material new line of business or discontinue any material existing line of business;

•	take any action that results in any of its representations and warranties set forth in the merger agreement being or becoming untrue or any of the conditions to the merger set forth in the merger agreement not being satisfied;
•	authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any of our capital stock or rights to acquire such securities, or enter into any other agreements or commitments of any character obligating us to issue any such securities or rights, or enter into any amendment of any term of any of our currently outstanding capital stock or rights to acquire such securities (other than issuances required upon the exercise or conversion of stock options, restricted shares, warrants or Series A convertible preferred stock existing on the date of the merger agreement);
•	combine, split or reclassify any capital stock or issue or authorize the issuance of any other securities in substitution for any capital stock, other than dividends and distributions made by any subsidiary of ours to us or another subsidiary in the ordinary course of business consistent with past practice;
•	pay, declare or establish a record date for any dividend or make any other distribution, or redeem, purchase or otherwise acquire any of our securities or any securities of our subsidiaries, other than (a) dividends paid by any of our subsidiaries to us or any other subsidiary and (b) the acceptance of shares of our common stock as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting of restricted shares, in each case in accordance with the terms of the applicable award agreements and the Company Stock Plan;
•	adopt or implement any stockholder rights plan, “poison pill” or other anti-takeover plan, arrangement or mechanism that, in each case, is applicable to Dimensional Associates and/or Merger Sub;
•	cause, permit or propose to adopt any amendments to our organizational documents other than as expressly contemplated by the merger agreement;
•	other than in the ordinary course of business consistent with past practice, as required by applicable law or required pursuant to the terms of any plan, program, contract arrangement or agreement existing on the date of the merger agreement;
•	grant any increase in the compensation or benefits payable by us or any of our subsidiaries to any officer, employee, consultant, current or former director of ours or any of our subsidiaries;
•	adopt, enter into or amend any company stock plan;
•	increase, reprice or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any company stock plan;
•	enter into or amend any severance, termination or bonus agreement or grant any severance, termination pay or bonus to any officer, director, consultant or employee of ours or any of our subsidiaries;
•	enter into or amend any employment, change in control, retention or any similar agreement or any collective bargaining agreement, or grant any retention pay to any officer, director, consultant or employee of ours or any of our subsidiaries;
•	pay or award any pension or retirement allowance;
•	grant, issue, accelerate, amend or change the period for the exercise of, or vesting of, any stock option or restricted share or any other right to acquire shares or other securities of ours or otherwise authorize cash payments in exchange for any of the foregoing, except as provided in the merger agreement;
•	commence, settle, compromise, pay, discharge or satisfy any pending or threatened proceeding, claim, liability, or obligation by or against us or any subsidiary which requires a payment in excess of $50,000 in any single instance or in excess of $250,000 in the aggregate; or
•	agree (in writing or otherwise) to take any of the foregoing actions.

Restrictions on Solicitations of Other Offers

Until 12:01 a.m., Eastern Daylight Time, on April 22, 2010, referred to as the “no-shop period start date”, we and our subsidiaries (and our respective representatives) were permitted to:

•	initiate, solicit and encourage any Acquisition Proposals (as defined below), including providing access to non-public information pursuant to confidentiality agreements, provided that we promptly make available to Dimensional Associates and Merger Sub any such information to the extent not previously made available to Dimensional Associates or Merger Sub; and
•	engage or enter into, continue or otherwise participate in any discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations.

From the no-shop period start date until the earlier of the effective time of the merger and the termination of the merger agreement, we and our subsidiaries are required not to (and shall cause our representatives not to), directly or indirectly:

•	solicit, initiate, induce or take any action for the purpose of encouraging or facilitating the making, submission or announcement of, any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal;
•	engage in negotiations or discussions with any person with respect to an Acquisition Proposal;
•	furnish any non-public information to any person or afford access to our business, properties, assets, books and records in connection with any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal;
•	approve, endorse or recommend, or propose to approve, endorse or recommend, any Acquisition Proposal;
•	approve or enter into any letter of intent, agreement in principle, memorandum of understanding or other agreement, contract or arrangement contemplating or otherwise relating to an Acquisition Proposal, or which would require us to terminate the merger agreement or any further discussions or negotiations between us and Dimensional Associates; or
•	terminate, amend, release or waive any rights under any “standstill” or other similar agreement between us or any of our subsidiaries and any person, other than Dimensional Associates.

Notwithstanding the restrictions described above, we may:

•	engage or participate in discussions or negotiations with any person that has made (and not withdrawn) a bona fide Acquisition Proposal in writing that the special committee reasonably determines in good faith (after consultation with its financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal (as defined below); and
•	furnish to any person that has made (and not withdrawn) a bona fide Acquisition Proposal in writing that the special committee reasonably determines in good faith (after consultation with its financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal any non-public information relating to us or any of our subsidiaries pursuant to a confidentiality agreement with terms which are no less favorable to us than those contained in the confidentiality agreement with Dimensional Associates;

provided that (1) we have not breached or violated the provisions in the merger agreement regarding the restrictions on our ability to solicit proposals or offers, the ability of our board of directors to change its recommendation and related provisions described above, (2) our board of directors or the special committee determines in good faith (after receiving the advice of its outside legal counsel) that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, (3) we have not entered into any exclusivity agreement or other agreement restricting our ability to negotiate, enter into and consummate a transaction with a third party other than such person, (4) we notify Dimensional Associates of the identity of the person and the material terms and conditions of such Acquisition Proposal at least

48 hours prior to engaging or participating in any discussions or negotiations, or furnishing any non-public information concerning an Acquisition Proposal, and (5) we provide Dimensional Associates with certain information and documents regarding the Acquisition Proposal at the same time we provide it to others and keep Dimensional Associates reasonably informed on a prompt basis of the status and details regarding any Acquisition Proposal, request or inquiry and any amendments or revisions thereto.

An “Acquisition Proposal” means any offer, proposal or any third party indication of interest or intent relating to any transaction or series of related transactions involving:

•	any purchase or acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act) of more than a 20% interest in our total outstanding voting securities or any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 20% or more of our total outstanding voting securities;
•	any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than 20% of our assets and the assets of our subsidiaries, taken as a whole;
•	any merger, consolidation, business combination or similar transaction that, if consummated, would result in a person or group beneficially owning 20% or more of our total outstanding voting securities or the transfer, acquisition or disposition of more than 20% of our assets and the assets of our subsidiaries, taken as a whole; or
•	any combination of the foregoing, in each case other than the transactions contemplated by the merger agreement, which transactions will not be considered an Acquisition Proposal.

A “Superior Proposal” means a bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, (a) all or substantially all of our assets or (b) all of our outstanding capital stock, in either case on terms that the special committee has reasonably concluded in good faith, after consultation with its outside legal counsel and its financial advisor, and taking into account all of the terms and conditions of such proposal (including the likelihood and timing of consummation of the proposal), all appropriate legal, financial, regulatory and other aspects of such proposal and any changes to the terms of the merger agreement made by Dimensional Associates, to be more favorable from a financial point of view to our stockholders, other than Dimensional Associates and its affiliates, than the merger, which is reasonably capable of being consummated on the terms proposed as determined by the special committee.

Stockholders’ Meeting

We have agreed to take all reasonable action to call, give notice of, convene and hold a meeting of our stockholders as promptly as reasonably practicable after the execution of the merger agreement, to approve the merger, and to approve and adopt the merger agreement.

We have agreed to prepare and file with the SEC a proxy statement with respect to the stockholders’ meeting and to cooperate with Dimensional Associates and Merger Sub in the preparation and filing with the SEC of a Schedule 13E-3.

Restrictions on Change of Recommendation to Stockholders

Our board of directors has (upon the unanimous recommendation of the special committee) unanimously resolved (other than Mr. Stein, who abstained from deliberations and voting on the matter) to recommend that our stockholders approve the merger and approve and adopt the merger agreement.

We have agreed that our board of directors (or a committee thereof) may not, except under certain circumstances set forth below, withhold, withdraw, amend or modify (or publicly propose to withhold, withdraw, amend or modify) in a manner adverse to Dimensional Associates or Merger Sub our board of directors’ recommendation that our stockholders approve the merger and approve and adopt the merger agreement, which we refer to as a Board Recommendation Change. Notwithstanding these restrictions but subject to our obligations to provide certain information to and to negotiate in good faith with Dimensional Associates and to take certain actions in connection with Superior Proposals as described below, at any time prior to obtaining the requisite stockholder approvals, our board of directors may effect a Board Recommendation Change or, in the case of the first bullet below, approve or recommend (or publicly propose to approve or recommend) an Acquisition Proposal to our stockholders if:

•	we have received an Acquisition Proposal that constitutes a Superior Proposal (other than as a result of a breach or violation of the provisions of the merger agreement regarding restrictions on our ability to solicit proposals or offers), the special committee determines in good faith (after receiving the advice of its outside legal counsel and after considering in good faith any counter-offer or proposal made by Dimensional Associates) that a failure to effect a board recommendation change would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, prior to effecting the board recommendation change, the special committee has given Dimensional Associates at least two business days notice and the opportunity to meet with the special committee and its outside legal counsel to discuss in good faith a modification of the terms and conditions of the merger agreement, and Dimensional Associates has not made, within two business days after receipt of our written notice a counter-offer or proposal that the special committee reasonably determines in good faith, after consultation with its financial advisor and outside legal counsel, is at least as favorable to our stockholders as such Superior Proposal; or
•	other than in response to a Superior Proposal, the special committee determines in good faith (after receiving the advice of its outside legal counsel) that failure to effect a board recommendation change would reasonably be expected to be inconsistent with its fiduciary duties to our stockholders under applicable law, and prior to effecting such Board Recommendation Change, the special committee has given Dimensional Associates at least two business days notice thereof and the opportunity to meet with the special committee and its outside legal counsel to discuss in good faith the purported basis for the proposed Board Recommendation Change, Dimensional Associates’ reaction and any possible modification of the terms and conditions of the merger agreement in response.

Notwithstanding the occurrence of a Board Recommendation Change, the merger agreement and our obligations thereunder will not terminate except in accordance with the termination provisions of the merger agreement described below under “— Termination of the Merger Agreement” and until the merger agreement is terminated in accordance with those provisions, our board of directors will be obligated to submit the approval of the merger and the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement to our stockholders at the stockholders’ meeting.

In order to enter into an acquisition agreement with respect to a Superior Proposal, we must terminate the merger agreement in accordance with the terms of the merger agreement. See “— Termination of the Merger Agreement” and “— Expense Reimbursement” below.

Notwithstanding these restrictions, subject to certain conditions, our board of directors (or a committee thereof) may make certain disclosures contemplated by the securities laws or other applicable laws.

Other Actions; Notification

Dimensional Associates has agreed to use all commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under the merger agreement and applicable law (in each case with the consultation and consent of the special committee, which shall not be unreasonably withheld, conditioned or delayed) to consummate and make effective the merger and the other transactions contemplated by the merger agreement, as soon as practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings, and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement. Dimensional Associates is not required to, in connection with receipt of any regulatory approval, take any action that materially and adversely affects the benefits to Dimensional Associates and its subsidiaries, including to us and our subsidiaries, taken as a whole, that Dimensional Associates reasonably expected to derive from consummation of the merger, which we refer to as an “adverse condition”.

Dimensional Associates has agreed to vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any shares of Merger Sub’s common stock beneficially owned by it or with respect to which it has the power to cause to be voted (or to provide a consent), in favor of the approval of the merger and the approval and adoption of the merger agreement and at any meeting of stockholders of Merger Sub at which the merger agreement is submitted for approval and adoption and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of Merger Sub by consent in lieu of a meeting). Dimensional Associates has also agreed to vote or cause to be voted any shares of our common stock and Series A convertible preferred stock beneficially owned by it or any of its subsidiaries or with respect to which it or any of its subsidiaries has the power to cause to be voted, in each case as of the date of the merger agreement, in favor of the approval of the merger and the approval and adoption of the merger agreement at any meeting of our stockholders at which the merger agreement is submitted for approval and adoption and at all adjournments or postponements thereof. With respect to such shares and Series A convertible preferred stock, Dimensional Associates agrees that any action to approve and adopt the merger agreement will be made only at a duly convened meeting of our stockholders for such purpose and that neither Dimensional Associates, nor any of its subsidiaries may act by written consent in lieu of a meeting to approve and adopt the merger agreement or the transactions contemplated hereby.

If any state takeover statute or similar statute or regulation is or becomes applicable to the merger or the other transactions contemplated by the merger agreement, we and our board of directors have agreed to grant such approvals and take such actions as are necessary so that the transactions may be consummated as promptly as reasonably practicable on the terms contemplated by the merger agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions.

We (at the direction of the special committee) and Dimensional Associates have agreed to furnish the other with all information concerning ourselves or itself, our or its subsidiaries, managers, managing members or directors, as applicable, officers and members or stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with this proxy statement, the Schedule 13E-3 or any other statement, filing, notice or application made by or on behalf of Dimensional Associates, us or any of our or their respective subsidiaries to any third party and/or any governmental entity in connection with the merger and the transactions contemplated by the merger agreement.

Subject to applicable law and the instructions of any governmental entity, we, Dimensional Associates and the special committee have agreed to keep the other apprised of the status of matters relating to completion of the transactions contemplated in the merger agreement, including promptly furnishing the other with copies of written notices or other written communications received by Dimensional Associates, us or the special committee, as the case may be, or any of our or its subsidiaries (as applicable), from any third party and/or any governmental entity with respect to the merger and the other transactions contemplated by the merger agreement. We have agreed to give prompt notice to the special committee and Dimensional Associates of any change, fact or condition that constitutes a Company Material Adverse Change to us, and Dimensional Associates and the special committee have agreed to give prompt notice to the others of any failure of any condition to any party’s obligations to effect the merger.

Indemnification and Insurance

The merger agreement provides that from and after the effective time of the merger, Dimensional Associates will, or will cause the surviving corporation to indemnify and hold harmless each present and former director and officer of ours and our subsidiaries at the effective time of the merger against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of matters existing or occurring at or prior to the effective time of the merger, to the fullest extent that we would have been permitted under Delaware law, our certificate of incorporation and by-laws or any indemnification agreements to indemnify such person, including the advancement of expenses as incurred.

Prior to the effective time of the merger, we have agreed to cause, and if we are unable to do so, Dimensional Associates has agreed to cause, the surviving corporation to, obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of our existing directors’ and officers’ insurance policies, and our existing fiduciary liability insurance policies for a period of not less than six years from the effective time of the merger. If we and the surviving corporation fail to obtain such policies as of the effective time of the merger, the surviving corporation will, and Dimensional Associates will cause the surviving corporation to, continue to maintain in effect for a period of at least six years from the effective time of the merger, directors’ and officers’ insurance with benefits and levels of coverage at least as favorable as provided in our existing policies, or use reasonable best efforts to purchase comparable insurance for such six year period; provided, however, that if the aggregate annual premiums for such insurance exceeds 200% of the current annual premium, then the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Under the merger agreement, if Dimensional Associates or the surviving corporation or any of their successors or assigns consolidates with or merges into any other person or entity and is not the surviving corporation of such consolidation or merger, or transfers all or substantially all of its properties and assets to another person or entity, then, the surviving corporation will cause proper provision to be made so that the successors and assigns of Dimensional Associates or the surviving corporation assume all of the obligations to provide indemnification and insurance described above.

Employee Matters

In general, each of our employees as of the effective time of the merger will be immediately eligible to participate, without any waiting time, in new post-merger employee benefit plans offered by Dimensional Associates and its subsidiaries in which such employees may be eligible to participate after the effective time of the merger. In addition, Dimensional Associates has agreed to waive pre-existing conditions and to recognize the service of our employees prior to the merger for all purposes (including for purposes of any eligibility, vesting, entitlement to benefits and benefit accrual) in connection with any employee benefit plan maintained by Dimensional Associates or its subsidiaries, which is made available following the merger by Dimensional Associates or its subsidiaries, except that an employee will not be entitled to a duplication of benefits. Our employees as of the effective time of the merger will also receive credit for any co-payments and deductibles paid prior to the effective time of the merger under the analogous pre-merger employee benefit plan in satisfying any applicable deductible or out-of-pocket requirements under any post-merger employee benefit plans in which such employees may be eligible to participate after the effective time of the merger.

Other Covenants

The merger agreement contains additional agreements between us, Dimensional Associates and Merger Sub relating to, among other things:

•	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);
•	coordination of press releases and other public announcements or filings relating to the merger;
•	the payment of fees and expenses;
•	notification of certain matters;
•	delivery of certain tax certificates;
•	the continuation of the special committee of our board of directors at all times prior to the earlier of the closing of the merger or the termination of the merger agreement; and
•	actions to cause the disposition of our equity securities pursuant to the transactions contemplated by the merger agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Conditions to the Completion of the Merger

The obligations of The Orchard, Dimensional Associates and Merger Sub to consummate the merger are subject to the satisfaction or, to the extent permissible under applicable law, waiver (other than with respect to the first bullet, which is not waivable) of the following conditions on or prior to the effective date of the merger:

•	the affirmative vote to approve the merger and to approve and adopt the merger agreement at a stockholders’ meeting duly called and held for such purpose by:
(1)	holders holding at least a majority of our outstanding capital stock entitled to vote; and
(2)	holders holding a majority of our outstanding capital stock entitled to vote, other than our capital stock held by Dimensional Associates or its affiliates;
•	the affirmative vote of holders holding at least a majority of our outstanding capital stock entitled to vote at a stockholders’ meeting duly called and held for the purpose of approving an amendment to the Certificate of Designations of the Series A convertible preferred stock to provide that the holders of a majority of the then outstanding shares of Series A convertible preferred stock may consent to the non-application of certain provisions requiring the allocation of the consideration for any transaction constituting a “Change of Control Event” among the holders of the Series A convertible preferred stock and the common stock;
•	the absence of any law or order that restrains, enjoins or otherwise prohibits the consummation of the merger; and
•	the absence of any suit, action or proceeding seeking, or any law or order enacted by a governmental entity applicable to the merger that results in, or may result in, an adverse condition.

In addition to the conditions for all parties to the merger agreement, the obligations of Dimensional Associates and Merger Sub to complete the merger are subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions at or prior to the effective time of the merger:

•	our representations and warranties made in the merger agreement must be true and correct in all material respects (except those representations qualified as to materiality or Company Material Adverse Change, which must be true and correct in all respects) on and as of the date of the merger agreement and as of the closing date of the merger as if made on and as of the closing date (or, if given as of a specific date, at and as of such date);
•	our performance, in all material respects, of all obligations required to be performed by us in the merger agreement at or prior to the closing date;
•	the receipt of a certificate signed on our behalf by one of our executive officers certifying that all of the conditions with respect to our representations and warranties and obligations under the merger agreement described above have been satisfied;
•	the receipt of all specified consents and approvals without the imposition of a term, condition or consequence the acceptance of which would constitute or may result in an adverse condition;
•	the aggregate number of shares of our common stock at the effective time of the merger, the holders of which have properly exercised dissenter’s rights under applicable law, does not equal 4% or more of the shares of common stock outstanding as of the record date for the stockholders’ meeting relating to the merger;
•	no event or circumstance has occurred that constitutes a Company Material Adverse Change; and
•	we have delivered to Dimensional Associates stockholder records (including stockholder registers and share transfer ledgers) and certificates reflecting current ownership of all issued and outstanding shares of capital stock of each subsidiary.

In addition to the conditions for all parties to the merger agreement, our obligation to complete the merger is subject to the satisfaction or, to the extent permissible under applicable law, waiver (at the direction of the special committee) of the following conditions at or prior to the closing date of the merger:

•	the representations and warranties made by Dimensional Associates and Merger Sub in the merger agreement must be true and correct in all material respects (except those representations qualified as to materiality, which must be true and correct in all respects) on and as of the date of the merger agreement and as of the closing date of the merger as if made on and as of the closing date (or, if given as of a specific date, at and as of such date);
•	the performance by Dimensional Associates and Merger Sub, in all material respects, of all obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger; and
•	the receipt of a certificate signed by an executive officer of Dimensional Associates and by an executive officer of Merger Sub certifying that all of the conditions with respect to the representations and warranties and obligations of Dimensional Associates and Merger Sub under the merger agreement described above have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of The Orchard (at the direction of the special committee) and Dimensional Associates;
•	by either us (at the direction of the special committee) or Dimensional Associates, unless the failure of the merger to be consummated by such date was due to the party seeking to terminate breaching in any material respect its obligations under the merger agreement in any manner that is the proximate cause of or resulted in the failure of a condition to the consummation of the merger:
(1)	if the merger has not been consummated by the termination date of September 15, 2010 (or, if additional time is needed to forestall any action by any governmental authority to restrain, enjoin or prohibit the merger, this date may be extended upon written notice prior to September 1, 2010 to a date not beyond October 15, 2010);
(2)	if the approval of the merger and the approval and adoption of the merger agreement and by the stockholders has not been obtained at the stockholders’ meeting or at any adjournment or postponement thereof; or
(3)	if any governmental entity has issued or has enacted, issued, promulgated, enforced or entered any law, statute, rule, ordinance, regulation, judgment, order, writ, injunction, stipulation or decree that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger and such order has become final and non-appealable;
•	by us (at the direction our special committee), provided, that we are not in material breach of any of our covenants or agreements contained in the merger agreement:
(1)	if Dimensional Associates or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements made in the merger agreement, or any such representation and warranty has become untrue after the date of the merger agreement, which breach or failure would cause certain conditions to our obligation to effect the merger set forth in “— Conditions to the Completion of the Merger”, not to be satisfied or which shall not have been cured by the earlier of September 15, 2010 (as may be extended by either party as described in clause (1) of the second bullet under “— Termination of the Merger Agreement”) or within 30 calendar days after receipt of our written notice to Dimensional Associates of such breach;
(2)	if the special committee effects a Board Recommendation Change in accordance with the terms of the merger agreement; or

(3)	if all of the conditions to the obligations of Dimensional Associates and Merger Sub to effect the merger (other than conditions which are to be satisfied upon the closing of the merger) have been satisfied, and Dimensional Associates and Merger Sub have failed to consummate the merger within two business days following the date the closing should have occurred and we stood ready and willing to consummate the merger; provided, that during the two business day period, no party may terminate the merger agreement by reason of the termination date having passed; or
•	by Dimensional Associates, provided, that Dimensional Associates is not in material breach of any of its covenants or agreements contained in the merger agreement:
(1)	if we have breached or failed to perform any of our representations, warranties, covenants or agreements made in the merger agreement, or any such representation and warranty has become untrue after the date of the merger agreement, which breach or failure would cause certain conditions to our obligation to effect the merger set forth in “— Conditions to the Completion of the Merger”, not to be satisfied or which shall not have been cured by the earlier of September 15, 2010 (as may be extended by either party as described in clause (1) of the second bullet under “— Termination of the Merger Agreement”) or within 30 calendar days after receipt of Dimensional Associates’ written notice to us of such breach;
(2)	if our board of directors (or special committee) has made a Board Recommendation Change (or publicly proposes to make a Board Recommendation Change);
(3)	if we have failed to comply in any material respect with the restrictions on solicitations of other offers contained in the merger agreement (including our approving, recommending or entering into any proposed acquisition agreement in connection with or relating to any Acquisition Proposal in violation of the merger agreement);
(4)	if we have failed to include in this proxy statement our board of directors’ recommendation to our stockholders that they approve the merger and approve and adopt the merger agreement; or
(5)	if all of the conditions to our obligations to effect the merger (other than conditions which are to be satisfied upon the closing of the merger) have been satisfied, and we have failed to consummate the merger within two business days following the date the closing should have occurred and Dimensional Associates and Merger Sub stood ready and willing to consummate the merger; provided, that during the two business day period, no party may terminate the merger agreement by reason of the termination date having passed.

Expense Reimbursement

Except as provided below, under the merger agreement, each of the parties will bear all fees and expenses it incurs in connection with the merger and the merger agreement.

We have agreed to reimburse Dimensional Associates for its reasonable, documented out-of-pocket expenses incurred in connection with the merger agreement up to $350,000, if the merger agreement is terminated:

•	by either us or Dimensional Associates because our stockholders failed to approve the merger and to approve and adopt the merger agreement at the stockholders’ meeting as described in clause (2) of the second bullet under “— Termination of the Merger Agreement” (or is terminated by us due to any governmental entity issuing any law, statute, rule, ordinance, regulation, judgment, order, writ, injunction, stipulation or decree as described in clause (3) of the second bullet under “— Termination of the Merger Agreement” at a time when the merger agreement was terminable by Dimensional Associates due to such failure of our stockholders to approve the merger and to approve and adopt the merger agreement at the stockholders’ meeting as described in clause (2) of the second bullet under “— Termination of the Merger Agreement”); or
•	by either us or Dimensional Associates because the merger was not consummated by the termination date as described in clause (1) of the second bullet under “— Termination of the Merger Agreement”, and (a) all closing conditions required for us to consummate the merger have been satisfied by the termination date, except for those conditions that by their nature are to be satisfied at the closing of the merger, (b) Dimensional Associates and Merger Sub were ready and willing to consummate the merger at that time, and (c) we failed to satisfy a closing condition that was solely in our control by that date when all of the other closing conditions required for Dimensional Associates and Merger Sub to consummate the merger that are not solely within our control had been satisfied on that date, except for those conditions that by their nature are to be satisfied by actions taken at the closing of the merger and those conditions the failure of which to be satisfied was caused by or resulted from our action or inaction; or
•	by Dimensional Associates under the termination provisions described in the fourth bullet under “— Termination of the Merger Agreement” (or by us because our stockholders failed to approve the merger and to approve and adopt the merger agreement at the stockholders’ meeting as described in clause (2) of the second bullet under “— Termination of the Merger Agreement” or the special committee effects a Board Recommendation Change as described in clause (2) of the third bullet under “— Termination of the Merger Agreement” at a time when the merger agreement was terminable by Dimensional Associates under the termination provisions described in the fourth bullet under “— Termination of the Merger Agreement”).

Amendment and Waiver

Subject to applicable law, the parties to the merger agreement may modify or amend the merger agreement at any time by a written agreement executed and delivered by duly authorized officers of the respective parties, provided that after approval of the merger by our stockholders, there can be no amendment to the merger agreement that would require further approval of our stockholders under applicable law or any applicable listing and corporate governance rules and regulations applicable to us (including Nasdaq or any other trading market on which our common stock is then listed or quoted) unless such further stockholder approval has first been obtained.

The conditions to each of the parties’ obligations to consummate the merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permissible under applicable law (except with respect to the condition described in the first bullet under “— Conditions to the Completion of the Merger” above, which condition may not be waived).

IMPORTANT INFORMATION REGARDING THE ORCHARD

Summarized Financial Data

Set forth below is summarized financial data as of December 31, 2008 and 2009 and March 31, 2010 and the referenced periods then ended relating to The Orchard. The financial data has been derived from the audited financial statements contained in The Orchard’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended (the “2009 10-K”), and unaudited condensed consolidated financial statements contained in The Orchard’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 (the “Q1 Form 10-Q”). This data should be read in conjunction with the audited consolidated financial statements, unaudited condensed consolidated financial statements and other financial information contained in the 2009 10-K and the Q1 Form 10-Q, including the notes thereto, incorporated by reference into this proxy statement. More comprehensive financial information is included in the 2009 10-K and the Q1 Form 10-Q, including management’s discussion and analysis of financial condition and results of operations, and other documents we file with the SEC, and the following summary is qualified in its entirety by reference to the 2009 10-K and the Q1 Form 10-Q and other documents and all of the financial information and notes contained in those documents. See “Where You Can Find More Information”.

	Years Ended December 31,		Three Months Ended March 31, 2010
	2008	2009
			(Unaudited)
Consolidated Statement of Operations Data
Revenues	$57,355,916	$62,271,481	$17,820,218
Cost of revenues	$40,272,293	$45,830,481	$13,347,558
Gross profit	$17,083,623	$16,441,000	$4,472,660
Loss from operations	$(2,675,296)	$(18,181,668)	$(431,838)
Net loss	$(2,254,583)	$(17,791,866)	$(447,855)
Loss per share – basic and diluted	$(0.36)	$(2.88)	$(0.07)
Weighted average shares outstanding – basic and diluted	6,267,972	6,182,323	6,248,066
Consolidated Balance Sheet Data at Period End
Current assets	$20,931,710	$19,720,342	$21,214,170
Non-current assets	$37,147,792	$22,499,494	$22,184,448
Total assets	$58,079,502	$42,219,836	$43,398,618
Current liabilities	$21,422,982	$22,570,029	$24,041,344
Total liabilities	$21,422,982	$22,570,029	$24,041,344
Redeemable preferred stock:
Series A convertible preferred stock, $0.01 par value – 448,833 shares designated; 448,707 shares issued and outstanding and liquidation preference of $24,992,980 as of December 31, 2008 and 2009	$7,015,276	$7,015,276	$7,015,276
Total stockholders’ equity	$29,641,244	$12,634,531	$12,341,998

Book Value Per Share

Our net book value per share as of March 31, 2010 was $1.94.

Transactions in Common Stock

Repurchases of Common Stock

The following table shows purchases of common stock during the past two years effected by The Orchard.

Quarter	Total Number of Shares Purchased		Range of Prices Paid per share	Average Price Paid per Share
June 1, 2008 to September 30, 2008	—		$—	$—
October 1, 2008 to December 31, 2008	19,091	(a)	2.22 – 5.21	4.35
January 1, 2009 to March 31, 2009	—		—	—
April 1, 2009 to June 30, 2009	2,506	(b)	2.50	2.50
July 1, 2009 to September 30, 2009	1,490	(b)	1.60 – 1.90	1.80
October 1, 2009 to December 31, 2009	1,578	(b)	1.20 – 1.90	1.61
January 1, 2010 to June 16, 2010	—		—	—
Total	24,665

(a)	Represents 9,976 shares of common stock withheld by us for the satisfaction of withholding tax upon the vesting of restricted stock awards under the Company Stock Plan and 9,115 shares of common withheld by us for the satisfaction of withholding tax upon the vesting of deferred stock awards under deferred stock award agreements with an officer.
(b)	Represents shares of common stock withheld by us for the satisfaction of withholding tax upon the vesting of restricted stock awards under the Company Stock Plan.

Purchases by Dimensional Associates and Daniel Stein

Neither Dimensional Associates nor Mr. Stein has made any purchases of The Orchard’s common stock during the past two years. As a non-employee director of The Orchard, during 2008 and 2009 Mr. Stein received grants of stock awards under The Orchard’s Non-Executive Directors’ Compensation Program, portions of which vest on the date of this year’s annual meeting. See “Election of Directors — Director Compensation”.

Purchases by Merger Sub

Merger Sub has not made any purchases of our common stock during the past two years.

Transactions During the Past Sixty Days

There have been no transactions in shares of our common stock during the past sixty days by us, any of our officers or directors, Dimensional Associates, Merger Sub, any of Merger Sub’s officers or directors, or any associate or majority-owned subsidiary of the foregoing. If the merger is not consummated, each of The Orchard’s non-employee directors will be eligible to receive a grant of restricted stock with respect to 2010 under The Orchard’s Non-Executive Directors’ Compensation Program on the date of the annual meeting or, if adjourned, such later adjourned date. See “Election of Directors — Director Compensation”.

Market Price of our Common Stock and Dividend Information

The Orchard’s common stock is quoted on the Nasdaq Global Market under the symbol“ORCD”. The following table presents the high and low sales prices for our common stock, as reported on the Nasdaq Global Market for the periods indicated.

	High	Low
2008:
First quarter	$7.40	$3.08
Second quarter	$6.23	$4.50
Third quarter	$6.23	$3.01
Fourth quarter	$3.65	$1.06
2009:
First quarter	$2.33	$1.14
Second quarter	$3.49	$1.29
Third quarter	$2.10	$1.33
Fourth quarter	$1.83	$1.05
2010:
First quarter	$2.06	$1.60
Second quarter (through June 15, 2010)	$2.10	$1.98

On October 14, 2009, the last trading day before Dimensional Associates first presented its acquisition proposal to The Orchard’s board of directors, the high and low sales prices of our common stock were $1.50 and $1.35, respectively. The cash merger consideration of $2.05 per share represents a premium of approximately 52% over the closing trading price of $1.35 per share on October 14, 2009. On March 15, 2010, the last trading day before we announced the execution of the merger agreement, the high and low reported sales price of our common stock was $1.66. The cash merger consideration of $2.05 per share represents a premium of approximately 23% over the closing trading price of $1.66 per share on March 15, 2010, and approximately 19% over the average closing prices of our common stock for the 30-trading day period ending on March 15, 2010. On June 15, 2010, the most recent practicable date that our common stock traded before the printing of this proxy statement, the high and low reported sales prices of our common stock were $2.04 and $2.04, respectively. You are urged to obtain a current market price quotation for our common stock.

The Orchard has never declared or paid any cash dividends on our common stock. We currently intend to retain our future earnings, if any, for future growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board or directors and will depend on our results of operations, financial conditions, contractual and legal restrictions and other factors the board deems relevant. Our secured revolving credit facility contains a covenant prohibiting us from paying any dividends.

Description of Business

The information under the “Part I, Item 1. Business” of our 2009 10-K is incorporated herein by reference.

Description of Property

The information under the “Part I, Item 2. Properties” of our 2009 10-K is incorporated herein by reference.

Legal Proceedings

The information under the “Part I, Item 3. Legal Proceedings” of our 2009 10-K is incorporated herein by reference. See also the description of the pending litigation relating to the merger under “Special Factors — Background of the Merger” above.

IMPORTANT INFORMATION REGARDING MERGER SUB

Merger Sub is a Delaware corporation and is wholly owned by Dimensional Associates. Merger Sub was formed solely for purposes of entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement. Merger Sub has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Mr. Stein and Mr. Joseph D. Samberg are the sole directors of Merger Sub, and Mr. Stein is Merger Sub’s sole officer, serving as its President, Secretary and Treasurer. The present principal occupation, and the name and principal business of the corporation in which such occupation or employment is conducted, and the five-year employment history of these individuals are set forth below:

Name	Age	Principal Occupation	Director Since	Term Expires
Daniel C. Stein	40	Executive Officer and Director of Dimensional Associates, LLC	2010	2011
Joseph D. Samberg	40	Managing Member of JDS Capital Management, LLC	2010	2011

For information concerning the five year employment history of Mr. Stein, see “Election of Directors — Nominees”.

Joseph D. Samberg is the Managing Member of JDS Capital Management, LLC and a director and member of Dimensional Associates. The principal business of these entities is to invest in public and private debt and equity securities. Mr. Samberg has held these positions with JDS Capital Management, LLC and Dimensional Associates since 1996 and 2003, respectively. The principal business address for each of JDS Capital Management, LLC and Dimensional Associates is 1091 Boston Post Road, Rye, New York 10580.

During the last five years, neither the Merger Sub nor any of its directors nor its officer has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

IMPORTANT INFORMATION REGARDING DIMENSIONAL ASSOCIATES
AND CERTAIN OF ITS AFFILIATES

Dimensional Associates, LLC, is a New York limited liability company principally engaged in the business of investing in private equity securities.

JDS Capital, L.P., is a Delaware limited partnership principally engaged in the business of investing in private, public and distressed debt and equity securities.

JDS Capital Management, LLC, is a Delaware limited liability company principally engaged in the business of serving as the sole ultimate general partner of JDS Capital, L.P.

Joseph D. Samberg, a citizen of the United States, has a direct minority membership interest in Dimensional Associates and is managing member of JDS Capital Management, LLC. Additional information regarding Mr. Samberg can be found above under “Important Information Regarding Merger Sub”.

Daniel C. Stein, a citizen of the United States, is an executive officer and director of Dimensional Associates. Additional information regarding Mr. Stein can be found above under “Important Information Regarding Merger Sub” and below under “Election of Directors — Nominees”.

The business address for each of Dimensional Associates, JDS Capital, L.P., JDS Capital Management, LLC, Joseph D. Samberg and Daniel C. Stein is 1091 Boston Post Road, Rye, NY 10580 and the telephone number for each at that address is (914) 921-3030.

During the last five years, none of the persons or entities described above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

HISTORICAL RELATIONSHIP BETWEEN DIMENSIONAL ASSOCIATES AND THE ORCHARD

On November 13, 2007, we completed a business combination, which we refer to as the “Original Merger”, through the merger of our wholly owned acquisition subsidiary with and into the former “The Orchard Enterprises Inc.” (a New York corporation now called “Orchard Enterprises NY, Inc.”). Dimensional was the majority stockholder, holding approximately 85% of the voting securities, of The Orchard Enterprises, Inc. immediately prior to the Original Merger, and upon completion of the Original Merger, Dimensional became the majority holder of the surviving company, holding approximately 46% of our outstanding common stock and approximately 99% of our outstanding Series A Preferred Stock, representing an aggregate of approximately 56.8% of our voting securities.

As contemplated by the Original Merger, upon consummation of the merger, The Orchard had the one-time right to designate four members of our board of directors to serve until the next succeeding annual meeting of our stockholders. The members of our board designated by The Orchard were Daniel C. Stein, Greg Scholl, Michael J. Donahue and Viet D. Dinh. Mr. Stein continues to serve as a director on our board and is an executive officer and a director of Dimensional Associates. Mr. Scholl ceased his affiliation with Dimensional Associates at the time of his appointment to be a director and chief executive officer of The Orchard, and he resigned from these positions at The Orchard effective November 1, 2009. Mr. Donahue and Mr. Dinh continue to serve as directors on our board and are members of the special committee. Each has been re-elected to our board by our stockholders twice since their original designation by Dimensional Associates, including by a majority of the stockholders other than Dimensional Associates and its affiliates in 2008. The independence of the members of the special committee is discussed above under “Special Factors — Background of the Merger”.

Dimensional Associates is the controlling stockholder of The Orchard and currently owns approximately 42% of the Company’s outstanding common stock and approximately 99% of the Company’s outstanding Series A convertible preferred stock, representing an aggregate of approximately 53.3% of the voting power of our voting securities.

APPRAISAL RIGHTS

If you do not vote for the adoption of the merger agreement at the annual meeting, and you otherwise comply with the applicable statutory procedures of Section 262 of the General Corporation Law of the State of Delaware, or the DGCL, summarized herein, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of our common stock must follow the steps summarized below properly and in a timely manner.

Section 262 of the DGCL is reprinted in its entirety as Appendix D to this proxy statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL, and the law relating to appraisal rights. All references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of the shares of our common stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. You are urged to, and should, read the full text of Section 262 of the DGCL because it describes how to exercise and perfect your appraisal rights.

Under the DGCL, holders of our common stock who follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery, or the Delaware Court, and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger.

Under Section 262, where a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the annual meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262. This proxy statement constitutes such notice to the holders of our common stock and Section 262 is attached to this proxy statement as Appendix D. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so should review the following discussion and Appendix D carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

If you wish to exercise appraisal rights you must not vote for the adoption of the merger agreement and must deliver to The Orchard, before the vote on the Merger Proposal, a written demand for appraisal of your shares of our common stock. If you sign and return a proxy card or vote by submitting a proxy by telephone or through the Internet, without expressly directing that your shares of our common stock be voted against the Merger Proposal, you will effectively waive your appraisal rights because such shares represented by the proxy will be voted for the Merger Proposal. Accordingly, if you desire to exercise and perfect appraisal rights with respect to any of your shares of common stock, you must either refrain from executing and returning the enclosed proxy card and from voting in person or by submitting a proxy by telephone or through the Internet, in favor of the Merger Proposal or check either the “against” or the “abstain” box next to the Merger Proposal on such card or vote in person or by submitting a proxy by telephone or through the Internet, against the Merger Proposal or register an abstention with respect thereto. A vote or proxy against the Merger Proposal will not, in and of itself, constitute a demand for appraisal.

A demand for appraisal will be sufficient if it reasonably informs The Orchard of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the Merger Proposal. If you wish to exercise your appraisal rights you must be the record holder of such shares of our common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for such shares of our common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners.

A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. Where the number of shares of our common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise your appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal of shares must be mailed or delivered to: The Orchard Enterprises, Inc., 23 East 4th Street, 3rd Floor, New York, New York, 10003, Attention: Secretary, or should be delivered to the Secretary at the annual meeting, prior to the vote on the Merger Proposal.

Within ten days after the effective time of the merger, we will notify each stockholder who properly asserted appraisal rights under Section 262 and has not voted for the Merger Proposal of the effective time of the merger. Within 120 days after the effective time of the merger, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Delaware Court demanding a determination of the fair value of the shares held by such stockholder. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of our common stock not voted in favor of the Merger Proposal and with respect to which demands for appraisal were received by us, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by us or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Delaware Court, the Delaware Court is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court may require the stockholders who demanded appraisal rights of our shares of common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder.

After the Delaware Court determines which stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Delaware Court shall take into account all relevant factors. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as or less than the consideration you are entitled to receive pursuant to the merger agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not necessarily opinions as to fair value under Section 262. In determining “fair value” of shares, the Delaware Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation”. In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. In addition, the Delaware Court has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

The Delaware Court will direct the payment of the fair value of the shares of our common stock who have perfected appraisal rights, together with interest, if any. The Delaware Court will determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of our common stock have been appraised. The costs of the action (which do not include attorneys’ or expert fees or expenses) may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable. The Delaware Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of our common stock as of a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the cash payment for his or her shares pursuant to the merger agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with our written consent. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time of the merger, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the cash payment for his or her shares pursuant to the merger agreement, as if he or she had not demanded appraisal of his or her shares. No petition timely filed in the Delaware Court demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned on such terms as the Delaware Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger.

If you properly demand appraisal of your shares of our common stock under Section 262 and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares will be converted into the right to receive the consideration receivable with respect to such shares in accordance with the merger agreement. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger, or if you deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time of the merger will require our written approval.

If you desire to exercise your appraisal rights, you must not vote for the Merger Proposal and must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

APPROVAL OF AMENDMENT TO CERTIFICATE OF DESIGNATIONS OF SERIES A CONVERTIBLE PREFERRED STOCK

Proposal

Assuming the Merger Proposal is approved by The Orchard’s stockholders, The Orchard is proposing to amend the certificate of designations of the Series A convertible preferred stock, which is part of the certificate of incorporation, to provide that the holders of a majority of the then outstanding shares of Series A convertible preferred stock may consent to the non-application of certain provisions requiring the allocation of the consideration for any transaction constituting a “Change of Control Event” among the holders of the Series A convertible preferred stock and the common stock. The form of certificate of amendment to the certificate of designations of the Series A convertible preferred stock is attached as Appendix B to this proxy statement. The Certificate Amendment Proposal is conditioned upon and subject to the approval of the Merger Proposal. If the Merger Proposal is not adopted, this proposal will not be presented at the meeting.

Section 2(c) of the Series A convertible preferred stock Certificate of Designations is proposed to be amended to read as follows (amendments in italics):

“(c) Payments and Distributions Upon Change of Control Event.  Except with the prior vote or written consent of the holders of at least a majority of the then outstanding Series A Preferred Stock, for so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not enter into or otherwise effect any transaction (or series of transactions) constituting a Change of Control Event (as defined below) unless (i) with respect to a Change of Control Event involving the sale or exclusive license of all or substantially all of the Corporation’s assets or intellectual property (pursuant to a single transaction or a series of transactions) the Corporation shall as promptly as practicable thereafter liquidate, dissolve and wind up the Corporation and distribute the assets of the Corporation (whether in cash, securities or other property) to the Corporation’s stockholders in accordance with Subsections 2(a) and 2(b) and (ii) with respect to a Change of Control Event involving a transaction in which the stockholders of the Corporation will receive consideration from an unrelated third party, the agreement governing such transaction (or series of transactions) provides that the consideration payable to the stockholders of the Corporation (whether in cash, securities or other property) shall be allocated among them in accordance with Subsections 2(a) and 2(b).”

In the judgment of our board of directors, the amendment to the Series A convertible preferred stock Certificate of Designations is necessary and desirable because it is necessary for the merger and the other transactions contemplated by the merger agreement to proceed.

Vote Required

The adoption of the amendment to the Certificate of Designations will require the affirmative vote of:

(i)	the holders of a majority of all of The Orchard’s outstanding shares of voting stock; and
(ii)	the holders of a majority of the outstanding shares of The Orchard’s Series A convertible preferred stock on the record date, voting separately as a class.

Management of the Company anticipates that Dimensional Associates will vote all of its shares of common stock and Series A convertible preferred stock in favor of this proposal, and in such an event, the approval of the Certificate Amendment Proposal will be assured. Abstentions and broker non-votes will have the same effect as a vote against the amendment to the Series A convertible preferred stock Certificate of Designations.

Recommendation of the Board

The board of directors of The Orchard believes that it is in the best interests of The Orchard that the stockholders approve the proposal to amend amendment to the Series A convertible preferred stock Certificate of Designations.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL OF THE ADOPTION OF THE CERTIFICATE AMENDMENT PROPOSAL.

ELECTION OF DIRECTORS

Our board of directors currently consists of seven (7) members. The term of all of our directors will expire at the Annual Meeting. All of our current directors will be standing for re-election.

The board has nominated David Altschul, Viet Dinh, Michael Donahue, Bradley Navin, Nathan Peck, Daniel Stein and Joel Straka for re-election as directors. Please see “Nominees” for information concerning the nominees to serve as our directors. If any nominee declines to serve or becomes unable to stand for re-election for any reason (although the board knows of no reason to anticipate that this will occur), the board may reduce the size of the board, designate a substitute or leave an additional vacancy unfilled. If a substitute is designated, proxies voting on the original director nominee will be cast for the substituted nominee.

All of the directors elected at the Annual Meeting will serve a one-year term expiring at the next annual meeting of stockholders, unless the merger is consummated.

Nominees

Listed below are our Company’s seven nominees for election as directors at the Annual Meeting.

Name	Age	Position(s)
David Altschul	63	Director
Viet Dinh	42	Director
Michael Donahue	51	Chairman of the Board and Director
Bradley Navin	39	Director and Chief Executive officer
Nathan Peck	56	Director
Daniel Stein	40	Director
Joel Straka	42	Director

David Altschul has served as a member of our board since February 2006. Since January 2004, Mr. Altschul has been a partner in Altschul & Olin, LLP, a law firm, where his practice is primarily focused upon representing individuals and companies in the worldwide music industry. From January 2003 to December 2003, Mr. Altschul practiced law as a sole practitioner. From March 2002 to July 2002, Mr. Altschul served as an independent consultant to the Record Industry Association of America. From November 1980 to December 2001, Mr. Altschul was employed in various positions for Warner Bros. Records, including serving as General Counsel from 1986 to 1995 and as both Vice Chairman and General Counsel from 1995 to 2001. Mr. Altschul has a B.A. degree from Amherst College and a J.D. degree from Yale Law School. Mr. Altschul has over 30 years of work experience in, and knowledge of, the music industry, including many years as an executive with a major label. In addition, Mr. Altschul served on the Board of Digital Music Group, Inc. prior to the merger with The Orchard Enterprises, Inc. and provides valuable insight into the Company’s history and prior business practices and a level of continuity for management and the members of the board. These qualifications and experience were among the factors considered by our board in selecting him to serve as a director.

Viet Dinh has served as a member of our board since November 2007. Mr. Dinh has been a Professor of Law and Co-Director of Asian Law and Policy Studies at Georgetown University Law School since 1996. He served as Assistant Attorney General of the United States for Legal Policy from 2001 to 2003. Mr. Dinh specializes in constitutional law, corporations law, and the law and economics of development. Mr. Dinh is a founder and has been a principal at Bancroft Associates PLLC, a law and public policy consulting firm, since June 2003. He serves on the Board of Directors of News Corporation (NYSE: NWS), M&F Worldwide (NYSE: MFW) and two privately held ventures, Deerland Enzymes, Inc. and Bioptics, Inc. On September 16, 2008, Mr. Dinh was appointed by President George W. Bush to serve as a member of the Board of Directors of the Vietnam Education Foundation. Mr. Dinh has an A.B. degree in government and economics from Harvard College and a J.D. degree from Harvard Law School. Mr. Dinh’s experience on the board of directors of two other public companies, including as chair of a nominating and corporate governance committee and member of a compensation committee, along with his experience as a professor of law at Georgetown University Law School and Assistant Attorney General of the United States for Legal Policy provides him with extensive knowledge of a number of important areas, including leadership, executive compensation, compliance and governance. These qualifications and experience were among the factors considered by our board in selecting him to serve as a director.

Michael Donahue has served as a member of our board since November 2007 and became Chairman of the Board in June 2008. Since March 2005, Mr. Donahue has served as an independent advisor to firms in the information and technology industries. He served as executive chairman of Expensewatch.com from 2006 to March 2007. In 2005, Mr. Donahue completed a twenty-year career with KPMG LLP, KPMG Consulting and BearingPoint. During his tenure with KPMG and its successors, he most recently served as Group Executive Vice President and Chief Operating Officer (2001 to 2005) and Managing Partner, Technology Solutions (1997 to 2001). He also served on the Board of Directors of KPMG LLP from 1998 to 2001. Mr. Donahue currently serves on the boards of directors of Air Products and Chemicals, Inc. (NYSE: APD) and GSI Commerce, Inc. (NASDAQ: GSIC). From 2000 to 2008, Mr. Donahue served on the Board of Directors of Arbinet, Inc. (NASDAQ: ARBX). Mr. Donahue has degrees in economics and history from the University of Pennsylvania. Mr. Donahue’s management experience and his experience in the technology services industry provides insight about the challenges we face due to rapidly changing IT capabilities. He also brings global perspective from his leadership positions and experience in international enterprises and transactions. His service on the boards of other public companies provides valuable insight on corporate governance. He also has mergers and acquisitions experience in the U.S. and globally. These qualifications and experience were among the factors considered by our board in selecting him to serve as a director.

Bradley Navin was elected as a member of our board in February 2010 in connection with his appointment as our Chief Executive Officer. From October 2009 to February 2010, Mr. Navin was our Interim Chief Executive officer. Prior to October 2009, he was Executive Vice President and General Manager of the Company since April 2008, and prior thereto was Vice President, Global Licensing & Sales of the Company since its acquisition of Orchard Enterprises NY, Inc. (formerly known as The Orchard Enterprises, Inc., or “Orchard NY”) in November 2007. Prior to November 2007, Mr. Navin was Vice President of Licensing & Operations for Orchard NY, which he joined in 2004. From 1999 to 2004, Mr. Navin was VP, Music & Programming at Digital Club Network, and the Executive Director of the New York Nightlife Association in 1999. Mr. Navin was an artist manager with Invasion Group management from 1997 to 1999. Prior to that, Mr. Navin worked for booking agency Artist & Audience Entertainment (1995 to 1997), where he was instrumental in helping to break new artists. Mr. Navin holds a B.A. degree from Loyola College in Maryland. As a result of Mr. Navin’s six years with us, as well as his service in senior positions of other companies in the music industry, he has extensive management and leadership experience and a deep knowledge of the music industry, the digital marketplace, as well as other complex operation issues that face digital distributors. These qualifications and experience were among the factors considered by our board in selecting him to serve as a director.

Nathan Peck has served as a member of our board since June 2008. Mr. Peck has been a Senior Lecturer at The Johnson Graduate School of Management, Cornell University since 2005. From 1999 to 2005, Mr. Peck served as Executive Vice President and Chief Administrative Officer of KPMG Consulting (subsequently BearingPoint). Mr. Peck served as the Financial Services Consulting Co-Practice Leader and Bank Consulting Practice Leader for KPMG Consulting from 1997 to 1999 and 1995 to 1997, respectively. From 1992 to 1995, Mr. Peck was Senior Vice President and Managing Director for Bankers Trust Company. Mr. Peck is an alumnus of McKinsey & Company, is a certified public accountant and earned M.B.A. and B.A. degrees from Cornell University. Mr. Peck has extensive experience in business, corporate finance, financial reporting and strategic planning through his positions at KPMG Consulting, Bankers Trust Company and McKinsey & Company, as well as his position as a Senior Lecturer at The Johnson Graduate School of Management. These qualifications and experience were among the factors considered by our board in selecting him to serve as a director.

Daniel C. Stein has served as a member of our board since November 2007. Mr. Stein serves as President of JDS Capital Management, Inc., an investment firm based in New York that invests in private and public debt and equity, and he has held this position since 2003. Mr. Stein served as our Interim Chief Executive Officer during the month of October 2009. In addition, Mr. Stein has served as chief executive officer of eMusic.com, one of our customers, since March 2009 and prior to that served as interim chief executive officer of eMusic.com from October 2008. Mr. Stein also serves as an executive officer and a director of Dimensional Associates, the majority stockholder of the Company, and he was a director of Orchard

NY from April 2003 until its acquisition by the Company in November 2007. From May 2001 through October 2002, Mr. Stein was the chief executive officer of TTR Technologies, a company that specialized in copy-protection technologies whose assets were sold to Macrovision (MVSN). From 2000 to 2001, Mr. Stein was President of Javu Technologies, which licenses software and services to corporations that store, manage, deliver or repurpose video assets. From 1999 to May 2000, Mr. Stein was president, chief operating officer and a director of the Wedding List Company, an Internet company with retail outlets specializing in the wedding gift and registry business. Mr. Stein has a B.S. degree from Cornell University. Mr. Stein’s experience working with a number of companies as a member of a private equity firm, as well as his experience in senior positions (including chief executive officer) in internet based companies gives him a wide range of experience in a number of industries, including the digital music industry, and a knowledge of the digital marketplace. These qualifications and experience were among the factors considered by our board in selecting him to serve as a director.

Joel Straka has served as a member of our board since June 2008. Mr. Straka has been analyzing investment opportunities for Essex Equity Capital Management, LLC since early 2010. From 2002 to 2008, Mr. Straka served as an investment banker at Goldman, Sachs & Co. covering consumer products and retail companies. From 1994 to 2000, Mr. Straka served as a corporate attorney with Cravath, Swaine & Moore. Mr. Straka received an M.B.A. degree from Columbia Business School, a J.D. degree from the University of Virginia School of Law and an A.B. degree from Harvard College. Mr. Straka’s experience as a corporate attorney and investment banker provides him with extensive knowledge of a number of important areas, including finance, valuation and risk assessment. These qualifications and experience were among the factors considered by our board in selecting him to serve as a director.

Director Independence

Our board consists of seven (7) directors. Our board has determined that each of the directors, other than Bradley Navin, our Chief Executive Officer, and Daniel Stein, who is affiliated with our majority stockholder, Dimensional Associates, and a significant customer of ours, eMusic.com, are independent directors as defined by the applicable listing standards of the Nasdaq Global Market.

During a portion of the year ended December 31, 2009, Greg Scholl also served as member of the board. Mr. Scholl was not deemed an independent director as defined by the applicable listing standards of the Nasdaq Global Market.

Attendance at Board Meetings and Board Committees

Our board of directors conducts its business through its meetings and through meetings of certain committees of the board of directors. The Company is a “controlled company” under the applicable listing standards of the Nasdaq Global Market because more than 50% of the voting power is held by Dimensional Associates. A controlled company is not required to have a majority of its board of directors composed of independent directors. Director nominees are not required to be selected or recommended for the board’s selection by a majority of independent directors or a nominating committee composed solely of independent directors, nor do the Nasdaq Global Market listing standards require a controlled company to certify adoption of a formal written charter or board resolution, as applicable, addressing the nominations process. A controlled company is also exempt from Nasdaq Global Market requirements regarding the determination of officer compensation by a majority of independent directors or a compensation committee composed solely of independent directors. A controlled company is required to have an audit committee composed of at least three directors, who are independent as defined under the rules of both the SEC and the Nasdaq Global Market. The Nasdaq Global Market further requires that all members of the audit committee have the ability to read and understand fundamental financial statements and that at least one member of the audit committee possess financial sophistication. The independent directors must also meet at least twice a year in meetings at which only they are present.

We comply voluntarily with the listing standards of the Nasdaq Global Market that otherwise do not apply to controlled companies, except that our Executive, Nominating and Corporate Governance Committee is not composed entirely of independent directors.

Our board currently has three (3) standing committees: the Audit Committee, the Compensation Committee, and the Executive, Nominating and Corporate Governance Committee. During 2009, our board of directors met ten (10) times, the Audit Committee met nine (9) times, the Compensation Committee met eight (8) times and the Executive, Nominating and Corporate Governance Committee met five (5) times. All of the incumbent directors attended at least 75% of the meetings of our board of directors and each committee on which he served. The directors are encouraged to attend the annual meeting of stockholders. All incumbent directors attended the 2009 Annual Meeting of Stockholders. From time to time, the board may act through special committees delegated with specific authority by the board. In 2008, the board established the First Special Committee and in 2009, the board established the search committee and the special committee. The First Special Committee met two (2) times, the search committee met two (2) times and the current special committee met ten (10) times.

Audit Committee.  The Audit Committee currently consists of Messrs. Peck (Chairman), Donahue and Straka. The Audit Committee is responsible for reviewing and monitoring our corporate accounting and financial reporting processes, the periodic public release of financial results and the periodic filing of financial reports with the SEC, and selecting the independent registered public accounting firm to audit our consolidated financial statements, including approving their compensation and monitoring their qualifications, independence and performance. Our board has determined that each member of the Audit Committee is “independent” under the applicable listing standards of the Nasdaq Global Market, and that Mr. Peck qualifies as an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K promulgated by the SEC. Mr. Peck qualifies as an audit committee financial expert by virtue of his experience with KPMG Audit. In addition, Mr. Peck is a certified public accountant. The Audit Committee has a written charter, which is available on our website at www.theorchard.com/about/investor-relations by clicking on the link “Highlights” under the heading “Corporate Governance”. The Report of the Audit Committee of the board of directors is included in this proxy statement.

Compensation Committee.  The Compensation Committee currently consists of Messrs. Dinh (Chairman) and Straka. Both members are independent directors under the applicable listing standards of the Nasdaq Global Market. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our Company’s executive officers and compensation for non-employee directors, as well as administering the Company Stock Plan and other incentive compensation and employee benefit plans of the Company. The Compensation Committee has a written charter, which is available on our website at www.theorchard.com/about/investor-relations by clicking on the link “Highlights” under the heading “Corporate Governance”.

Executive, Nominating and Corporate Governance Committee.  The Executive, Nominating and Corporate Governance Committee currently consists of Messrs. Stein (Chairman), Altschul, Dinh and Donahue. All such members, other than Mr. Stein, are independent directors under the applicable listing standards of the Nasdaq Global Market. The Executive, Nominating and Corporate Governance Committee is responsible for developing and recommending board member selection criteria, identifying and recruiting prospective board candidates, recommending nominees for election to the board, considering committee member qualifications, recommending corporate governance principles to the board, and providing oversight in the evaluation of the board and each committee. The Executive, Nominating and Corporate Governance Committee also considers nominees proposed by stockholders. It further is responsible for monitoring the progress and status of management’s efforts to acquire additional music catalogs and reviewing and approving the terms of all substantive content acquisition and long-term licensing contracts as well as reviewing and approving any new international expansion plans and proposed capital expenditures over a certain threshold. The Executive, Nominating and Corporate Governance Committee has a written charter, which is available on our website at www.theorchard.com/about/investor-relations by clicking on the link “Highlights” under the heading “Corporate Governance”.

First Special Committee.  On November 14, 2008, the board formed a special committee of independent and disinterested directors to review and evaluate a proposal by Dimensional Associates to solicit parties interested in either acquiring The Orchard or participating in the acquisition by Dimensional Associates of all of our outstanding common stock not then owned by Dimensional Associates. The First Special Committee was dissolved by the board of directors on April 17, 2009. See “Special Factors — Recommendation of the Special Committee and of our Board of Directors”.

Search Committee.  In connection with the resignation of Greg Scholl as President and Chief Executive Officer and as a member of the board of directors on September 25, 2009, the board formed a search committee to identify qualified candidates to serve as the Company’s chief executive officer and appointed Michael Donahue to head the committee. The other members of the search committee were Viet Dinh, Nathan Peck, Daniel Stein and Joel Straka. On February 17, 2010, the board elected Bradley Navin as Chief Executive Officer and a director of The Orchard effective February 18, 2010. Mr. Navin’s election was unanimously recommended by the search committee and the committee was dissolved.

Special Committee.  On October 19, 2009, the board formed a special committee of independent and disinterested directors to review and evaluate a proposal by Dimensional Associates to enter into non-binding discussions with the Company regarding a potential transaction through which Dimensional would acquire all of the outstanding shares of common stock of the Company not currently owned by Dimensional. See “Special Factors — Fairness of the Merger, Recommendation of the Special Committee and of our Board of Directors”.

Consideration of Director Nominees

Nominations.  Our board believes that the Executive, Nominating and Corporate Governance Committee, a majority of the members of which are independent directors of the Company, can adequately identify appropriate candidates to the board. The Executive, Nominating and Corporate Governance Committee will consider any future nominees for director nominated by the Company’s stockholders.

Stockholder Nominees.  The Executive, Nominating and Corporate Governance Committee considers properly submitted stockholder nominations for candidates for membership on the board as described below under “Identifying and Evaluating Nominees for Directors”. Under our bylaws, as amended, a stockholder seeking to propose a nominee for board membership must deliver notice (within the time frame and in the manner as specified under “STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING”) to our Secretary. The stockholder’s notice must set forth, as to each proposed nominee, the following: (a) the name, age, business address and residence address of such person; (b) the principal occupation or employment of such person; (c) the class and number of shares of the corporation that are beneficially owned by such person; (d) a description of all arrangements or understandings between the nominating stockholder and such nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and (e) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected). In addition, the stockholder’s notice must set forth, as to such stockholder, the information described under “STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING”. The presiding officer of the meeting may refuse to acknowledge any stockholder nomination not made in compliance with the foregoing procedure.

Director Qualifications.  While the Executive, Nominating and Corporate Governance Committee has not established formal procedures, specific minimum qualifications or a formal diversity policy for the evaluation of director candidates, the candidates for board membership should have the highest professional and personal ethics and values, and conduct themselves consistent with the Company’s Code of Business Conduct. Additionally, candidates and nominees must ultimately reflect a board that is composed of directors who (i) have broad, relevant and diverse experience, (ii) are predominantly independent, (iii) are of high integrity, (iv) have qualifications that will increase overall board effectiveness and (v) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

Identifying and Evaluating Nominees for Directors.  Typically, any new candidates for nomination to the board are suggested by existing directors or our executive officers, although candidates may also come to our attention through stockholders, professional search firms or other persons. The Executive, Nominating and Corporate Governance Committee of the board will carefully review the qualifications of any candidates who have been properly brought to its attention. Such a review may, in the Committee’s discretion, include a review solely of information provided to the Committee or it may also include discussion with persons familiar with the candidate, an interview with the candidate or other actions that the Committee deems proper. In the case of new director candidates, the questions of independence and financial expertise are important to determine what roles can be performed by the candidate, and the Executive, Nominating and Corporate Governance Committee determines whether the candidate will meet independence standards set forth in the SEC rules and regulations and the applicable listing standards of the Nasdaq Global Market, and the level of the candidate’s financial expertise. In the case of incumbent directors whose terms of service are set to expire, the Executive, Nominating and Corporate Governance Committee reviews such directors’ overall service to our Company during their terms, including attendance at meetings, level of participation, quality of performance, and whether the director continues to meet the independence standards set forth in the applicable SEC rules and regulations and the applicable listing standards of the Nasdaq Global Market. The Committee shall consider the suitability of each candidate, including the current members of the board, in light of the current size and composition of the board. In evaluating the qualifications of the candidates, the Committee considers many factors, including character, integrity, reputation, business judgment, independence, relevant business and industry expertise, diversity of experience, geographic location of the candidate, length of service and other criteria. The Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. Candidates properly recommended by stockholders are evaluated by the Executive, Nominating and Corporate Governance Committee using the same criteria as other candidates. Candidates are first screened by the Executive, Nominating and Corporate Governance Committee, and if approved by the Executive, Nominating and Corporate Governance Committee, they are then screened by other members of the board. The full board approves the final nomination(s) based on recommendations from the Executive, Nominating and Corporate Governance Committee. The Chairman of the Board, acting on behalf of the full board, will extend the formal invitation to become a nominee of the board. Qualified candidates for membership on the board will be considered without regard to race, color, religion, sex, national origin, age, medical condition or disability, sexual orientation, veteran status or any other characteristic protected by law.

Code of Business Conduct

Our Company is committed to maintaining the highest standards of business conduct and ethics. We have adopted a Code of Business Conduct for our directors, officers and other employees. The Code of Business Conduct reflects our values and the business practices and principles of behavior that support this commitment. The Code of Business Conduct is available on our website at www.theorchard.com/about/ investor-relations by clicking on the link “Highlights” under the heading “Corporate Governance”. We will post any amendment to the Code, as well as any waivers that are required to be disclosed by the rules of the SEC or Nasdaq, on our website.

Communications with the Board by Stockholders

We maintain a process for stockholder communication with the board. Stockholders wishing to communicate with our board, a committee of the board or an individual board member concerning our Company may do so by writing to the board, the committee or to the particular board member, and mailing the correspondence to: Attention: Board of Directors, c/o Secretary, The Orchard Enterprises, Inc., 23 East 4th Street, 3rd Floor, New York, New York 10003. The envelope should indicate that it contains a stockholder communication. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed unless the Secretary determines that the communication is a business solicitation or advertisement, or requests general information about our Company.

Director Compensation

On March 13, 2009, the Compensation Committee recommended, and the board adopted a revised Non-Executive Directors’ Compensation Program (the “2009 DCP”), effective June 2, 2009, upon stockholder approval of the proposed amendments to the Company Stock Plan. Under the 2009 DCP each director who was not also an employee was entitled to receive a fee of $40,000 per year, with an additional annual fee of $3,000 payable to each committee chairman. The directors do not receive any separate fees for attendance at board or committee meetings. Our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board or the committees thereof, and for other expenses reasonably incurred in their capacity as directors.

In addition, under the 2009 DCP, each non-employee director received a restricted stock award for a number of shares of common stock having a value of $50,000 based on the closing price of our common stock on the date of grant, with the initial grant on June 2, 2009 vesting one-half on the date of grant and one-half on the subsequent annual meeting date (provided that such director continues to serve until the time of such future annual meetings). The Chairman of the Board also received an additional restricted stock award with a grant date value of $20,000 determined on the same basis and vesting in the same manner. These grants to non-employee directors were made pursuant to the terms of the Company Stock Plan.

Prior to the adoption of the 2009 DCP, each director who was not also an employee was compensated in the same amount and manner as set forth in the 2009 DCP, except that each director who was not also an employee received a grant of options on June 4, 2008 to purchase a number of shares of common stock equal to $50,000 divided by an amount equal to one-third of the closing price of our common stock on the grant date. This division by one-third was intended to approximate the share-based compensation expense attributable to such options under the Trinomial Lattice Method, which we use for accounting purposes under Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation Stock Compensation (“ASC Topic 718”) (formerly Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment (“SFAS No. 123R”)). These options had an exercise price per share equal to the closing price of our common stock on the date of grant and a term of 10 years, with the initial grant on June 4, 2008 vesting one-third on the date of grant and one-third on each of the subsequent two annual meeting dates (provided that such director continues to serve until the time of such future annual meetings). These grants to non-employee directors were made pursuant to the terms of the Company Stock Plan.

In addition, in 2009 the board approved additional payments of $80,000 to Mr. Donahue for his service as chairman of both the search committee and the special committee, as well as an additional payment of $15,000 for each of David Altschul, Viet Dinh, Nathan Peck and Joel Straka for their service on the special committee.

The following table summarizes compensation paid to those who served as non-employee directors during any portion of the year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Total Compensation ($)
David Altschul	55,000		50,000	105,000
Viet Dinh	58,000		50,000	108,000
Michael Donahue	123,000		70,000	193,000
Nathan Peck	58,000		50,000	108,000
Daniel Stein	43,000	(2)	50,000	93,000	(2)
Joel Straka	55,000		50,000	105,000

(1)	Represents the aggregate grant date fair value of the restricted stock grants to non-employee directors in 2009, under the Company Stock Plan, computed in accordance with ASC Topic 718 (formerly SFAS No. 123R). The estimated fair value of the restricted stock was calculated based on the closing price of our common stock on the date of grant. For additional information on the valuation assumptions used to estimate the fair value of the stock awards, refer to Note 3 and Note 14 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended. This amount represents the grant date fair value of the restricted stock grants and may not correspond to the actual value that may be recognized by each director.
(2)	This amount does not include $16,666 earned by Mr. Stein in connection with his service as Interim Chief Executive Officer of the Company. Mr. Stein’s compensation for his role as an executive officer of the Company is disclosed below in the summary compensation table for our named executive officers.

Vote Required

The seven (7) nominees for director receiving the highest number of affirmative votes cast will be elected as a director.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board has selected Marcum LLP as our independent registered public accounting firm for the year ending December 31, 2010. Marcum LLP is an independent registered public accounting firm and has audited The Orchard’s consolidated financial statements for the years ended December 31, 2008 and 2009.

The board is asking the stockholders to ratify the selection of Marcum LLP as our independent registered public accounting firm for 2010. Although not required by law, by rules of Nasdaq or by our bylaws, the board is submitting the selection of Marcum LLP to the stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, our Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of The Orchard and its stockholders.

Representatives of Marcum LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from The Orchard’s stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

To help ensure the independence of the independent registered public accounting firm, our Audit Committee has adopted a policy requiring the Audit Committee’s pre-approval of all audit and non-audit services to be performed for us by our independent registered public accounting firm. The Audit Committee has reviewed all services provided by Marcum LLP, and has concluded that the provision of such services was compatible with maintaining Marcum LLP’s independence in conducting its auditing functions.

Fee Information

The following table presents fees for audit, audit-related, tax and other services rendered by Marcum LLP, our independent registered public accounting firm, for the years ended December 31, 2008 and 2009:

Service Category	2008(a)	2009(b)
Audit Fees	$376,734	$390,247
Audit-Related Fees	315,000	—
Tax Fees	—	—
All Other Fees	21,075	—
Total	$712,809	$390,247

(a)	Of the $712,809, $279,084 was paid in 2009.
(b)	Of the $390,247, $203,865 was paid in 2010.

In the above table, in accordance with the SEC’s definitions and rules, “Audit Fees” are fees for professional services for the audit of a company’s financial statements included in the annual report on Form 10-K, for the review of a company’s interim financial statements included in the quarterly reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements; “Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements; and “Tax Fees” are fees for tax compliance, tax advice and tax planning. For 2008 and 2009, “All Other Fees” represented fees related to the review of the Company’s compliance with the Sarbanes-Oxley Act.

Vote Required

The affirmative vote of a majority of the votes cast on the matter is required for approval of this proposal.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MARCUM LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is primarily responsible for assisting the board of directors in fulfilling its oversight responsibility by reviewing the financial information that will be provided to stockholders and others, appointing and reviewing the work performed by the independent registered public accounting firm, evaluating the Company’s accounting policies and its system of internal controls that management has established, and reviewing with management significant financial transactions including any related-party transactions, the reasonableness of significant judgments made by management and the clarity of disclosures made in the financial statements. Management is responsible for the Company’s financial reporting process, including the preparation of its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, and its system of internal controls. The Company’s independent registered public accounting firm is responsible for auditing those consolidated financial statements in accordance with auditing standards generally accepted in the United States and expressing its opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America. The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.

The Audit Committee reviewed and discussed the audited consolidated financial statements included in the Company’s 2009 Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles used by the Company, the reasonableness of significant management judgments and estimates made in the accounting process, and the clarity and completeness of disclosures in the consolidated financial statements. The Audit Committee also met with the Company’s management to discuss their review of the Company’s disclosure controls and procedures and internal accounting and financial controls in connection with the preparation and filing of the 2009 Annual Report on Form 10-K and received notice that each of the Company’s Chief Executive Officer and Chief Financial Officer signed the certificates required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

The Audit Committee discussed with Marcum LLP, the Company’s independent registered public accounting firm, the overall scope of work for its 2009 audit. The Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2009 with Marcum LLP, and met with representatives of the firm, with and without management present, to discuss the results of its audit work, its evaluations of the Company’s internal controls, and its assessment of the overall quality of the Company’s financial reporting. The Audit Committee has also discussed with Marcum LLP the matters required to be discussed by the Statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has also received and reviewed the written disclosures and the letter from Marcum LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Marcum LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The Audit Committee also selected Marcum LLP to audit the Company’s consolidated financial statements for the year ending December 31, 2010.

The Audit Committee has relied, without independent verification, on management’s representations that the consolidated financial statements for 2009 are complete, free of material misstatement and prepared in accordance with accounting principles generally accepted in the United States, and on the opinion and representations made by Marcum LLP in its report on the Company’s consolidated financial statements, including its representations that Marcum LLP is independent and the audit was performed in accordance with auditing standards generally accepted in the United States. The Audit Committee’s oversight does not provide assurance that management’s and Marcum LLP’s opinion and representations referred to above are correct.

Respectfully,
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Nathan Peck, (Chairman)
Michael Donahue
Joel Straka

APPROVAL OF ADJOURNMENT OF ANNUAL MEETING

The meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the annual meeting to approve the Merger Proposal. Any adjournment may be made without notice, other than by an announcement made at the meeting of the time, date and place of the adjourned meeting. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of The Orchard’s shares of voting stock voting on the matter. Any signed proxies received by us in which no voting instructions are provided on this matter will be voted “FOR” the Adjournment Proposal. In addition, when any meeting is convened, the presiding officer, if directed by our board of directors, may adjourn the meeting if (a) no quorum is present for the transaction of business or (b) our board of directors determines that adjournment is necessary or appropriate for any reason, including to enable the stockholders to consider fully information which our board of directors determines has not been made sufficiently or timely available to stockholders or otherwise to exercise effectively their voting rights. Any adjournment or postponement of the meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the meeting as adjourned or postponed.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009 about shares of our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans, namely the Company Stock Plan, and the number of shares available for future issuance.

	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	489,611	5.96	608,151	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	489,611	5.96	608,151	(1)

(1)	The Company Stock Plan provides for future annual increases in the number of shares available for issuance of 400,000 shares for 2010 and on the first day of each fiscal year thereafter in an amount equal to the lesser of:
•	250,000 shares;
•	5% of the number of shares of our common stock outstanding on that day; or
•	such other lesser amount as our board of directors may determine.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of May 31, 2010 by (i) each person that we know is the beneficial owner of more than 5% of our common stock, (ii) each director and nominee for director, (iii) each of the named executive officers named in the “Summary Compensation Table” below, and (iv) all named executive officers and directors as a group. We have relied exclusively upon information provided to us by our directors and named executive officers and copies of documents sent to us that have been filed with the SEC by others for purposes of determining the number of shares each person beneficially owns. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes those persons who have voting or dispositive power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and dispositive power with respect to all shares of our common stock beneficially owned by them. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of (i) the 6,378,252 shares of common stock outstanding on May 31, 2010, (ii) the shares of common stock into which the shares of the Company’s Series A Preferred Stock held by such individual or group outstanding on May 31, 2010 were convertible, and (iii) the number of shares of common stock that such person or group had the right to acquire on or within 60 days after May 31, 2010. The address for each stockholder listed in the table below is c/o The Orchard Enterprises, Inc., 23 East 4th Street, 3rd Floor, New York, New York 10003, unless otherwise specified.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding
Dimensional Associates, LLC(2)	4,199,002	53.4%
Daniel Stein(3)	4,256,843	53.7
David Altschul(4)	67,841	1.1
Viet Dinh(5)	61,841	*
Michael Donahue(6)	73,461	1.2
Nathan Peck(7)	57,841	*
Joel Straka(7)	57,841	*
Nathan Fong(8)	60,227	*
Bradley Navin(9)	36,241	*
Steve Haase(10)	59,021	*
Greg Scholl(11)	164,017	2.6
Daniel Pifer(12)	18,226	*
All current directors and executive officers as a group (10 persons)	4,731,157	58.4%

*	Represents less than 1% of the outstanding shares of common stock.
(1)	To our knowledge, except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.
(2)	Includes 2,709,276 shares of common stock and 446,918 shares of Series A convertible preferred stock (which are convertible into 1,489,726 shares of common stock) owned by Dimensional Associates, LLC. JDS Capital, L.P. holds a majority membership interest in and is the manager of Dimensional Associates. JDS Capital Management, LLC is the general partner of JDS Capital, L.P. Joseph D. Samberg has a direct minority membership interest in Dimensional Associates and is managing member of JDS Capital Management, LLC. As the managing member of JDS Capital Management, LLC, the ultimate parent of Dimensional Associates, Joseph D. Samberg may be deemed to have sole voting and sole dispositive power with respect to all of our equity securities that are owned of record by Dimensional Associates. The address of the principal business and office of Dimensional Associates, JDS Capital, L.P., JDS Capital Management, LLC and Joseph D. Samberg is 1091 Boston Post Road, Rye, New York 10580.
(3)	Includes (i) 2,709,276 shares of common stock and 446,918 shares of Series A convertible preferred stock (which are convertible into 1,489,726 shares of common stock) owned by Dimensional Associates,

LLC, of which Mr. Stein is a director; (ii) 29,051 shares of common stock, of which 12,928 shares are scheduled to vest on the date of the annual meeting; and (iii) 28,790 shares of common stock issuable upon exercise of stock options that are exercisable on or within 60 days of May 31, 2010, of which 9,597 are scheduled to vest at the annual meeting.
(4)	Includes 29,051 shares of common stock, of which 12,928 shares are scheduled to vest on the date of the annual meeting, and 38,790 shares of common stock issuable upon exercise of stock options that are exercisable on or within 60 days of May 31, 2010, of which 9,597 are scheduled to vest at the annual meeting.
(5)	Includes 29,051 shares of common stock, of which 12,928 shares are scheduled to vest on the date of the annual meeting, and 32,790 shares of common stock issuable upon exercise of stock options that are exercisable on or within 60 days of May 31, 2010, of which 9,597 are scheduled to vest at the annual meeting.
(6)	Includes 40,671 shares of common stock, of which 18,099 shares are scheduled to vest on the date of the annual meeting, and 32,790 shares of common stock issuable upon exercise of stock options that are exercisable on or within 60 days of May 31, 2010, of which 9,597 are scheduled to vest at the annual meeting.
(7)	Includes 29,051 shares of common stock, of which 12,928 shares are scheduled to vest on the date of the annual meeting, and 28,790 shares of common stock issuable upon exercise of stock options that are exercisable on or within 60 days of May 31, 2010, of which 9,597 are scheduled to vest at the annual meeting.
(8)	Includes 35,233 shares of common stock, which includes 8,337 shares underlying unvested restricted share awards, and 24,994 shares of common stock issuable upon exercise of stock options that are exercisable on or within 60 days of May 31, 2010.
(9)	Includes 28,333 shares of common stock, which includes 6,113 shares underlying unvested restricted share awards, and 7,908 shares of common stock issuable upon exercise of stock options that are exercisable on or within 60 days of May 31, 2010.
(10)	Includes 51,113 shares of common stock, which includes 5,281 shares underlying unvested restricted share awards, and 7,908 shares of common stock issuable upon exercise of stock options that are exercisable on or within 60 days of May 31, 2010.
(11)	Includes 159,794 shares of common stock (of which 5,000 shares are held by his wife) and 1,267 shares of Series A convertible preferred stock (which are convertible into 4,223 shares of common stock). Mr. Scholl resigned as the Company’s Chief Executive Officer effective November 1, 2009.
(12)	Mr. Pifer resigned from his position as Executive Vice President, Operations and Technology on December 15, 2009.

COMPENSATION OF EXECUTIVE OFFICERS

Executive Officers

The following sets forth certain information regarding our executive officers.

Name	Age	Position(s)
Bradley Navin	39	Chief Executive Officer
Nathan Fong	46	Executive Vice President and Chief Financial Officer
Steve Haase	35	Executive Vice President, Business Development
Alexis H. Shapiro	42	Senior Vice President, General Counsel and Secretary

For information concerning Mr. Navin, see “Election of Directors”.

Nathan Fong joined The Orchard as Chief Financial Officer in February 2008 and was designated Executive Vice President and Chief Financial Officer in April 2008. From 2007 until he joined The Orchard in February 2008, Mr. Fong served as Chief Financial Officer for In-Demand Networks. From 2004 – 2007, he served as Chief Financial Officer, Rodale International, Rodale, Inc. From 2003 – 2004, Mr. Fong was Senior Vice President, Chief Financial Officer for Discovery Networks International, Discovery Communications, Inc. From 1997 – 2003, Mr. Fong served as Regional Vice President, Asia Pacific and later Divisional Vice President of Finance and Administration for Twentieth Century Fox International. Mr. Fong has a B.A. degree in accounting from Michigan State University and an M.B.A. degree from the University of Rochester and is a certified public accountant.

Steve Haase has been Executive Vice President, Business Development of the Company since January 2009, was Senior Vice President, Business Development of the Company from April 2008 to December 2008, and prior thereto was Vice President of Business Development of the Company since its acquisition of Orchard NY in November 2007. Mr. Haase is responsible for the Company’s digital music and video service sales relationships worldwide. Prior to that, Mr. Haase was Vice President of Business Development of Orchard NY from April 2003. From 1997 until April 2003, he served as General Manager of Orchard NY overseeing virtually all departments, including content management, distribution, artist and label relations, operations and technology. From June until November 1997, Mr. Haase served as Head of A&R at Sol 3 Records, where he worked with emerging artists distributed by BMG and Warner Bros. Mr. Haase serves as a member of the Advisory Board of Music Intelligence Solutions. Mr. Haase holds a B.A. degree from Catholic University in Washington, D.C.

Alexis H. Shapiro has been Senior Vice President, General Counsel and Secretary of the Company since February 2009. Ms. Shapiro was previously Senior Counsel of the Company from May 2008 to February 2009. Prior to joining the Company, Ms. Shapiro was with the law firm of Pryor Cashman LLP since April 2000. Ms. Shapiro holds a B.A. degree from Smith College and a J.D. degree from Boston College Law School.

Summary Compensation Table

The following table summarizes the compensation of our “named executive officers” for the year ended December 31, 2009. Our named executive officers include our Chief Executive Officer, any other person who served as our principal executive officer at any time during 2009, our other two most highly compensated executive officers who were serving as such on December 31, 2009 and other individuals who would have been included as one of the two most highly compensated executive officers if they had been an executive officer on December 31, 2009.

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Total Compensation ($)
Bradley Navin(4) Chief Executive Officer	2009	203,748	—	—	—	—	203,748
	2008	160,000	18,333	118,336	11,606	22,917	331,191

Nathan Fong(5) Executive Vice President and Chief Financial Officer	2009	236,250	—	—	—	—	236,250
	2008	187,755	25,000	206,331	67,636	31,250	517,972

Steve Haase Executive Vice President, Business Development	2009	162,750	—	—	—	—	162,750

Greg Scholl(6) Former President and Chief Executive Officer	2009	240,627	—	—	—	—	240,627
	2008	275,000	50,000	—	113,813	62,500	501,313

Daniel Stein(7) Former Interim Chief Executive Officer	2009	16,666	—	—	—	—	16,666

Daniel Pifer(8) Former Executive Vice President, Operations and Technology	2009	161,000	—	—	—	—	161,000
	2008	160,000	18,333	118,336	11,606	22,917	331,191

(1)	Represents the aggregate grant date fair value of the restricted stock grants made to named executive officers, under the Company Stock Plan, computed in accordance with ASC Topic 718. There were no restricted shares granted for the named executive officers during fiscal year 2009. For additional information on the valuation assumptions used to estimate the fair value of the stock awards, refer to Note 3 and Note 14 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended. This amount represents the grant date fair value of the restricted stock grants and may not correspond to the actual value that may be recognized by the named executive officer.
(2)	Represents the aggregate grant date fair value of the stock options made to named executive officers, under the Company Stock Plan, computed in accordance with ASC Topic 718. There were no stock options granted for named executive officers during fiscal year 2009. For information on the valuation assumptions used to estimate the fair value of the stock option grants, refer to Note 3 and Note 14 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended. This amount represents the Company’s accounting expense for the stock option grants and may not correspond to the actual value that may be recognized by the named executive officer.

(3)	Represents cash awards under the Management Incentive Bonus Plan. No awards were made under the Management Incentive Bonus Plan in 2009.
(4)	Mr. Navin served as Interim Chief Executive Officer from October 28, 2009 until his appointment as Chief Executive Officer on February 18, 2010. Prior to his appointment as Interim Chief Executive Officer, Mr. Navin served as Executive Vice President and General Manager of the Company.
(5)	Mr. Fong joined the Company in February 2008.
(6)	Mr. Scholl resigned as the Company’s Chief Executive Officer effective November 1, 2009.
(7)	Mr. Stein served as Interim Chief Executive Officer from October 1, 2009 to October 27, 2009.
(8)	Mr. Pifer resigned from his position on December 15, 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on all outstanding equity awards held by our named executive officers at December 31, 2009.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market of Shares or Units of Stock That Have Not Vested ($)(1)
Bradley Navin Chief Executive Officer	2,914	2,502	7.10	02/28/2015	10,835	17,769
	3,330	1,670	7.44	11/13/2014
Nathan Fong Executive Vice President and Chief Financial Officer	19,442	13,891	6.19	02/20/2015	13,891	22,781

Steve Haase Executive Vice President, Business Development	2,498	2,502	4.96	04/20/2015	8,891	14,581
	3,330	1,670	7.44	11/13/2014

Greg Scholl Former President and Chief Executive Officer	33,333	—	7.44	11/13/2014	—	—
	57,691	—	5.18	06/06/2018	—	—

Daniel Stein (2) Former Interim Chief Executive Officer	19,193	9,597	5.21	06/04/2018	12,928	21,199

Daniel Pifer Former Executive Vice President, Operations and Technology	2,914	—	7.10	02/28/2015	—	—
	3,330	—	7.44	11/13/2014	—	—

(1)	Based on the closing price of our common stock on December 31, 2009, the last day of fiscal 2009, of $1.64 per share.
(2)	All equity awards to Mr. Stein were granted in connection with his position on our board of directors.

Employment Agreements and Post-Termination Payments

We have entered into employment agreements with our current executive officers, including Messrs. Navin, Fong, and Haase. Each agreement has a term of three years, unless earlier terminated by us without cause (as defined in the agreements) upon 30 days written notice or for cause (as defined in the agreements) upon 10 days written notice, unless cured by the executive where applicable. In addition, each executive may terminate the agreement upon written notice for good reason (as defined in the agreements) or no reason, as defined in the agreements. These agreements provide that if the executive’s employment is terminated by us for cause or voluntarily by the executive, such executive will be entitled to receive compensation and benefits through the date of termination, except that there will be no proration of any potential annual incentive bonus for the fiscal year in which termination occurs. In addition, these agreements provide that if the agreement is terminated by us without cause or by the executive for good reason, the executive will be entitled to receive compensation and benefits through the remaining term of the agreement or for a period of six months following the date of termination, whichever is shorter, and the executive shall be entitled to a pro rata portion of the annual incentive bonus otherwise due the executive for the fiscal year in which termination occurs.

As part of our employment agreement with Mr. Navin, he received 11,667 restricted shares of our common stock as well as the option to purchase 5,000 shares of our common stock, pursuant to the terms and conditions of the Company Stock Plan. As part of our employment agreement with Mr. Fong, he received 33,333 restricted shares of our common stock as well as the option to purchase 33,333 shares of common stock, pursuant to the terms and conditions of the Company Stock Plan. As part of our employment agreement with Mr. Haase, he received 10,000 restricted shares of our common stock as well as the option to purchase 5,000 shares of our common stock, pursuant to the terms and conditions of the Company Stock Plan. For each of these executives, the stock options and shares of restricted common stock granted are to vest 33.3% after the first twelve months and then quarterly in eight equal installments thereafter. In the event that the executive’s employment is terminated by us without cause or by the executive for good reason, the vesting of the foregoing awards will be accelerated by six months. The stock options will expire seven years after the effective date of the agreement.

Each employment agreement includes provisions that prohibit the executives from disclosing our confidential information and trade secrets, assigns all intellectual property developed by the executives in the course of their employment to us and prohibits the executives from competing with us or soliciting our employees during the term of the employment agreement and for a period ranging from six months to one year following termination of employment as specified in each executive’s agreement.

Each employment agreement also provides that each executive will be eligible to earn an incentive bonus on an annual basis payable as determined by the Management Incentive Bonus Plan. The Compensation Committee determines the targets, milestones, performance objectives and measurement criteria to be met each fiscal year and approves the payment of specific cash bonuses after the end of each fiscal year based upon the objective calculations and discretionary judgments called for in the bonus plan. In 2009, no bonuses were granted under the Management Incentive Bonus Plan.

In addition, to the grants made to the executive officers in connection with their employment agreements, in 2008 the following grants were made:

On February 28, 2008, Mr. Navin received an additional grant of 16,667 restricted shares of our common stock as well as a stock option to purchase 5,000 shares of our common stock pursuant to the terms and conditions of the Company Stock Plan. The options and restricted shares of our common stock vest over a three year period and become exercisable or earned as to one-third of the shares on February 28, 2009, with quarterly vesting thereafter for a period of 24 months, subject to acceleration or termination in certain circumstances. The stock options will expire seven years after the grant date.

On April 18, 2008, Mr. Haase received an additional grant of 10,000 restricted shares of our common stock as well as a stock option to purchase 5,000 shares of our common stock, pursuant to the terms and conditions of the Company Stock Plan. The options and restricted shares of our common stock vest over a three year period and become exercisable or receivable as to one-third of the shares on February 28, 2009, with quarterly vesting thereafter for a period of 24 months, subject to acceleration or termination in certain circumstances. The stock options will expire seven years after the grant date.

No awards were granted under the Company Stock Plan in 2009.

All grants made to the executive officers will vest immediately upon a change of control. Pursuant to the Company Stock Plan, a change of control means an event or the last of a series of related events by which:

(a)	any person directly or indirectly acquires or otherwise becomes entitled to vote stock having a 51% or more of the voting power in elections for directors;
(b)	the Company merges or consolidates with another corporation, and holders of outstanding shares of the our common stock immediately prior to the merger or consolidation do not own stock in the surviving entity having more than 50% of the voting power in elections for directors; or
(c)	the Company sells all or a substantial portion of its consolidated assets and the Company does not own stock in the purchaser having more than 50% of the voting power in elections for directors.

The Merger Proposal would not trigger a change of control event as defined in the Company Stock Plan. However, under the terms of the Merger Agreement, all grants made under the Company Stock Plan vest immediately at the effective time and recipients thereof will receive the merger consideration described under “The Merger Agreement — Merger Consideration”.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons. To our knowledge, based solely upon our review of such forms or certain written representations from such reporting persons, we believe that in 2009 all of our executive officers, directors and greater than 10% beneficial owners were in compliance with all applicable filing requirements, other than Daniel Pifer, formerly our Executive Vice President, Operations and Technology, who filed one Form 4 late relating to one transaction (which was an exempt disposition of shares to cover taxes).

CERTAIN TRANSACTIONS

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their performance of services on our behalf. The form of indemnification agreement is filed as an exhibit to our Annual Report on Form 10-K.

TRANSACTIONS WITH RELATED PERSONS

Dimensional Associates is our controlling stockholder, owning approximately 54% of the voting power of our voting common stock on a fully diluted basis as of May 31, 2010. From time to time, we have amounts due to and receivables from companies under common ownership with Dimensional Associates. These amounts are billed and paid on a regular basis in the ordinary course of our business.

Our relationships with these related parties include the following:

•	Legal Costs — One firm engaged by us to represent our general business interests employs a family member of one of our directors, Daniel Stein. Amounts included in operating expenses in connection with the services performed by this firm were $105,577 and $478,143 for the year ended December 31, 2009 and 2008, respectively. In addition, we incurred $178,354 of expense for the year ended December 31, 2008 for fees in connection with the services performed by this firm related to the transaction costs of our business combination with Orchard NY through a merger of a subsidiary of ours with and into Orchard NY and the acquisition of assets of TVT Records. No such expenses were incurred for the year ended December 31, 2009.
•	Distribution Services with eMusic — eMusic (an entity controlled by Dimensional Associates) provides digital music distribution services to our company under a Digital Music Wholesale

Agreement, dated January 1, 2004, as amended on March 12, 2007. We entered into a new agreement effective January 1, 2009. The agreement grants eMusic worldwide rights, on a non-exclusive basis, to exploit our master recordings digitally and via the internet through September 30, 2010. Under the agreement, we have a “most favored nation” clause, which provides that we are entitled to better royalty terms if eMusic allows any other independent record label such better terms. Amounts included in revenues in connection with these services were $3,357,460 and $4,531,245 for the years ended December 31, 2009 and 2008, respectively. Amounts included in accounts receivable in connection with these services were $719,201 and $1,012,658 at December 31, 2009 and December 31, 2008, respectively. In addition, Daniel Stein, one of our directors, served as the interim CEO of eMusic since October 2008 and on March 17, 2009 was formally appointed the CEO of eMusic.
•	Appointment of Interim Chief Executive Officer — One of our Company’s directors, who is also an executive officer and a director of Dimensional Associates and the Chief Executive Officer of eMusic, served as interim Chief Executive Officer of our Company in October 2009, for which he was paid $16,666.

We have distribution agreements with certain labels whereby it is not permitted to charge distribution fees to the label or artist for sales by eMusic. For the years ended December 31, 2009 and 2008, we recognized revenues of $304,543 and $759,379, respectively, from eMusic relating to such agreements. These amounts were recorded in revenues with an equal amount recorded in cost of revenues.

•	Revenue Sharing Agreement with CGH Ventures, Inc. — During 2003, Orchard Management, Inc., a wholly owned subsidiary of the Company, entered into a revenue sharing agreement with CGH Ventures, Inc., an entity owned by two of the former stockholders of Orchard NY. Pursuant to this agreement, we are obligated to pay CGH Ventures 80% of the net revenues earned by Orchard Management. Orchard Management provides management services to a recording group. We recorded $36,034 and $31,933 for the years ended December 31, 2009 and 2008, respectively, as commission expense for CGH Venture’s share of the net revenue earned under the management agreement. In April 2010, we amended this agreement to provide that CGH Ventures will receive 100% of the net revenues earned by Orchard Management until such time as Orchard Management earned $500,000 of net revenues, after which time we will receive 80% of any further net revenues earned by Orchard Management. In addition, CGH Ventures agreed to take over all of the back office responsibilities related to Orchard Management. The commission expense is included in cost of revenues in the accompanying consolidated statements of operations.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Proposals of stockholders that are intended for inclusion in our proxy statement relating to the 2011 Annual Meeting of Stockholders of our Company must be received by us at our offices at 23 East 4th Street, 3rd Floor, New York, New York 10003, Attention: Secretary, not later than February 18, 2011 and must satisfy the conditions established by the SEC for stockholder proposals in order to be included in our proxy statement for that meeting. Stockholder proposals that are not intended to be included in our proxy materials for such meeting but that are intended to be presented by the stockholder from the floor are subject to advance notice procedures.

Under our bylaws, as amended, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by us, not later than April 22, 2011. The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the annual meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of our shares that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act in the stockholder’s capacity as a proponent to a stockholder proposal. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

If the stockholder does not also comply with the requirements of Rule 14a-4 under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal submitted by a stockholder.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business that the board intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the “SEC Filings” section of our Investor Relations website at: www.theorchard.com/about/investor-relations.

The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to The Orchard Enterprises, Inc., 23 East 4th Street, 3rd Floor, New York, New York 10003, Attn: Secretary, telephone 866-625-7384. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Because the merger is a “going private” transaction, The Orchard, Dimensional Associates and Merger Sub have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above.

The SEC allows us to “incorporate by reference” into this proxy statement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement, and information that we file later with the SEC will automatically update and supersede this information. Some documents or information, such as that called for by Item 7.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of this proxy statement and before the annual meeting:

•	The Orchard’s annual report on Form 10-K for the year ended December 31, 2009, as amended;
•	The Orchard’s quarterly report on Form 10-Q for the quarter ended March 31, 2010;
•	The Orchard’s current reports on Form 8-K, filed with the SEC on January 14, 2010, February 10, 2010, February 22, 2010, March 16, 2010, March 18, 2010 and April 15, 2010; and
•	The Orchard’s registration statement on Form 8-A containing a description of The Orchard’s common stock.

The Orchard has supplied all information in this proxy statement pertaining to itself. Dimensional Associates has supplied all information in this proxy statement pertaining to itself and Merger Sub.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY

ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE ANNUAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED JUNE 18, 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

By Order of the Board of Directors,

Alexis H. Shapiro

Secretary
New York, New York
June 18, 2010

Appendix A

AGREEMENT AND PLAN OF MERGER

among

THE ORCHARD ENTERPRISES, INC.,

DIMENSIONAL ASSOCIATES, LLC

and

ORCHARD MERGER SUB, INC.

Dated as of March 15, 2010

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of March 15, 2010, among The Orchard Enterprises, Inc., a Delaware corporation (the “Company”), Dimensional Associates, LLC, a New York limited liability company (“Dimensional”), and Orchard Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

RECITALS

WHEREAS, the managing member of Dimensional and the board of directors of Merger Sub have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”), upon the recommendation of a special committee of the Company Board consisting solely of independent directors not affiliated with Dimensional (the “Special Committee”), has (i) determined that the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders other than Dimensional and its Affiliates, (ii) approved and declared advisable the Merger, this Agreement and the transactions contemplated hereby, (iii) resolved to recommend to such stockholders their approval of the Merger and approval and adoption of this Agreement, and (iv) approved, for purposes of Section 203 of the DGCL, the transactions contemplated hereby; and

WHEREAS, the Company, Dimensional and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1 Certain Defined Terms.  For purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

“Acquisition Proposal” shall mean any offer, proposal or any third party indication of interest or intent relating to any transaction or series of related transactions involving: (i) any purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning 20% or more of the total outstanding voting securities of the Company, (ii) any sale, lease (other than in the Ordinary Course of Business), exchange, transfer, license (other than in the Ordinary Course of Business), acquisition or disposition of more than 20% of the assets (measured by either fair market value of such assets or by revenue attributable to such assets) of the Company and its Subsidiaries, taken as a whole, (iii) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries that, if consummated, would result in a Person or group beneficially owning 20% or more of the total outstanding voting securities of the Company or the transfer, acquisition or disposition of more than 20% of the assets (measured by either fair market value of such assets or by revenue attributable to such assets) of the Company and its Subsidiaries, taken as a whole, or (iv) any combination of the foregoing, in each case other than the transactions contemplated by this Agreement, which transactions shall not be deemed an Acquisition Proposal.

“Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act; provided, however, that for purposes of this Agreement, the Company shall not be deemed to be an Affiliate of Dimensional (or any of its Affiliates), and Dimensional and its Affiliates shall not be deemed to be Affiliates of the Company.

“Aggregate Merger Consideration” means the aggregate Per Share Merger Consideration required to be paid under the terms of this Agreement, including for Shares subject to Company Awards.

“Average Closing Price” means the average closing price of the Company Common Stock as listed on Nasdaq (or such other trading market on which the Company Common Stock is then listed or quoted) for the twenty (20) Trading Days immediately preceding the Closing Date.

“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

“Business Day” means any day ending at 11:59 P.M. (eastern time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“Charter Amendment” means an amendment to the Certificate of Designation for the Preferred Stock in substantially the form attached as Exhibit A.

“Closing Date Deemed Enterprise Value” means the enterprise value of the Company immediately prior to the Effective Time calculated as the sum dollar value of all of the following:

(A)  the aggregate dollar amount equal to the product of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, and (ii) the Per Share Merger Consideration;

(B)  the aggregate dollar amount equal to the sum total of all amounts paid to holders of Company Options and/or Stock Appreciation Rights pursuant to Sections 4.3(a) or 4.3(c), other than amounts paid in respect of Additional Consideration;

(C)  the aggregate dollar amount equal to the liquidation preference that would be payable by the Company in respect of the Series A Preferred Stock upon a liquidation event, as determined in accordance with the terms thereof, immediately prior to the Effective Time; and

(D)  the aggregate dollar amount equal to the product of (i) the amount determined pursuant to clause (C) above, and (ii) the Merger Consideration Premium.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Award” means any Company Option, Restricted Share, or Stock Appreciation Right.

“Company Material Adverse Change” means any fact, circumstance, change, occurrence or effect that, individually or in the aggregate with all other facts, circumstances, changes, occurrences or effects, is or would reasonably be expected to be materially adverse to the condition (financial or otherwise), assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any fact, circumstance, change, occurrence or effect to the extent resulting from any of the following, in and of itself or themselves, shall not constitute, and shall not be taken into account in determining whether a Company Material Adverse Change has occurred or may occur:

(A)  any fact, circumstance, change, occurrence or effect generally affecting (i) any industry in which the Company and its Subsidiaries operate or in which the products or services of the Company and its Subsidiaries are used or distributed or (ii) the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates;

(B)  any fact, circumstance, change, occurrence or effect resulting from the public disclosure or performance of this Agreement, any action taken by the Company, Dimensional or Merger Sub pursuant to and in accordance with this Agreement or any action or omission of the Company or its Subsidiaries taken with the prior consent of Dimensional, or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated by this Agreement;

(C)  any change in the market price or trading volume of securities of the Company;

(D)  a material worsening of current conditions caused by an act of terrorism or war (whether or not declared) occurring after the date of this Agreement, or any material escalation or worsening of any such acts of terrorism or war (whether or not declared); or

(E)  any changes, events, occurrences or effects, arising out of, resulting from or attributable to (i) the adoption, implementation, repeal, modification, interpretation or change of Law, in applicable regulations of any Governmental Entity, in generally accepted accounting principles or in accounting standards, or (ii) any changes in general legal, regulatory or political conditions, or, in the case of (i) or (ii), the intention to do any of the foregoing that is publicly announced by any Governmental Entity;

provided further that, with respect to clauses (A), (D) and (E), if such fact, circumstance, change, occurrence or effect results in the termination of the Company’s business relationship with either (i) iTunes, or (ii) any of the Company’s 2009 top five digital revenue generating content providers, such fact, circumstance, change, occurrence or effect shall be deemed to constitute a Company Material Adverse Change for all purposes hereunder.

“Company Requisite Vote” means (i) the affirmative vote of holders holding at least a majority of the outstanding capital stock of the Company entitled to vote (A) approving and adopting this Agreement and approving the Merger and (B) approving the Charter Amendment, (ii) the affirmative vote of holders holding at least a majority of the outstanding shares of Series A Preferred Stock approving the Charter Amendment, and (iii) the Minority Approval Vote, in each case, at a stockholders’ meeting duly called and held for such purpose.

“Company Stock Plan” means the Amended and Restated Orchard Enterprises, Inc. 2008 Stock Plan.

“Confidentiality Agreement” means that certain letter agreement, dated as of November 7, 2009, between Dimensional and the Company.

“Contract” means any written or oral (i) contract, agreement, indenture, deed of trust, license, note, bond, mortgage, lease, or guarantee, or (ii) binding commitment, undertaking, purchase order, memorandum of understanding, memorandum of agreement or arrangement.

“Deemed Enterprise Value” means the enterprise value of the Company implied by the total consideration paid and to be paid (which shall be deemed to include amounts paid or to be paid into escrow) directly or indirectly, regardless of how allocated or the form of consideration, to Dimensional, the Company or their Affiliates in connection with a Resale Transaction. In determining the Deemed Enterprise Value, the total consideration paid in the Resale Transaction shall include: (i) cash; (ii) notes, debt or equity securities and other property; (iii) the total amount of indebtedness for borrowed money or similar non-trade liabilities or obligations (including pension liabilities, guarantees, capitalized leases, and the like) of the Company repaid, retired, extinguished, or assumed in connection with, or which otherwise remain outstanding as of the closing of the Resale Transaction; (iv) payments to be made in installments; (v) deferred and/or contingent payments (whether or not related to future earnings or operations); (vi) any assets of the Company which are paid in the form of dividends, capital distributions, partial or total liquidating distributions or otherwise to its security holders; and (vii) any other form of consideration to be paid such as amounts over normal salaries, payments for non-competition agreements, confidentiality agreements, consulting agreements, license agreements and above market rentals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, is treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity or self-regulatory organization.

“Intellectual Property” means trademarks, service marks, brand names, company names, domain names, certification marks, trade dress and other indications of origin, affiliation or approval, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries, improvements and ideas, whether patentable or not, in any jurisdiction; patents and applications for patents (including reissues, divisions, continuations, continuations in part, extensions and renewals thereof), in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; literary works, musical works, sound recordings, audio-visual works and other work, whether copyrightable or not, in any jurisdiction; copyrights, rights of droit morale and of attribution and integrity and registrations or applications for registration of copyrights in any jurisdiction, and any renewals, extensions or restorations thereof; publicity and privacy rights; and any similar intellectual property or proprietary rights.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of Brad Navin, Nathan Fong, Alexis Shapiro, Jason Pascal or Jeff Nimerofsky.

“Law” means any federal, state, local, provincial or foreign law, statute, ordinance, rule or regulation, or any judgment, order, writ, injunction, stipulation or decree of any Governmental Entity.

“License” means any Contract or other arrangement pursuant to which the Company or any of its Subsidiaries has been granted, or otherwise receives, any right to use, exercise or practice any right under any Intellectual Property or pursuant to which the Company or any of its Subsidiaries has granted, or otherwise conveyed, to any other Person any right to use, exercise or practice any right under any Intellectual Property.

“Lien” means, with respect to any property or asset, any lien, mortgage, charge, pledge, security interest, claim or other encumbrance.

“Merger Consideration Premium” means the percentage determined by (i) subtracting (A) the Average Closing Price from (B) the Per Share Merger Consideration, and then (ii) dividing the resulting difference by the Average Closing Price, and then (iii) multiplying the resulting quotient by 100; provided that, in the event the foregoing calculation results in a percentage less than zero, the Merger Consideration Premium shall be zero.

“Merger Sub Stock” means the shares of common stock, par value $0.01 per share, of Merger Sub.

“Minority Approval Vote” means the affirmative vote of holders holding a majority of the outstanding capital stock of the Company entitled to vote thereon, other than capital stock of the Company held by Dimensional or its Affiliates, approving and adopting this Agreement and approving the Merger at a stockholders’ meeting duly called and held for such purpose.

“Nasdaq” means The NASDAQ Global Market.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Permit” means any grant, easement, permit, license, certification or certificate, approval, registration, consent, authorization, franchise, variance, exemption or order issued or granted by a Governmental Entity.

“Permitted Liens” means, with respect to any property or asset, (i) mechanic’s, materialmen’s, workmen’s, repairmen’s and similar Liens, (ii) Liens for Taxes not yet due and payable or for Taxes being contested in good faith through appropriate proceedings, and for which adequate accruals or reserves have been established, (iii) purchase money Liens and Liens securing rental payments under capital lease arrangements, (iv) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (v) good faith deposits in connection with bids or Contracts, including rent security deposits, and (vi) pledges or deposits to secure public or statutory obligations or appeal bonds.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Representatives” means a Person’s officers, managing members, managers or directors, as applicable, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Resale Profit” means the amount by which the Deemed Enterprise Value exceeds the Closing Date Deemed Enterprise Value.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Stock Appreciation Rights” means those certain contractual rights to receive certain payments in connection with the appreciation of the fair market value of shares of Company Common Stock, whether such rights are released or unreleased, that were issued pursuant to the Company Stock Plan.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, provided, that in no event shall Merger Sub be considered a “Subsidiary” of the Company for purposes of this Agreement.

“Superior Proposal” with respect to the Company, shall mean a bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, (i) all or substantially all of the assets of the Company (measured by either fair market value of such assets or by revenue attributable to such assets) or (ii) all of the outstanding capital stock of the Company (including the Shares and the Series A Preferred Stock), in either case on terms that the Special Committee has reasonably concluded in good faith (following the receipt of advice of its outside legal counsel and its financial advisor, and taking into account, among other things, legal, financial, regulatory and other aspects of such offer and the Person making such offer, including any proposed break-up fees, expense reimbursement provisions and proposed conditions to consummation, as well as any counter-offer or counter-proposal made by Dimensional) to be more favorable, from a financial point of view, to the Company’s stockholders (other than Dimensional and its Affiliates) than the terms of the Merger, which is reasonably capable of being consummated on the terms proposed as determined by the Special Committee.

“Tax” or “Taxes” means all U.S. federal, state, local, or foreign taxes, including income (whether net or gross), excise, franchise, real- or personal-property, sales, transfer, gains, gross-receipts, occupation, privilege, payroll, wage, unemployment, workers’ compensation, social security, use, value-added, capital, license, severance, stamp, capital-stock, profits, withholding, disability, registration, customs, duties, employment, alternative- or add-on-minimum, estimated or other tax of any kind whatsoever (whether disputed or not) imposed by any Governmental Entity with respect to the Company or any of its Subsidiaries or with respect to any member of a consolidated, affiliated, combined or unitary group in which the Company or any of its Subsidiaries is or has been a member, including any related charges, fees, interest, penalties, additions to tax or other assessments (including as a result of any obligation arising out of an agreement to indemnify any other person).

“Tax Returns” means all U.S. federal, state, local and foreign reports, returns, declarations, information statements, forms or other information (including schedules or exhibits thereto or any amendments thereof) filed or required to be filed with any Governmental Entity in connection with Taxes.

“Trading Day” means any day on which the Company Common Stock is traded on Nasdaq or such other trading market on which the Company Common Stock is then listed or quoted.

“Warrants” means the warrants to purchase shares of Company Common Stock, whether exercisable in full, in part or unexercisable, that are outstanding as of the Effective Time.

1.2 Index to Defined Terms.

Each of the following terms is defined on the page of this Agreement set forth opposite such term:

Defined Term	Section
Additional Consideration	4.5(a)
Additional Consideration Shares	4.5(b)(v)
Adverse Condition	7.7(b)
Agreement	Preamble
Base Per Share Adjustment	4.5(b)(i)
Board Recommendation	7.4(a)
Board Recommendation Change	7.4(b)
Book-Entry Shares	4.1(b)(ii)
By-Laws	3.2
Certificate	4.1(b)(ii)
Certificate of Merger	2.3
Channel Outlet	5.14(b)
Charter	3.1
Closing	2.2
Closing Date	2.2
Company	Preamble
Company Board	Recitals
Company Charter Documents	5.1(c)
Company Common Stock	4.1(a)
Company Contract	5.12(a)
Company Disclosure Letter	Article V
Company Employee	5.16(a)
Company Option	4.3(a)
Company Plans	5.16(a)
Company SEC Documents	5.6(a)
Company Securities	5.2(b)
Content	5.14(b)
Costs	7.10(a)
Covered Company Employees	7.14
Dimensional	Preamble
D&O Insurance	7.10(b)
DGCL	2.1
Dissenting Stockholders	4.1(a)
Effective Time	2.3
Exchange Fund	4.2(a)
Excluded Shares	4.1(a)
Expenses	7.9(b)
Fairness Opinion	5.3(b)
Financial Advisor	5.3(b)
Indemnified Parties	7.10(a)
Latest Balance Sheet	5.8
Leased Real Property	5.13(b)
Merger	Recitals
Merger Sub	Preamble

Defined Term	Section
Multiemployer Plan	5.16(b)
No-Shop Period Start Date	7.3(a)
Option Shares	4.5(b)(iii)
Order	8.1(b)
Paying Agent	4.2(a)
Per Share Additional Consideration	4.5(b)
Per Share Merger Consideration	4.1(a)
Post-Closing Plans	7.14
Preferred Stock	5.2(a)
Proxy Statement	7.6
Raw Adjustment	4.5(b)(ii)
Real Property Lease	5.13(b)
Resale Transaction	4.5(a)
Restricted Share	4.3(b)
SAR Shares	4.5(b)(iv)
Schedule 13E-3	7.6
Series A Preferred Stock	4.1(b)(vii)
Share	4.1(a)
Solvent	6.9
SOX	5.6(a)
Special Committee	Recitals
Stockholders Meeting	7.5
Surviving Corporation	2.1
Tail Policies	7.10(b)
Termination Date	9.2

1.3 Construction; Absence of Presumption

(a)  For the purposes of this Agreement, (i) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa, and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) Article and Section references are to the Articles and Sections to this Agreement, unless otherwise specified; (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”; (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; and (vi) all references herein to “$” or dollars shall refer to United States dollars.

(b)  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(c)  When a reference is made in the Schedules of the Company Disclosure Letter to Articles, Sections or sub-Sections, such reference shall be to the corresponding Article, Section or sub-Section of this Agreement, unless otherwise indicated; provided, however, that any information set forth in one section of the Schedules of the Company Disclosure Letter will be deemed to apply as a disclosure under each other section or subsection of this Agreement, so long as its relevance is reasonably apparent or the Company has cross-referenced the information. The Company Disclosure Letter and the information and disclosures contained in the Company Disclosure Letter are intended only to respond to, qualify or limit the representations, warranties and covenants of the Company contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representation, warranty or covenant. The inclusion of any item in any section of the Company Disclosure Letter (i) does not represent a determination by the Company that such item is “material” or constitutes a Company Material Adverse Change, (ii) does not represent a determination by the Company that such item did not arise in the Ordinary Course of Business and (iii) does not constitute an admission to any third party of any liability or obligation to any third party.

(d)  The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
THE MERGER; CLOSING; EFFECTIVE TIME

2.1 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”).

2.2 Closing.  Unless otherwise mutually agreed in writing by the Company (at the direction of the Special Committee) and Dimensional, the closing of the Merger (the “Closing”) shall take place at the offices of Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, New York, New York, at 9:00 A.M. local time on the first Business Day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or at such other time and place as the parties may agree in writing.

2.3 Effective Time.  As soon as practicable following the Closing, the Company (at the direction of the Special Committee) and Dimensional will cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by the parties in writing, as is permissible under the DGCL and as specified in the Certificate of Merger (the “Effective Time”).

ARTICLE III
CERTIFICATE OF INCORPORATION, BY-LAWS, OFFICERS AND
DIRECTORS OF THE SURVIVING CORPORATION

3.1 Certificate of Incorporation.  The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated as set forth on Exhibit B attached hereto and, as amended and restated, shall from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter duly amended as provided therein or by applicable Law, subject to Section 7.10.

3.2 By-Laws.  The by-laws of the Company in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter duly amended as provided therein or by applicable Law, subject to Section 7.10.

3.3 Directors.  The board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV
EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

4.1 Effect on Capital Stock.  On the terms and subject to the conditions set forth in this Agreement:

(a) Merger Consideration.  At the Effective Time, as a result of the Merger and without any action on the part of the holders of any capital stock of the Company, each share of the common stock, par value $0.01 per share, of the Company (a “Share”, or the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares (as defined below), shall be converted into the right to receive (1) $2.05 in cash (the “Per Share Merger Consideration”), subject to adjustment pursuant to Section 4.4, and (2) the Per Share Additional Consideration, if any, pursuant to Section 4.5. “Excluded Shares” means (i) Shares owned by Dimensional and any of its Affiliates, (ii) Shares owned by Merger Sub, or by the Company (including Shares held in the Treasury of the Company) or any of its wholly owned Subsidiaries, (iii) Shares or other rights subject to Company Awards, and (iv) Shares that are owned by stockholders who have perfected and not withdrawn a demand for, or lost their right to, appraisal rights pursuant to Section 262 of the DGCL with respect to such Shares (“Dissenting Stockholders”).

(b) Cancellation of Shares; Dimensional-Owned Stock to Remain Outstanding.  At the Effective Time:

(i)  all of the Shares (other than Excluded Shares referred to in clause (i) of Section 4.1(a)), as a result of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled and shall cease to exist;

(ii)  each certificate that immediately prior to the Effective Time represented any Shares (a “Certificate”) and any Shares that are book-entry shares that immediately prior to the Effective Time represented shares (“Book-Entry Shares”) (in each case, other than any of the Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration and the Per Share Additional Consideration, if any, without interest;

(iii)  each Certificate or Book-Entry Shares that immediately prior to the Effective Time represented Shares owned by Dissenting Stockholders shall thereafter represent only the right to receive the payment to which reference is made in Section 4.2(f);

(iv)  each Excluded Share referred to in clause (ii) of the definition of “Excluded Shares” in Section 4.1(a), as a result of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist;

(v)  each Excluded Share referred to in clause (iii) of the definition of “Excluded Shares” in Section 4.1(a) shall be afforded the treatment provided in Section 4.3;

(vi)  each Excluded Share referred to in clause (i) of the definition of “Excluded Shares” in Section 4.1(a) shall remain outstanding without change; and

(vii)  each share of the Company’s Series A Convertible Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding without change.

(c) Merger Sub Stock. At the Effective Time, each share of Merger Sub Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into one (1) share of common stock of the Surviving Corporation.

4.2 Exchange of Certificates

(a) Paying Agent.  At the Effective Time, (i) Dimensional shall deposit or cause to be deposited, with a paying agent selected by Dimensional with the Special Committee’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit (from and after the Effective Time) of the holders of Certificates and Book-Entry Shares (other than with respect to Excluded Shares), cash in immediately available funds in an amount equal to the Aggregate Merger Consideration required to be paid pursuant to Section 4.1(a) (the amount so deposited with the Paying Agent is referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Dimensional; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation; provided that no such investment or loss thereon shall reduce the amounts payable to holders of Shares pursuant to this Article IV.

(b) Exchange Procedures.  Immediately after the Effective Time (and in any event within two Business Days thereafter), Dimensional or the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or of Book-Entry Shares (other than in respect of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, such letter of transmittal to be in such form and have such other provisions as Dimensional and the Company shall reasonably agree, (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares in exchange for the Per Share Merger Consideration and (iii) information about such holder’s right to receive, and the circumstances under which such holder may receive, the Per Share Additional Consideration, if any. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares to the Paying Agent in accordance with the terms of such letter of transmittal, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares, as applicable, multiplied by (y) the Per Share Merger Consideration, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) No Further Ownership Rights in Company Common Stock.  The Aggregate Merger Consideration paid upon the surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares in accordance with the terms of this Article IV shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time, except for Shares owned by Dimensional or any direct or indirect wholly owned Subsidiary of Dimensional. If, after the Effective Time, any Certificate or Book-Entry Share is presented to the Surviving Corporation, Dimensional or the Paying Agent for transfer, except for Shares owned by Dimensional or any direct or indirect wholly owned Subsidiary of Dimensional, and subject to the terms of Sections 4.2(b) and 4.2(f), shall be cancelled against delivery of the Per Share Merger Consideration pursuant to Section 4.2(f).

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof and any amount of Additional Consideration deposited pursuant to Section 4.5) that remains unclaimed by the stockholders of the Company for one year after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration and the Per Share Additional Consideration, if any, (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Dimensional, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Dimensional or the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Dimensional or the Surviving Corporation as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration pursuant to Section 4.2(f).

(f) Appraisal Rights.  No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration or the Per Share Additional Consideration, if any, with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Dimensional the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Dimensional, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights.  Each of Dimensional and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Dimensional, as the case may be, such withheld amounts (i) shall be remitted by Dimensional or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Dimensional, as the case may be.

4.3 Treatment of Company Awards and Other Securities.

(a)  In accordance with the terms of the Company Stock Plan, the Company shall provide that, immediately prior to the Effective Time, each option to purchase Shares (a “Company Option”) granted under the Company Stock Plan that, in each case, is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be cancelled, and the holder thereof shall be entitled to receive (i) at the Effective Time from the Company, or as soon as practicable thereafter from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (A) the number of Shares previously subject to such Company Option, and (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per share previously subject to such Company Option, less any required withholding taxes, and (ii) in the event of a Resale Transaction, as soon as practicable following receipt by the Paying Agent of the Additional Consideration, an amount in cash equal to the product of (Y) the number of Shares previously subject to such Company Option, and (Z) the excess, if any, of the Per Share Merger Consideration plus the Per Share Additional Consideration over the exercise price per share previously subject to such Company Option, less any amounts received by such holder pursuant to clause (i) of this Section 4.3(a) and less any required withholding taxes, provided, that, in the absence of a Resale Transaction, any Company Option for which the exercise price per share exceeds the Per Share Merger Consideration shall be cancelled without any payment in respect thereof, and, in the event of a Resale Transaction, any Company option for which the exercise price per share exceeds the sum of the Per Share Merger Consideration plus the Per Share Additional Consideration, shall be cancelled without any payment in respect thereof.

(b)  The Company shall provide that, immediately prior to the Effective Time, each Share that is subject to a restricted share award that is outstanding immediately prior to the Effective Time and remains subject to vesting or other lapse restrictions pursuant to the Company Stock Plan (including Shares credited to restricted share awards as dividend equivalents) (each a “Restricted Share”) shall vest and become free of all such restrictions as of the Effective Time, and at the Effective Time the holder thereof shall, subject to this Article IV, be entitled to receive the Per Share Merger Consideration and the Per Share Additional Consideration, if any, from the Company in exchange for each such Restricted Share, less any required withholding taxes.

(c)  In accordance with the terms of the Company Stock Plan, the Company shall provide that, immediately prior to the Effective Time, each Stock Appreciation Right granted under the Company Stock Plan that, in each case, is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be cancelled, and the holder thereof shall be entitled to receive (i) at the Effective Time from the Company, or as soon as practicable thereafter from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (A) the number of Shares previously subject to such Stock Appreciation Right, and (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per share previously subject to such Stock Appreciation Right, less any required withholding taxes, and (ii) in the event of a Resale Transaction, as soon as practicable following receipt by the Paying Agent of the Additional Consideration, an amount in cash equal to the product of (Y) the number of Shares previously subject to such Stock Appreciation Right, and (Z) the excess, if any, of the Per Share Merger Consideration plus the Per Share Additional Consideration over the exercise price per share previously subject to such Stock Appreciation Right less any amounts received by such holder pursuant to clause (i) of this Section 4.3(c) and less any required withholding taxes; provided, that, in the absence of a Resale Transaction, any Stock Appreciation Right for which the exercise price per share exceeds the Per Share Merger Consideration shall be cancelled without any payment in respect thereof, and, in the event of a Resale Transaction, any Stock Appreciation Right for which the exercise price per share exceeds the sum of the Per Share Merger Consideration plus the Per Share Additional Consideration, shall be cancelled without any payment in respect thereof.

(d)  Each Warrant that is outstanding and unexercised as of the Effective Time (whether exercisable in full, in part or unexercisable) shall remain outstanding, subject to its terms.

(e)  At or prior to the Effective Time, the Company (at the direction of the Special Committee) and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and use its reasonable best efforts to effectuate the provisions of Sections 4.3(a), 4.3(b) and 4.3(c).

4.4 Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change, and as so adjusted shall, from and after the date of such event be, the Per Share Merger Consideration.

4.5 Additional Consideration Right.

(a)  If, on or prior to the six-month anniversary of the Closing Date, Dimensional, the Company or any of their Affiliates enters into a definitive agreement, arrangement, understanding, letter of intent or other evidence of commitment (in each case, whether written or unwritten) which simultaneously or subsequently results in the consummation of the purchase or acquisition of (i) at least 80% of the outstanding voting securities of the Company or (ii) at least 80% of the assets of the Company, in exchange, directly or indirectly, for cash, marketable securities or other consideration (a “Resale Transaction”), then, Dimensional, the Company or their Affiliates, as applicable, will pay to the Paying Agent, for the benefit of, and further distribution to, the holders of Certificates, Book Entry Shares (other than with respect to Excluded Shares) and, where applicable, Company Options and Stock Appreciation Rights, an amount in cash equal to 15% of the Resale Profit within 30 days of receipt by Dimensional, the Company or their Affiliates of the consideration pursuant to such Resale Transaction (the “Additional Consideration”). From and after the Effective Date, each holder’s right to receive the Per Share Additional Consideration pursuant to this Article IV may not be transferred in any manner other than by will or by the laws of descent.

(b)  The portion of any Additional Consideration payable to a holder of Certificates, Book Entry Shares (other than with respect to Excluded Shares) and, where applicable, Company Options and Stock Appreciation Rights pursuant to this Section 4.5 (the “Per Share Additional Consideration”) shall be determined as follows:

(i)  First, by dividing (A) the Additional Consideration, by (B) the number of Shares (other than the Excluded Shares) that were issued and outstanding immediately prior to the Effective Time (such resulting quotient, the “Base Per Share Adjustment”);

(ii)  Second, by adding (A) the Per Share Merger Consideration, and (B) the Base Per Share Adjustment (such sum, the “Raw Adjustment”);

(iii)  Third, by determining whether holders of Company Options that are outstanding and unexercised as of the Effective Time (whether vested or unvested) would be entitled to some portion of the Additional Consideration, which determination shall be made with respect to each such Company Option by determining the excess, if any, of the Raw Adjustment over the exercise price per share previously subject to such Company Option (each such Share for which the Raw Adjustment exceeds its per share exercise price, an “Option Share,” and collectively, the “Option Shares”);

(iv)  Fourth, by determining whether holders of Stock Appreciation Rights that are outstanding and unexercised as of the Effective Time (whether vested or unvested) would be entitled to some portion of the Additional Consideration, which determination shall be made with respect to each such Stock Appreciation Right by determining the excess, if any, of the Raw Adjustment over the exercise price per share previously subject to such Stock Appreciation Right (each such Stock Appreciation Right for which the Raw Adjustment exceeds its per share exercise price, a “SAR Share,” and collectively, the “SAR Shares ”);

(v)  Fifth, by adding (A) the number of Shares (other than the Excluded Shares) that were issued and outstanding immediately prior to the Effective Time, (B) the Option Shares and (C) the SAR Shares (the number of shares resulting from such determination, the “Additional Consideration Shares”); and

(vi)  Sixth, by determining the Per Share Additional Consideration by dividing (A) the Additional Consideration, by (B) the number of Additional Consideration Shares.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding schedules of the disclosure letter delivered to Dimensional by the Company concurrent with entering into this Agreement (the “Company Disclosure Letter”) or as disclosed in the Company’s SEC Documents filed or furnished by the Company and publicly available prior to the date of this Agreement and only as and to the extent disclosed therein, the Company hereby represents and warrants to Dimensional and Merger Sub as follows:

5.1 Organization, Good Standing and Qualification; Subsidiaries.

(a)  The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing as a foreign corporation in each jurisdiction (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not constitute a Company Material Adverse Change.

(b)  Section 5.1 of the Company Disclosure Letter sets forth the name, jurisdiction of organization, and issued and outstanding share capital of each of the Company’s Subsidiaries. Each of the Company’s Subsidiaries (i) is duly organized and validly existing and in good standing under the laws of its respective jurisdiction of organization, (ii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as presently conducted and (iii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing as a foreign entity in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not constitute a Company Material Adverse Change.

(c)  True, correct and complete copies of the certificate or articles of incorporation, bylaws and any other charter or organizational documents of the Company and its Subsidiaries as in effect at the date of this Agreement (“Company Charter Documents”) have heretofore been made available to Dimensional. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its respective Company Charter Documents.

5.2 Capitalization.

(a)  The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), of which 448,833 shares are designated as Series A Preferred Stock. As of March 11, 2010, (i) 6,378,252 shares of Company Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (ii) 1,494,194 shares of Company Common Stock have been reserved for issuance upon conversion of the Company’s Series A Preferred Stock; (iii) 1,070,262 shares of Company Common Stock remain available for issuance as Restricted Shares or upon the exercise of Company Options issued under the Company Stock Plan; (iv) 91,000 shares of Company Common Stock have been reserved for issuance upon the exercise of the Warrants; (v) no shares of Company Common Stock were held in the treasury of the Company; and (vi) 448,707 shares of Series A Preferred Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable. Section 5.2 of the Company Disclosure Letter sets forth, as of the date hereof, each (A) holder of Series A Preferred Stock and the respective number of outstanding shares of Series A Preferred Stock held by each such holder, (B) equity based award, including Company Options, Restricted Shares and Stock Appreciation Rights, outstanding under the Company Stock Plan, and (C) each holder of Warrants outstanding and, in the case of clauses (B) and (C), the respective number of shares issuable thereunder and the vesting schedules, expiration date and exercise or conversion price relating thereto.

(b)  Except as set forth in Section 5.2(a) above, as of the date hereof, (i) there are no bonds, debentures, notes or other indebtedness or securities of the Company or any Subsidiary that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any Subsidiary may vote, and (ii) there are no (x) outstanding options or other rights of any kind that obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of the Company or any of its Subsidiaries or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of the Company or any of its Subsidiaries (collectively, “Company Securities”), (y) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or (z) other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party. Except as set forth in Section 5.2(a) above, as of the date hereof, no shares of capital stock or other voting securities of the Company shall be issued or become outstanding after the date hereof other than shares of Company Common Stock (not in excess of the amounts reserved therefor, as set forth above) issuable upon exercise of Company Options or Warrants or the conversion of Series A Preferred Stock to the extent outstanding as of the date hereof. No Person has the right granted by the Company or any of its Subsidiaries, whether contractual, statutory or otherwise, to subscribe for or otherwise purchase any equity securities, or securities convertible into or exercisable for equity securities, of the Company or any of its Subsidiaries pursuant to a right of first refusal, preemptive right or other right. No shares of Company Common Stock are held by any of its Subsidiaries. All shares of Company Common Stock subject to issuance as described above shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable.

(c)  Neither the Company nor any of its Subsidiaries has any Contract or other obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person pursuant to which the Company or one of its Subsidiaries purchases, acquires or increases its interest in capital stock or debt or other equity securities of such other Person. All of the outstanding shares of capital stock, voting securities or other equity interests of each Subsidiary of the Company are owned, directly or indirectly, by the Company, and are duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens.

(d)  There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any of the capital stock of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is obligated under any registration rights or similar agreements to register any shares of capital stock of the Company or any of its Subsidiaries on behalf of any Person.

5.3 Corporate Authority and Approval; Fairness.

(a)  The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and to consummate the Merger, subject only to adoption of this Agreement and approval of the Charter Amendment by the Company Requisite Vote. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Dimensional and Merger Sub) is a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)  The Special Committee has (i) received the opinion of its financial advisor, Fesnak and Associates, LLP (the “Financial Advisor”), to the effect that as of the date of issuance of such opinion and subject to the qualifications and limitations set forth therein, the Per Share Merger Consideration to be paid to the stockholders of the Company entitled to payment thereof pursuant to Section 4.1(a), is fair, from a financial point of view, to such stockholders (the “Fairness Opinion”), and (ii) by unanimous vote of the Special Committee, at a meeting duly called and held prior to the execution of this Agreement: (A) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the Charter Amendment, are advisable, fair to, and in the best interests of the Company and its stockholders (other than Dimensional and its Affiliates); and (B) recommended this Agreement and the transactions contemplated by this Agreement, including the Merger and the Charter Amendment, to the Company Board and the stockholders of the Company for their approval and adoption. Upon the recommendation of the Special Committee, the Company Board has determined that the Merger, the Charter Amendment and this Agreement are advisable, fair to and in the best interests of the Company and its stockholders (other than Dimensional and its Affiliates), approved and declared advisable the Merger, the Charter Amendment and this Agreement and, subject to the provisions of Section 7.3, resolved to make the Board Recommendation and directed that this Agreement and the Charter Amendment be submitted to the stockholders of the Company for their approval and adoption.

5.4 No Violations.  Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Charter Documents; or (ii) assuming that the consents and approvals referred to in Section 5.5, below, are duly obtained, (A) violate any Law, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under (in each case, or an event that, with notice or lapse of time, or both, would result in such effect), any of the terms, conditions or provisions of any Contract or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound, except in the case of clause (ii) for such violations, conflicts, breaches or defaults that would not constitute a Company Material Adverse Change.

5.5 Consents and Approvals.  Except for (i) the filing with the SEC of the Schedule 13E-3, as defined herein, (ii) the filing with the SEC of the Proxy Statement, (iii) the Company Requisite Vote, (iv) the filing of the Certificate of Merger as required by Delaware Law, and (v) the consents, approvals, authorizations, permits, actions, filings and notifications set forth in Section 5.5 of the Company Disclosure Letter, no consents or approvals of or filings or registrations with any Person, Governmental Entity or with any other third party are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby, except those with respect to which the failure to make or obtain would not constitute a Company Material Adverse Change.

5.6 Company SEC Documents.

(a)  The Company has filed with or furnished to the SEC, on a timely basis, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by the Company since December 31, 2007 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). As of their respective filing dates, or, if revised, amended, supplemented or superseded by a later-filed Company SEC Document filed prior to the date of this Agreement, as of the date of filing of the last such revision, amendment, supplement or superseding filing, the Company SEC Documents complied in all material respects as to form with, to the extent in effect at the time of filing, the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company are, or have at any time been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b)  (i) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents and (ii) as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

5.7 Financial Statements.  Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied in all material respects as to form at the time it was filed with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, were prepared in accordance with GAAP (except as otherwise noted therein and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

5.8 Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of the type required by GAAP to be reflected or reserved against on the financial statements included in the SEC Documents other than (a) liabilities or obligations reflected or reserved against on the consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2009 included in the Company SEC Documents (including the notes thereto) (the “Latest Balance Sheet”), (b) liabilities or obligations incurred after September 30, 2009 in the Ordinary Course of Business or (c) liabilities or obligations that would not constitute a Company Material Adverse Change.

5.9 Absence of Certain Changes or Events.  Since September 30, 2009, the Company and each of its Subsidiaries has conducted its business in the Ordinary Course of Business, and, except as disclosed in the Company SEC Documents since such date:

(a)  there has not been any change, event, condition, development or occurrence that constitutes a Company Material Adverse Change;

(b)  there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, property or otherwise) with respect to the Company’s capital stock;

(c)  there has not been any redemption, repurchase or other acquisition for value by the Company of any shares of capital stock of the Company, or Company Options or Restricted Shares except for the acceptance of shares of Company Common Stock as payment for the exercise price of Company Options or for withholding taxes incurred in connection with the exercise of Company Options or the vesting of Restricted Shares, in each case in accordance with the terms of the applicable award agreements and the Company Stock Plan;

(d)  there has not been any split, combination or reclassification of any shares of capital stock of the Company, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

(e)  neither the Company nor any of its Subsidiaries has (i) except for normal increases and normal severance and termination payments made in the Ordinary Course of Business or as required by applicable Law or as contemplated by this Agreement, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee or director from the amount thereof in effect as of September 30, 2009, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (other than the customary year-end bonuses for fiscal year 2009 in amounts consistent with past practice), (ii) granted any stock appreciation or similar rights or granted any rights to acquire any shares of its capital stock, or issued any shares of its capital stock, to any executive officer, director or employee other than grants made prior to the date hereof in the Ordinary Course of Business, or (iii) suffered any strike, work stoppage, slow-down, or other labor disturbance.

(f)  there has not been any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(g)  there has not been any material Tax election made or revoked by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its Subsidiaries; and

(h)  there has not been any material change in a tax accounting method by the Company or any of its Subsidiaries.

5.10 Compliance with Applicable Law; Permits.  (a) The Company and each of its Subsidiaries is and has been since November 13, 2007 in compliance in all material respects with all Laws applicable to the Company and each of its Subsidiaries or by which its or any of their respective assets or properties are bound, and are not in violation of, and have not received any notices of violation with respect to any such Laws in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets or properties, except where the failure to so comply, or for violations or notices of violations which would not constitute a Company Material Adverse Change.

(b)  The Company and its Subsidiaries hold all Permits from Governmental Entities required to conduct their respective businesses as now being conducted, except where the failure to hold such Permits would not constitute a Company Material Adverse Change, and all such Permits are valid and in full force and effect, except where the failure of such Permits to be valid and in full force and effect would not constitute a Company Material Adverse Change.

5.11 Tax Matters.  Except as would not reasonably be expected to constitute a Company Material Adverse Change:

(a) (i) The Company and each of its Subsidiaries has timely filed all income Tax Returns and all other material Tax Returns required to be filed by it (except those under valid extension) and shall timely file all such Tax Returns due on or before the Closing Date (except those under valid extension),

(ii) the Company and each of its Subsidiaries has timely paid all income and other material Taxes (whether or not reflected on such Tax Returns) and shall timely pay all income and other material Taxes due on or before the Closing Date, except for Taxes that are being contested in good faith and for which adequate accruals or reserves in accordance with GAAP have been established,

(iii) adequate reserves in accordance with GAAP have been established by the Company and its Subsidiaries for all accrued Taxes not yet due and payable in respect of taxable periods ending on the Closing Date,

(iv) no deficiency for any Tax has been asserted or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries (or, to the Knowledge of the Company, has been threatened or proposed), except for deficiencies that have been satisfied by payment, settled or been withdrawn,

(v) all Taxes required to be withheld by the Company and its Subsidiaries have been withheld and paid over to the appropriate Tax authority,

(vi) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any assessments or deficiency for Taxes that is in effect as of the date hereof (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business),

(vii) neither the Company nor any of its Subsidiaries has received written notice of any action, suit, proceeding, investigation, claim or audit against, or with respect to, any of its Taxes, and no such action, suit, proceeding, investigation, claim or audit is pending,

(viii) there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries,

(ix) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) since January 1, 2007, (B) has any liability for the Taxes of any Person (other than the Company, or any Subsidiary of the Company, or any of its or their predecessors identified in Section 5.11 of the Company Disclosure Letter) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or pursuant to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among the Company and its Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes) or (C), except as set forth in Section 5.11 of the Company Disclosure Letter, has distributed the stock of another company in a transaction that was purported or intended to be governed by Sections 355 or 361 of the Code,

(x) neither the Company nor any of its Subsidiaries has been required to make any disclosure to the IRS with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code,

(xi) no written claim made by an authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax by that jurisdiction is pending,

(xii) the Company and each of its Subsidiaries has made available to Dimensional copies of all Tax Returns filed by or on behalf of the Company and each of its Subsidiaries for all Tax periods beginning on or after January 1, 2007,

(xiii) the Company has not, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code,

(xiv) there is no contract, agreement, plan or arrangement to which Company or any of its Subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code,

(xv) there is no contract, agreement, plan or arrangement to which Company or any of its Subsidiaries is a party or by which it is bound to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code,

(xvi) none of the Company’s or any of its Subsidiaries’ assets are Tax exempt use property within the meaning of Section 168(h) of the Code and

(xvii) neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of the existence prior to the Closing Date of any of the following: (A) a change in method of accounting under Section 481 of the Code, (B) a closing agreement under Section 7121 of the Code, (C) a deferred intercompany gain or excess loss account under Treasury Regulations promulgated under Section 1502 of the Code (or in the case of each of (A), (B) and (C), under any similar provision of applicable Law), (D) installment sale or open transaction disposition or (E) prepaid amount.

(b)  The Company and each of its Subsidiaries are in compliance with all terms and conditions of any agreement with, or order of, a territorial or foreign government for a Tax exemption, Tax holiday or other Tax reduction, and, to the Knowledge of the Company, the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such agreement or order.

(c)  Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction other than its country of incorporation or formation (or political subdivision thereof) by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction.

(d)  The Company and each of its Subsidiaries are not subject to any material liabilities for failure to comply with applicable transfer-pricing Laws and regulations, including the maintenance of contemporaneous documentation substantiating the transfer-pricing practices and methodology of the Company and its Subsidiaries, or for any failure of the prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries not to have been arm’s length prices for purposes of the relevant transfer-pricing Laws, including the Treasury Regulations promulgated under Section 482 of the Code.

(e)  None of the assets of the Company or any of its Subsidiaries is property that the Company or any of its Subsidiaries are required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Section 168(f)(8) of the Code.

5.12 Company Contracts.

(a)  Section 5.12 of the Company Disclosure Letter contains a list of all of the Contracts (i) between the Company or one of its Subsidiaries and any of (A) the Company’s top 36 labels and other content owners or providers by revenue and (B) the Company’s top 7 retailers by revenue and (ii) that are real property leases of the Company. Except as set forth in Section 5.12 of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries is party to or bound by any Contract (W) that limits or otherwise restricts in any material respect the Company or any of its Subsidiaries (or, after the Effective Time, the Surviving Entity, Dimensional or any of their respective Subsidiaries) from engaging or competing in any line of business in any location or with any Person, (X) that includes any material exclusive dealing or License arrangement or any other material arrangement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit in any material respect the ability of the Company or its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business, (Y) that is a joint venture, alliance or partnership agreement or (Z) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (each Contract listed in Section 5.12 of the Company Disclosure Letter, a “Company Contract”).

(b)  Each Company Contract is valid and binding and in full force and effect and enforceable against (i) the Company or its Subsidiaries, as applicable, and, (ii) to the Knowledge of the Company, the other party or parties thereto, in each case, in accordance with its terms (except as enforceability may be limited by the Bankruptcy and Equity Exception). Except for breaches, violations or defaults which would not constitute a Company Material Adverse Change, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Company Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Company Contract, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Company Contract.

5.13 Property.

(a)  Neither the Company nor any of its Subsidiaries owns any real property.

(b)  Section 5.13 of the Company Disclosure Letter contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary (collectively, including the improvements thereon, the “Leased Real Property”) and, for each Leased Real Property, the correct street address of such Leased Real Property. True and complete copies of all agreements under which the Company or any Subsidiary is the landlord, sublandlord, tenant, subtenant, or occupant that have not been terminated or expired as of the date hereof have been made available to Dimensional (each a “Real Property Lease”). The Company or one of its Subsidiaries has valid leasehold estates in all Leased Real Property free and clear of all Liens, except Permitted Liens.

(c)  None of the Leased Real Properties is subject to any lease, sublease, license or other agreement granting to any Person other than the Company or its Subsidiaries any right to the use, occupancy or enjoyment of such Leased Real Property or any part thereof.

(d)  All of the material tangible personal property reflected in the Latest Balance Sheet or otherwise used by the Company or its Subsidiaries in the operation of their respective businesses is either (i) owned by the Company or any of its Subsidiaries, or (ii) leased pursuant to valid leasehold interests, in each case free and clear of all Liens, except Permitted Liens.

5.14 Intellectual Property.

(a)  The Company and each of its Subsidiaries owns or is licensed to use (in each case, free and clear of any material Liens, except Permitted Liens), all material Intellectual Property used in or necessary for the conduct of its business as currently conducted. To the Knowledge of the Company, the conduct and operations of the business of the Company and/or its Subsidiaries do not infringe on or otherwise violate any Intellectual Property rights of any Person. The use by the Company or any of its Subsidiaries of any Intellectual Property owned or controlled by any other Person that is material to the operation of the business of the Company and its Subsidiaries as currently conducted, is in accordance with a License pursuant to which the Company or any of its Subsidiaries acquired a valid right to use such Intellectual Property. Neither the Company nor any of its Subsidiaries is in breach of, default under or violation of any such License that is material to the operation of the business of the Company and its Subsidiaries as currently conducted. To the Knowledge of the Company, no other party to any License to which the Company or any of its Subsidiaries is also a party is in breach of, default under or violation of such License, except for breaches, defaults or violations respecting a License that is not material to the operation of the business of the Company and its Subsidiaries as currently conducted. To the Knowledge of the Company, except for third-party peer-to-peer file sharing, peer-to-peer providers, device distributions, illegal pay sites, unlicensed video content providers and any other systemic infringers as to which no representation or warranty is made, no Person is challenging, misappropriating, infringing on or otherwise violating, any right of the Company or its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable steps to protect its rights in nonpublic information, trade secrets and confidential information that are material to the operation of the business of the Company and/or a Subsidiary. Neither the Company nor any of its Subsidiaries has received, since November 13, 2007, any written notice of any pending claim with respect to any material Intellectual Property owned, licensed to or used by the Company or any of its Subsidiaries or the rights to use such material Intellectual Property.

(b)  As used in this Agreement, (i) “Content” means any digital music tracks or other digital media content owned, licensed or distributed by a party for purposes of sale or license or purchase by consumers through Channel Outlets or otherwise and (ii) “Channel Outlet” means online music, mobile and video stores and other sellers and distributors of digital media content to consumers by means of electronic transmission, mobiletones and streaming, and any Persons licensed to use the Content.

(c)  Subject to the rights of the Content owners (including license rights), the Company or its Subsidiaries have valid rights to license, distribute and sell through the Company’s Channel Outlets to consumers all of the material Content owned by or, to the Knowledge of the Company, the material Content licensed to the

Company or its Subsidiaries. Assuming that the business of the Company and its Subsidiaries is conducted as currently conducted and excluding any effects arising out of the business or activities in which Dimensional or its Affiliates is or proposes to be engaged (other than the business of the Company and its Subsidiaries), immediately after the consummation of the transactions contemplated by this Agreement, such rights to license, distribute and sell all of the material Content shall be retained, held and enjoyed by the Surviving Corporation, its successors and assigns, as entirely as the same were held and enjoyed by the Company or its Subsidiaries immediately prior to the Effective Time, and such rights shall not be subject to any additional restrictions or additional payments of any kind to any third party as a result of the consummation of the transactions contemplated hereby.

(d)  Neither the Company nor any of its Subsidiaries has transferred ownership of or granted any right to sell, license, use or distribute the material Content other than to consumers through the Company’s Channel Outlets in the Ordinary Course of Business.

(e)  Excluding third-party, peer-to-peer file sharing, peer-to-peer providers, device distributions, illegal pay sites, unlicensed video content providers and other systematic infringers, to the Knowledge of the Company, no person is violating, infringing or misappropriating any rights with respect to the material Content.

(f)  Since September 30, 2009, to the Knowledge of the Company no Content owner, Channel Outlet, vendor or supplier of the Company or its Subsidiaries has cancelled or otherwise modified its relationship with the Company or any of its Subsidiaries, as applicable, in a manner materially adverse to the Company and its Subsidiaries, taken as a whole, and no such person has communicated in writing to the Company or its Subsidiaries any intention to do so.

5.15 Litigation.  Section 5.15 of the Company Disclosure Letter sets forth a list of all (i) civil, criminal or administrative actions, suits, investigations or proceedings pending against or affecting the Company or any of its Subsidiaries or any of their respective properties before or by any Governmental Entity or arbitrator, in each case, as of the date of this Agreement and (ii) written demands received by the Company relating to the foregoing. There is no civil, criminal or administrative action, suit, claim, investigation or proceeding pending, or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties before (or, in the case of threatened actions, suits, claims, investigations or proceedings, would be before) or by any Governmental Entity or arbitrator that constitutes a Company Material Adverse Change.

5.16 Employee Benefit Plans.

(a)  Section 5.16(a) of the Company Disclosure Letter contains a true and complete list of each material pension, retirement, profit sharing, deferred compensation, health, life, disability, vacation or sick-pay policy, fringe-benefit plan, compensation, severance or employment agreement, stock bonus, stock purchase, stock option, restricted stock, stock-appreciation right or other equity-based plan, and bonus or other incentive compensation or salary-continuation plan, program, agreement or policy contributed to, sponsored or maintained by or with respect to which, the Company or any of its Subsidiaries has any liability (contingent or otherwise) as of the date hereof for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its subsidiaries (each a “Company Employee,” and collectively, the “Company Employees” and such plans, programs, policies, agreements and arrangements, collectively, the “Company Plans”).

(b)  Neither the Company nor any of its Subsidiaries or ERISA Affiliates sponsors, maintains or contributes to or has any obligations with respect to any defined pension plan subject to Section 412 of the Code or any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. With respect to each Company Plan, the Company has made available to Dimensional a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust or custodial agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the IRS, (iii) any summary plan descriptions, (iv) any employee handbooks or manuals, (v) the Form 5500 for 2008 and attached schedules, and (vi) copies of any material written correspondence from the IRS, SEC, Pension Benefit Guaranty Corporation, Department of Labor (or any agency thereof) or any comparable Governmental Entity relating to any compliance issues with respect to any Company Plan.

(c)  Each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other Law, except when such failure to comply would not constitute a Company Material Adverse Change.

(d)  With respect to each Company Plan, no actions, suits or material claims (other than routine claims for benefits in the Ordinary Course of Business) are pending or, to the Knowledge of the Company, threatened.

(e)  None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1995, as amended, or similar state Law.

(f)  Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the IRS and, to the Knowledge of the Company, no circumstances exist that are reasonably expected to adversely affect such qualification.

(g)  None of the execution or delivery of, or performance by the Company of its obligations under, this Agreement will (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any Company Plan or any trust or loan related to any of those plans or agreements that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee or (ii) result in the triggering or imposition of (A) any restrictions or limitations on the right of the Company or any of its Subsidiaries to amend or terminate any Company Plan or (B) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

5.17 Labor and Employment.  There are no material unfair labor practice charges, material grievances or material complaints pending, or, to the Knowledge of the Company, threatened, against the Company or any Subsidiary before the National Labor Relations Board or any other labor-relations tribunal or authority or strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending, or, to the Knowledge of the Company, threatened in writing, against or involving the Company or any of its subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any collective-bargaining agreements, and, to the Knowledge of the Company, there are not any union-organizing activities concerning any Company Employees.

5.18 Brokers and Finders.  Neither the Company, the Company Board, nor the Special Committee, on behalf of itself, the Company or any of the Company’s Subsidiaries, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Special Committee has employed (i) Fesnak and Associates LLC as the financial advisor to the Special Committee, and (ii) Craig-Hallum Capital Group LLC as investment banker to manage the Special Committee’s activities pursuant to Section 7.3(a).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF
DIMENSIONAL AND MERGER SUB

Each of Dimensional and Merger Sub hereby represents and warrants to the Company as follows:

6.1 Organization, Good Standing and Qualification.  Each of Dimensional and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or limited liability company, as applicable, in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Dimensional and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

6.2 Corporate Authority.  Each of Dimensional and Merger Sub has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by each of Dimensional and Merger Sub and (assuming due authorization, execution and delivery by the Company) is a valid and binding obligation of Dimensional and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.3 No Violations.  Neither the execution and delivery of this Agreement by Dimensional and Merger Sub nor the consummation by Dimensional and Merger Sub of the transactions contemplated hereby, nor compliance by Dimensional and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the limited liability company agreement, certificate of incorporation or by-laws, as the case may be, of Dimensional and Merger Sub; or (ii) assuming that the consents and approvals referred to in Section 6.4, below, are duly obtained, (A) violate any Law, judgment, order, writ, decree or injunction applicable to Dimensional or Merger Sub or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Dimensional or Merger Sub under (in each case, or an event that, with notice or lapse of time, or both, would result in such effect), any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Dimensional or Merger Sub is a party, or by which they or any of their respective properties, assets or business activities may be bound, except, in the case of clause (ii) for such violations, conflicts, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Dimensional and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

6.4 Consents and Approvals.  Except for (i) the filing with the SEC of the Schedule 13E-3, as defined herein, (ii) the filing with the SEC of the Proxy Statement, (iii) the Company Requisite Vote, (iv) the filing of the Certificate of Merger as required by Delaware Law, and (v) the consents, approvals, authorizations, permits, actions, filings and notifications set forth in Section 6.4 of the disclosure letter delivered to the Company by Dimensional concurrent with entering into this Agreement, no consents or approvals of or filings or registrations with any Person, Governmental Entity or with any other third party are necessary in connection with the execution and delivery by Dimensional or Merger Sub of this Agreement or the consummation by Dimensional or Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of Dimensional or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

6.5 Litigation.  There is no civil, criminal or administrative action, suit, claim, investigation or proceeding pending, or, to the knowledge of Dimensional or Merger Sub, threatened against Dimensional or Merger Sub or any of their respective properties before (or, in the case of threatened actions, suits, claims, investigations or proceedings, would be before) or by any Governmental Entity or arbitrator, that would, individually or in the aggregate, be reasonably likely to prevent, materially delay or materially impede the ability of Dimensional and Merger Sub to consummate the transactions contemplated by this Agreement.

6.6 Financing.  At the Effective Time, Dimensional will have sufficient immediately available funds to pay, in cash, (i) the Aggregate Merger Consideration that holders of the Shares are entitled to receive pursuant to Section 4.1, (ii) any cash payments payable to holders of Company Awards pursuant to Section 4.3, and (iii) all other payment obligations of Dimensional as required by and in accordance with this Agreement.

6.7 Capitalization of Merger Sub.  The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Dimensional. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

6.8 Brokers.  No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Dimensional or Merger Sub for which the Company could have any liability.

6.9 Solvency.  Assuming satisfaction of the conditions to Dimensional’s obligation to consummate the Merger, and after giving effect to the transactions contemplated by this Agreement, including the payment of the Aggregate Merger Consideration, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, each of Dimensional and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.

6.10 Absence of Certain Agreements.  As of the date of this Agreement, neither Dimensional nor any of its Affiliates has entered into any agreement, arrangement or understanding (in each case, whether written or unwritten), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether written or unwritten), pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or the Merger or agrees to vote against any Superior Proposal. As of the date of this Agreement, neither Dimensional nor any of its Affiliates has entered into any agreement or arrangement (in each case, whether written or unwritten), or committed to enter into any agreement or arrangement (in each case, whether written or unwritten), with respect to the compensation or equity arrangements for any current employee of the Company or any of its Subsidiaries following the Effective Time.

6.11 No Other Company Representations or Warranties.  Except for the representations and warranties set forth in Article V, Dimensional and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses or operations, including with respect to any information provided or made available to Dimensional or Merger Sub. Neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, will have or be subject to any liability or indemnification obligation to Dimensional or Merger Sub resulting from the delivery, dissemination or any other distribution to Dimensional, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or representatives, or the use by Dimensional, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or representatives of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Dimensional, Merger Sub or their respective stockholders, directors, officers, employees, affiliates or representatives, including without limitation in certain “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of any of the transactions contemplated by this Agreement.

6.12 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  In connection with the due diligence investigation of the Company by Dimensional and Merger Sub, Dimensional and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Dimensional and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Dimensional and Merger Sub are familiar, that Dimensional and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Dimensional and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, with respect thereto. Accordingly, Dimensional and Merger Sub hereby acknowledge that, except as otherwise set forth in this Agreement, none of the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

ARTICLE VII
COVENANTS

7.1 Interim Operations.  During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or except as required by applicable Law, the Company shall, and shall cause each of its Subsidiaries, to (a) conduct its business in the Ordinary Course of Business, (b) use its commercially reasonable efforts to preserve intact its present business organizations, maintain its rights and franchises, and maintain its relationships with and goodwill of clients, customers, suppliers, distributors, licensors, licensees, contractors, employees and others having significant business dealings with it, and (c) take no action that would adversely affect or delay in any material respect the ability of either Dimensional, Merger Sub or the Company to obtain any necessary consents or approvals of any Person, regulatory agency or other Governmental Entity or with any other third party required for the transactions contemplated hereby.

7.2 Conduct of Business of the Company.  Without limiting the generality of Section 7.1, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law, the Company shall not take, cause or permit any action prohibited by the terms of any of the following, or allow, cause or permit any of its Subsidiaries to take, cause or permit any action prohibited by the terms of any of the following, in each case, without the prior written consent of Dimensional (which consent shall not be unreasonably withheld or delayed):

(a)  enter into any material real property lease or material operating lease for personal property, or renew or amend any existing Real Property Lease or material operating lease for personal property;

(b)  sell, lease, license, mortgage, pledge, encumber or otherwise dispose of any properties or assets except for the sale, lease, license, encumbrance or disposition of property or assets that are not material, individually or in the aggregate, to the business of the Company, or in the Ordinary Course of Business, including with respect to the terms and conditions of any such sale, lease, license, encumbrance or other disposition;

(c)  sell, transfer or lease any properties or assets (whether real, personal or mixed, tangible or intangible) to, or enter into any contract, arrangement or understanding with or on behalf of, any officer, director or employee of the Company, any of its Subsidiaries, any Affiliate of any of them, or any business entity in which the Company, any Subsidiary or any Affiliate of any of them, or any relative of any such Person, has any material, direct or indirect interest;

(d)  except as set forth in Section 7.2(d) of the Company Disclosure Letter, (i) grant any exclusive rights with respect to any material Intellectual Property owned by or licensed to the Company or (ii) divest any material Intellectual Property owned by or licensed to the Company;

(e)  except as set forth in Section 7.2(e) of the Company Disclosure Letter, incur, assume or prepay any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for, any such indebtedness of another Person, guarantee any debt securities of another Person, or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of trade payables in the Ordinary Course of Business;

(f)  make any material Tax election, change any material method of Tax accounting or settle or compromise any material Tax liability of the Company or any of its Subsidiaries, and, in any event, the Company shall consult with Dimensional before filing or causing to be filed any material Tax return of the Company or any of its Subsidiaries, except to the extent such Tax return is filed in the Ordinary Course of Business, and before executing or causing to be executed any agreement or waiver extending the period for assessment or collection of any material Taxes of the Company or any of its Subsidiaries;

(g)  except as may be required as a result of a change in Law or GAAP, make any change to the financial accounting principles or practices used by it, or to its credit practices or its methods of maintaining its books, accounts or business records;

(h)  except as may be required Law or GAAP, revalue in any material respect any of its assets, including writing off notes or accounts receivable other than in the Ordinary Course of Business;

(i)  except in the Ordinary Course of Business, terminate, amend or modify (in any material respect), or waive or release any material provision of, any Company Contract, or assign any material rights or claims thereunder;

(j)  enter into any Contract that contains any non-competition, exclusivity or “most favored nations” or similar terms or restrictions on the Company or its business, except for such terms or restrictions that would not restrict the business or assets of the Company and its Subsidiaries in any material respect following completion of the Merger and are entered into in the Ordinary Course of Business;

(k)  except in the Ordinary Course of Business, enter into any agreement containing any provision or covenant limiting in any material respect the rights of the Company or any of its Subsidiaries to (i) sell any products or services of or to any other Person, (ii) engage in any line of business, or (iii) compete with or obtain products or services from any Person or limiting the rights of any Person to provide products or services to the Company or any of its Subsidiaries, in each case, in any geographic area or during any period of time;

(l)  except as set forth in Section 7.2(l) of the Company Disclosure Letter, engage in the conduct of any material new line of business or discontinue any material existing line of business;

(m)  take any action that results in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue or (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied;

(n)  except as set forth in Section 7.2(n) of the Company Disclosure Letter, authorize for issuance, issue, deliver, sell, pledge or otherwise encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights (including stock appreciation rights), rights to purchase or otherwise) any capital stock of the Company or rights to acquire such securities, or enter into any other agreements or commitments of any character obligating it to issue any such securities or rights, or enter into any amendment of any term of any currently outstanding capital stock of the Company or rights to acquire such securities, other than issuances of Company Common Stock upon the exercise or conversion of Company Options, Restricted Shares, Warrants or Series A Preferred Stock existing on the date hereof in accordance with their present terms;

(o)  combine, split or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than dividends and distributions made by any Subsidiary of the Company to the Company or another Subsidiary in the Ordinary Course of Business;

(p)  (i) pay, declare or establish a record date for any dividend or make any other distribution, or (ii) redeem, purchase or otherwise acquire any of its securities or any securities of its Subsidiaries, except (A) dividends paid by any Subsidiaries of the Company to the Company or any other Subsidiary and (B) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Options or for withholding taxes incurred in connection with the exercise of Company Options or the vesting of Restricted Shares, in each case in accordance with the terms of the applicable award agreements and the Company Stock Plan;

(q)  adopt or implement any stockholder rights plan, “poison pill,” or other anti-takeover plan, arrangement or mechanism that, in each case, is applicable to Dimensional and/or Merger Sub;

(r)  cause, permit or propose to adopt any amendments to the Company Charter Documents other than as expressly contemplated by this Agreement;

(s)  except as disclosed in Section 7.2(s) of the Company Disclosure Letter, and other than in the Ordinary Course of Business, as required by applicable Law or required pursuant to the terms of any plan, program, contract arrangement or agreement existing on the date hereof, (i) grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any current or former director of the Company or any of its Subsidiaries; (ii) grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any officer, employee or consultant of the Company or any of its Subsidiaries; (iii) adopt, enter into or amend any Company Stock Plan; (iv) increase, reprice or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any Company Stock Plan; (v) enter into or amend any severance, termination or bonus agreement or grant any severance, termination pay or bonus to any officer, director, consultant or employee of the Company or any of its Subsidiaries; (vi) enter into or amend any employment, change in control, retention or any similar agreement or any collective bargaining agreement, or grant any retention pay to any officer, director, consultant or employee of the Company or any of its Subsidiaries; (vii) pay or, except with respect to new employees or directors, award any pension or retirement allowance; or (viii) except as provided in Section 4.3(a), grant, issue, accelerate, amend or change the period for the exercise of, or vesting of, any Company Option or Restricted Share or any other right to acquire Shares or other equity or voting securities of the Company or otherwise authorize cash payments in exchange for any of the foregoing; provided that the Company may amend or modify any Company Stock Plan to avoid the possible imposition of taxes or penalties under Section 409A of the Code so long as such amendment or modification does not increase the cost to the Company under the applicable Company Stock Plan; or

(t)  commence, settle or compromise any pending or threatened litigation or other proceedings before a Governmental Entity, or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability, obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise) by or against the Company or any Subsidiary of the Company or relating to any of their businesses, properties or assets (whether real, personal or mixed, tangible or intangible), in either case, for an amount in excess of (i) $50,000 with respect to any single litigation, proceeding, claim, liability or obligation, or (ii) $250,000 in the aggregate with respect to all litigations, proceedings, claims, liabilities or obligations, or enter into any consent decree, injunction or similar restraint or form of equitable relief settlement of any threatened or pending litigation, suit or other proceeding, except for such consent decrees, injunctions, restraints or equitable relief which would not constitute a Company Material Adverse Change;

(u)  take, authorize, or agree in writing or otherwise to take or authorize, any of the actions prohibited in Sections 7.2(a) through (t).

7.3 Solicitation; Acquisition Proposals.

(a) Solicitation Period.  Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York time) on the 31st day after the date of this Agreement (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective Representatives, shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers that constitute Acquisition Proposals, including by way of providing access to non-public information to any Persons pursuant to confidentiality agreements entered into after the date hereof on terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement or, to the extent applicable, pursuant to confidentiality agreements entered into before the date of this Agreement; provided that the Company shall promptly make available to Dimensional and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously made available to Dimensional or Merger Sub; and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals. Without limiting the foregoing, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York time) on the No-Shop Period Start Date, the Company shall use commercially reasonable efforts to prepare the Proxy Statement in anticipation of filing the Proxy Statement with the SEC as soon as practicable following the No-Shop Period Start Date.

(b) No Solicitation.  At all times during the period commencing with the No-Shop Period Start Date and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or permit any of their respective Representatives, directly or indirectly, to (i) solicit, initiate, induce or take any action for the purpose of encouraging or facilitating the making, submission or announcement of, an Acquisition Proposal, (ii) furnish to any Person (other than Dimensional or Merger Sub or any designees of Dimensional or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Dimensional or Merger Sub or any designees of Dimensional or Merger Sub) in connection with any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than to notify such Person as to the existence of the provisions of this Section 7.3), (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, any Acquisition Proposal, (v) approve or enter into any letter of intent, agreement in principle, memorandum of understanding or other agreement, contract or arrangement contemplating or otherwise relating to an Acquisition Proposal (except as permitted by Section 7.3(c)), or which would require the Company to terminate this Agreement or any further discussions or negotiations between the Company and Dimensional (except as permitted by this Agreement), or (vi) terminate, amend, release or waive any rights under any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any Person (other than Dimensional).

(c) Acquisition Proposals.  Notwithstanding any other provision of this Agreement, from and after the No-Shop Period Start Date and prior to the receipt of the Company Requisite Vote, the Company may, at the direction of the Special Committee, directly or indirectly through advisors, agents or other intermediaries, subject to the Company’s compliance with the provisions of this Section 7.3(c), (A) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide Acquisition Proposal in writing that the Special Committee reasonably determines in good faith (after consultation with its financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal and/or (B) furnish to any Person that has made (and not withdrawn) a bona fide Acquisition Proposal in writing that the Special Committee reasonably determines in good faith (after consultation with its financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal any non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, provided, that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (1) none of the Company, its Subsidiaries or any representative of the Company or its Subsidiaries shall have breached or violated the terms of Section 7.3, (2) the Company Board or the Special Committee determines in good faith (after receiving the advice of its outside legal counsel) that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, (3) none of the Company or its Subsidiaries shall have entered into, or otherwise become bound by the terms of, an exclusivity agreement or other agreement restricting the ability of the Company and its Subsidiaries to negotiate, enter into and consummate a transaction with a third party other than such Person, (4) at least forty-eight (48) hours prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the Company provides Dimensional written notice of the identity of such Person and the material terms and conditions of such Acquisition Proposal, and of the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person, (5) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Dimensional (but only to the extent such information has not been previously furnished by the Company to Dimensional), and (6) the Company shall keep Dimensional reasonably informed about the status and details of any such Acquisition Proposal and any amendments or revisions thereto. Until any such Acquisition Proposal has been withdrawn, the Company shall promptly provide Dimensional a copy of all written materials subsequently provided by the Company to such Person in connection with such Acquisition Proposal, request or inquiry, and a description of material amendments or proposed material amendments to such Acquisition Proposal, request or inquiry (but only to the extent such information has not been previously furnished by the Company to Dimensional).

(d) Actions by Others.  Without limiting the generality of the foregoing, it is understood and agreed by the parties hereto that any breach or violation of the restrictions set forth above in this Section 7.3 by any Representative of the Company shall be deemed to be a breach of this Agreement by the Company.

7.4 Board Recommendations.

(a) Recommendation to Company Stockholders.  Subject to the terms of Section 7.4(b), the Company Board shall recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger in accordance with applicable Law (the “Board Recommendation”) and the Proxy Statement shall include a statement to that effect.

(b) Changes to Board Recommendation.  Subject to the terms of this Section 7.4(b), neither the Company Board nor the Special Committee or any other committee thereof shall withhold, withdraw, amend or modify in a manner adverse to Dimensional and/or Merger Sub, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Dimensional and/or Merger Sub, the Board Recommendation (a “Board Recommendation Change”); provided, however, that notwithstanding the foregoing, at any time prior to the receipt of the Company Requisite Vote, the Company Board and the Special Committee may effect a Board Recommendation Change if and only if either:

(i)  (A) the Company has received an Acquisition Proposal that constitutes a Superior Proposal, other than as a result of a breach or violation of the terms of Section 7.3, (B) the Special Committee determines in good faith (after receiving the advice of its outside legal counsel and after considering in good faith any counter-offer or proposal made by Dimensional pursuant to clause (D) below), that, a failure to effect a Board Recommendation Change in light of such Superior Proposal, would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, (C) prior to effecting such Board Recommendation Change, the Special Committee shall have given Dimensional at least two (2) Business Days notice thereof and the opportunity to meet with the Special Committee and its outside legal counsel, all with the purpose and intent of enabling Dimensional and the Special Committee to discuss in good faith a modification of the terms and conditions of this Agreement that would permit the Company Board not to effect a Board Recommendation Change, and (D) Dimensional shall not have made, within two (2) Business Days after receipt of the Company’s written notice of its intention to effect a Board Recommendation Change pursuant to this Section 7.4(b)(i), a counter-offer or proposal that the Special Committee reasonably determines in good faith, after consultation with its financial advisor and outside legal counsel, is at least as favorable to the stockholders of the Company as such Superior Proposal; or

(ii)  except for a Board Recommendation Change that is effected (or that is proposed to be effected) in response to or in connection with a Superior Proposal (it being understood and agreed by the parties that any Board Recommendation Change that is effected or that is proposed to be effected in response to or in connection with a Superior Proposal may be made only pursuant to and in accordance with Section 7.4(b)(i) immediately above), (A) the Special Committee determines in good faith (after receiving the advice of its outside legal counsel) that failure to effect a Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, and (B) prior to effecting such Board Recommendation Change, the Special Committee shall have given Dimensional at least two (2) Business Days notice thereof and the opportunity to meet with the Special Committee and its outside legal counsel, all with the purpose and intent of enabling Dimensional and the Company to discuss in good faith the purported basis for the proposed Board Recommendation Change, Dimensional’s reaction thereto and any possible modification of the terms and conditions of this Agreement in response thereto;

provided, that, notwithstanding the occurrence of a Board Recommendation Change pursuant to this Section 7.4(b), this Agreement and the obligations of the Company arising hereunder shall not terminate except in accordance with Article IX hereof and, unless and until this Agreement is terminated in accordance with Article IX hereof, the Company Board shall submit to its stockholders at the Stockholders Meeting a proposal with respect to the approval of the Merger, the adoption and approval of this Agreement and the transactions contemplated hereby in accordance with Section 7.5 hereof.

(c) Certain Permitted Disclosures.  Nothing in this Agreement is intended to or shall prohibit the Company Board (or the Special Committee) from taking and disclosing to the stockholders of the Company a position in accordance with Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (or any similar communications to the Company’s stockholders); provided, however, that in each case, any statement(s) made by the Company Board or the Special Committee pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act shall be subject to the terms and conditions of this Agreement, including the provisions of Article IX.

7.5 Stockholders Meeting.  The Company (at the direction of the Special Committee) will take, in accordance with applicable Law and its certificate of incorporation and by-laws, all reasonable action necessary to call, give notice of, convene and hold a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as reasonably practicable after the execution of this Agreement to consider and vote upon the adoption and approval of this Agreement and approval of the Merger, and shall solicit proxies in accordance with applicable Law with respect to adoption and approval of the Agreement and approval of the Merger; provided, however, for the avoidance of doubt, the Company may postpone or adjourn such stockholders meeting (i) with the consent of Dimensional; (ii) for the absence of a quorum; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to such stockholders meeting. Subject to a Board Recommendation Change pursuant to Section 7.4(b), the Company Board and the Special Committee shall recommend such adoption and approval of this Agreement and approval of the Merger and shall take all actions reasonably requested by Dimensional to obtain the Company Requisite Vote, including (without limitation) the engagement of a proxy solicitation firm, in each case at the sole cost and expense of the Company. Notwithstanding anything to the contrary in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Stockholders Meeting pursuant to this Section 7.5 shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission of any Acquisition Proposal.

7.6 Information Supplied.  The Company (at the direction of the Special Committee) shall prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company (at the direction of the Special Committee) shall cooperate with Dimensional and Merger Sub in the preparation and filing by Dimensional and Merger Sub with the SEC, as promptly as reasonably practicable after the date of this Agreement, a Schedule 13E-3 under Rule 13e-3 under the Exchange Act (such Schedule 13-E-3, including any amendment or supplement thereto, the “Schedule 13E-3”). The Proxy Statement shall include the notice of meeting in the form required by Delaware law (including, without limitation, the notice of availability of dissenters’ rights). Each of the Company, Dimensional and Merger Sub agrees, as to itself and its Subsidiaries, to use its commercially reasonable efforts to ensure that the Proxy Statement and Schedule 13E-3 as filed by it will comply in all material respects with the applicable provisions of the Exchange Act. Dimensional agrees that none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3, and the Company agrees that none of the information supplied by it for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

7.7 Filings; Other Actions; Notification

(a) Proxy Statement and Schedule 13E-3. Each of the Company (at the direction of the Special Committee) and Dimensional shall promptly notify the other parties hereto and the Special Committee of the receipt of all comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3 and of any request by the SEC for any amendment or supplement thereto or for additional information. Each of the Company (at the direction of the Special Committee) and Dimensional shall promptly provide to the other parties hereto and the Special Committee copies of all correspondence between it and/or any of its Representatives and the SEC with respect to the Proxy Statement and Schedule 13E-3. The Company (at the direction of the Special Committee) and Dimensional shall each use all commercially reasonable efforts to provide prompt responses to the SEC with respect to all comments from the SEC received on the Proxy Statement and Schedule 13E-3, and the Company (at the direction of the Special Committee) shall cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) Action by Dimensional.  Dimensional agrees to use all commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law (in each case with the consultation and consent of the Special Committee, which shall not be unreasonably withheld, conditioned or delayed) to consummate and make effective the Merger and the other transactions contemplated by this Agreement, as soon as practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings, and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 7.7(b) shall require, or be construed to require Dimensional in connection with receipt of any regulatory approval to proffer to, or agree or commit to, any prohibition, limitation, restraint, restriction or impairment with respect to any of the assets, properties, licenses, rights, operations or businesses of Dimensional or any of its Subsidiaries, or of the Company or any of its Subsidiaries, or any required sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate (including by trust or otherwise) arrangement with respect to any of the assets, properties, licenses, rights, operations or businesses of Dimensional or any of its Subsidiaries, or of the Company or any of its Subsidiaries, or conduct the businesses of Dimensional or any of its Subsidiaries, or of the Company or any of its Subsidiaries, in a specified manner or otherwise limit the freedom of action, or agree to limit the freedom of action, with respect to any of the assets, properties, licenses, rights, operations or businesses of Dimensional or any of its Subsidiaries, or of the Company or any of its Subsidiaries, in such a manner that, individually or in the aggregate, materially and adversely affects the benefits to Dimensional and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole, that Dimensional reasonably expected to derive from consummation of the Merger (an “Adverse Condition”); provided, however, for the avoidance of doubt, the definition of “Adverse Condition” shall exclude reasonable restrictions, limitations or conditions ordinarily imposed by an applicable Governmental Entity in similar transactions. Subject to applicable Law relating to the exchange of information, Dimensional and the Special Committee (on behalf of the Company) shall have the right to participate in all matters with any Governmental Entity in connection with any filing, report or application relating to this Agreement made or to be made with any Governmental Entity, and any responses to inquiries there from and any discussions therewith, provided that Dimensional, the Company and the Special Committee shall have the right to review in advance and, to the extent practicable, each will consult with the others on and consider in good faith the views of the others in connection with, all of the information relating to any of Dimensional or the Company, as the case may be, and any of their respective Subsidiaries (as applicable), that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement and Schedule 13E-3).

(c) Information.  The Company (at the direction of the Special Committee) and Dimensional shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, managers, managing members or directors, as applicable, officers and members or stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, Schedule 13E-3 or any other statement, filing, notice or application made by or on behalf of Dimensional, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d) Status.  Subject to applicable Law and the instructions of any Governmental Entity, the Company, Dimensional and the Special Committee each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of written notices or other written communications received by Dimensional, the Company or the Special Committee, as the case may be, or any of its Subsidiaries (as applicable), from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give prompt notice to the Special Committee and Dimensional of any change, fact or condition that constitutes a Company Material Adverse Change, and each of Dimensional and the Special Committee shall give prompt notice to the others of any failure of any condition to any party’s obligations to effect the Merger. For the avoidance of doubt such notice shall not be deemed to cure a breach of the representations and warranties of the Company or Dimensional, as applicable, or limit in any manner the Company’s or Dimensional’s causes of action and remedies in Law and equity.

7.8 Publicity.  Until a Board Recommendation Change made in accordance with this Agreement, the Company, the Special Committee and Dimensional shall each consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including Nasdaq or such other trading market on which the Company Common Stock is then listed or quoted) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of Nasdaq (or such other trading market on which the Company Common Stock is then listed or quoted) or by the request of any Governmental Entity.

7.9 Fees and Expenses.

(a)  Except as otherwise provided in this Section 7.9, all fees, costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees, costs or expenses, whether or not the Merger is consummated.

(b)  In the event that this Agreement is terminated (i) by Dimensional, on the one hand, or the Company, on the other hand, pursuant to Section 9.2(b) (or is terminated by the Company pursuant to Section 9.2(c) at a time when this Agreement was terminable by Dimensional pursuant to Section 9.2(b)), or (ii) by Dimensional, on the one hand, or the Company, on the other hand, pursuant to Section 9.2(a), if (1) all of the conditions set forth in Sections 8.1 and 8.3 had been satisfied on or prior to the date set forth in Section 9.2(a) (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (2) Dimensional and Merger Sub stood ready and willing to consummate the transactions contemplated by this Agreement at such time, and (3) any condition set forth in Section 8.2 that is solely within the control of the Company was not satisfied when all of the other conditions set forth in Section 8.2 that are not solely within the control of the Company had been satisfied on such date (other than those conditions that by their nature are to be satisfied by actions taken at the Closing and those conditions the failure of which to be satisfied was caused by or resulted from the action or inaction of the Company), or (iii) by Dimensional pursuant to Section 9.4 (or is terminated by the Company pursuant to Section 9.2(b) or Section 9.3(b) at a time when this Agreement was terminable by Dimensional pursuant to Section 9.4), then, the Company shall pay to Dimensional an amount equal to the sum of Dimensional’s Expenses (not to exceed three hundred fifty thousand dollars ($350,000) in the aggregate) for which Dimensional has not theretofore been reimbursed by the Company in cash by wire transfer in immediately available funds, such payment to be made following such termination within two Business Days following delivery to the Company of notice of demand for such payment, which demand shall include reasonable documentation of such Expenses. For purposes of this Agreement, the term “Expenses” means, with respect to a party hereto, all reasonable, documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the sale process, including the authorization, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

(c)  The Company acknowledges and agrees that the agreements contained in this Section 7.9 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Dimensional would not have entered into this Agreement; accordingly, if any party fails to pay when due the amount payable pursuant to this Section 7.9, and, in order to obtain such payment, the owed party commences a suit that results in a judgment against the owing party for the amounts set forth in this Section 7.9, the owing party shall pay to the owed party its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the terms set forth in this Section 7.9, from the date such payment was required to be made until the date of receipt by the owed party of immediately available funds in such amount at the U.S. prime rate as listed in the Wall Street Journal, in effect on the date such payment was required to be made.

7.10 Indemnification; Directors’ and Officers’ Insurance.

(a)  From and after the Effective Time, Dimensional shall, or shall cause, the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law, its certificate of incorporation and by-laws or any indemnification agreements in effect on the date hereof to indemnify such Person and the Surviving Corporation shall also advance expenses as incurred to the fullest extent that the Company would have been permitted under Delaware Law and its certificate of incorporation and by-laws in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under the Company’s by-laws shall be made by independent counsel selected by the Indemnified Party (such independent counsel to be reasonably acceptable to the Surviving Corporation). For the avoidance of doubt, the rights and obligations with respect to indemnification and advancement of expenses set forth in this Section 7.10 shall apply to any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party.

(b)  Prior to the Effective Time, the Company shall cause, and if the Company is unable to do so, Dimensional shall cause, the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time (the “Tail Policies ”) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as the Company’s existing D&O

Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such Tail Policies as of the Effective Time, the Surviving Corporation shall, and Dimensional shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date hereof with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Dimensional shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six (6) year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend for any D&O Insurance required by this Section 7.10(b) an annual premium amount in excess of 200% of the annual premiums currently paid by the Company for such D&O Insurance; and provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)  If Dimensional or the Surviving Corporation or any of their successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Dimensional or the Surviving Corporation shall assume all of the obligations set forth in this Section 7.10.

(d)  The provisions of this Section 7.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e)  The rights of the Indemnified Parties under this Section 7.10 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or by-laws of the Company or of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

7.11 Other Actions by the Company.

(a) Takeover Statutes.  If any state takeover statute or similar statute or regulation is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(b) Section 16 Matters.  Prior to the Effective Time, the Company Board may adopt resolutions that specify (i) the name of each individual whose disposition of Shares (including Company Options and other derivative securities with respect to Shares) is to be exempted, (ii) the number of Shares (including Company Options and other derivative securities with respect to Shares) to be disposed of by each such individual, and (iii) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act. The Company shall provide to counsel of Dimensional for its review a true and complete copy of such resolutions to be adopted by the Company Board prior to such adoption.

(c) Tax Certificate.  Immediately prior to the Closing, the Company may provide Dimensional a statement pursuant to Treasury Regulations Section 1.1445-2(c)(3) certifying that the capital stock of the Company is not a U.S. real property interest (as defined by the Code).

7.12 Dimensional’s Vote.

(a)  Without limiting the effect of any vote or consent of Dimensional with respect to any Merger Sub Stock prior to the date hereof, Dimensional shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any shares of Merger Sub Stock beneficially owned by it or with respect to which it has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement and approval of the Merger at any meeting of stockholders of Merger Sub at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of Merger Sub by consent in lieu of a meeting).

(b)  Dimensional shall vote or cause to be voted any Shares and Series A Preferred Stock beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted, in each case as of the date hereof, in favor of the adoption and approval of this Agreement and approval of the Merger at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof. With respect to such Shares and Series A Preferred Stock, Dimensional agrees that any action to adopt and approve this Agreement shall be made only at a duly convened meeting of stockholders of the Company for such purpose and that neither Dimensional, nor any of its Subsidiaries shall act by written consent in lieu of a meeting to approve and adopt this Agreement or the transactions contemplated hereby.

7.13 Continuation of the Special Committee.  Dimensional and Merger Sub agree that, from and after the date of this Agreement, subject to applicable Law, at all times prior to the earlier of (i) the Closing or (ii) the termination of this Agreement, they shall not authorize their designees to the Company Board to terminate the existence of the Special Committee or materially change its duties or authority or its current membership (so long as its existing members are willing to serve and have not been removed for cause). Prior to the earlier of (x) the Closing or (y) the termination of this Agreement, Dimensional and Merger Sub shall not seek to remove the members of the Special Committee from the Company Board (other than in the case of removal for cause, as determined in good faith by the Company Board) and, should all the members of the Special Committee cease to so serve, Dimensional or Merger Sub shall not restrict the Company Board from causing the election of an individual or individuals to the Company Board who constitutes an “independent” director under the applicable Nasdaq rules (or the rules of such other trading market on which the Company Common Stock is then listed or quoted) and causing the appointment of such director or directors to be a member or members of the Special Committee, as the case may be.

7.14 Employee Matters.  With respect to any employee benefit plans of Dimensional or the Surviving Corporation in which any Company Employees covered by such employee benefit plans at the Effective Time (whether or not such covered employees have then satisfied waiting periods or other preconditions to participation under such plans) (collectively, the “Covered Company Employees”) first become eligible to participate on or after the Effective Time, and in which the Continuing Employees did not participate prior to the Effective Time (the “Post-Closing Plans”), Dimensional or the Surviving Corporation, as the case may be, shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Covered Company Employees and their eligible dependents under any Post-Closing Plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods under the analogous pre-Effective Time employee benefit plan had not been satisfied or completed as of the Effective Time; (ii) provide each Covered Company Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under the analogous pre-Effective Time employee benefit plan in satisfying any applicable deductible or out-of-pocket requirements under any Post-Closing Plans in which such employees may be eligible to participate after the Effective Time; and (iii) recognize all service of the Covered Company Employees with the Company and its Subsidiaries, and their respective affiliates, for all purposes (including, without limitation, purposes of eligibility to participate, vesting credit, entitlement to benefits, and, except with respect to defined benefit pension plans, benefit accrual) in any Post-Closing Plan in which such Covered Company Employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable Post-Closing Plan; provided that the foregoing shall not apply to the extent it would result in duplication of benefits.

ARTICLE VIII
CONDITIONS

8.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval.  This Agreement shall have been duly approved and adopted and the Merger shall have been duly approved by the Company Requisite Vote in accordance with applicable Law and the certificate of incorporation and by-laws of the Company.

(b) Litigation.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

(c) No Restraints.  There shall not be instituted or pending any suit, action or proceeding in which a Governmental Entity of competent jurisdiction is seeking an Adverse Condition, and no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law deemed applicable to the Merger individually or in the aggregate resulting in, or that may result in, an Adverse Condition.

8.2 Conditions to Obligations of Dimensional and Merger Sub.  The obligations of Dimensional and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Dimensional at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty relates to an earlier date, in which case as of such earlier date), in each case, except to the extent that such representations and warranties are qualified by the term “material” or contain such terms as “Company Material Adverse Change,” in which case, such representations and warranties (as so written, including the term “material” or “Company Material Adverse Change”) shall be true and correct in all respects at and as of the Closing Date. Dimensional shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, including, without limitation, the obligations of the Company under Section 4.3 hereof with respect to the Company Awards and other securities, and Dimensional shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Consents and Approvals.  The consents and approvals of Governmental Entities and other Persons as set forth in Section 8.2(c) of the Company Disclosure Letter shall have been obtained or made, as the case may be, and shall have been obtained without the imposition of any term, condition or consequence the acceptance of which would constitute or may result in an Adverse Condition.

(d) Dissenters Rights.  The aggregate number of shares of the Company Common Stock at the Effective Time, the holders of which have properly exercised dissenter’s rights under Section 262 of the DGCL, shall not equal 4% or more of the shares of Company Common Stock outstanding as of the record date for the Stockholders Meeting.

(e) No Material Adverse Change.  No event or circumstance shall have occurred that constitutes a Company Material Adverse Change.

(f) Subsidiary Stock Records.  The Company shall have delivered to Dimensional shareholder records (including stockholder registers and share transfer ledgers) and certificates reflecting current ownership of all issued and outstanding shares of capital stock of each Subsidiary.

8.3 Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company (at the direction of the Special Committee) at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of each of Dimensional and Merger Sub set forth in this Agreement shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty relates to an earlier date, in which case as of such earlier date), in each case, except to the extent that such representations and warranties are qualified by the term “material,” in which case, such representations and warranties (as so written, including the term “material”) shall be true and correct in all respects at and as of the Closing Date. The Company shall have received at the Closing a certificate signed on behalf of Dimensional and Merger Sub by an executive officer of each of Dimensional and Merger Sub, respectively, to such effect.

(b) Performance of Obligations of Dimensional and Merger Sub.  Each of Dimensional and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Dimensional and Merger Sub by an executive officer of each of Dimensional and Merger Sub, respectively, to such effect.

ARTICLE IX
TERMINATION

9.1 Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company (at the direction of the Special Committee) and Dimensional.

9.2 Termination by Either Dimensional or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Dimensional or the Company (at the direction of the Special Committee) if (a) the Merger shall not have been consummated by September 15, 2010 (the “Termination Date”), whether such date is before or after the date of approval by the stockholders of the Company referred to in Section 8.1(a), provided, however, that if either Dimensional or the Company determine that additional time is necessary in order to forestall any action to restrain, enjoin or prohibit the Merger by any Governmental Entity, the Termination Date may be extended upon written notice to the other party on or prior to September 1, 2010 to a date not beyond October 15, 2010, (b) the adoption and approval of this Agreement and approval of the Merger by the stockholders of the Company referred to in Section 8.1(a) shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement thereof, or (c) any Order shall become final and non-appealable (whether before or after the approval by the stockholders of the Company referred to in Section 8.1(a)); provided that, in each case, the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure of a condition to the consummation of the Merger.

9.3 Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company (at the direction of the Special Committee) if (a) there has been a breach of any representation, warranty, covenant or agreement made by Dimensional or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that (i) Section 8.3(a) or 8.3(b) is incapable of being satisfied, or (ii) if capable of being cured, such breach shall not have been cured within (A) 30 calendar days following receipt of written notice from the Company of such breach or (B) any shorter period of time that remains between the date the Company provides written notice of such breach and the Termination Date, (b) the Special Committee effects a Board Recommendation Change in accordance with the terms of this Agreement, or (c) if all of the conditions set forth in Sections 8.1 and 8.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and Dimensional and Merger Sub fail to consummate the transactions contemplated by this Agreement within two business days following the date the Closing should have occurred pursuant to Section 2.2 and the Company stood ready and willing to consummate the transactions contemplated by this Agreement during such period; provided, that during such period of two business days following the date the Closing should have occurred pursuant to Section 2.2, no party shall be entitled to terminate this Agreement pursuant to Section 9.2(a); provided, further, that in each case the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3 if the Company is then in material breach of any of its covenants or agreements contained in this Agreement.

9.4 Termination by Dimensional.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Dimensional if (a) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that (i) Section 8.2(a) or 8.2(b) is incapable of being satisfied, or (ii) if capable of being cured, such breach shall not have been cured within (A) 30 calendar days following receipt of written notice from Dimensional of such breach or (B) any shorter period of time that remains between the date Dimensional provides written notice of such breach and the Termination Date, (b) the Company Board (or the Special Committee, as applicable) shall have made a Board Recommendation Change (or publicly proposes to make a Board Recommendation Change), (c) the Company has failed to comply in any material respect with Section 7.3 (including the Company approving, recommending or entering into any proposed acquisition agreement in connection with or relating to any Acquisition Proposal in violation of Section 7.3), (d) the Company shall have failed to include in the Proxy Statement the Board Recommendation, or (e) if all of the conditions set forth in Sections 8.1 and 8.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and the Company fails to consummate the transactions contemplated by this Agreement within two business days following the date the Closing should have occurred pursuant to Section 2.2 and Dimensional and Merger Sub stood ready and willing to consummate the transactions contemplated by this Agreement during such period; provided, that during such period of two business days following the date the Closing should have occurred pursuant to Section 2.2, no party shall be entitled to terminate this Agreement pursuant to Section 9.2(a); provided, further, that Dimensional shall not have the right to terminate this Agreement pursuant to this Section 9.4 if Dimensional or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement.

9.5 Effect of Termination and Abandonment.  Notice of termination shall be given in writing to the other parties to this Agreement, specifying the provision or provisions of this Article IX pursuant to which such termination is made. In the event of a valid termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Subsidiaries) under this Agreement, other than the provisions of Section 7.9, this Section 9.5 and Article X, which provisions shall survive such termination; provided, however, and notwithstanding anything in the foregoing to the contrary, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any fraud or willful or intentional material breach of this Agreement.

ARTICLE X
MISCELLANEOUS AND GENERAL

10.1 Survival.  This Article X and the agreements of the Company, Dimensional and Merger Sub contained in Article IV, Section 7.9 (Fees and Expenses) and Section 7.10 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article X and the agreements of the Company, Dimensional and Merger Sub contained in Section 7.9 (Fees and Expenses) and Section 9.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

10.2 Modification or Amendment.  Subject to applicable Law, at any time before or after the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment to this Agreement may be made which under applicable Law or any applicable listing and corporate governance rules and regulations applicable to the Company (including

Nasdaq or such other trading market on which the Company Common Stock is then listed or quoted) further approval by the stockholders of the Company is required, unless such further stockholder approval is so obtained.

10.3 Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

10.4 Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.5 Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a)  This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Law of the State of Delaware without regard to the conflicts of Law principles thereof. The parties hereby (i) irrevocably submit to the personal jurisdiction of the Delaware Court of Chancery or any court of the State of Delaware (and if, and only if, such courts do not have jurisdiction, the Federal courts of the United States of America located in the State of Delaware) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, (ii) waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, (iii) irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Delaware Court of Chancery or any court of the state of Delaware (and if, and only if, such courts do not have jurisdiction, the Federal courts of the United States of America located in the State of Delaware), and (iv) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery or any court of the State of Delaware, and in, and only if such courts do not have jurisdiction, the federal courts of the United States located in the State of Delaware. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

(c)  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at Law or in equity.

10.6 Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by nationally recognized overnight delivery service (delivery fee prepaid), or by facsimile:

If to Dimensional or Merger Sub:

Dimensional Associates, LLC
1091 Boston Post Road
Rye, NY 10580
Attention: Joseph D. Samberg, Managing Member
fax: 914-921-4305
phone: 914-921-3030

with a copy (which does not constitute notice) to:

Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Glen W. Roberts, II, Esq.
         Tom Hanley, Esq.
fax: 212-768-6800
phone: 212-768-6803

If to the Company or the Special Committee:

The Orchard Enterprises, Inc.
23 East 4th Street, Third Floor
New York, NY 10003
Attention: Michael Donahue
fax: 212-201-9203
phone: 212-201-9280

with a copy (which does not constitute notice) to:

Patterson Belknap Webb & Tyler LLP
1133 Avenue of the Americas
New York, New York 10036
Attention: John P. Schmitt, Esq.
fax: 212-336-2222
phone: 212-336-2000

and a copy (which does not constitute notice) to:

Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, NY 10112
Attention: Sey-Hyo Lee, Esq.
fax: 212-541-5369
phone: 212-408-5100

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; upon confirmation of successful transmission if sent by facsimile; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

10.7 Entire Agreement.  This Agreement, the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER DIMENSIONAL AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

10.8 No Third-Party Beneficiaries.  Except as provided in Section 7.10 (which is intended for the benefit of the Indemnified Parties), Dimensional and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third-party beneficiaries under Section 7.10 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.9 Obligations of Dimensional and of the Company.  Whenever this Agreement requires a Subsidiary of Dimensional to take any action, such requirement shall be deemed to include an undertaking on the part of Dimensional, to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires the Company to take any action at the direction of the Special Committee, then such action (including any such action required by this Section 10.9) shall only be taken at the direction of the Special Committee.

10.10 Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.11 Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Dimensional may assign its rights and delegate its obligations hereunder to its affiliates as long as Dimensional remains ultimately liable for all of Dimensional’s obligations hereunder. Any purported assignment in violation of this Section 10.11 shall be void.

[Signatures on Next Page]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

THE ORCHARD ENTERPRISES, INC.
By: /s/ Brad Navin Name: Brad Navin Title: Chief Executive Officer

DIMENSIONAL ASSOCIATES, LLC
By: JDS Capital, L.P., its Manager

By: JDS Capital Management, LLC, its General Partner

By: /s/ Joseph D. Samberg Name: Joseph D. Samberg Title: Managing Member

ORCHARD MERGER SUB, INC.
By: /s/ Daniel C. Stein Name: Daniel C. Stein Title: President

[Signature Page to Merger Agreement]

Appendix A-1

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), is dated as of March 16, 2010, among The Orchard Enterprises, Inc., a Delaware corporation (the “Company”), Dimensional Associates, LLC, a New York limited liability company (“Dimensional”), and Orchard Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

RECITALS

WHEREAS, the Company, Dimensional and Merger Sub are parties to that certain Agreement and Plan of Merger, dated as of March 15, 2010 (the “Merger Agreement”); and

WHEREAS, the Company, Dimensional and Merger Sub desire to amend the Merger Agreement in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

1.1 Amendment.  The lead in language of Section 8.1 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“8.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (provided that Section 8.1(a) may not be waived) at or prior to the Effective Time of each of the following conditions:”

ARTICLE II
MISCELLANEOUS

2.1 Counterparts.  This Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

2.2 Governing Law and Venue.  This Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Law of the State of Delaware without regard to the conflicts of Law principles thereof.

2.3 Severability.  The provisions of this Amendment shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Amendment, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Amendment and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[Signatures on Next Page]

A-1-1

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

THE ORCHARD ENTERPRISES, INC.
By: /s/ Brad Navin Name: Brad Navin Title: Chief Executive Officer

DIMENSIONAL ASSOCIATES, LLC
By: JDS Capital, L.P., its Manager

By: JDS Capital Management, LLC, its General Partner

By: /s/ Joseph D. Samberg Name: Joseph D. Samberg Title: Managing Member

ORCHARD MERGER SUB, INC.
By: /s/ Daniel C. Stein Name: Daniel C. Stein Title: President

[Signature Page to Amendment]

A-1-2

Appendix A-2
Execution Copy

AMENDMENT NO. 2 TO
AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), is dated as of April 14, 2010, among The Orchard Enterprises, Inc., a Delaware corporation (the “Company”), Dimensional Associates, LLC, a New York limited liability company (“Dimensional”), and Orchard Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

RECITALS

WHEREAS, the Company, Dimensional and Merger Sub are parties to that certain Agreement and Plan of Merger, dated as of March 15, 2010, as amended (the “Merger Agreement”); and

WHEREAS, the Company, Dimensional and Merger Sub desire to amend the Merger Agreement in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

1.1 Amendment.  The first sentence of Section 7.3(a) of the Merger Agreement is hereby amended by deleting “31st” and replacing it with “38th”.

ARTICLE II
MISCELLANEOUS

2.1 Counterparts.  This Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

2.2 Governing Law and Venue.  This Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Law of the State of Delaware without regard to the conflicts of Law principles thereof.

2.3 Severability.  The provisions of this Amendment shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Amendment, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Amendment and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[Signatures on Next Page]

A-2-1

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

THE ORCHARD ENTERPRISES, INC.
By: /s/ Brad Navin Name: Brad Navin Title: Chief Executive Officer

DIMENSIONAL ASSOCIATES, LLC
By: JDS Capital, L.P., its Manager

By: JDS Capital Management, LLC, its General Partner

By: /s/ Joseph D. Samberg Name: Joseph D. Samberg Title: Managing Member

ORCHARD MERGER SUB, INC.
By: /s/ Daniel C. Stein Name: Daniel C. Stein Title: President

[Signature Page to Amendment]

A-2-2

Appendix B

THE ORCHARD ENTERPRISES, INC.

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF DESIGNATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
THE ORCHARD ENTERPRISES, INC.

The Orchard Enterprises, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Act”), hereby certifies as follows:

FIRST:  The name of the Corporation is The Orchard Enterprises, Inc. The Corporation was originally incorporated under the name Online Music Corp., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 11, 2005.

SECOND:  In accordance with Section 141 of the Act, at a meeting duly called and held on March 15, 2010, the Board of Directors of the Corporation (the “Board”) adopted resolutions setting forth a proposed amendment (the “Amendment”) to the Certificate of Designations of the Series A Convertible Preferred Stock (the “Series A Certificate”) of the Corporation, declared the Amendment to be advisable, duly adopted the Amendment and called a meeting of the stockholders of the Corporation entitled to vote in respect thereof for the consideration of the Amendment. The resolution setting forth the proposed Amendment is as follows:

RESOLVED, that the Certificate of Designations for the Series A Convertible Preferred Stock of this Corporation be amended by changing Section 2(c) thereof so that, as amended, said Section 2(c) shall be and read as follows:

“(c) Payments and Distributions Upon Change of Control Event.  Except as otherwise provided upon the prior vote or written consent of the holders of at least a majority of the then outstanding Series A Preferred Stock, for so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not enter into or otherwise effect any transaction (or series of transactions) constituting a Change of Control Event (as defined below) unless (i) with respect to a Change of Control Event involving the sale or exclusive license of all or substantially all of the Corporation’s assets or intellectual property (pursuant to a single transaction or a series of transactions) the Corporation shall as promptly as practicable thereafter liquidate, dissolve and wind up the Corporation and distribute the assets of the Corporation (whether in cash, securities or other property) to the Corporation’s stockholders in accordance with Subsections 2(a) and 2(b) and (ii) with respect to a Change of Control Event involving a transaction in which the stockholders of the Corporation will receive consideration from an unrelated third party, the agreement governing such transaction (or series of transactions) provides that the consideration payable to the stockholders of the Corporation (whether in cash, securities or other property) shall be allocated among them in accordance with Subsections 2(a) and 2(b).”

THIRD:  At a stockholders’ meeting duly called and held upon notice in accordance with Section 222 of the Act, the Amendment was duly adopted by affirmative vote of holders representing not less than (a) a majority of the outstanding shares of voting stock of the Corporation entitled to vote thereon and (b) a majority of the outstanding shares of Series A Convertible Preferred Stock (the “Series A Stock”), in each case, in accordance with Section 242 of the Act and the Series A Certificate.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment to the Certificate of Designations of the Series A Convertible Preferred Stock as of this ___ day of ________, 2010.

By: Name: Title:

B-1

Appendix C

THE ORCHARD ENTERPRISES, INC.

Fairness Opinion

of

Offer by Dimensional Associates, LLC
to Buyout Remaining Common Stockholders
of The Orchard Enterprises, Inc.
At a Per Share Price of $2.05

March 15, 2010

Special Committee of the Board of Directors
The Orchard Enterprises, Inc.
23 East 4th Street, Third Floor
New York, NY 10003

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of The Orchard Enterprises, Inc., other than the common stock held by Dimensional Associates, LLC (the “Common Stockholders”), of the cash consideration (as defined below) to be paid to the Common Stockholders, taken in the aggregate, pursuant to an offer by Dimensional Associates, LLC (“Dimensional”) to The Orchard Enterprises, Inc. (the “Company”).

You have informed us that concurrently with the consummation of the transaction contemplated by the offer (the “Transaction”), the Common Stockholders will receive cash consideration for their common shares in the amount of $2.05 per share (the “Cash Consideration”).

The Special Committee of the Board of Directors of The Orchard Enterprises, Inc. has requested that we perform certain procedures as outlined in our engagement letter dated October 27, 2009 and, upon the completion of those procedures, issue this letter setting forth our opinion as to whether the Transaction is fair, from a financial point of view, to the Common Stockholders.

In evaluating whether the Transaction is fair, from a financial point of view, to the Common Stockholders, we have performed, among other procedures, the following:

1.	We read the audited financial statements of the Company for each of the three years ended December 31, 2006 to December 31, 2008.
2.	We read the unaudited financial statements of the Company for the nine months ended September 30, 2009.
3.	We discussed with management of the Company the nature of the business conducted by the Company and its past historical financial performance and its future business plans.
4.	We read the income statement and net cash flow forecasts (the “Forecasts”) for the Company, as prepared by management, for the five, one-year periods ending December 31, 2014.
5.	We discussed with management of the Company the basis of the assumptions employed in formulating the Forecasts.

Special Committee of the Board of Directors
The Orchard Enterprises, Inc.
March 15, 2010

6.	We evaluated management’s estimates of Dimensional’s synergistic cost savings (“Synergies”) that might result from integrating the Company’s operation into Dimensional’s eMusic operations. We also evaluated management’s estimate of cost savings to Dimensional (“Cost Savings”) if it were to take the Company private.
7.	We conducted an analysis of the value of the Company’s common stock both on a fair market value basis and a strategic value basis. The strategic value pertains to the Transaction with Dimensional Associates, LLC. Our analysis was based upon the Company’s past operating results, forecasts, valuation metrics of public companies and valuation metrics of acquisition transactions that have occurred in the marketplace.
8.	We then compared the value indications for the equity of the Company on a per share basis to the proposed per share offer price.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and we do not assume any liability for any such information. In that regard, we have assumed with your consent that the Forecasts, Synergies and Cost Savings, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the expected benefits of the Transaction in any way meaningful to our analysis. In addition, we are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company, the ability of the Company to pay its obligations when they come due, and our opinion does not address any legal, regulatory, tax or accounting matters.

We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Cash Consideration to be paid to the Common Stockholders, taken in the aggregate, pursuant to the Transaction. We do not express any view on, and our opinion does not address, any other term or aspect of the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the

Special Committee of the Board of Directors
The Orchard Enterprises, Inc.
March 15, 2010

Company, or class of such persons in connection with the Transaction, whether relative to Cash Consideration to be paid to the Common Stockholders, taken in the aggregate, pursuant to the Transaction or otherwise. We are not expressing any opinion as to the prices at which shares of common stock of the Company will trade at any time. Our opinion is based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee of the Board of Directors of the Company in connection with their consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of stock of the Company should vote or make any election with respect to such Transaction or any other matter.

Our value indications of the common stock of the Company are based, in part, upon the anticipated future financial performance of the Company as contemplated by the Forecasts. While we have obtained a written representation from management regarding the reasonableness of the assumptions underlying the Forecasts as well as the reasonableness of the Forecasts themselves, there can be no assurances that the actual future financial performance of the Company will coincide with management’s Forecasts.

The opinion set forth herein is only valid as of the stated date and for the stated purpose. It should not be construed by the Company or the Company’s stockholders as constituting investment advice.

We issued our report to The Special Committee and you have informed us you intend to provide a copy of our report to the Board of Directors of The Orchard Enterprises, Inc.

Based upon, and subject to the foregoing, it is our opinion that, as of the date hereof, the Cash Consideration to be paid to the Common Stockholders of The Orchard Enterprises, Inc., taken in the aggregate, pursuant to the offer from Dimensional Associates, LLC, is fair from a financial point of view to the Common Stockholders.

March 15, 2010

/s/ Fesnak and Associates, LLP
Fesnak and Associates, LLP

Appendix D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the

Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

The Orchard

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MR A SAMPLE
DESIGNATION (IF ANY)
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Admission Ticket

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., New York Time, on July 29, 2010.

Vote by Internet

- Log on to the Internet and go to **www.envisionreports.com/ORCD**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2, 4 and 5 and FOR all the listed nominees.

Proposal	For	Against	Abstain
1. To approve and adopt the Merger Agreement and the merger.	☐	☐	☐
2. To approve an amendment to the Certificate of Designations of the Series A convertible preferred stock. This proposal is conditional upon and subject to the approval of Proposal 1. If Proposal 1 is not adopted, this proposal will not be presented at the Annual Meeting.	☐	☐	☐

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3. Election of Directors:

Nominee	For	Withhold
01 - David Altschul	☐	☐
02 - Viet Dinh	☐	☐
03 - Michael Donahue	☐	☐
04 - Bradley Navin	☐	☐
05 - Nathan Peck	☐	☐
06 - Daniel Stein	☐	☐
07 - Joel Straka	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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2010 Annual Meeting Admission Ticket

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

The Orchard

Proxy — THE ORCHARD ENTERPRISES, INC.

Notice of 2010 Annual Meeting of Shareholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Nathan Fong and Alexis Shapiro as proxies, each with full power to appoint substitutes, and hereby authorizes them or either of them to represent and to vote as designated below, all the shares of common stock or Series A convertible preferred stock of The Orchard Enterprises, Inc. held of record by the undersigned as of June 11, 2010, at the Annual Meeting of Stockholders to be held at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112 at 10:00 a.m. (EDT), on July 29, 2010, and any adjournments or postponements thereof, and hereby ratifies all that said proxies may do by virtue hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS ONE, TWO, FOUR AND FIVE AND FOR ALL THE NOMINEES LISTED IN PROPOSAL THREE.

THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO OTHER BUSINESS WHICH PROPERLY MAY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH.

PLEASE READ, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE ELECTRONICALLY BY INTERNET OR TELEPHONE.